                                                     Registration No. 33-

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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                  FORM S-4
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------
                              AMEREN CORPORATION
            (Exact name of Registrant as specified in its charter)
         MISSOURI                 43-1723446                    6719
      (State or other           (I.R.S Employer           (Primary Standard
      jurisdiction of         Identification No.)            Industrial
     incorporation or                                    Classification Code
       organization)                                           Number)
                          C/O UNION ELECTRIC COMPANY
                             1901 CHOUTEAU AVENUE
                           ST. LOUIS, MISSOURI 63103
                                 314-621-3222
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                            WILLIAM E. JAUDES, ESQ.
                              Ameren Corporation
                          c/o Union Electric Company
                             1901 Chouteau Avenue
                           St. Louis, Missouri 63103
                                 314-621-3222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:
   SETH A. KAPLAN, ESQ.       WILLIAM A. KOERTNER     ROBERT A. YOLLES, ESQ.
 Wachtell, Lipton, Rosen &    CIPSCO Incorporated   Jones, Day, Reavis & Pogue
           Katz              607 East Adams Street     77 West Wacker Drive
    51 West 52nd Street      Springfield, Illinois   Chicago, Illinois 60601-
 New York, New York 10019            62739                     1692
      (212) 403-1000            (217) 523-3600            (312) 782-3939

                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                               PROPOSED       PROPOSED
                                 AMOUNT        MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS OF         TO BE      OFFERING PRICE   AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED     PER SHARE    OFFERING PRICE REGISTRATION FEE
------------------------------------------------------------------------------------------
 Common Stock, $.01 par
  value.................     137,357,962(1)      (3)            (3)        $1,830,560(4)
------------------------------------------------------------------------------------------
 Common Stock, $.01 par
 value, for dividend
 reinvestment and stock
 purchase plan(2).......         800,000(2)      (3)            (3)          $10,949(5)
------------------------------------------------------------------------------------------
 Total..................     138,157,962         (3)            (3)        $1,841,509(6)

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(1) Based upon the sum of (a) 102,266,334, the maximum number of shares issuable in connection with the merger of Arch Merger, Inc. with and into Union Electric Company (the "Union Electric Merger") (which number is equal to the number of outstanding shares of common stock, $5.00 par value, of Union Electric ("Union Electric Common Stock") (including all options, whether or not exercisable)), and (b) 35,091,628, the maximum number of shares issuable in connection with the merger of CIPSCO Incorporated with and into the Registrant (the "CIPSCO Merger" and together with the Union Electric Merger, the "Mergers") (which number is equal to the number of outstanding shares of common stock, without par value, of CIPSCO ("CIPSCO Common Stock") multiplied by 1.03 (the "Exchange Ratio")).
(2) To be issued from time to time pursuant to the dividend reinvestment and stock purchase plan to be established by the Registrant, the opportunity to participate in which will be offered to the holders of the Registrant's common stock as well as holders of Union Electric Company's preferred stock at the effective time of the Mergers. A post-effective amendment on Form S-3 to this Form S-4 will be filed in connection therewith.
(3) Not applicable.
(4) Computed pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), by multiplying by 1/29 of one percent the sum of (a) the product of (i) $39 11/16, the average of the high and low sales price of a share of Union Electric Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape on November 8, 1995, and
    (ii) 102,266,334, the number of outstanding shares of Union Electric Common Stock, assuming the exercise of all options to acquire Union Electric Common Stock (whether or not currently exercisable), and (b) the product of (i) $36 11/16, the average of the high and low sales price of a share of CIPSCO Common Stock as reported on the NYSE Composite Tape on November 8, 1995, and (ii) 34,069,542, the number of outstanding shares of CIPSCO Common Stock.
(5) Computed pursuant to Rule 457(c) under the Securities Act by multiplying by 1/29 of one percent the product of (a) $39 11/16, the average of the high and low sales price of a share of Union Electric Common Stock as reported on the NYSE Composite Tape on November 8, 1995, and (b) 800,000.
(6) Pursuant to Rule 457(b) under the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended and Rule 0-11 thereunder, the total registration fee of $1,841,509 is offset by the filing fee of $939,038 previously paid in connection with the filing by Union Electric Company and CIPSCO Incorporated of preliminary proxy materials on Schedule 14A on September 12, 1995. Accordingly, the fee payable upon the filing of this Registration Statement is $902,471.

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the Mergers, as described in the Agreement and Plan of Merger, dated as of August 11, 1995, by and among Union Electric Company, CIPSCO Incorporated, the Registrant and Arch Merger Inc. attached as Annex A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                               AMEREN CORPORATION

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                                  LOCATION OR CAPTION IN
                  FORM S-4 ITEM NUMBER AND CAPTION           JOINT PROXY STATEMENT/PROSPECTUS
                  --------------------------------           --------------------------------
A.           INFORMATION ABOUT THE TRANSACTION.
              1. Forepart of Registration Statement and
                 Outside Front Cover Page of
                 Prospectus............................ Cover Page
              2. Inside Front and Outside Back Cover
                 Pages of Prospectus................... Available Information; Incorporation by
                                                        Reference; Table of Contents
              3. Risk Factors, Ratio of Earnings to
                 Fixed Charges and Other Information... Summary of Joint Proxy
                                                        Statement/Prospectus; Selected Historical
                                                        and Pro Forma Data
              4. Terms of the Transaction.............. Summary of Joint Proxy
                                                        Statement/Prospectus; The Mergers;
                                                        Regulatory Matters; The Merger Agreement;
                                                        The Stock Option Agreements; Description
                                                        of Holdings Capital Stock; Comparison of
                                                        Shareholder Rights
              5. Pro Forma Financial Information....... Unaudited Pro Forma Combined Condensed
                                                        Financial Information; Holdings Following
                                                        the Mergers
              6. Material Contacts with the Company
                 Being Acquired........................ Summary of Joint Proxy
                                                        Statement/Prospectus; The Mergers; The
                                                        Merger Agreement; The Stock Option
                                                        Agreements; Selected Information
                                                        Concerning CIPSCO and Union Electric
              7. Additional Information Required for
                 Reoffering by Persons and Parties
                 Deemed to be Underwriters.............                      *
              8. Interests of Named Experts and
                 Counsel............................... Experts; Legal Matters
              9. Disclosure of Commission Position on
                 Indemnification for Securities Act
                 Liabilities...........................                      *
B.           INFORMATION ABOUT THE REGISTRANT.
             10. Information with Respect to S-3
                 Registrants...........................                      *
             11. Incorporation of Certain Information
                 by Reference..........................                      *
             12. Information with Respect to S-2 or S-3
                 Registrants...........................                      *
             13. Incorporation of Certain Information
                 by Reference..........................                      *

                               AMEREN CORPORATION

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                                  LOCATION OR CAPTION IN
                  FORM S-4 ITEM NUMBER AND CAPTION           JOINT PROXY STATEMENT/PROSPECTUS
                  --------------------------------           --------------------------------
             14. Information with Respect to
                 Registrants Other Than S-3 or S-2
                 Registrants........................... Summary of Joint Proxy
                                                        Statement/Prospectus; Selected Historical
                                                        and Pro Forma Data; The Mergers; Unaudited
                                                        Pro Forma Combined Condensed Financial
                                                        Information; Holdings Following the
                                                        Mergers
C.           INFORMATION ABOUT THE COMPANY BEING
             ACQUIRED.
             15. Information with Respect to S-3
                 Companies............................. Available Information; Incorporation by
                                                        Reference
             16. Information with Respect to S-2 or S-3
                 Companies.............................                      *
             17. Information with Respect to Companies
                 Other Than S-3 or S-2 Companies.......                      *
D.           VOTING AND MANAGEMENT INFORMATION.
             18. Information if Proxies, Consents or
                 Authorizations are to be Solicited.... Cover Page; Available Information;
                                                        Incorporation by Reference; Summary of
                                                        Joint Proxy Statement/Prospectus;
                                                        Meetings, Voting and Proxies; The Mergers;
                                                        Selected Information Concerning CIPSCO and
                                                        Union Electric; Election of Holdings
                                                        Directors; Holdings Following the Mergers
             19. Information if Proxies, Consents or
                 Authorizations are not to be Solicited
                 or in an Exchange Offer...............                      *

--------
*  Not Applicable.

  This Registration Statement contains two forms of the Joint Proxy Statement-Prospectus to be delivered separately to stockholders of Union Electric Company ("Union Electric") and CIPSCO Incorporated ("CIPSCO") in connection with their respective Special Meetings of stockholders. The Joint Proxy Statement-Prospectus to be delivered to Union Electric stockholders in connection with the mergers described herein will contain a letter to Union Electric stockholders and a Notice of the Union Electric Special Meeting. Similarly, the Joint Proxy Statement-Prospectus to be delivered to CIPSCO stockholders in connection with the mergers will contain a letter to stockholders and a Notice of the CIPSCO Special Meeting. The Joint Proxy Statement-Prospectus to be delivered to CIPSCO stockholders is otherwise identical in all respects to the Joint Proxy Statement-Prospectus to be delivered to Union Electric stockholders.

[LOGO OF UNION ELECTRIC]


                                                               November 13, 1995

Dear Union Electric Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Union Electric Company, a Missouri corporation ("Union Electric"), which will be held on Wednesday, December 20, 1995, at The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, Missouri 63105. The meeting will start at 9:00 a.m., local time.

  At this important meeting, the Union Electric shareholders will be asked to approve a merger agreement (the "Merger Agreement") relating to a strategic business combination transaction with CIPSCO Incorporated, an Illinois corporation ("CIPSCO"). As a result of the mergers contemplated by the Merger Agreement (the "Mergers"), Ameren Corporation ("Holdings"), a newly formed company which is currently 50% owned by each of Union Electric and CIPSCO, will become the holding company for Union Electric and the operating utility and other subsidiaries of CIPSCO. The headquarters of Holdings will be located in St. Louis. Pursuant to the Merger Agreement, each outstanding share of Union Electric common stock will be cancelled and converted into the right to receive one share (the "Union Electric Ratio") of Holdings common stock, each outstanding share of Union Electric preferred stock will remain outstanding and unchanged and will continue to represent one share of preferred stock of Union Electric and each outstanding share of CIPSCO common stock will be cancelled and converted into 1.03 shares (the "CIPSCO Ratio," and, together with the Union Electric Ratio, the "Ratios") of Holdings common stock.

  Your Board of Directors believes that the Mergers will create a combined enterprise well positioned for the increasingly competitive environment facing the energy industry, benefiting not only shareholders but also customers, employees and the communities served by our respective utility companies. Meaningful strategic advantages that Holdings will possess include significant cost savings from, among other things, decreased electric production and gas supply costs and reduced corporate and administrative expense. Holdings will also enjoy increased financial strength as well as greater opportunities for earnings and dividend growth through cost efficiencies, larger and more diverse sales markets and the pooling of Union Electric's and CIPSCO's equity, management, human resources and technical expertise.

  Based on the capitalization of Union Electric and CIPSCO as of the date of the Merger Agreement, the common shareholders of Union Electric and CIPSCO would each as a group have held approximately 74.4% and 25.6%, respectively, of the shares of Holdings common stock that would have been outstanding if the Mergers had been consummated as of such date. Your Board of Directors has received the opinion of its financial advisor, Goldman, Sachs & Co., that as of the date hereof and based on the assumptions made, matters considered and the limits of the review described in such opinion, and in light of the CIPSCO Ratio, the Union Electric Ratio is fair to the holders of Union Electric common stock.

  Approval of the Merger Agreement by shareholders of Union Electric and CIPSCO entitled to vote thereon is a condition to the consummation of the transaction. The transaction will be consummated only after certain regulatory approvals are received and other conditions are satisfied or waived. It is presently anticipated that this will occur by the end of 1996.

  YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF UNION ELECTRIC AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  In considering the recommendation of the Union Electric Board with respect to the Merger Agreement, shareholders should be aware that certain members of Union Electric's management and the Union Electric Board have certain interests in the Mergers which are in addition to the interests of shareholders of Union Electric generally and which could potentially represent conflicts of interest. The Union Electric Board was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGERS--Potential Conflicts of Interests of Certain Persons in the Mergers" in the accompanying Joint Proxy Statement/Prospectus.

  In entering into a common stock merger with CIPSCO, the Union Electric shareholders will be assuming the risks, as well as the benefits, associated with the ongoing business operations of CIPSCO. In the judgement of the Union Electric Board of Directors, the potential benefits of the Mergers far outweigh those risks.

  As described in the accompanying Joint Proxy Statement/Prospectus, at the effective time of the Mergers, the Holdings Board of Directors will consist of 15 members, 10 of whom will be directors appointed by the Union Electric Board of Directors and five of whom will be directors appointed by the CIPSCO Board of Directors.

  Your vote is important no matter how many shares you hold. Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly. You have the option to revoke it at any time, or to vote your shares personally on request if you attend the meeting. For the Merger Agreement to be approved, it must have the support of two-thirds of the votes entitled to be cast by the outstanding shares of Union Electric common stock and Union Electric preferred stock, voting as a single class.

  IF YOU DO NOT RETURN THE PROXY CARD AND DO NOT VOTE AT THE MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER AGREEMENT.

  The accompanying Joint Proxy Statement/Prospectus sets forth the voting rights of holders of Union Electric common and preferred stock with respect to these matters, and describes the matters to be acted upon at the Special Meeting. Shareholders are urged to review carefully the attached Joint Proxy Statement/Prospectus, which contains a detailed description of the Merger Agreement, the terms and conditions thereof and the transactions contemplated thereby. If the Mergers are consummated, holders of Union Electric common and preferred stock who wish to assert such rights and have complied with the requirements of the Missouri General and Business Corporation Law will have certain dissenters' rights under Missouri law, as described in more detail in the accompanying Joint Proxy Statement/Prospectus.

  Promptly after the Mergers, a letter of transmittal will be mailed to each holder of record of shares of Union Electric common stock. PLEASE DO NOT SEND YOUR UNION ELECTRIC COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD OR TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN SENDING YOUR UNION ELECTRIC COMMON STOCK CERTIFICATES. Holders of Union Electric preferred stock will not have to exchange their stock certificates as a result of the Mergers.

                                          Sincerely,

                                          /s/ Charles W. Mueller
                                          Charles W. Mueller
                                          President and Chief Executive
                                          Officer

                             UNION ELECTRIC COMPANY
                            (A MISSOURI CORPORATION)
                              1901 CHOUTEAU AVENUE
                           ST. LOUIS, MISSOURI 63103
                                 (314) 621-3222

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                   TO BE HELD ON WEDNESDAY, DECEMBER 20, 1995

                               ----------------

To the Shareholders of
 Union Electric Company:

  A Special Meeting (the "Special Meeting") of holders of common stock and preferred stock of Union Electric Company, a Missouri corporation ("Union Electric"), will be held on Wednesday, December 20, 1995 at The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, Missouri 63105, commencing at 9:00 a.m., local time. At the Special Meeting, shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

    1. A proposal to approve the Agreement and Plan of Merger, dated as of August 11, 1995 (the "Merger Agreement"), by and among Union Electric, CIPSCO Incorporated, an Illinois corporation ("CIPSCO"), Ameren Corporation (formerly known as Arch Holding Corp.) ("Holdings"), a Missouri corporation which is 50% owned by each of Union Electric and CIPSCO, and Arch Merger Inc., a Missouri corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), pursuant to which, among other things, Merger Sub will be merged with and into Union Electric and CIPSCO will be merged with and into Holdings (together, the "Mergers"), with the effect that Holdings will become the holding company for Union Electric and the utility and other subsidiaries of CIPSCO. THE MERGERS ARE MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A THERETO.

    2. Such other matters incident to the conduct of the Special Meeting as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Holders of record of shares of Union Electric common stock and Union Electric preferred stock at the close of business on October 23, 1995 will be entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof. Approval of the Merger Agreement by the requisite vote of Union Electric's shareholders is a condition to consummation of the transactions contemplated by the Merger Agreement.

  EVEN IF YOU CURRENTLY EXPECT TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ADDRESSED POSTAGE-PAID ENVELOPE. If you do attend the Special Meeting, you may vote in person, whether or not you have sent in your proxy.

  Pursuant to Section 351.455 of the Missouri General and Business Corporation Law, holders of Union Electric common and preferred stock have the right to dissent from the transactions contemplated by the Merger Agreement and, if such transactions are consummated, to obtain payment of the fair value of their shares in lieu of the consideration provided for in the Merger Agreement.
Section 351.455 of the Missouri General and Business Corporation Law is attached in full as Annex H to the accompanying Joint Proxy

Statement/Prospectus, which includes a description of the procedure to be followed under that section by a shareholder wishing to dissent.

  Questions concerning the proxy and the merger can be made by telephone to Union Electric at (800) 639-0242.

                                          By Order of the President and the
                                           Board of Directors

                                          /s/ James C. Thompson

                                          James C. Thompson
                                          Secretary

St. Louis, Missouri
November 13, 1995

               REMEMBER TO SIGN, DATE AND RETURN YOUR PROXY CARD

                      [LETTERHEAD OF CIPSCO INCORPORATED]

                                                               November 13, 1995

Dear CIPSCO Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of CIPSCO Incorporated, an Illinois corporation ("CIPSCO"), which will be held on Wednesday, December 20, 1995, at the Springfield Hilton, 700 East Adams Street, Springfield, Illinois. The meeting will start at 10:00 a.m., local time.

  At this important meeting, the CIPSCO shareholders will be asked to approve a merger agreement (the "Merger Agreement") relating to a strategic business combination transaction with Union Electric Company, a Missouri corporation ("Union Electric"). As a result of the mergers contemplated by the Merger Agreement (the "Mergers"), Ameren Corporation ("Holdings"), a newly formed holding company which is currently equally owned by CIPSCO and Union Electric, will become the parent company of Central Illinois Public Service Company ("CIPS") and the other subsidiaries of CIPSCO. The headquarters of Holdings will be located in St. Louis, Missouri. CIPS will remain headquartered in Springfield, Illinois. Pursuant to the Merger Agreement, each outstanding share of CIPSCO common stock will be converted into 1.03 shares (the "CIPSCO Ratio") of Holdings common stock, each outstanding share of Union Electric common stock will be converted into one share (the "Union Electric Ratio") of Holdings common stock and each share of Union Electric preferred stock will remain outstanding and unchanged. The CIPS preferred stock will not be affected in the transactions.

  Your Board of Directors believes that the Mergers will create a combined enterprise well positioned for the increasingly competitive environment facing the energy industry, benefiting not only shareholders but also customers, employees and the communities served by our respective utility companies. Meaningful strategic advantages that Holdings will possess include significant cost savings from, among other things, decreased electric production and gas supply costs and reduced corporate and administrative expense. Holdings will also enjoy increased financial strength as well as greater opportunities for earnings and dividend growth through cost efficiencies, larger and more diverse sales markets and the pooling of CIPSCO's and Union Electric's equity, management, human resources and technical expertise.

  In addition to these benefits, your Board anticipates that Holdings will adopt Union Electric's common share dividend payment level at the time the Mergers are completed. Based on current annual dividend levels, this would represent a 26 percent increase in the dividend rate for current CIPSCO shareholders. The CIPSCO Ratio of 1.03 shares of Holdings Common Stock for each CIPSCO share represents a 23 percent premium per CIPSCO common share, based on the respective closing market prices of CIPSCO and Union Electric common stock on the trading day preceding the announcement of the Merger Agreement. Your Board considers the potential dividend and share value increases as distinct benefits to CIPSCO shareholders.

  Based on the capitalization of CIPSCO and Union Electric as of the date of the Merger Agreement, the common shareholders of CIPSCO and Union Electric would each as a group have held approximately 25.6% and 74.4%, respectively, of the shares of Holdings common stock that would have been outstanding if the Mergers had been consummated as of such date. Your Board of Directors has received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, that as of the date hereof and based on the factors and assumptions described in such opinion, taking into account the Union Electric Ratio, the CIPSCO Ratio is fair from a financial point of view to the holders of CIPSCO common stock.

  Approval of the Merger Agreement by shareholders of CIPSCO and Union Electric is a condition to the consummation of the transaction. The transaction will be consummated only after certain regulatory approvals are received and other conditions are satisfied or waived. It is presently anticipated that this will occur by the end of 1996.

  As described in the accompanying Joint Proxy Statement/Prospectus, at the effective time of the Mergers, the Holdings Board of Directors will consist of 15 members, 10 of whom will be directors appointed by the Union Electric Board of Directors and five of whom will be directors appointed by the CIPSCO Board of Directors.

  YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF CIPSCO AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  In considering the recommendation of the CIPSCO Board with respect to the Merger Agreement, shareholders should be aware that certain members of CIPSCO's management and the CIPSCO Board have certain interests in the Mergers which are in addition to the interests of shareholders of CIPSCO generally and which could potentially represent conflicts of interest. The CIPSCO Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGERS-- Potential Conflicts of Interests of Certain Persons in the Mergers."

  In entering into a common stock merger with Union Electric, the CIPSCO shareholders will be assuming the risks, as well as the benefits, associated with the ongoing business operations of Union Electric. In the judgement of the CIPSCO Board of Directors, the potential benefits of the Mergers far outweigh those risks.

  Your vote is important no matter how many shares you hold. Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly. You have the option to revoke it at any time, or to vote your shares personally on request if you attend the meeting. For the Merger Agreement to be approved, it must receive the affirmative vote of the holders of at least two-thirds of the outstanding shares of CIPSCO common stock.

  IF YOU DO NOT RETURN THE PROXY CARD AND DO NOT VOTE AT THE MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER AGREEMENT.

  The accompanying Joint Proxy Statement/Prospectus sets forth the voting rights of holders of CIPSCO common stock with respect to these matters, and describes the matters to be acted upon at the Special Meeting. Shareholders are urged to review carefully the attached Joint Proxy Statement/Prospectus, which contains a detailed description of the Merger Agreement, the terms and conditions thereof and the transactions contemplated thereby. If the Mergers are consummated, holders of CIPSCO common stock who wish to assert such rights and have complied with the requirements of the Illinois Business Corporation Act will have certain dissenters' rights under Illinois law, as described in more detail in the accompanying Joint Proxy Statement/Prospectus.

  Promptly after the Mergers, a letter of transmittal will be mailed to each holder of record of shares of CIPSCO common stock. PLEASE DO NOT SEND YOUR CIPSCO COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD OR TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN SENDING YOUR CIPSCO COMMON STOCK CERTIFICATES.

                                          Sincerely,

                                          /s/ Clifford L. Greenwalt
                                          Clifford L. Greenwalt
                                          President and Chief Executive
                                          Officer

                              CIPSCO INCORPORATED
                             607 EAST ADAMS STREET
                          SPRINGFIELD, ILLINOIS 62739
                                 (217) 523-3600

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                   TO BE HELD ON WEDNESDAY, DECEMBER 20, 1995

                               ----------------

To the Shareholders of
 CIPSCO Incorporated:

  A Special Meeting (the "Special Meeting") of shareholders of CIPSCO Incorporated, an Illinois corporation ("CIPSCO"), will be held on Wednesday, December 20, 1995 at the Springfield Hilton, 700 East Adams Street, Springfield, Illinois, at 10:00 a.m., local time. At the Special Meeting, shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying Joint Proxy
Statement/Prospectus:

    1. A proposal to approve the Agreement and Plan of Merger, dated as of August 11, 1995 (the "Merger Agreement"), by and among CIPSCO, Union Electric Company, a Missouri corporation ("Union Electric"), Ameren Corporation ("Holdings"), a Missouri corporation which is equally owned by CIPSCO and Union Electric, and Arch Merger Inc., a Missouri corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), pursuant to which, among other things, CIPSCO will be merged with and into Holdings and Merger Sub will be merged with and into Union Electric (together, the "Mergers"), with the effect that Holdings will become the holding company for Union Electric and the utility and other subsidiaries of CIPSCO. THE MERGERS ARE MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A THERETO.

    2. Such other matters incident to the conduct of the Special Meeting as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Only holders of record of shares of CIPSCO common stock at the close of business on November 1, 1995 will be entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof. Approval of the Merger Agreement by a requisite vote of CIPSCO's shareholders is a condition to consummation of the transactions contemplated by the Merger Agreement.

  EVEN IF YOU CURRENTLY EXPECT TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ADDRESSED POSTAGE-PAID ENVELOPE. If you do attend the Special Meeting, you may vote in person, whether or not you have sent in your proxy.

  As described under "THE MERGERS--Illinois Dissenters' Rights" in the accompanying Joint Proxy Statement/Prospectus, any holder of CIPSCO common stock entitled to vote at the Special Meeting is entitled to dissent, and obtain payment for his or her shares, if the merger of CIPSCO and Holdings contemplated by the Merger Agreement is consummated. In order to perfect such right, a holder of CIPSCO common stock must, pursuant to certain statutory dissenters' rights provisions arising under applicable Illinois law and set forth in Annex I to the Joint Proxy Statement/Prospectus, (1) deliver to CIPSCO at the office of the corporate secretary at 607 East Adams Street, Springfield, Illinois 62739 prior to the taking of the vote of shareholders upon the approval of the Merger Agreement a written demand for payment of his or her shares, (2) not vote his or her shares in favor of the proposed Merger Agreement and (3) otherwise comply with such statutory provisions.

  Your Board of Directors has approved the Merger Agreement and recommends that shareholders vote FOR approval of the Merger Agreement.

                                          By Order of the Board of Directors,

                                          /s/ W. A. Koertner

                                          W. A. Koertner
                                          Vice President and Secretary

Springfield, Illinois
November 13, 1995

  ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, ARE URGED TO VOTE, DATE AND SIGN THEIR PROXIES AND RETURN THEM TO CIPSCO IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. THE BOARD OF DIRECTORS ENCOURAGES ALL SHAREHOLDERS TO BE REPRESENTED AT THE SPECIAL MEETING, WHETHER THEIR SHAREHOLDINGS ARE SMALL OR LARGE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1995

                             JOINT PROXY STATEMENT
                                       OF
                             UNION ELECTRIC COMPANY
                                      AND
                              CIPSCO INCORPORATED

                                  -----------

                                 PROSPECTUS OF

                               AMEREN CORPORATION

                                  -----------

  This Joint Proxy Statement/Prospectus relates to the proposed mergers and certain related transactions contemplated by the Agreement and Plan of Merger, dated as of August 11, 1995 (the "Merger Agreement"), by and among Union Electric Company, a Missouri corporation ("Union Electric"), CIPSCO Incorporated, an Illinois corporation ("CIPSCO"), Ameren Corporation (formerly known as Arch Holding Corp.) ("Holdings"), a Missouri corporation 50% owned by each of Union Electric and CIPSCO, and Arch Merger Inc., a Missouri corporation and a wholly owned subsidiary of Holdings ("Merger Sub"). Upon consummation of the mergers provided for in the Merger Agreement, Holdings will become the holding company of both Union Electric and the utility and other subsidiaries of CIPSCO, including Central Illinois Public Service Company, an Illinois corporation ("CIPS"). Holdings will be a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). See "REGULATORY MATTERS."

  The Merger Agreement provides for: (i) the merger of Merger Sub with and into Union Electric, with Union Electric as the surviving corporation (the "Union Electric Merger"), pursuant to which (a) each outstanding share of common stock, par value $5.00 per share, of Union Electric ("Union Electric Common Stock") (other than shares with respect to which dissenters' rights are perfected under applicable state law ("Union Electric Dissenting Shares"), and other than shares owned by Union Electric as treasury stock or otherwise owned directly or indirectly by Union Electric, CIPSCO, or any of their respective wholly owned subsidiaries, which shares will be cancelled) will be converted into the right to receive one share (the "Union Electric Ratio") of common stock, par value $.01 per share, of Holdings ("Holdings Common Stock"), (b) each outstanding share of preferred stock, without par value, of Union Electric ("Union Electric Preferred Stock") (other than Union Electric Dissenting Shares, and other than shares owned by Union Electric as treasury stock or otherwise owned directly or indirectly by Union Electric, CIPSCO, or any of their respective wholly owned subsidiaries, which shares will be cancelled) will remain outstanding and unchanged; and (ii) the merger of CIPSCO with and into Holdings, with Holdings as the surviving corporation (the "CIPSCO Merger" and, together with the Union Electric Merger, the "Mergers"), pursuant to which each share of Common Stock, without par value, of CIPSCO ("CIPSCO Common Stock") (including shares with respect to which dissenters' rights are perfected under applicable state law ("CIPSCO Dissenting Shares"), but excluding shares owned by CIPSCO as treasury stock or otherwise directly or indirectly owned by Union Electric, CIPSCO, or any of their respective wholly owned subsidiaries, which shares will be cancelled) will be converted into the right to receive 1.03 shares (the "CIPSCO Ratio" and, together with the Union Electric Ratio, the "Ratios") of Holdings Common Stock (or cash in lieu of fractional shares otherwise deliverable in respect thereof). Based upon the capitalization of Union Electric and CIPSCO on August 11, 1995 (the date of the Merger Agreement), holders of Union Electric Common Stock and CIPSCO Common Stock would each have held approximately 74.4% and 25.6%, respectively, of the aggregate number of shares of Holdings Common Stock that would have been outstanding if the Mergers had been consummated as of such date.

                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The date of this Joint Proxy Statement/Prospectus is November 13, 1995. This Joint Proxy Statement/Prospectus is first being mailed to the shareholders of Union Electric and CIPSCO on or about November 15, 1995.

  This Joint Proxy Statement/Prospectus constitutes a prospectus of Holdings filed as part of the Registration Statement (as defined herein) with respect to up to 138,157,962 shares of Holdings Common Stock to be issued pursuant to or as contemplated by the Merger Agreement, including 800,000 shares of Holdings Common Stock to be issued pursuant to the dividend reinvestment plan of Holdings which will succeed similar plans currently in place at Union Electric and CIPSCO. See "THE MERGERS--Dividend Reinvestment Plan" herein.

  This Joint Proxy Statement/Prospectus is being furnished to the common shareholders of CIPSCO in connection with the solicitation of proxies by the Board of Directors of CIPSCO (the "CIPSCO Board") for use at the special meeting of CIPSCO common shareholders to be held at 10:00 a.m., local time, on Wednesday, December 20, 1995 at the Springfield Hilton, 700 East Adams Street, Springfield, Illinois, and at any adjournment or postponement thereof (the "CIPSCO Meeting"). At the CIPSCO Meeting, holders of CIPSCO Common Stock will consider and vote upon a proposal to approve the Merger Agreement.

  This Joint Proxy Statement/Prospectus is also being furnished to the common and preferred shareholders of Union Electric in connection with the solicitation of proxies by the Board of Directors of Union Electric (the "Union Electric Board") for use at the special meeting of Union Electric common and preferred shareholders to be held at 9:00 a.m., local time, on Wednesday, December 20, 1995 at The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, Missouri, 63105, and at any adjournment or postponement thereof (the "Union Electric Meeting"). At the Union Electric Meeting, holders of Union Electric Common Stock and Union Electric Preferred Stock will consider and vote upon a proposal to approve the Merger Agreement.

  All information herein with respect to CIPSCO has been furnished by CIPSCO and all information herein with respect to Union Electric has been furnished by Union Electric.

  No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Union Electric or CIPSCO or in the information set forth herein since the date of this Joint Proxy Statement/Prospectus.

                             AVAILABLE INFORMATION

  Each of CIPSCO and Union Electric is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, any such material and other information concerning Union Electric and CIPSCO can be inspected at The New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, 7th Floor, New York, New York 10005, on which exchange the Union Electric Common Stock and the CIPSCO Common Stock are listed, and such material and other information concerning CIPSCO can also be inspected at the Chicago Stock Exchange, Inc. (the "CSE"), 440 South LaSalle Street, Chicago, Illinois 60605, on which exchange the CIPSCO Common Stock is listed.

  Holdings has filed a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Holdings Common Stock to be issued in connection with the Mergers. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference; however, all elements of the subject documents which the managements of Union Electric and CIPSCO believe to be material to a decision by the shareholders of Union Electric and CIPSCO with respect to the Mergers are described herein.

                           INCORPORATION BY REFERENCE

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO CIPSCO, W.A. KOERTNER, VICE PRESIDENT AND SECRETARY, CIPSCO INCORPORATED, 607 EAST ADAMS STREET, SPRINGFIELD, ILLINOIS 62739, 217-523-3600, AND, IN THE CASE OF DOCUMENTS RELATING TO UNION ELECTRIC, JAMES C. THOMPSON, SECRETARY, UNION ELECTRIC COMPANY, P.O. BOX 149, ST. LOUIS, MISSOURI 63166, (314) 621-3222. TO ENSURE TIMELY DELIVERY OF CIPSCO DOCUMENTS, ANY REQUEST TO CIPSCO SHOULD BE MADE BY DECEMBER 13, 1995. TO ENSURE TIMELY DELIVERY OF UNION ELECTRIC DOCUMENTS, ANY REQUEST TO UNION ELECTRIC SHOULD BE MADE BY DECEMBER 13, 1995.

  CIPSCO and Union Electric hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon the written or oral request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy (without exhibits, except those specifically incorporated by reference) of any and all of the documents referred to below which have been or may be incorporated in this Joint Proxy Statement/Prospectus by reference. Requests for such documents should be directed to the persons indicated above.

  The following documents, previously filed with the SEC by CIPSCO (File No. 1-10628) or Union Electric (File No. 1-2967) pursuant to the Exchange Act, are hereby incorporated by reference:

    1. CIPSCO's Annual Report on Form 10-K for the year ended December 31,
  1994.

    2. CIPSCO's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 (as amended by Form 10-Q/A dated August 15, 1995) and September 30, 1995.

    3. Union Electric's Annual Report on Form 10-K for the year ended December 31, 1994.

    4. Union Electric's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 (as amended by Forms 10-Q/A dated August 15, 1995 and September 7, 1995) and September 30, 1995.

    5. Union Electric's Current Report on Form 8-K dated June 12, 1995.

  The information relating to Union Electric and CIPSCO contained in this Joint Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

  All documents filed by Union Electric and CIPSCO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Union Electric Meeting on Thursday, December 14, 1995, and any adjournment or postponement thereof, or the CIPSCO Meeting on Thursday, December 14, 1995, and any adjournment or postponement thereof, respectively, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   ii
INCORPORATION BY REFERENCE................................................  iii
INDEX OF DEFINED TERMS.................................................... viii
SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS...............................    1
  The Parties.............................................................    1
  The Meetings............................................................    1
  Required Vote...........................................................    2
  The Mergers.............................................................    3
  Exchange of Stock Certificates..........................................    5
  Stock Option Agreements.................................................    5
  Treatment of Shares; Ratios.............................................    6
  Background..............................................................    6
  Reasons for the Mergers.................................................    6
  Recommendations of the Boards of Directors..............................    7
  Opinions of Financial Advisors..........................................    7
  Potential Conflicts of Interests of Certain Persons in the Mergers......    8
  Management of Holdings..................................................    9
  Conditions to the Mergers...............................................    9
  Rights to Terminate, Amend or Waive Conditions..........................   10
  Certain Federal Income Tax Consequences.................................   10
  Operations After the Mergers............................................   11
  Regulatory Matters......................................................   11
  Accounting Treatment....................................................   12
  Dissenters' Rights......................................................   13
  Dividends...............................................................   13
  Comparison of Rights of Shareholders....................................   14
SELECTED HISTORICAL AND PRO FORMA DATA....................................   15
  Selected Historical Financial and Market Data...........................   15
  Selected Unaudited Pro Forma Financial Data.............................   18
  Comparative Market Prices and Dividends.................................   20
MEETINGS, VOTING AND PROXIES..............................................   21
  The CIPSCO Meeting......................................................   21
  The Union Electric Meeting..............................................   22
THE MERGERS...............................................................   24
  Background of the Mergers...............................................   24
  Reasons for the Mergers; Recommendations of the Boards of Directors.....   29
  Opinions of Financial Advisors..........................................   32
  Potential Conflicts of Interests of Certain Persons in the Mergers......   41
  Certain Arrangements Regarding the Directors and Management of Holdings
   Following the Mergers..................................................   44
  Holdings Plans..........................................................   44
  Dividend Reinvestment Plan..............................................   44
  Certain Federal Income Tax Consequences.................................   44
  Accounting Treatment....................................................   45
  Stock Exchange Listing of Holdings Common Stock.........................   45
  Federal Securities Law Consequences.....................................   46
  Missouri Dissenters' Rights.............................................   46
  Illinois Dissenters' Rights.............................................   47
REGULATORY MATTERS........................................................   48

                                                                           PAGE
                                                                           ----
  State Approvals and Related Matters.....................................  48
  Public Utility Holding Company Act of 1935..............................  49
  Federal Power Act.......................................................  51
  Antitrust Considerations................................................  51
  Atomic Energy Act.......................................................  51
  General.................................................................  52
THE MERGER AGREEMENT......................................................  52
  The Mergers.............................................................  52
  Effects of the Mergers..................................................  53
  Direct Subsidiaries and Unrestricted Subsidiaries; Investments in
   Certain Subsidiaries...................................................  54
  Representations and Warranties..........................................  54
  Certain Covenants.......................................................  55
  Indemnification.........................................................  56
  Employment and Workforce Matters........................................  57
  Stock and Benefit Plans.................................................  58
  No Solicitation of Transactions.........................................  59
  Additional Agreements...................................................  59
  Conditions to Each Party's Obligation to Effect the Mergers.............  60
  Termination.............................................................  61
  Termination Fees........................................................  62
  Expenses................................................................  63
  Amendment and Waiver....................................................  64
  Standstill Agreement....................................................  64
THE STOCK OPTION AGREEMENTS...............................................  65
  General.................................................................  65
  Certain Repurchases.....................................................  65
  Voting..................................................................  66
  Restrictions on Transfer................................................  66
DESCRIPTION OF HOLDINGS CAPITAL STOCK.....................................  66
  General.................................................................  66
  Holdings Preferred Stock................................................  67
  Holdings Common Stock...................................................  67
  Certain Antitakeover Provisions.........................................  68
COMPARISON OF SHAREHOLDER RIGHTS..........................................  69
  Comparison of Holdings Articles and By-laws to CIPSCO Articles and
   By-laws................................................................  69
  Comparison of Illinois and Missouri Law.................................  72
  Comparison of the Union Electric Articles and By-laws with the Holdings
   Articles and By-laws...................................................  76
  Anti-Takeover Statutes..................................................  76
UNAUDITED PRO FORMA COMBINED CONDENSED
 FINANCIAL INFORMATION....................................................  78
SELECTED INFORMATION CONCERNING
 CIPSCO AND UNION ELECTRIC................................................  87
  Business of CIPSCO......................................................  87
  Business of Union Electric..............................................  87
  Security Ownership of Certain Beneficial Owners and Management..........  87
  Certain Business Relationships Between Union Electric and CIPSCO........  89
HOLDINGS FOLLOWING THE MERGERS............................................  89
  Management of Holdings..................................................  89
  Operations..............................................................  89
  Dividends...............................................................  90
  Holdings Incentive Plans................................................  90
EXPERTS...................................................................  90
LEGAL MATTERS.............................................................  90
SHAREHOLDER PROPOSALS.....................................................  91

Annex A  --Agreement and Plan of Merger
Annex B  --CIPSCO Stock Option Agreement
Annex C  --Union Electric Stock Option Agreement
Annex D  --Opinion of Goldman, Sachs & Co.
Annex E  --Opinion of Morgan Stanley & Co. Incorporated
Annex F  --Form of Restated Articles of Incorporation of Holdings
Annex G  --Form of By-laws of Holdings
Annex H  --Section 351.455 of the Missouri General and Business Corporation Law
Annex I  --Sections 11.65 and 11.70 of the Business Corporation Act of 1983 of the State of Illinois

                             INDEX OF DEFINED TERMS

                                    PAGE
                                    ----
1935 Act............................   i
Acquisition Proposal................  64
Antitrust Division..................  51
Atomic Energy Act...................  11
Business Combination................  61
Business Combination Proposal.......  59
CIC.................................   1
CIPS................................   i
CIPS ESOP...........................  22
CIPS Savings Plans..................  22
CIPS Preferred Stock................  13
CIPSCO..............................   i
CIPSCO Articles.....................   3
CIPSCO Board........................  ii
CIPSCO By-laws......................  69
CIPSCO Common Stock.................   i
CIPSCO Dissenting Shares............   i
CIPSCO Effective Time...............   3
CIPSCO Meeting......................  ii
CIPSCO Merger.......................   i
CIPSCO MIP..........................  58
CIPSCO Option.......................   5
CIPSCO Ratio........................   i
CIPSCO Record Date..................   2
CIPSCO Reinvestment Plan............  22
CIPSCO Stock Option Agreement.......   5
CIPSCO Subsidiaries.................  54
Closing.............................  52
Closing Date........................  52
Code................................  10
Common Stock Certificates...........   5
Confidentiality Agreement...........  62
CSE.................................  ii
Deloitte & Touche...................  25
Direct Subsidiaries.................  54
Division............................  50
EEI.................................  24
Effective Time......................   3
Electric Utility Acquisitions.......  35
Electric Utility Comparables........  33
Electric Utility Mergers............  34
Engagement Letter...................  41
ERISA...............................  54
Exchange Act........................  ii
Exchange Agent......................   5
FERC................................  11
FTC.................................  51
Goldman Sachs.......................   7
Holdings............................   i
Holdings Articles...................  14
Holdings Board......................   8
Holdings By-laws....................  67
Holdings Common Stock...............   i
Holdings Human Resources Committee..  58
Holdings Preferred Stock............  66
Holdings Replacement Plans..........  58
Holdings Stock Plan.................  58
HSR Act.............................  11
IBCA................................   3
IBES................................  37
Illinois Commission.................  11

Illinois PUA......................  12
Indemnified Parties...............  56
IRS...............................  11
Issuer............................  65
Merger Agreement..................   i
Merger Sub........................   i
Merger Sub Common Stock...........   6
Mergers...........................   i
MGBCL.............................   2
MGBCL Dissenting Shareholder......  46
MGBCL Fair Value..................  46
Missouri Commission...............  11
Morgan Stanley....................   8
Notice Date.......................  66
NRC...............................  11
NYSE..............................  ii
Offer Price.......................  66
Option Holder.....................  65
Option Shares.....................  65
Options...........................   5
Payor.............................  63
Period of Employment..............  41
Ratios............................   i
Registration Statement............ iii
Representatives...................  59
Repurchase Period.................  65
Restricted Period.................  64
Restricted Shares.................  66
SEC...............................  ii
Securities Act.................... iii
Severance Period..................  42
stock acquisition date............  76
Stock Option Agreements...........   5
Synergies.........................  37
Synergy Consulting................  26
UE Mortgage Indenture.............  68
Union Electric....................   i
Union Electric Articles...........   2
Union Electric Board..............  ii
Union Electric By-laws............  69
Union Electric/CIPS Application...  51
Union Electric Common Stock.......   i
Union Electric Dissenting Shares..   i
Union Electric Dividend Units.....  58
Union Electric DRIP...............  23
Union Electric Effective Time.....   3
Union Electric EIP................  58
Union Electric LTIP...............  43
Union Electric Meeting............  ii
Union Electric Merger.............   i
Union Electric Option.............   5
Union Electric Preferred Stock....   i
Union Electric Ratio..............   i
Union Electric Record Date........   2
Union Electric Severance Plan.....  42
Union Electric Stock Option.......  58
Union Electric Stock Option
 Agreement........................   5
Union Electric Subsidiaries.......  54
Unrestricted Subsidiaries.........  54
Utility Companies.................  38
Written Demand....................  46

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

  The following is a summary of certain important terms and conditions of the Mergers and related information. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information appearing in this Joint Proxy Statement/Prospectus, the Annexes and the documents incorporated herein by reference; however, all elements of the subject documents which the managements of Union Electric and CIPSCO believe to be material to a decision by the shareholders of Union Electric and CIPSCO with respect to the Mergers are described herein. Shareholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes in their entirety.

THE PARTIES

  Union Electric. Union Electric was incorporated in Missouri in 1922 and is the successor to a number of companies, the oldest of which was organized in 1881. Union Electric, which is the largest electric utility in the State of Missouri, supplies electric service in territories in Missouri and Illinois having an estimated population of 2,600,000 within an area of approximately 24,500 square miles, including the greater St. Louis area. Natural gas purchased by Union Electric or its customers from non-affiliated pipeline companies is distributed in 90 Missouri communities and in the City of Alton, Illinois and vicinity. See "SELECTED INFORMATION CONCERNING UNION ELECTRIC AND CIPSCO--Business of Union Electric" and "HOLDINGS FOLLOWING THE MERGERS-- Operations."

  CIPSCO. CIPSCO was incorporated in 1986 and became the parent holding company of CIPS, its principal utility operating subsidiary, in 1990. CIPSCO conducts its non-utility businesses through a second subsidiary, CIPSCO Investment Company, an Illinois corporation ("CIC"). CIPS, organized in 1902, serves 317,000 retail electricity customers and 166,000 natural gas customers in Central and Southern Illinois. See "SELECTED INFORMATION CONCERNING UNION ELECTRIC AND CIPSCO--Business of CIPSCO" and "HOLDINGS FOLLOWING THE MERGERS-- Operations."

  Holdings. Holdings is a Missouri corporation which is 50% owned by each of Union Electric and CIPSCO. Holdings was formed by Union Electric and CIPSCO for the purpose of effecting the transactions contemplated by the Merger Agreement. It has, and prior to the Mergers will have, no operations except as contemplated by the Merger Agreement. Following the Mergers, Holdings will be the holding company for Union Electric and CIPS and the other subsidiaries of CIPSCO. Holdings will be a public utility holding company registered under the 1935 Act. See "REGULATORY MATTERS" and "HOLDINGS FOLLOWING THE MERGERS." The principal executive office of Holdings will be located at 1901 Chouteau Avenue, St. Louis, Missouri 63103, telephone number (314) 621-3222.

  Merger Sub. Merger Sub is a Missouri corporation which was created to effect the Union Electric Merger. It has, and prior to the Mergers will have, no operations except as contemplated by the Merger Agreement. Holdings is the only shareholder of Merger Sub. The principal executive office of Merger Sub is located at c/o Union Electric Company, P.O. Box 149, St. Louis, Missouri 63166, telephone number (314) 621-3222. See "THE MERGER AGREEMENT--The Mergers."

THE MEETINGS

  Union Electric. At the Union Electric Meeting, the holders of Union Electric Common Stock and Union Electric Preferred Stock, voting as a single class, will be asked to consider and vote upon a proposal to approve the Merger Agreement. Pursuant to the Merger Agreement, consummation of the Mergers is conditioned upon approval of such proposal. See "MEETINGS, VOTING AND PROXIES--The Union Electric Meeting."

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  The Union Electric Meeting is scheduled to be held at 9:00 a.m., local time, on Wednesday, December 20, 1995 at The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, Missouri, 63105. The Union Electric Board has fixed the close of business on October 23, 1995 as the record date (the "Union Electric Record Date") for the determination of holders of Union Electric Common Stock and Union Electric Preferred Stock entitled to notice of and to vote at the Union Electric Meeting.

  The Union Electric Board, by a unanimous vote, has approved and adopted the Merger Agreement and the transactions contemplated thereby, and recommends that Union Electric shareholders vote FOR approval of the Merger Agreement.

  In considering the recommendation of the Union Electric Board with respect to the Merger Agreement, shareholders should be aware that certain members of Union Electric's management and the Union Electric Board have certain interests in the Mergers which are in addition to the interests of shareholders of Union Electric generally and which could potentially represent conflicts of interest. The Union Electric Board was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGERS--Potential Conflicts of Interests of Certain Persons in the Mergers" in the accompanying Joint Proxy Statement/Prospectus.

  CIPSCO. At the CIPSCO Meeting, the holders of CIPSCO Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement. Pursuant to the Merger Agreement, consummation of the Mergers is conditioned upon approval of such proposal. See "MEETINGS, VOTING AND PROXIES--The CIPSCO Meeting."

  The CIPSCO Meeting is scheduled to be held at 10:00 a.m., local time, on Wednesday, December 20, 1995 at the Springfield Hilton, 700 East Adams Street, Springfield, Illinois. The CIPSCO Board has fixed the close of business on November 1, 1995 as the record date (the "CIPSCO Record Date") for the determination of holders of CIPSCO Common Stock entitled to notice of and to vote at the CIPSCO Meeting.

  The CIPSCO Board has approved and adopted the Merger Agreement and the transactions contemplated thereby, and recommends that CIPSCO shareholders vote FOR approval of the Merger Agreement.

  In considering the recommendation of the CIPSCO Board with respect to the Merger Agreement, shareholders should be aware that certain members of CIPSCO's management and the CIPSCO Board have certain interests in the Mergers which are in addition to the interests of shareholders of CIPSCO generally and which could potentially represent conflicts of interest. The CIPSCO Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGERS-- Potential Conflicts of Interests of Certain Persons in the Mergers."

REQUIRED VOTE

  Union Electric. As provided under the Missouri General and Business Corporation Law (the "MGBCL") and the Restated Articles of Incorporation of Union Electric (the "Union Electric Articles"), the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Union Electric Common Stock and Union Electric Preferred Stock, voting together as a single class, is required for approval of the Merger Agreement. On the Union Electric Record Date, there were 102,123,834 shares of Union Electric Common Stock and 3,434,596 shares of Union Electric Preferred Stock, respectively, outstanding and entitled to vote. As of the Union Electric Record Date, directors and executive officers of Union Electric, together with their affiliates as a group, owned less than 1% of the issued and outstanding shares of Union Electric Common Stock and less than 1% of the issued and outstanding shares of Union Electric Preferred Stock. See "MEETINGS, VOTING AND PROXIES--The Union Electric Meeting."

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


  CIPSCO. Under the Illinois Business Corporation Act of 1983 (the "IBCA") and the Restated Articles of Incorporation of CIPSCO (the "CIPSCO Articles"), the affirmative vote of the holders of at least two-thirds of the outstanding shares of CIPSCO Common Stock is required for approval of the Merger Agreement. On the CIPSCO Record Date, there were 34,069,542 shares of CIPSCO Common Stock outstanding and entitled to vote. As of the CIPSCO Record Date, directors and executive officers of CIPSCO, together with their affiliates as a group, owned less than 1% of the issued and outstanding shares of CIPSCO Common Stock. See "MEETINGS, VOTING AND PROXIES--The CIPSCO Meeting."

THE MERGERS

  The Merger Agreement provides for (a) the Union Electric Merger in which Merger Sub will be merged with and into Union Electric with Union Electric to be the surviving corporation and (b) the CIPSCO Merger in which CIPSCO will be merged with and into Holdings with Holdings to be the surviving corporation. Pursuant to the Merger Agreement, (i) (a) each outstanding share of Union Electric Common Stock (other than Union Electric Dissenting Shares, and other than shares owned by Union Electric as treasury stock or otherwise owned directly or indirectly by Union Electric, CIPSCO, or any of their respective wholly owned subsidiaries, which shares will be cancelled) will be converted into the right to receive one share (the "Union Electric Ratio") of Holdings Common Stock, and (b) each outstanding share of Union Electric Preferred Stock (other than Union Electric Dissenting Shares, and other than shares owned by Union Electric as treasury stock or otherwise owned directly or indirectly by Union Electric, CIPSCO, or any of their respective wholly owned subsidiaries, which shares will be cancelled) will remain outstanding and unchanged; and (ii) each share of CIPSCO Common Stock (including CIPSCO Dissenting Shares, but excluding shares owned by CIPSCO as treasury stock or otherwise directly or indirectly owned by Union Electric, CIPSCO, or any of their respective wholly owned subsidiaries, which shares will be cancelled) will be converted into the right to receive 1.03 shares (the "CIPSCO Ratio" and together with the Union Electric Ratio, the "Ratios") of Holdings Common Stock (or cash in lieu of fractional shares otherwise deliverable in respect thereof). As a result of the Mergers, the common shareholders of Union Electric and CIPSCO immediately prior to the Mergers (except for the holders of Union Electric Dissenting Shares) will all be common shareholders of Holdings immediately upon the consummation of the Mergers.

  The Union Electric Merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Missouri (the "Union Electric Effective Time") following the filing of articles of merger complying with the requirements of the MGBCL with the Secretary of State of the State of Missouri. The CIPSCO Merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Missouri or upon the issuance of a certificate of merger by the Secretary of State of the State of Illinois, whichever occurs later (the "CIPSCO Effective Time") following the filing of articles of merger complying with the requirements of the MGBCL and the IBCA with the Secretary of State of the State of Missouri and with the Secretary of State of the State of Illinois. The Union Electric Effective Time will occur immediately prior to the CIPSCO Effective Time. The "Effective Time" shall mean the time and date that the CIPSCO Merger becomes effective.

  See "THE MERGER AGREEMENT--The Mergers."

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The following charts set forth the simplified corporate structure immediately prior to and immediately following the Mergers:

[The printed version of this page contains two charts. One chart depicts the ownership structure of Union Electric and CIPSCO and their respective subsidiaries prior to the Mergers. A second chart depicts the ownership structure of Holdings and its subsidiaries following the Mergers. The first chart indicates (i) that Union Electric and CIPSCO each own 50% of Holdings,
(ii) that Holdings owns 100% of Merger Sub and (iii) the CIPSCO owns 100% of each of CIPS and certain "Other CIPSCO Subsidiaries." The second chart indicates that following the Mergers, each of Union Electric and CIPS will be wholly owned direct subsidiaries of Holdings, and that Holdings will also own 100% of the "Other CIPSCO Subsidiaries" referred to in the previous sentence.]






                                       4
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EXCHANGE OF STOCK CERTIFICATES

  As soon as practicable after the Effective Time, an exchange agent selected by Union Electric and CIPSCO (the "Exchange Agent") will mail transmittal instructions to each holder of record of shares of Union Electric Common Stock or CIPSCO Common Stock, as the case may be, at the Union Electric Effective Time or the CIPSCO Effective Time, as the case may be. Such instructions will advise such holder of the procedure for surrendering such holder's certificates ("Common Stock Certificates"), which immediately prior to the Union Electric Effective Time or the CIPSCO Effective Time, as the case may be, represented shares of Union Electric Common Stock or CIPSCO Common Stock, as the case may be, that were cancelled and became instead the right to receive shares of Holdings Common Stock, for certificates representing shares of Holdings Common Stock. Holders of certificates which prior to the Union Electric Effective Time or the CIPSCO Effective Time, as the case may be, represented shares of Union Electric Common Stock or CIPSCO Common Stock, as the case may be, will not be entitled to receive any payment of dividends or other distributions on or payment for any fractional share with respect to their Common Stock Certificates until such certificates have been surrendered for certificates representing shares of Holdings Common Stock. Cash will be paid to CIPSCO shareholders in lieu of fractional shares of Holdings Common Stock. Holders of shares of Common Stock Certificates should not submit their stock certificates for exchange until a form of letter of transmittal and instructions therefor are received. See "THE MERGER AGREEMENT--Effects of the Mergers."

  Holders of Union Electric Preferred Stock are not required to exchange their existing certificates representing shares of Union Electric Preferred Stock for new stock certificates. Each outstanding certificate representing shares of Union Electric Preferred Stock immediately prior to the Union Electric Effective Time shall, from and after the Union Electric Effective Time, remain outstanding and unchanged.

STOCK OPTION AGREEMENTS

  Pursuant to a Stock Option Agreement, dated as of August 11, 1995, by and between Union Electric and CIPSCO (the "CIPSCO Stock Option Agreement"), CIPSCO has granted to Union Electric the right (the "Union Electric Option") to purchase, under certain circumstances, up to a certain number of authorized but unissued shares of CIPSCO Common Stock (representing 19.9% of the CIPSCO Common Stock outstanding on August 11, 1995), at a price of $37.02 per share. Simultaneously with the execution of the CIPSCO Stock Option Agreement, pursuant to an additional Stock Option Agreement, dated as of August 11, 1995, by and between Union Electric and CIPSCO (the "Union Electric Stock Option Agreement" and together with the CIPSCO Stock Option Agreement, the "Stock Option Agreements"), Union Electric has granted to CIPSCO the right (the "CIPSCO Option" and together with the Union Electric Option, the "Options") to purchase, under certain circumstances, up to a certain number of authorized but unissued shares of Union Electric Common Stock (representing 6.8% of the Union Electric Common Stock outstanding on August 11, 1995), at a price of $35.94 per share. The exercise of the Options is subject to certain conditions described in the Merger Agreement. See "THE STOCK OPTION AGREEMENTS--General" and "THE MERGER AGREEMENT--Termination Fees." In addition, the Stock Option Agreements provide that the holder of an Option has the right to require the issuer thereof to repurchase from the holder of the Option (i) all or any portion of the Option at any time the Option is exercisable at a price which is the difference between the Market/Offer Price (as defined in the Stock Option Agreements) and the exercise price of the Option, and (ii) on or at any time prior to August 11, 1997 (which date may be extended to February 11, 1998 under certain circumstances) all or any portion of any shares purchased pursuant to the Option. See "THE STOCK OPTION AGREEMENTS--Certain Repurchases."

  The Stock Option Agreements are intended to increase the likelihood that the Mergers will be consummated in accordance with the terms of the Merger Agreement and may have the effect of discouraging competing offers. See "THE STOCK OPTION AGREEMENTS." Further, the Stock Option Agreements contemplate the continuation of certain standstill provisions and provide that any shares of the other party acquired or otherwise beneficially owned must be voted for and against each matter submitted to a shareholder vote in the same proportion as the other shareholders of the issuer thereof vote for and against such matter. See "THE MERGER AGREEMENT--Standstill Agreement" and "THE STOCK OPTION AGREEMENTS--Voting."

TREATMENT OF SHARES; RATIOS

  Each share of Union Electric Common Stock issued and outstanding immediately prior to the Union Electric Effective Time (other than Union Electric Dissenting Shares and other than shares owned by Union Electric as treasury stock or otherwise owned directly or indirectly by Union Electric, CIPSCO, or any of their respective wholly owned subsidiaries, which shares will be cancelled) will, pursuant to the Merger Agreement, be converted into the right to receive one share of Holdings Common Stock. Each share of CIPSCO Common Stock outstanding immediately prior to the CIPSCO Effective Time (including CIPSCO Dissenting Shares, but excluding shares owned by CIPSCO as treasury stock or otherwise directly or indirectly owned by Union Electric, CIPSCO, or any of their respective wholly owned subsidiaries, which shares will be cancelled) will, pursuant to the Merger Agreement, be converted into the right to receive 1.03 shares of Holdings Common Stock. Holders of CIPSCO Common Stock will receive cash in lieu of fractional shares of Holdings Common Stock. Each share of Union Electric Preferred Stock outstanding immediately prior to the Union Electric Effective Time (other than Union Electric Dissenting Shares and other than shares owned by Union Electric as treasury stock or otherwise owned directly or indirectly by Union Electric, CIPSCO or any of their respective wholly owned subsidiaries, which shares will be cancelled) will, pursuant to the Merger Agreement, remain outstanding and unchanged and will continue to represent one share of preferred stock of the surviving corporation in the Union Electric Merger. Each share of common stock, par value $5.00 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Union Electric Effective Time will, upon consummation of the Union Electric Merger, be converted into one share of common stock of the surviving corporation in the Union Electric Merger. Each issued and outstanding share of Holdings Common Stock that is owned by CIPSCO, Union Electric or any of their wholly owned subsidiaries immediately prior to the Effective Time will, pursuant to the Merger Agreement, be cancelled and cease to exist. See "THE MERGER AGREEMENT--Effects of the Mergers."

BACKGROUND

  For a description of the background of the Mergers, see "THE MERGERS-- Background of the Mergers."

REASONS FOR THE MERGERS

  Union Electric and CIPSCO believe that the Mergers offer significant strategic, operational and financial benefits to each company and to their respective shareholders, as well as to their employees and customers and the communities in which they do business. These benefits include, among others:

  -- Cost efficiencies that will help to maintain competitive rates, thereby improving the combined companies' ability to meet the challenges of the increasingly competitive environment in the utility industry.

  -- Integration of corporate and administrative functions, including the elimination of duplicate positions, limiting expenditures for administrative programs and information systems, and savings in areas such as legal, audit, and consulting fees.

  -- Greater purchasing power for items such as materials, supplies and contract services.

  -- Electric production savings through joint dispatch and natural gas supply savings through combined purchasing.

  -- Increased geographic diversity of service territories, reducing exposure to local changes in economic or competitive conditions.

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


  -- Increased marketing opportunities through interconnections with 28 other systems.

  -- Expanded management resources and ability to select leadership from a larger and more diverse management pool.

  -- Continued ability to play a leadership role in the economic development efforts of the communities Union Electric and CIPS now serve.

  See "THE MERGERS--Reasons for the Mergers; Recommendations of the Boards of Directors."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Union Electric. The Union Electric Board, by a unanimous vote, has approved and adopted the Merger Agreement, believes that the terms of the Mergers are fair to, and in the best interests of, Union Electric's shareholders, and recommends that the shareholders of Union Electric vote FOR approval of the Merger Agreement. The Union Electric Board approved and adopted the Merger Agreement after consideration of a number of factors described under "THE MERGERS--Reasons for the Mergers; Recommendations of the Boards of Directors."

  In considering the recommendation of the Union Electric Board with respect to the Merger Agreement, shareholders should be aware that certain members of Union Electric's management and the Union Electric Board have certain interests in the Mergers which are in addition to the interests of shareholders of Union Electric generally and which could potentially represent conflicts of interest. The Union Electric Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGERS--Potential Conflicts of Interests of Certain Persons in the Mergers."

  CIPSCO. The CIPSCO Board has approved and adopted the Merger Agreement, and believes that the terms of the Mergers are fair to, and in the best interests of, CIPSCO's shareholders and recommends that the shareholders of CIPSCO vote FOR approval of the Merger Agreement. All members of the CIPSCO Board voted in favor of approval of the Merger Agreement with the exception of Mr. John L. Heath. The CIPSCO Board approved and adopted the Merger Agreement after consideration of a number of factors described under "THE MERGERS--Reasons for the Mergers; Recommendations of the Boards of Directors."

  In considering the recommendation of the CIPSCO Board with respect to the Merger Agreement, shareholders should be aware that certain members of CIPSCO's management and the CIPSCO Board have certain interests in the Mergers which are in addition to the interests of shareholders of CIPSCO generally and which could potentially represent conflicts of interest. The CIPSCO Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGERS-- Potential Conflicts of Interests of Certain Persons in the Mergers."

OPINIONS OF FINANCIAL ADVISORS

  Union Electric. Goldman, Sachs & Co. ("Goldman Sachs") delivered its oral opinion on August 11, 1995 to the Union Electric Board and a written opinion dated the date of this Joint Proxy Statement/Prospectus to the Union Electric Board to the effect that, as of the dates of such opinions, and in light of the CIPSCO Ratio, the Union Electric Ratio is fair to the holders of Union Electric Common Stock. The full text of the written opinion of Goldman Sachs, dated as of the date of this Joint Proxy Statement/Prospectus is attached hereto as Annex D. HOLDERS OF SHARES OF UNION ELECTRIC

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

COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. For a description of the assumptions made, matters considered and limits of review undertaken by Goldman Sachs in connection with reaching its opinions and the fees received and to be received by Goldman Sachs, see "THE MERGERS --Opinions of Financial Advisors" and Annex D.

  CIPSCO. Morgan Stanley & Co. Incorporated ("Morgan Stanley") delivered to the CIPSCO Board its oral and written opinions dated August 11, 1995 and its written opinion dated the date of this Joint Proxy Statement/Prospectus the CIPSCO Ratio, taking into account the Union Electric Ratio, is fair from a financial point of view to the holders of shares of CIPSCO Common Stock. The written opinion of Morgan Stanley dated the date of this Joint Proxy Statement/Prospectus is attached hereto as Annex E. HOLDERS OF SHARES OF CIPSCO COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. For a description of the assumptions made and matters considered by Morgan Stanley in reaching its opinions and the fees received and to be received by Morgan Stanley, see "THE MERGERS --Opinions of Financial Advisors" and Annex E.

POTENTIAL CONFLICTS OF INTERESTS OF CERTAIN PERSONS IN THE MERGERS

  Directorships. The Merger Agreement provides that the Board of Directors of Holdings (the "Holdings Board") will, upon consummation of the Mergers, consist of 15 individuals, including Charles W. Mueller, President and Chief Executive Officer of Union Electric, and nine other directors designated by Union Electric and Clifford L. Greenwalt, President and Chief Executive Officer of CIPSCO, and four non-management directors designated by CIPSCO. See "THE MERGERS--Potential Conflicts of Interests of Certain Persons in the Mergers-- Board of Directors."

  Severance Policies. CIPSCO has Management Continuity Agreements with each of nine executives of CIPSCO and/or CIPS which provide that in the event of a change in control of CIPSCO or CIPS, CIPSCO and/or CIPS or another subsidiary of CIPSCO will continue to employ the executive for a period of three years from the date of the change in control, with certain exceptions. In the event the executive's employment is terminated within the meaning of the Management Continuity Agreement during that three-year period, the executive will be entitled to payment of certain severance compensation and benefits. Severance compensation generally consists of a lump sum payment equal to the present value of base and incentive compensation that would have accrued over the remaining portion of the three-year period. Entering into the Merger Agreement constitutes a "change in control" as defined in the Management Continuity Agreements. See "THE MERGERS--Potential Conflicts of Interests of Certain Persons in the Mergers--Employee Plans and Severance Arrangements."

  Effective August 11, 1995, the Union Electric Board unanimously approved the adoption of the Union Electric Company Change of Control Severance Plan, pursuant to which participants are entitled to receive certain severance benefits if their employment is terminated under certain circumstances within three years after the Mergers or another transaction that meets the definition of "change of control" under the plan. Severance benefits generally consist of two or three years' compensation (as designated by the Human Resources Committee of the Union Electric Board). See "THE MERGERS--Potential Conflicts of Interests of Certain Persons in the Mergers--Employee Plans and Severance Arrangements."

  Employee Plans. Certain supplemental retirement plans and an associated trust established by CIPS were amended August 8, 1995 to provide that a change in control as defined therein will not result from and shall not be deemed to have occurred by reason of any business combination or agreement to enter into a business combination with Union Electric approved by at least two-thirds of the directors of CIPSCO in office on August 8, 1995. The Merger Agreement was so approved by the CIPSCO Board and each participant of the plans who was required to consent to such amendment under the terms of the plans has done so. Consequently, the Mergers will not constitute a change in control under such plans and trust and accelerated vesting or payment of certain benefits will not occur as a result of the Mergers or as a result of entering into the Merger Agreements.

  Indemnification. The parties have agreed in the Merger Agreement that Holdings will indemnify, to the fullest extent permitted by applicable law, the present and former officers, directors and employees of each of the parties to the Merger Agreement or any of their subsidiaries against certain liabilities
(i) arising out of actions or omissions occurring at or prior to the Effective Time that arise from or are based on such service as an officer, director or employee or (ii) that are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement, and to maintain policies of directors' and officers' liability insurance for a period of not less than six years after the Effective Time. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors or officers of Union Electric, CIPSCO and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws, in effect on August 11, 1995, or otherwise in effect on August 11, 1995, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time. CIPSCO has entered into indemnification agreements with each of its directors and CIPSCO and CIPS have entered into indemnification agreements with each of their executive officers. These indemnification agreements provide for indemnification consistent with the requirements of the By-laws of CIPSCO and CIPS and also provide for additional indemnification as provided in such indemnification agreements subject to the limitations on the maximum permissible indemnity which may exist under applicable law at the time of any request for indemnity. See "THE MERGERS--Potential Conflicts of Interests of Certain Persons in the Mergers--Indemnification" and "THE MERGER AGREEMENT--Indemnification."

MANAGEMENT OF HOLDINGS

  As provided in the Merger Agreement, at the Effective Time, the Holdings Board will consist of 15 directors, ten designated by Union Electric and five designated by CIPSCO. At the Effective Time, Mr. Mueller will become Chairman and Chief Executive Officer of Holdings, and Mr. Greenwalt will become Vice Chairman of Holdings. See "HOLDINGS FOLLOWING THE MERGERS--Management of Holdings."

CONDITIONS TO THE MERGERS

  The obligations of Union Electric, on the one hand, and CIPSCO, on the other hand, to consummate the Mergers are subject to the satisfaction of certain conditions, including the approval of the Merger Agreement by the requisite vote of shareholders of each of Union Electric and CIPSCO, the receipt of all material governmental approvals, the absence of any injunction that prevents the consummation of the Mergers, the listing on the NYSE of the shares of Holdings Common Stock to be issued pursuant to the terms of the Merger Agreement, the qualification of the Mergers as a pooling of interests transaction for accounting purposes, the accuracy of the representations and warranties of the other party set forth in the Merger Agreement as of the Closing Date (as defined herein) (except for inaccuracies which would not have a material adverse effect on such other party), the performance by the other party in all material respects, or waiver, of all obligations required to be performed under the Merger Agreement and the Stock Option Agreements (see "THE STOCK OPTION AGREEMENTS"), the receipt of an officer's certificate from the other party stating that certain conditions set forth in the Merger Agreement have been satisfied, there having been no material adverse effect on the other party, the receipt of tax opinions that the Mergers will qualify as tax-free reorganizations, the receipt of certain material third-party consents, the receipt of letters from affiliates of the other party with respect to transactions in securities of Union Electric, CIPSCO or Holdings, the effectiveness of the Registration Statement, and the number of shares of Union Electric Common Stock and Union Electric Preferred Stock which are Union Electric Dissenting Shares not constituting more than five percent of the number of issued and outstanding shares of Union Electric Common Stock and Union Electric Preferred Stock, taken together as a single class. See "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the Mergers."

RIGHTS TO TERMINATE, AMEND OR WAIVE CONDITIONS

  The Merger Agreement may be terminated under certain circumstances, including: by mutual consent of Union Electric and CIPSCO; by any party if the Mergers are not consummated by August 11, 1997 (which date may be extended to February 11, 1998 under certain circumstances); by any party if the requisite shareholder approvals are not obtained or if any state or federal law or court order prohibits consummation of the Mergers; by a non-breaching party if there occurs a material breach of the Merger Agreement which is not cured within 20 days; or by either party, under certain circumstances, as a result of a more favorable third-party tender offer or business combination proposal with respect to such party. The Merger Agreement requires that termination fees be paid under certain circumstances, including if there is a material, willful breach of the Merger Agreement or if, under certain circumstances, a business combination with a third party is consummated within two and one-half years of the termination of the Merger Agreement. See "THE MERGER AGREEMENT-- Termination." The aggregate termination fees under these provisions together with the amounts payable under certain provisions of the Stock Option Agreements may not exceed $50,000,000. See "THE MERGER AGREEMENT--Termination Fees" and "THE STOCK OPTION AGREEMENTS--Certain Repurchases."

  The Merger Agreement may be amended by the Boards of Directors of the parties at any time before or after its approval by the shareholders of Union Electric and CIPSCO, but after any such approval, no amendment may be made which alters or changes (i) the amount or kind of shares, rights or proceedings relating to the manner of conversion of such shares, or (ii) the terms or conditions of the Merger Agreement, if such alteration or change, alone or in the aggregate, would materially adversely affect the rights of the Union Electric shareholders or CIPSCO shareholders, except for alterations or changes that could otherwise be adopted by the Holdings Board without the further approval of such shareholders. See "THE MERGER AGREEMENT--Amendment and Waiver."

  At any time prior to the Effective Time, to the extent permitted by applicable law, the conditions to Union Electric's or CIPSCO's respective obligations to consummate the Mergers may be waived by the party entitled to the benefit of such condition. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's Board of Directors, exercising its fiduciary duties to such party and its shareholders. See "THE MERGER AGREEMENT--Amendment and Waiver."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Union Electric's obligation to effect the Union Electric Merger is conditioned on the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, counsel for Union Electric, to the effect that the Union Electric Merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or that the Mergers, taken together, will be treated as an exchange under Section 351 of the Code. The obligation of CIPSCO to effect the CIPSCO Merger is conditioned on receipt of an opinion from Jones, Day, Reavis & Pogue, counsel to CIPSCO, to the effect that the CIPSCO Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. Each such opinion will be dated as of the Closing Date, and will be based upon certain customary representations and assumptions set forth therein. It should be noted that rulings will not be sought from the Internal Revenue Service (the "IRS") regarding the Mergers and the IRS may disagree with the conclusions expressed in the opinions of counsel referred to above.

  Based on the foregoing, (i) no gain or loss will be recognized by Union Electric, Merger Sub, Holdings or CIPSCO pursuant to the Mergers; (ii) no gain or loss will be recognized by holders of Union Electric Common Stock upon the conversion of their shares into Holdings Common Stock pursuant to the Union Electric Merger; (iii) no gain or loss will be recognized by holders of Union Electric Preferred Stock as the result of the Union Electric Merger; and (iv) no gain or loss will be recognized by shareholders of CIPSCO upon the conversion of their shares into Holdings Common Stock pursuant to the CIPSCO Merger. See "THE MERGERS--Certain Federal Income Tax Consequences."

  EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGERS TO SUCH SHAREHOLDER UNDER FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE LAW.

OPERATIONS AFTER THE MERGERS

  Following the Mergers, Holdings will be a registered public utility holding company under the 1935 Act, and Union Electric and CIPS will operate as its principal subsidiaries. The headquarters of Holdings will be in St. Louis, Missouri. The headquarters of the two utility subsidiaries will remain in their current locations, Union Electric's in St. Louis and CIPS' in Springfield, Illinois. Holdings' utility subsidiaries will serve approximately 1,442,000 electric customers and 284,000 natural gas customers in portions of Missouri and Illinois. The business of Holdings will be to operate as a holding company for its utility subsidiaries and various non-utility subsidiaries. Pursuant to the Merger Agreement, Union Electric will transfer certain utility assets located in Illinois to CIPS. Union Electric and CIPSCO recognize that a divestiture mandated by the SEC of their existing gas operations and certain non-utility operations is a possibility under the registered holding company structure, but intend to seek approval from the SEC to maintain such businesses. See "REGULATORY MATTERS" and "HOLDINGS FOLLOWING THE MERGERS-- Operations."

  Pursuant to the Merger Agreement, Holdings and its subsidiaries will continue to play a leadership role in the economic development efforts of the communities Union Electric and CIPS now serve. The philanthropic and volunteer programs currently maintained by the two companies will be continued. See "HOLDINGS FOLLOWING THE MERGERS--Operations."

REGULATORY MATTERS

  The approval of the SEC under the 1935 Act, the Nuclear Regulatory Commission (the "NRC") under the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act"), the Federal Energy Regulatory Commission (the "FERC") under the Federal Power Act, as well as the approval of the Missouri Public Service Commission (the "Missouri Commission") and the Illinois Commerce Commission (the "Illinois Commission") under applicable state laws and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are required in order to consummate the Mergers.

  Upon consummation of the Mergers, Holdings must register as a holding company under the 1935 Act. The 1935 Act imposes restrictions on the operations of registered holding company systems. Among these are requirements that securities issuances, sales and acquisitions of utility assets or of securities of utility companies and acquisitions of interests in any other business be approved by the SEC. The 1935 Act also limits the ability of registered holding companies to engage in non-utility ventures and regulates holding company system service companies and the rendering of services by holding company affiliates to the system's utilities.

  The SEC may require as a condition to its approval of the Mergers that Union Electric and CIPS divest their gas utility properties and possibly certain non-utility ventures of Union Electric and CIPSCO within a reasonable time after the Mergers. In a few cases, the SEC has allowed the retention of such properties or deferred the question of divestiture for a substantial period of time. In those cases in which divestiture has taken place, the SEC has usually allowed enough time to complete the divestiture so as to allow the applicant to avoid a "fire sale" of the divested assets. Union Electric and CIPSCO believe significant policy reasons and prior SEC decisions exist which support their position that they should be permitted to retain the existing gas utility properties and non-utility ventures, or, alternatively, which support deferring the question of divestiture for a substantial period of time. Accordingly, Union Electric and CIPSCO will request in their 1935 Act application that Holdings and its subsidiaries be allowed to retain, or in the alternative that the question of divestiture be deferred with respect to, the existing gas utility properties and non-utility ventures.

  Under the Illinois Public Utilities Act (the "Illinois PUA"), approval of the Illinois Commission is required for any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of an Illinois public utility or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility. After the Mergers, Holdings will control a majority of the voting stock of CIPS, an Illinois public utility. Accordingly, any change in the ownership or control, within the meaning of the Illinois PUA, of Holdings would require Illinois Commission approval. The Illinois PUA also requires approval by the Illinois Commission of certain transactions between an Illinois public utility and its "affiliated interests." After the Mergers, Holdings and its subsidiaries will be "affiliated interests" and as a result, certain transactions between CIPS, Holdings and Holdings' subsidiaries will require approval.

  Under the Merger Agreement, Union Electric and CIPSCO have agreed to use all reasonable efforts to obtain all governmental authorizations necessary or advisable to consummate or effect the transactions contemplated by the Merger Agreement. Various parties may seek intervention in these proceedings to oppose the Mergers or to have conditions imposed upon the receipt of necessary approvals. While Union Electric and CIPSCO believe that they will receive the requisite regulatory approvals for the Mergers, there can be no assurance as to the timing of such approvals or the ability of such parties to obtain such approvals on satisfactory terms or otherwise. It is a condition to the consummation of the Mergers that final orders approving the Mergers be obtained from the various federal and state commissions described above on terms and conditions which would not have, or would not be reasonably likely to have, a material adverse effect on the business, assets, financial condition or results of operations of Holdings and its prospective subsidiaries taken as a whole, or on Holdings' prospective utility subsidiaries located in the State of Missouri taken as a whole, or on its prospective utility subsidiaries located in the State of Illinois taken as a whole, or which would be materially inconsistent with the agreements of the parties contained in the Merger Agreement. There can be no assurance that any such approvals will not contain terms or conditions that cause such approvals to fail to satisfy such condition to the consummation of the Mergers. See "REGULATORY MATTERS."

ACCOUNTING TREATMENT

  Union Electric and CIPSCO believe that the Mergers will be treated as a pooling of interests for accounting purposes. See "THE MERGERS--Accounting Treatment." The receipt by each of CIPSCO and Union Electric of a letter from their respective independent accountants, stating that the transaction will qualify as a pooling of interests, is a condition precedent to consummation of the Mergers. See "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the Mergers."

DISSENTERS' RIGHTS

  Under Missouri law, holders of record of Union Electric Common Stock and Union Electric Preferred Stock as of the Union Electric Record Date who object to the Union Electric Merger have the right to have the fair value of their Union Electric shares paid to them in cash. Fair value, which is the value of the shares as of the day prior to the date of the Union Electric Meeting, will be determined by judicial appraisal in the event Union Electric and the dissenting shareholder are unable to agree upon an appropriate amount. In order to perfect such dissenters' rights, holders of Union Electric Stock must comply with the procedural requirements of the MGBCL, including, without limitation
(i) filing written notice with Union Electric of their objection to the Union Electric Merger prior to or at the Union Electric Meeting; (ii) not voting in favor of the Union Electric Merger; (iii) within 20 days after the Effective Time, making written demand on Union Electric (as the surviving corporation in the Union Electric Merger) for payment of the fair value of the shares; and
(iv) surrendering the certificate(s) representing said shares. See "THE MERGERS--Missouri Dissenters' Rights" and Annex H.

  Under Illinois law, a holder of record of CIPSCO Common Stock as of the CIPSCO Record Date who objects to the CIPSCO Merger may demand payment from Holdings for his or her shares. In order to perfect such right, a shareholder must (i) deliver to CIPSCO at the office of the corporate secretary, 607 East Adams Street, Springfield, Illinois 62739, prior to the taking of the vote of the shareholders upon the approval of the Merger Agreement a written demand for payment for his or her shares if the CIPSCO Merger is consummated; and (ii) not vote his or her shares in favor of the proposed Merger Agreement. After the CIPSCO Merger is consummated, Holdings must elect to (a) make a commitment to purchase such shares at Holdings' estimated fair value thereof or (b) instruct such dissenting shareholder to sell his or her shares in accordance with the IBCA within ten days thereafter. If Holdings elects to direct the dissenting shareholder to sell and the shareholder does not sell within that ten day period, the shareholder shall be deemed to have sold his or her shares at the average closing price of the Holdings Common Stock on the NYSE during that 10 day period. "Fair value" means the value of the shares immediately before the Effective Time excluding any appreciation or depreciation in anticipation of the CIPSCO Merger, unless exclusion would be inequitable. See "THE MERGERS-- Illinois Dissenters' Rights" and Annex I.

DIVIDENDS

  Union Electric and CIPSCO. Pursuant to the Merger Agreement, each of Union Electric and CIPSCO shall not, and shall not permit any of its direct subsidiaries to, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than to such party or its wholly-owned subsidiaries and other than dividends required to be paid on any series of Union Electric Preferred Stock in accordance with the terms thereof, dividends required to be paid on any shares of preferred stock of CIPS ("CIPS Preferred Stock") in accordance with the terms thereof, and regular quarterly dividends to be paid on Union Electric Common Stock and CIPSCO Common Stock, respectively, not to exceed 104% of the dividends for the prior fiscal year.

  Holdings. It is anticipated that Holdings will adopt Union Electric's common share dividend payment level as of the Effective Time. Union Electric's annual dividend rate is currently $2.50 per share, and CIPSCO's annual dividend rate is currently $2.04 per share. The dividend policy of Holdings is subject to evaluation from time to time by the Holdings Board based on Holdings' results of operations, financial condition, capital requirements and other relevant considerations, including regulatory considerations. See "HOLDINGS FOLLOWING THE MERGERS" and "DESCRIPTION OF HOLDINGS CAPITAL STOCK--Holdings Common Stock."

COMPARISON OF RIGHTS OF SHAREHOLDERS

  As a result of the Mergers, holders of Union Electric Common Stock (other than Union Electric Dissenting Shares) and CIPSCO Common Stock will become shareholders of Holdings, a Missouri corporation. Such shareholders will have certain different rights as Holdings shareholders than they had as shareholders of Union Electric or CIPSCO because of the differences between the Union Electric Articles and the CIPSCO Articles, on the one hand, and the Restated Articles of Incorporation of Holdings ("the Holdings Articles"), on the other hand, and also, in the case of holders of CIPSCO Common Stock, because of differences between Missouri and Illinois corporation law. For a comparison of Missouri and Illinois law, and comparisons of the articles and by-law provisions of each of Union Electric and CIPSCO against those of Holdings, see "COMPARISON OF SHAREHOLDER RIGHTS."

                     SELECTED HISTORICAL AND PRO FORMA DATA

  The summary below sets forth selected historical financial and market data and selected unaudited pro forma financial data. The financial data should be read in conjunction with the historical financial statements and related notes thereto of Union Electric and CIPSCO, incorporated herein by reference, and in conjunction with the unaudited pro forma combined condensed financial statements and related notes thereto of Holdings included elsewhere in this Joint Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

SELECTED HISTORICAL FINANCIAL AND MARKET DATA

  The selected historical financial data of each of Union Electric and CIPSCO for the five years ended December 31, 1994, set forth below, have been derived from audited financial statements. The selected historical financial data of Union Electric and CIPSCO as of and for the 12-month period ended September 30, 1995, set forth below, have been derived from unaudited financial statements. The selected historical market data of each of Union Electric and CIPSCO for the dates indicated below are based on the closing sale prices of Union Electric Common Stock and CIPSCO Common Stock as reported on the NYSE Composite Tape for such dates. The Aggregate Market Capitalization represents the product of the closing sale prices on such dates multiplied by the number of outstanding shares on such dates.

                             UNION ELECTRIC COMPANY

                                                                  YEAR ENDED DECEMBER 31,
                              12 MONTHS ENDED      ------------------------------------------------------
                          SEPTEMBER 30, 1995(K)(1)    1994       1993      1992(B)     1991       1990
                          ------------------------ ---------- ---------- ---------- ---------- ----------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
 Operating Revenues.....         $2,081,400        $2,056,116 $2,066,004 $2,015,121 $2,096,940 $2,023,017
 Operating Income.......            439,745           450,186    411,297    412,017    482,813    457,540
 Allowance for Borrowed
  and Other Funds Used
  During Construction...             12,522            11,280     11,544      8,022      8,519     14,145
 Net Income.............            305,530           320,757    297,160    302,748    321,512    294,219
 Preferred Dividend Re-
  quirements............             13,250            13,252     14,087     14,058     14,059     14,693
 Earnings Available for
  Common Shares(d)......            292,280           307,505    283,073    288,690    307,453    279,526
 Earnings per Common
  Share(d)..............              $2.86             $3.01      $2.77      $2.83      $3.01      $2.74
 Cash Dividends Declared
  per Common Share......              $2.44            $2.395     $2.335      $2.26      $2.18      $2.10
 Ratio of Earnings to
  Fixed Charges(g)......              4.64X             4.68X      4.66X      4.66X      4.21X      3.57X
 Ratio of Earnings to
  Fixed Charges Plus
  Preferred Dividend
  Requirements(g).......              4.04X             4.09X      4.01X      4.02X      3.72X      3.19X
                                                                  YEAR ENDED DECEMBER 31,
                               SEPTEMBER 30,       ------------------------------------------------------
                                    1995              1994       1993       1992       1991       1990
                          ------------------------ ---------- ---------- ---------- ---------- ----------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
 Total Assets...........         $6,854,306        $6,624,701 $6,595,570 $5,797,363 $5,733,479 $5,702,341
 Long-Term Debt.........          1,764,343         1,823,489  1,766,655  1,659,553  1,730,277  1,948,024
 Short-Term Debt(j).....             69,295            68,318     90,139    313,169    287,421    197,118
 Preferred Stock--
 Not Subject to Manda-
  tory Redemption.......            218,497           218,497    218,497    217,784    217,784    218,004
 Subject to Mandatory
  Redemption............                650               676        702        728        754        780
 Common Stock Equity....          2,359,096         2,269,054  2,206,168  2,164,020  2,106,155  2,021,299
 Book Value per Common
  Share.................             $23.10            $22.22     $21.60     $21.19     $20.62     $19.79
                                                                  YEAR ENDED DECEMBER 31,
                               SEPTEMBER 30,       ------------------------------------------------------
                                    1995              1994       1993       1992       1991       1990
                          ------------------------ ---------- ---------- ---------- ---------- ----------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)
MARKET DATA--COMMON
 STOCK
 Aggregate Market Capi-
  talization............         $3,816,878        $3,612,631 $4,008,360 $3,816,878 $3,944,533 $3,038,184
 Closing Market Price
  per Share.............            $37 3/8           $35 3/8    $39 1/4    $37 3/8    $38 5/8    $29 3/4
 Ratio of Market Value
  to Book Value.........              1.62X             1.59X      1.82X      1.76X      1.87X      1.50X



       See accompanying Notes to Selected Historical and Pro Forma Data.

                              CIPSCO INCORPORATED

                          12 MONTHS ENDED                YEAR ENDED DECEMBER 31,
                           SEPTEMBER 30,  ----------------------------------------------------------------
                              1995(A)        1994        1993          1992          1991          1990
                          --------------- ----------  ----------    ----------    ----------    ----------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
 Operating Revenues.....    $  838,487    $  844,615  $  844,760    $  739,877    $  722,081    $  699,721
 Operating Income(c)....       166,051       165,345     170,735       142,986       154,820       144,063
 Allowance for Borrowed
  and Other Funds Used
  During Construction...           833           919       2,259         3,226         3,067         1,397
 Preferred Dividend
  Requirements of
  Subsidiary............         3,838         3,510       3,718         4,549         5,396         5,617
 Net Income (d).........        83,579        83,954      85,498        72,499        72,065        65,756
 Earnings per Common
  Share(d)..............         $2.45         $2.46       $2.51         $2.13         $2.11         $1.92
 Cash Dividends Declared
  per Common Share......         $2.02         $1.99       $1.95         $1.91         $1.87         $1.83
 Ratio of Earnings to
  Fixed Charges(g)......         4.28X         4.38X       4.30X         3.57X         3.19X         2.97X
                                                         YEAR ENDED DECEMBER 31,
                           SEPTEMBER 30,  ----------------------------------------------------------------
                               1995          1994        1993          1992          1991          1990
                          --------------- ----------  ----------    ----------    ----------    ----------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
 Total Assets(i)........    $1,813,363    $1,777,357  $1,757,750    $1,725,456    $1,751,574    $1,720,059
 Long-Term Debt.........       478,850       459,619     474,323       493,700       496,420       496,319
 Short-Term Debt(j).....           --         29,985      20,000        31,393           --            --
 Preferred Stock of
  Subsidiary --
 Not Subject to
  Mandatory Redemption..        80,000        80,000      80,000        65,000        65,000        65,000
 Subject to Mandatory
  Redemption............           --            --          --            --         16,745        19,745
 Common Stock Equity....       664,910       647,613     634,252       616,550       609,105       602,280
 Book Value per Common
  Share.................        $19.52        $19.01      $18.60        $18.08        $17.86        $17.63
                                                         YEAR ENDED DECEMBER 31,
                           SEPTEMBER 30,  ----------------------------------------------------------------
                               1995          1994        1993          1992          1991          1990
                          --------------- ----------  ----------    ----------    ----------    ----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)
MARKET DATA--COMMON
 STOCK
 Aggregate Market
  Capitalization........    $1,171,141    $  919,878  $1,048,812    $1,031,758    $  950,752    $  743,238
 Closing Market Price                $34
  per Share.............           3/8           $27        $30 3/4       $30 1/4       $27 7/8       $21 3/4
 Ratio of Market Value
  to Book Value.........          1.76X         1.42X       1.65X         1.67X         1.56X         1.23X

       See accompanying Notes to Selected Historical and Pro Forma Data.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

  The following selected unaudited pro forma financial information combines the historical balance sheets and statements of income of Union Electric and CIPSCO, including their respective subsidiaries, after giving effect to the Mergers. The unaudited pro forma combined condensed balance sheet data at September 30, 1995 and December 31, 1994, 1993 and 1992 give effect to the Mergers as if they had occurred at the respective balance sheet dates. The unaudited pro forma combined condensed statements of income for each of the years in the three-year period ended December 31, 1994, and the 12-month period ended September 30, 1995, give effect to the Mergers as if they had occurred at January 1, 1992. These statements are prepared on the basis of accounting for the Mergers as a pooling of interests and are based on the assumptions set forth in the notes thereto. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Mergers been consummated on the date as of which, or at the beginning of the periods for which, the Mergers are being given effect nor is it necessarily indicative of future operating results or financial position. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

                            PRO FORMA FINANCIAL DATA

                                                    YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                12 MONTHS ENDED
                                 SEPTEMBER 30,
                                 1995(A)(K)(L)     1994       1993     1992(B)
                                --------------- ---------- ---------- ----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
 Operating Revenues...........    $3,122,642    $3,146,101 $3,138,944 $2,997,681
 Operating Income(c)..........       579,743       589,729    548,481    533,460
 Allowance for Borrowed and
  Other Funds Used During
  Construction................        13,355        12,199     13,803     11,248
 Preferred Dividend Require-
  ments of Subsidiaries.......        17,088        16,762     17,805     18,607
 Net Income(d)................       375,859       391,459    368,571    361,189
 Earnings Per Common
  Share(d)(e).................         $2.74         $2.85      $2.69      $2.63
 Cash Dividends Declared per
  Common Share(e)(f)..........         $2.32         $2.28      $2.22      $2.16
 Ratio of Earnings to Fixed
  Charges(g)..................         3.99X         4.08X      4.04X      3.90X
EQUIVALENT CIPSCO PRO FORMA
 PER SHARE DATA(h)
 Earnings per Common Share(d).         $2.82         $2.94      $2.77      $2.71
 Cash Dividends Declared per
  Common Share(f).............         $2.39         $2.35      $2.29      $2.22
                                                          DECEMBER 31,
                                                --------------------------------
                                 SEPTEMBER 30,
                                     1995          1994       1993       1992
                                 -------------  ---------- ---------- ----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA
 Total Assets(i)..............    $8,879,179    $8,629,449 $8,546,365 $7,630,729
 Long-Term Debt...............     2,373,193     2,413,108  2,300,978  2,213,253
 Short-Term Debt(j)...........        76,095       114,403    150,739    364,362
 Preferred Stock of Subsidi-
  ary--
 Not Subject to Mandatory Re-
  demption....................       298,497       298,497    298,497    282,784
 Subject to Mandatory Redemp-
  tion........................           650           676        702        728
 Common Stock Equity..........     3,024,006     2,916,667  2,840,420  2,780,570
 Book Value per Common Share..        $22.04        $21.26     $20.69     $20.26
EQUIVALENT CIPSCO PRO FORMA
 PER SHARE DATA(h)
 Book Value per Common Share..        $22.70        $21.90     $21.31     $20.87

  See accompanying notes to Selected Historical and Pro Forma Data. In addition, the pro forma financial information does not give effect to the expected synergies of the transaction. See "THE MERGERS."

NOTES TO SELECTED HISTORICAL AND PRO FORMA DATA

(a) Net income for the twelve months ended September 30, 1995 includes a pre-tax charge of $6.3 million for CIPSCO's voluntary separation program recorded in the first quarter of 1995.

(b) Net income for the fiscal year ended December 31, 1992 includes a gain for Union Electric on sales of electric distribution properties of $18.1 million, net of income taxes, recorded in the fourth quarter of 1992.

(c) Pro forma operating income includes the deduction for CIPSCO income taxes to conform reporting presentations. Historically, CIPSCO's income taxes were not shown as an operating expense. CIPSCO's income taxes for the twelve months ended September 30, 1995 and for the years ended December 31, 1994, 1993 and 1992 were $48.7 million, $49.1 million, $51.9 million and $40.8 million, respectively.

(d) Net income (CIPSCO) and earnings available for common shareholders (Union Electric) and earnings per common share are based on net income after deducting preferred dividend requirements.

(e) Pro forma per common share amounts give effect to the conversion of each share of CIPSCO Common Stock into 1.03 shares of Holdings Common Stock and each share of Union Electric Common Stock into 1 share of Holdings Common Stock.

(f) Pursuant to SEC requirements, calculated based on historical dividends paid by Union Electric and CIPSCO combined. It is anticipated that Holdings will adopt Union Electric's common share dividend payment level.

(g) For purposes of computing the ratios of earnings to fixed charges, "earnings" consist of net income (after preferred dividend requirements, as appropriate), plus interest on debt, amortization of debt discount, premium and expense, a portion of rentals representative of the interest factor, preferred dividend requirements and income taxes. "Earnings" also include allowance for borrowed and other funds used during construction. "Fixed charges" consist of interest charges, amortization of debt discount, premium and expense, a portion of rentals representative of the interest factor and the pre-tax dividend requirements on subsidiary preferred stock. Currently, the Union Electric Preferred Stock is not issued by a subsidiary; subsequent to the Mergers, the Union Electric Preferred Stock will be issued by a subsidiary of Holdings.

(h) Represents the pro forma equivalent of one share of CIPSCO Common Stock calculated by multiplying the pro forma information by the conversion ratio of 1.03 shares of Holdings Common Stock for each share of CIPSCO Common Stock.

(i) Pro forma total assets include regulatory assets for deferred income taxes for CIPSCO to conform to reporting presentations. Historically, CIPSCO's regulatory assets for deferred income taxes were offset against CIPSCO's regulatory liabilities. CIPSCO's deferred income tax regulatory assets at September 30, 1995 and December 31, 1994 and 1993 were $45.6 million, $48.2 million and $51.9 million, respectively.

(j) Includes bank and other notes payable, and current maturity of long-term debt.

(k) Net income for the twelve months ended September 30, 1995 includes a one-time credit to Missouri electric customers which reduced revenues and pre-tax income of Union Electric by $30 million.

(l) Net income for the twelve months ended September 30, 1995 includes a charge of $9 million, net of income taxes, for merger transaction costs.

COMPARATIVE MARKET PRICES AND DIVIDENDS

  The Union Electric Common Stock and the CIPSCO Common Stock are listed on the NYSE. The CIPSCO Common Stock is also listed on the CSE. The following table sets forth, for the periods indicated, the high and low sales prices of Union Electric Common Stock and CIPSCO Common Stock as reported on the NYSE Composite Tape and dividends declared.

                                    UNION ELECTRIC              CIPSCO
                                ----------------------- -----------------------
                                 HIGH   LOW   DIVIDENDS  HIGH   LOW   DIVIDENDS
                                ------ ------ --------- ------ ------ ---------
1993
  First Quarter................ 40 1/2 35 3/4   $ .58   32 3/4 29 1/4   $.48
  Second Quarter............... 41 3/8 38 5/8   $ .58   33 5/8 31 1/4   $.49
  Third Quarter................ 44 5/8 40       $ .58   33 3/4 32       $.49
  Fourth Quarter............... 44 3/8 38 1/8   $.595   33 3/8 29 1/4   $.49
1994
  First Quarter................ 39 1/2 34 3/4   $.595   30 5/8 27 7/8   $.49
  Second Quarter............... 35 7/8 30 3/4   $.595   30 1/4 25 1/4   $.50
  Third Quarter................ 35 7/8 32       $.595   28 1/2 25 1/2   $.50
  Fourth Quarter............... 36 1/2 34 1/2   $ .61   28 3/8 26 1/4   $.50
1995
  First Quarter................ 38 1/4 34 3/4   $ .61   29 1/2 27       $.50
  Second Quarter............... 37 7/8 35       $ .61   30 3/4 28 1/2   $.51
  Third Quarter................ 37 5/8 34 5/8   $ .61   34 1/2 28 3/4   $.51
  Fourth Quarter (through No-
   vember 10, 1995)............ 40 1/4 37 3/8   $.625   37 1/4 34 3/8   $.51

  On August 11, 1995, the last full trading day before the public announcement of the execution and delivery of the Merger Agreement, the high, low and closing sales prices per share of (i) Union Electric Common Stock on the NYSE Composite Tape were $35 3/8, $35 1/8 and $35 3/8, respectively, and (ii) CIPSCO Common Stock on the NYSE Composite Tape were $29 3/4, $29 5/8 and $29 5/8, respectively.

  On November 10, 1995, the most recent date for which it was practicable to obtain market price data prior to printing this Joint Proxy Statement/Prospectus, the high, low and closing sales prices per share of Union Electric Common Stock on the NYSE Composite Tape were $39 7/8, $39 3/4 and $39 7/8, respectively, and the high, low and closing sales prices per share of CIPSCO Common Stock on the NYSE Composite Tape were $36 7/8, $36 3/4 and $36 3/4, respectively. If the Mergers had been consummated on that date and if the market value per share of the Holdings Common Stock equalled the closing price per share of Union Electric Common Stock on such date, the market value of the number of shares of Holdings Common Stock into which each share of CIPSCO Common Stock would have been converted, based on the CIPSCO Ratio, would have been $41.07. Union Electric increased its dividend in the fourth quarter of 1995 to an annual rate of $2.50 per share.

  The market prices of Union Electric Common Stock and CIPSCO Common Stock are subject to fluctuation. Union Electric shareholders and CIPSCO shareholders are urged to obtain current market quotations for Union Electric Common Stock and CIPSCO Common Stock.

                          MEETINGS, VOTING AND PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to (i) the holders of CIPSCO Common Stock in connection with the solicitation of proxies by the CIPSCO Board from the holders of CIPSCO Common Stock for use at the CIPSCO Meeting, and (ii) the holders of Union Electric Common Stock and Union Electric Preferred Stock in connection with the solicitation of proxies by the Union Electric Board from the holders of Union Electric Common Stock and Union Electric Preferred Stock for use at the Union Electric Meeting.

THE CIPSCO MEETING

  Purpose of the CIPSCO Meeting. The purpose of the CIPSCO meeting is to consider and vote upon (i) a proposal to approve the Merger Agreement and the transactions contemplated thereby (including, among other things, the CIPSCO Merger), and (ii) the transaction of such other business incident to the conduct of the CIPSCO Meeting as may properly come before the CIPSCO Meeting. The CIPSCO Board is not aware, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other matters which may properly come before the CIPSCO Meeting. If any such other matters properly come before the CIPSCO Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the CIPSCO proxy to vote such proxies in accordance with their best judgment on such matters.

  THE CIPSCO BOARD HAS APPROVED THE MERGER AGREEMENT, AUTHORIZED THE EXECUTION AND DELIVERY OF THE MERGER AGREEMENT, AND RECOMMENDS THAT CIPSCO SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  One director of CIPSCO, Mr. John L. Heath, voted against approval of the Merger Agreement noting that in light of CIPSCO's strong financial position he was not in favor of the merger. He indicated that if at a later date it became desirable for CIPSCO to become larger, he would prefer that CIPSCO pursue a merger involving an entity smaller than itself.

  In considering the recommendation of the CIPSCO Board with respect to the Merger Agreement, shareholders should be aware that certain members of CIPSCO's management and the CIPSCO Board have certain interests in the Mergers which are in addition to the interests of shareholders of CIPSCO generally and which could potentially represent conflicts of interest. The CIPSCO Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGERS-- Potential Conflicts of Interests of Certain Persons in the Mergers."

  Date, Place and Time; Record Date. The CIPSCO Meeting is scheduled to be held on Wednesday, December 20, 1995, at 10:00 a.m., local time, at the Springfield Hilton, 700 East Adams Street, Springfield, Illinois. Holders of record of CIPSCO Common Stock at the close of business on November 1, 1995, the CIPSCO Record Date, will be entitled to notice of and to vote at the CIPSCO Meeting. As of the CIPSCO Record Date, 34,069,542 shares of CIPSCO Common Stock were issued and outstanding and entitled to vote.

  Voting Rights. Each shareholder of record is entitled to one vote for each share of CIPSCO Common Stock held on each matter submitted to a vote at the CIPSCO Meeting. A majority of the outstanding shares of CIPSCO Common Stock entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of such matter at the CIPSCO Meeting. If a quorum is present the affirmative vote of the holders of at least two-thirds of the outstanding shares of CIPSCO Common Stock will be sufficient to approve the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement. Failure to return a CIPSCO proxy or vote in person at the CIPSCO Meeting will have the effect of a vote against the Merger Agreement.

  Proxies. Any holder of CIPSCO Common Stock may vote his or her shares either in person or by duly authorized proxy. The giving of a proxy by a CIPSCO shareholder will not affect such shareholder's right to vote such shares if the shareholder attends the CIPSCO Meeting and desires to vote in person. Prior to the voting of a CIPSCO proxy, such proxy may be revoked by the shareholder by delivering written notice of revocation to the Secretary of CIPSCO, by executing a subsequently dated proxy or by voting in person at the CIPSCO Meeting. All shares represented by effective proxies on the enclosed form of CIPSCO proxy received by CIPSCO will be voted at the CIPSCO Meeting in accordance with the terms of such proxies. If no instructions are given, the CIPSCO proxies will be voted FOR the approval of the Merger Agreement.

  Each participant in CIPSCO's Automatic Dividend Reinvestment and Stock Purchase Plan ("CIPSCO Reinvestment Plan") or the CIPS Employee Stock Ownership Plan (the "CIPS ESOP"), Employee Long-Term Savings Plan, Employee Long-Term Savings Plan-IUOE No. 148 or Employee Long-Term Savings Plan-IBEW No. 702 (the "CIPS Savings Plans") will receive a form of proxy by which such participant may direct the respective agent or trustee under such Plan as to the manner of voting shares credited to the participant's account under such Plan. CIPSCO shareholders of record who are participants in the CIPSCO Reinvestment Plan will receive one form of proxy which will be deemed to include shares held of record and shares held under the CIPSCO Reinvestment Plan. If a participant in any of the CIPS Savings Plans does not return a proxy by December 13, 1995, the trustee under the CIPS Savings Plans will vote such participant's shares under the CIPS Savings Plans in accordance with the instructions provided by the Central Illinois Public Service Company Employee Long-Term Savings Plan Committees, unless the participant votes in person at the CIPSCO Meeting. A participant in the CIPSCO Reinvestment Plan, the CIPS ESOP or any CIPS Savings Plan wishing to vote in person at the CIPSCO Meeting may obtain a proxy for shares credited to his or her account under such plan by making a written request therefor by December 13, 1995, as follows: for the CIPSCO Reinvestment Plan, to Illinois Stock Transfer Company, 223 West Jackson Boulevard, Chicago, Illinois 60606; for the CIPS ESOP, to Boston Safe Deposit and Trust Company,
Attention: Chris D. Kuhn, One Boston Place, Boston, Massachusetts 02116 and for the CIPS Savings Plans, to Merrill Lynch, Attention: Ramon W. Ortel, Jr., 265 Davidson Ave., Somerset, New Jersey 08873.

  CIPSCO will bear the cost of the solicitation of proxies for the CIPSCO Meeting, except that Union Electric and CIPSCO will share equally expenses incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus. See "THE MERGER AGREEMENT--Expenses." Certain officers, directors and employees of CIPSCO may solicit CIPSCO proxies by correspondence, telephone, telegraph, telecopy, or other electronic means or in person, but without extra compensation. CIPSCO will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy soliciting material to their principals. In addition, CIPSCO has retained Morrow & Co., Inc. New York, New York, to assist CIPSCO in the solicitation of proxies. Such solicitation may be made by mail, telecommunication or in person. The estimated aggregate cost of such services of Morrow & Co., Inc. is $15,000 plus an additional $3.50 per shareholder contact and reimbursement for reasonable out-of-pocket expenses.

  The CIPSCO Meeting may be adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

THE UNION ELECTRIC MEETING

  Purpose of the Union Electric Meeting. The purpose of the Union Electric Meeting is to consider and vote upon: (i) a proposal to approve the Merger Agreement and the transactions contemplated thereby, and (ii) such other matters, if any, as may properly be presented for consideration. The Union Electric Board does not know, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other business to be brought before the Union Electric Meeting. The enclosed proxy card authorizes the voting of shares represented by the proxy on all matters incident to the conduct of the Union Electric Meeting that may properly come before the Union Electric Meeting, and it is the intention of the proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

  THE UNION ELECTRIC BOARD, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT, AUTHORIZED THE EXECUTION AND DELIVERY OF THE MERGER AGREEMENT, AND RECOMMENDS THAT UNION ELECTRIC SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  Pursuant to the Merger Agreement, consummation of the Mergers is conditioned upon, among other things, approval of the proposal described in (i) above.

  In considering the recommendation of the Union Electric Board with respect to the Merger Agreement, shareholders should be aware that certain members of Union Electric's management and Union Electric Board have certain interests in the Mergers which are in addition to the interests of shareholders of Union Electric generally and which could potentially represent conflicts of interest. The Union Electric Board was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGERS--Potential Conflicts of Interests of Certain Persons in the Mergers."

  Date, Place and Time; Record Date. The Union Electric Meeting is scheduled to be held on Wednesday, December 20, 1995, at 9:00 a.m., local time, at The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, Missouri 63105. Holders of record of shares of Union Electric Common Stock and Union Electric Preferred Stock at the close of business on October 23, 1995, the Union Electric Record Date, will be entitled to notice of and to vote at the Union Electric Meeting. At the close of business on the Union Electric Record Date, 102,123,834 shares of Union Electric Common Stock and 3,434,596 shares of Union Electric Preferred Stock were issued and outstanding and entitled to vote.

  Voting Rights. Each outstanding share of Union Electric Common Stock is entitled to one vote and each outstanding share of Union Electric Preferred Stock is entitled to one vote upon each matter presented at the Union Electric Meeting.

  The holders of a majority of the shares of capital stock of Union Electric issued and outstanding on the Union Electric Record Date shall constitute a quorum for the transaction of business at the Union Electric Meeting. Abstentions will be considered present for the purpose of establishing a quorum. Broker nonvotes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will not be considered present for purposes of establishing a quorum. The affirmative vote of the holders of two-thirds of the outstanding shares of Union Electric Common Stock and Union Electric Preferred Stock entitled to vote, voting as a single class, is required to approve the Merger Agreement. Approval of the Merger Agreement is a condition to consummation of the Mergers. Under applicable Missouri law, in determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as votes cast against approval of the Merger Agreement.

  The directors and executive officers of Union Electric, together with their affiliates as a group, own beneficially less than one percent of the issued and outstanding shares of Union Electric Common Stock and less than one percent of the issued and outstanding shares of Union Electric Preferred Stock. Except for Cede & Co., nominee for The Depository Trust Company, and Union Electric, as agent for the Union Electric dividend reinvestment and stock purchase plan (the "Union Electric DRIP"), no person holds of record or, to the knowledge of Union Electric management, owns beneficially more than five percent of any class of the outstanding voting securities of Union Electric.

  If a Union Electric shareholder is a participant in the Union Electric DRIP, the Union Electric proxy will represent the shares held on behalf of the participant under the Union Electric DRIP and such shares will be voted in accordance with the instructions on the Union Electric proxy. If a participant in the Union Electric DRIP does not return a Union Electric proxy, the participant's shares will not be voted.

  Participants in the Union Electric Company Savings Investment Plan will receive instruction forms with which to vote the shares in the plan. SHARES HELD BY MEMBERS WHO DO NOT RETURN AN INSTRUCTION FORM WILL NOT BE VOTED AND WILL THUS HAVE THE EFFECT OF VOTING "AGAINST" THE UNION ELECTRIC MERGER. ALL PLAN MEMBERS ARE ENCOURAGED TO RETURN THE FORM AND HAVE THEIR SHARES VOTED.

  Proxies. Holders of the Union Electric Common Stock and Union Electric Preferred Stock may vote either in person or by properly executed proxy. By completing and returning the form of proxy, the Union
Electric shareholder authorizes the persons named therein to vote all the Union Electric shareholder's shares on his or her behalf. Issued and outstanding shares of Union Electric Common Stock and Union Electric Preferred Stock which are represented by properly executed proxies, will, unless such proxies have been revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement. A Union Electric shareholder may revoke a proxy at any time prior to the Union Electric Meeting by delivering to the Secretary of Union Electric a notice of revocation or a duly executed proxy bearing a later date or by attending the Union Electric Meeting and voting in person. Attendance at the Union Electric Meeting will not in itself constitute revocation of a proxy.

  Union Electric will bear the cost of soliciting proxies for the Union Electric Meeting, except that Union Electric and CIPSCO shall share equally expenses incurred in connection with printing and filing this Joint Proxy Statement/Prospectus. See "THE MERGER AGREEMENT--Expenses." In addition to soliciting proxies by mail, officers and employees of Union Electric, without receiving additional compensation therefor, may solicit proxies by telephone, by telecopy, by telegram or in person. Union Electric has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies from the Union Electric shareholders. The fee for such services of such firm shall be $7,000 plus an additional $2.60 per shareholder contact and reimbursement for reasonable out-of-pocket expenses.

  The Union Electric Meeting may be adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

                                  THE MERGERS

BACKGROUND OF THE MERGERS

  For a description of certain preexisting business relationships between Union Electric and CIPSCO, see "SELECTED INFORMATION CONCERNING UNION ELECTRIC AND CIPSCO--Certain Business Relationships Between Union Electric and CIPSCO."

  Since the late 1980s, the management of Union Electric has periodically analyzed various potential strategic options that might be available to Union Electric, including possible business combinations with other utilities. During this time since the late 1980s, the management of Union Electric looked at substantially all of the utilities of significant size and with service areas proximate to the main service areas of Union Electric, and periodically briefed the Union Electric Board on such matters. None of the other utilities appeared to offer strategic and operational synergies as attractive as those that could be realized through a merger with CIPSCO. The physical proximity of the service areas of CIPS, the compatibility of and similarity between Union Electric's and CIPSCO's operations, the familiarity with CIPSCO due to various cooperative transactions including power purchases and sales and the joint ownership of Electric Energy, Inc. ("EEI"), and the excellent reputation of CIPSCO's management made CIPS the natural first choice for a combination partner for Union Electric. No merger scenarios were seriously considered during this time.

  Since the late 1980s, the management of CIPS (and later CIPSCO) has periodically analyzed various potential strategic options that might be available, including possible business combinations with other utilities. CIPSCO management looked at substantially all utilities of significant size and with service areas proximate to the service area of CIPS, as well as several other utilities with Midwestern operations, and periodically briefed the Boards of CIPS and CIPSCO on such matters. During 1994, CIPSCO management and Morgan Stanley discussed generally the utility merger and acquisition environment with the CIPSCO Board. The CIPSCO Board was briefed at its December 6, 1994 meeting with respect to the fact that CIPSCO management was reviewing various strategic alternatives. As a continuation of such reviews, in May, 1995, CIPSCO management concluded that no other potential merger partner provided a better overall strategic fit than did Union Electric on the basis of factors such as: low cost-structure, competitive energy rates, strong credit ratings, potential merger-related cost savings, possible economies of scale, marketing potential and similar common stock trading characteristics. These reasons, combined with the compatibility of and similarity between CIPS' and Union Electric's operations, CIPS' prior experience working with Union Electric in the context of power purchases and sales, service restoration following major storms, joint ownership and operation of EEI's Joppa Generating Station and the excellent reputation of Union Electric's management team made Union Electric the natural combination partner for CIPSCO.

  At its June 6, 1995 Board meeting, CIPSCO management reviewed possible strategic alternatives for CIPSCO, including a business combination with Union Electric, the possibility of remaining an independent company and the possibility of a combination with other Midwestern utilities. There was a review of the consequences of CIPSCO remaining an independent company. Management reported that it had sought advice from the investment banking firm of Morgan Stanley and the law firm of Jones, Day, Reavis & Pogue with respect to strategic alternatives. At the June 6, 1995 meeting the CIPSCO Board authorized management to continue further studies regarding a business combination with Union Electric. After this meeting, no alternative merger scenarios were seriously considered by CIPSCO management.

  Mr. Charles W. Mueller, President and Chief Executive Officer of Union Electric, and Mr. Clifford L. Greenwalt, President and Chief Executive Officer of CIPSCO have had for many years a business and social relationship, and have spoken periodically by telephone and in person at business and social occasions. Messrs. Greenwalt and Mueller have, in the course of their business dealings over the years, noted the similarities of Union Electric and CIPSCO listed above. In June of 1995, a series of discussions occurred between Messrs. Mueller and Greenwalt which ultimately resulted in a meeting on June 19, 1995 between Messrs. Mueller and Greenwalt, at which the two companies' views of the future of the utility industry were discussed. The two men discussed in a very preliminary fashion the concept of a business combination between Union Electric and CIPSCO. At such meeting, the concept of a holding company structure for a potential business combination was discussed, and Messrs. Greenwalt and Mueller also identified the issues of management succession, board composition and the location of the headquarters as significant points to be agreed upon.

  After the June 19, 1995 meeting, CIPSCO informed Morgan Stanley and Jones, Day, Reavis & Pogue that CIPSCO was contemplating a business combination with Union Electric. Additionally, during this period, Mr. Mueller verbally briefed individual Union Electric directors on the reviews and discussions which had taken place.

  On June 21, 1995, officers of Union Electric and CIPSCO, including Donald E. Brandt, Senior Vice President, Finance & Corporate Services and William E. Jaudes, Vice President and General Counsel, of Union Electric, and William A. Koertner, Vice President and Craig D. Nelson, Treasurer, of CIPSCO, held discussions with respect to potential synergies that could result from a potential business combination transaction. Following such meeting the companies entered into a confidentiality agreement, pursuant to which the parties agreed to exchange nonpublic information with a view toward exploring a possible business combination. For a description of certain standstill provisions contained in such confidentiality agreement, see "THE MERGER AGREEMENT--Standstill Agreement."

  Shortly after the June 21, 1995 meeting, Union Electric engaged the law firm of Wachtell, Lipton, Rosen & Katz to advise it with respect to the potential transaction.

  The parties agreed that it was desirable to arrange an introductory meeting of the parties' respective management teams and advisors to discuss, among other things, the due diligence and negotiation process.

  On July 14, 1995, Mr. Brandt, Mr. Jaudes, Mr. Koertner and Mr. Nelson, together with other personnel from Union Electric and CIPSCO, as well as their financial and legal advisors, held an introductory meeting to discuss, among other things, a timetable for accomplishing the tasks required to negotiate, prepare and execute a merger transaction between the two companies. Representatives of the Management Consulting Division of Deloitte & Touche LLP ("Deloitte & Touche"), which had been jointly retained by Union Electric and CIPSCO were also present at such meeting. At the July 14 meeting, working groups composed of representatives of both companies were formed to examine various issues, including structure, financial modeling, regulatory considerations, integration of employee benefit plans, communications and an analysis of synergies. Deloitte & Touche was engaged to assist the senior managements of Union Electric and CIPSCO and certain employees designated by them in identifying and quantifying the potential cost savings from synergies resulting from the proposed merger.

  On July 26, 1995, Mr. Brandt, Mr. Jaudes, Mr. Koertner and Mr. Nelson, as well as other personnel from Union Electric and CIPSCO, together with their respective financial advisors, held a meeting for the purpose of conducting due diligence and discussing further the potential synergies that could be achieved by a business combination transaction (such as cost savings from economies of scale and reduced electric production and gas purchase costs, reduction in operating and maintenance expenses and elimination of duplicative administrative expenditures), and the legal and regulatory implications of alternative combination structures.

  On August 1, 1995, CIPSCO management, Morgan Stanley, Deloitte & Touche, legal counsel and Synergy Consulting Services Corporation ("Synergy Consulting"), an independent nuclear consultant retained by CIPSCO, briefed the CIPSCO Board on various matters identified below relating to a business combination with Union Electric.

  At that meeting, management and Deloitte & Touche reported the analyses of the potential synergies that could be achieved by a combination with Union Electric presenting assumptions underlying their analyses. This presentation gave an overview of the types of synergy savings (financial, regulatory and operational) that could be achieved by a combination and emphasized that the identified synergies were all directly related to a possible merger and did not include other types of savings that might be achieved without a merger. An overview of categories of synergy savings was given which identified the following areas for potential synergies: personnel reductions, corporate and administrative programs, electric production and gas supply costs and purchasing economies for such items as materials, supplies and contract services. The analyses assumed a period of 1997 to 2006, that the combination would result in a registered holding company, continuation of current regulation of the utility industry, that management and operational integration of corporate, distribution and production support functions would occur without total physical centralization, that labor savings would be achieved exclusively through attrition and phased in over time, and that the costs to achieve the savings would be incurred over the first two years. The synergy analyses was prepared by management of CIPSCO and Union Electric with the assistance of Deloitte & Touche based on information provided by each company.

  Deloitte & Touche Consulting Group is a division of Deloitte & Touche LLP, an international accounting firm. Deloitte & Touche is a nationally recognized consulting firm with experience in utility merger and acquisition transactions. Deloitte & Touche was selected by CIPSCO and Union Electric based on its reputation, experience and expertise. CIPSCO and Union Electric will share equally the fees of Deloitte & Touche which will be based on time devoted to the project plus expenses. Total fees and expenses are estimated at $300,000. Deloitte & Touche has also been retained by CIPSCO and Union Electric to provide expert testimony in proceedings before regulatory commissions relating to approval of the Mergers.

  At the August 1, 1995 meeting of the CIPSCO Board, legal counsel presented information as to the regulatory approvals that would be required for a combination with Union Electric, the standards of review to be applied by the various regulatory bodies, implications under the 1935 Act of various structures and other matters. Morgan Stanley presented an analysis of Union Electric and reported on its due diligence activities. Synergy Consulting presented a report containing the results of its evaluation of the Callaway nuclear generating station of Union Electric and identified and characterized for the CIPSCO Board generic nuclear power plant business risks. Synergy Consulting concluded that the Callaway plant ranked at the top of the industry's nuclear generating plants in all respects, was in good condition and was well managed and also concluded that the plans for decommissioning the plant at the end of its useful life were adequate. In the course of its evaluation Synergy Consulting reviewed documentation containing relevant operating statistics (capacity factors, production costs and regulatory performance) and reviewed external performance evaluations of the plant including Institute of Nuclear Power Operations (INPO) ratings, NRC Systematic Assessment of Licensee Performance (SALP) ratings and other ratings based on publicly available industry benchmarking data of nuclear station performance. Each of these ratings put the Callaway plant among the highest of the applicable rating categories for the past five years. The Synergy Consulting evaluation took into account specific risks associated with the Callaway plant in the following categories: production, costs, organization and management and decommissioning plan. Finally, Synergy Consulting briefed the CIPSCO Board on the generic risks associated with nuclear generating plants, including premature permanent plant shutdown, temporary plant shutdown, uneconomic plant operation, inability to extend plant life, unanticipated costs, consequences of a nuclear accident, changes in regulations, fuel storage and fuel disposal and decommissioning costs.

  Synergy Consulting is a nationally recognized nuclear consulting firm with experience in evaluation of the performance of nuclear powered electric generating stations. Synergy Consulting was selected by CIPSCO based on its reputation, experience and expertise based on an interview process that included several candidates. Synergy Consulting prepared its report based on materials provided to it by Union Electric, a tour of the Callaway plant, personal interviews, documentation reviews and review of publicly available materials concerning the Callaway plant and other comparable nuclear generating stations, including information on file with the NRC. CIPSCO agreed to pay Synergy Consulting a fee of $37,500 for its services in preparing the report. Synergy Consulting has also been retained by CIPSCO to provide expert testimony in proceedings before the Illinois Commission relating to approval of the Mergers.

  In the ten days following August 1, 1995, the representatives of each party continued their work with respect to the synergies analysis, business plans, legal structures, regulatory plans, due diligence and employee benefits. In addition, discussions commenced between the Union Electric management and Goldman Sachs on the one hand, and CIPSCO management and Morgan Stanley on the other hand, with respect to negotiation of the exchange ratios, and between counsel for CIPSCO and counsel for Union Electric, with respect to the terms of the draft merger agreement and the terms of possible stock option agreements.

  On August 8, 1995, the Union Electric Board met and received detailed information and advice from Goldman Sachs and legal counsel, as well as a detailed report from management on the merger negotiations. The Union Electric Board also received a report on the analysis of potential synergies, including discussions of potential cost savings from economies of scale and decreased electric production and gas purchase costs and elimination of duplicative administrative expenses. Goldman Sachs reviewed financial and other information concerning Union Electric and CIPSCO and the status of negotiations with respect to an exchange ratio. Counsel outlined in detail the terms and conditions of the draft merger agreement and proposed stock option agreements. Counsel also reviewed the handling of various other issues relating to the transaction, such as the composition of the Holdings Board and the location of the corporate headquarters of Holdings. Counsel then reviewed the implications of adopting a registered holding company structure under the 1935 Act, including the possibility that divestiture of the combined entity's gas and certain non-utility operations would be required. The Union Electric Board discussed the significant potential benefits from a combination to shareholders and customers of CIPSCO and Union Electric. In addition, counsel and management presented to the Union Electric Board, and the Union Electric Board discussed in detail, a proposed severance plan for certain Union Electric employees. See "THE MERGERS--Potential Conflicts of Interest of Certain Persons in the Mergers--Employee Plans and Severance Arrangements."

  On August 8, 1995, the CIPSCO Board met and received detailed advice from Morgan Stanley and legal counsel. The CIPSCO Board also received an updated briefing from management and Deloitte & Touche on the analysis of potential synergies, including discussions of potential cost savings from economies of scale and decreased electric production and gas purchase costs and the elimination of duplicative administrative expenses. The potential cost savings, by category, identified during the briefing by management and Deloitte & Touche are described under "Reasons for the Mergers; Recommendations of the Boards of Directors" below. Morgan Stanley reviewed financial and other information concerning Union Electric and CIPSCO and the status of negotiations with respect to an exchange ratio. Counsel outlined in detail the terms and conditions of the draft merger agreement and proposed stock option agreements. Counsel also reviewed in detail the status of negotiations on the merger agreement and the due diligence process. Management reported on the handling of various other issues relating to the transaction, such as the composition of the Holdings

Board and the location of the corporate headquarters of Holdings, the transfer of Union Electric's Illinois utility business to CIPS and communications plans. Legal counsel then reviewed the implications of adopting a registered holding company structure under the 1935 Act, including the possibility that divestiture of the combined entity's gas and certain non-utility operations would be required. Legal counsel and management described the covenants which would govern the operations of Union Electric and CIPSCO prior to the Effective Time and issues relating to employee and workforce matters which would govern the operations of Holdings and its subsidiaries subsequent to the Effective Time. The CIPSCO Board discussed the significant potential benefits from a combination to shareholders and customers of CIPSCO and Union Electric.

  The representatives and advisors for both parties met and spoke on numerous occasions on August 9, 10, and 11, discussing the transaction and the related documentation negotiating the final terms of the Merger Agreement, including the conditions to closing, the termination provisions, the breakup fees, the covenants which would govern the operations of Union Electric and CIPSCO prior to the Effective Time and various other matters, such as employee benefits and workforce matters, which would govern the operations of Holdings after the Effective Time. These discussions also addressed issues relating to composition of Holdings' management, the Holdings Board and committees of the Holdings Board. Goldman Sachs and Morgan Stanley held further discussions with respect to an exchange ratio and, on August 11, decided to present for their respective clients' consideration a ratio which would result in each share of Union Electric Common Stock being converted into one share of Holdings Common Stock, and a ratio which would result in each share of CIPSCO Common Stock being converted into 1.03 shares of Holdings Common Stock.

  On August 11, 1995, at a meeting of the Union Electric Board, Goldman Sachs and counsel to Union Electric described the status of the merger negotiations and the changes in the proposed merger agreement and stock option agreements which had been made since the August 8 meeting of the Union Electric Board. Counsel also reviewed the handling of the various other issues relating to the transaction, such as the composition of the Holdings Board and the location of the headquarters of the combined entity. At the August 11 meeting, Goldman Sachs delivered its oral opinion to the Union Electric Board that, as of such date and based upon the assumptions made, matters considered and limits of review discussed therein, and in light of the proposed exchange ratio of 1.03 shares of Holdings Common Stock per share of CIPSCO Common Stock, the proposed exchange ratio of one share of Holdings Common Stock per share of Union Electric Common Stock was fair to the holders of Union Electric Common Stock. Following discussion, the Union Electric Board unanimously approved the Merger Agreement and the Stock Option Agreements and authorized their execution.

  On August 11, 1995, the CIPSCO Board met and received advice from Morgan Stanley and legal counsel. Morgan Stanley reviewed various financial and other information and rendered to the CIPSCO Board its oral opinion, confirmed in a written opinion dated August 11, 1995, to the effect that, as of the date of said opinion and based upon and subject to the matters stated therein, the proposed exchange ratio of 1.03 shares of Holdings Common Stock per share of CIPSCO Common Stock, in light of the exchange ratio of one share of Holdings Common Stock to be received by shareholders of Union Electric for each share of Union Electric Common Stock, was fair to the holders of CIPSCO Common Stock from a financial point of view. Legal counsel reviewed the final forms of Merger Agreement and Stock Option Agreements and other transaction documents with the CIPSCO Board. The CIPSCO Board discussed the advice they had received at the various CIPSCO Board meetings and the significant potential benefits to shareholders and customers of CIPSCO which would result from a combination of CIPSCO and Union Electric. After such discussions, the CIPSCO Board approved the Merger Agreement and the Stock Option Agreements and authorized their execution. One director of CIPSCO, Mr. John L. Heath, voted against approval of the Merger Agreement noting that in light of CIPSCO's strong financial position he was not in favor of the merger. He indicated that if at a later date it became desirable for CIPSCO to become larger, he would prefer that CIPSCO pursue a merger involving an entity smaller than itself.

  Following the meetings of the Union Electric Board and the CIPSCO Board, the Merger Agreement and the Stock Option Agreements were executed.

REASONS FOR THE MERGERS; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

Union Electric and CIPSCO believe that the Mergers offer the following significant strategic and financial benefits to each company and to their respective shareholders, as well as to their employees and customers and the communities in which they do business:

  --COST EFFICIENCIES TO HELP MAINTAIN COMPETITIVE RATES--Holdings will be more effective in meeting the challenges of the increasingly competitive environment in the utility industry than either Union Electric or CIPSCO standing alone. The Mergers will create the opportunity for strategic, financial and operational benefits for customers in the form of lower rates over the long term and for shareholders in the form of greater financial strength and financial flexibility.

  --INTEGRATION OF CORPORATE AND ADMINISTRATIVE FUNCTIONS--Holdings will be able to consolidate certain corporate and administrative functions of Union Electric and CIPSCO, thereby eliminating duplicative positions, reducing other non-labor corporate and administrative expenses and limiting or avoiding expenditures for administrative programs and information systems. A joint transition task force is examining the manner in which to best organize and manage the businesses of Holdings and identify duplicative positions in the corporate and administrative areas. It is anticipated that, as a result of combining staff and other functions, Holdings will have somewhat fewer employees within several years than Union Electric and CIPSCO currently have in the aggregate. Union Electric and CIPSCO are committed to achieve cost savings in the area of personnel reductions through attrition, strictly controlled hiring, and reassignment and retraining. In addition, some savings in areas such as insurance and regulatory costs and legal, audit and consulting fees should be realized.

  --REDUCED OPERATING COSTS--The combination should result in decreased electric production costs through the joint dispatch of the systems. Natural gas supply savings through combined purchasing are also anticipated.

  --PURCHASING ECONOMIES--The combination of the two companies should result in greater purchasing power for items such as materials, supplies and contract services.

  --INCREASED MARKETING OPPORTUNITIES--The combined companies will have enhanced opportunities for marketing in the wholesale and interchange markets. The combined companies will have electric interconnections with 28 other utility systems, enhancing opportunities to make sales transactions with these systems and others.

  --MORE DIVERSE SERVICE TERRITORY--The combined service territories of Union
   Electric and CIPS will be larger and more diverse than either of the service territories of Union Electric or CIPS as independent entities. This increased geographical diversity will reduce the exposure to changes in economic or competitive conditions in any given sector of the combined service territory.

  --EXPANDED MANAGEMENT RESOURCES--In combination, Union Electric and CIPSCO will be able to draw on a larger and more diverse mid- and senior-level management pool to lead Holdings forward in an increasingly competitive environment for the delivery of energy and should be better able to attract and retain the most qualified employees. The employees of Holdings should also benefit from new opportunities in the expanded organization.

  --COMMUNITY INVOLVEMENT--Holdings will continue to play a leadership role in the economic development efforts of the communities Union Electric and CIPS now serve. The philanthropic and volunteer programs currently maintained by the two companies will be continued.

  Subject to the qualifications expressed below, Union Electric and CIPSCO believe that synergies from the Mergers will generate substantial cost savings to Holdings, which would not be available absent the

Mergers. Although there can be no assurances that such results will be achieved, preliminary estimates by the managements of Union Electric and CIPSCO indicate that the Mergers could result in potential net cost savings (that is, after taking into account the costs incurred to achieve such savings) of approximately $570 million during the 10-year period following the Mergers. Approximately one-third of these savings are expected to be achieved through personnel reductions involving approximately 300 positions. Other potentially significant costs savings are reduced corporate and administrative programs (35% of total potential savings), reduced electric production costs and lower gas supply costs (20%), and purchasing economies for materials, supplies and contract services (12%). Achieved savings in costs are expected to inure to the benefit of both shareholders and customers. The treatment of the benefits and cost savings will depend on the results of regulatory proceedings in the jurisdictions in which Union Electric and CIPSCO operate their businesses.

  The analyses employed in order to develop estimates of potential savings as a result of the Mergers were necessarily based upon various assumptions that involve judgments with respect to, among other things, future national and regional economic and competitive conditions, technological developments, inflation rates, regulatory treatment, weather conditions, cost of capital, future business decisions, and other uncertainties, all of which are difficult to predict and many of which are beyond the control of Union Electric and CIPSCO. Accordingly, while Union Electric and CIPSCO believe that such assumptions are reasonable for purposes of the development of estimates of potential savings, there can be no assurance that such assumptions will approximate actual experience or that such savings will be realized.

  CIPSCO. The CIPSCO Board has determined that the terms of the proposed Mergers are fair to, and in the best interests of, CIPSCO's shareholders. At the meeting held on August 11, 1995, the CIPSCO Board adopted and approved the Merger Agreement and the transactions contemplated thereby.

  The CIPSCO Board believes that the Mergers represent a significant strategic opportunity for CIPSCO and should offer CIPSCO and its shareholders better prospects for the future than would be available to CIPSCO as a stand-alone entity. In addition to the joint benefits described above, the CIPSCO Board took into account the fact that it is anticipated that Holdings will adopt Union Electric's common share dividend payment level as of the Effective Time. Union Electric currently pays $2.50 per share annually. CIPSCO's current indicated annual dividend rate is $2.04 per share. Thus, the Holdings dividend would represent a 26% increase in the dividend per share for current CIPSCO shareholders, taking into account the CIPSCO Ratio. While the dividend policy actually adopted by Holdings is subject to evaluation from time to time by the Holdings Board based on Holdings' results of operations, financial condition, capital requirements and other relevant considerations, the CIPSCO Board considered this possible dividend increase a distinct benefit to its shareholders.

  In reaching its decision to approve the Merger Agreement, and in addition to the factors described above, the CIPSCO Board considered the following factors:
(i) the current and historical market prices and dividends on the CIPSCO Common Stock and the Union Electric Common Stock (as set forth under "SELECTED HISTORICAL AND PRO FORMA DATA--Comparative Market Prices and Dividends"); (ii) information concerning the financial performance, condition, business operations and prospects of each of CIPSCO and Union Electric, which indicate the compatibility of the two companies and the potential synergies which could be realized as a result of their combination; (iii) the effects of the Mergers on CIPSCO's existing shareholders, including the opportunity to share in the anticipated benefits of ownership of the combined enterprise; (iv) the expected accounting treatment of the Mergers as a pooling of interests (as discussed under "--Accounting Treatment"), which avoids the reduction in earnings which would result from the creation and amortization of goodwill under the purchase method of accounting; (v) the expected federal income tax treatment of the Mergers as a tax-free reorganization to shareholders (as described under "-- Certain Federal Income Tax Consequences"); (vi) the proposed structure of the transaction and the treatment of CIPSCO and Union Electric and their respective shareholders; (vii) the regulatory treatment to be requested in connection with the Mergers (as discussed under "REGULATORY MATTERS"); (viii) the terms of the Merger Agreement and the Stock Option Agreements, which provide for reciprocal representations and warranties, conditions to closing and rights to termination, balanced rights and obligations and protection for employees of CIPSCO and CIPS and the communities they serve; (ix) the opinion of Morgan Stanley (see "--Opinions of Financial Advisors--CIPSCO's Financial Advisor"); (x) the projected pro forma ownership of Holdings by the shareholders of CIPSCO implied by the Ratios; (xi) its evaluation of Union Electric's nuclear operations; (xii) the transfer of Union Electric's Illinois operations to CIPS; (xiii) the terms of the Merger Agreement (as described under "THE MERGER AGREEMENT" and "HOLDINGS FOLLOWING THE MERGERS--Management of Holdings"), which provide for an orderly integration of management after the Effective Time and (xiv) the Stock Option Agreements (as described under "THE STOCK OPTION AGREEMENTS"). The CIPSCO Board considered the above factors as a whole, and did not assign specific or relative weights to such factors.

  One director of CIPSCO, Mr. John L. Heath, voted against approval of the Merger Agreement, noting that in light of CIPSCO's strong financial position he was not in favor of the merger. He indicated that if at a later date it became desirable for CIPSCO to become larger, he would prefer that CIPSCO pursue a merger involving an entity smaller than itself.

  THE CIPSCO BOARD HAS ADOPTED AND APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE TERMS OF THE MERGERS ARE FAIR TO, AND IN THE BEST INTERESTS OF, CIPSCO'S SHAREHOLDERS. THE CIPSCO BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  In considering the recommendation of the CIPSCO Board with respect to the Merger Agreement, shareholders should be aware that certain members of CIPSCO's management and the CIPSCO Board have certain interests in the Mergers which are in addition to the interests of shareholders of CIPSCO generally and which could potentially represent conflicts of interest. The CIPSCO Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "--Potential Conflicts of Interests of Certain Persons in the Mergers."

  Union Electric. The Union Electric Board believes that the terms of the Mergers are fair to, and in the best interests of, Union Electric and its shareholders. Accordingly, the Union Electric Board, by a unanimous vote, has approved the Merger Agreement and recommends its approval and adoption by Union Electric's shareholders. The Union Electric Board believes: that Union Electric's shareholders will benefit by participation in the combined economic growth of the Union Electric and CIPS service territories, and from the inherent increase in scale economies, the market diversification and the resulting increased financial stability and strength; that the Mergers will result in cost savings from decreased electric production and gas supply costs, a reduction in operating and maintenance expense and other factors discussed above; and that the combined enterprise can more effectively participate in the increasingly competitive market for the generation of power. All of these factors offer a potential increase in earnings and dividend growth and the creation of a larger, financially stronger company. In reaching its conclusions, the Union Electric Board considered (i) the financial performance, condition, business operations and prospects of each of Union Electric and CIPSCO and that, on a combined basis, the companies will likely have greater financial stability and strength due to participation in the combined economic climate and growth of both the CIPS and Union Electric service territories, the increase in scale economies, the market diversification resulting from the combination of customer bases and the impact of the potential operating efficiencies and other synergies which are expected to reduce operational and maintenance expenses, as more fully discussed above; (ii) current industry, economic, market and regulatory conditions which encourage consolidation to reduce risk and create new avenues for earnings growth; (iii) the anticipated positive effect of the Mergers on shareholders and customers; (iv) the terms of the Merger Agreement and the Stock Option Agreements, which provide for reciprocal representations and warranties, conditions to closing and rights to termination, balanced rights and obligations and protection for employees of Union Electric and the communities it serves; (v) the impact of regulation under various state and federal laws (as described under "REGULATORY MATTERS");
(vi) that the Mergers are expected to be treated as a tax-free reorganization to shareholders and to be accounted for as a pooling-of-interests transaction (which avoids the reduction in earnings which would result from the creation and amortization of goodwill under purchase accounting); and (vii) the opinion of Goldman Sachs, described below, that, in light of the CIPSCO Ratio, the Union Electric Ratio is fair to holders of Union Electric Common Stock. In determining that the Mergers are fair to and in the best interests of its shareholders, the Union Electric Board considered the above factors as a whole and did not assign specific or relative weights to them.

  THE UNION ELECTRIC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE TERMS OF THE MERGERS ARE FAIR TO, AND IN THE BEST INTERESTS OF, UNION ELECTRIC'S SHAREHOLDERS. THE UNION ELECTRIC BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  In considering the recommendation of the Union Electric Board with respect to the Merger Agreement, shareholders should be aware that certain members of Union Electric's management and the Union Electric Board have certain interests in the Mergers which are in addition to the interests of shareholders of Union Electric generally and which could potentially represent conflicts of interest. The Union Electric Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "--Potential Conflicts of Interests of Certain Persons in the Mergers."

OPINIONS OF FINANCIAL ADVISORS

  CIPSCO'S Financial Advisor. CIPSCO retained Morgan Stanley to act as its financial advisor in connection with the Mergers. Morgan Stanley was selected by the CIPSCO Board to act as CIPSCO's financial advisor based on Morgan Stanley's qualifications, expertise and reputation, as well as Morgan Stanley's investment banking relationship and familiarity with CIPSCO.

  At the August 11, 1995 meeting of the CIPSCO Board, Morgan Stanley rendered to the CIPSCO Board its oral opinion that, as of such date, based upon and subject to the various considerations set forth in the opinion, the CIPSCO Ratio, taking into account the Union Electric Ratio, is fair from a financial point of view to holders of shares of CIPSCO Common Stock. Morgan Stanley delivered to the CIPSCO Board a written opinion dated as of August 11, 1995 confirming its oral opinion. Morgan Stanley also delivered to the CIPSCO Board a written opinion dated as of the date of this Joint Proxy Statement/Prospectus which is substantially identical to the August 11, 1995 written and oral opinions.

  THE FULL TEXT OF MORGAN STANLEY'S OPINION DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. MORGAN STANLEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CIPSCO RATIO, TAKING INTO ACCOUNT THE UNION ELECTRIC RATIO, FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CIPSCO COMMON STOCK AS TO HOW TO VOTE AT THE CIPSCO MEETING. SHAREHOLDERS ARE URGED TO READ MORGAN STANLEY'S OPINION IN ITS ENTIRETY.

  In connection with rendering its opinion, Morgan Stanley: (i) analyzed certain publicly available financial statements and other information of CIPSCO and Union Electric, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning CIPSCO and Union Electric prepared by their respective managements; (iii) analyzed certain financial projections of CIPSCO and Union Electric prepared by their respective managements; (iv) discussed the past and current operations and financial condition and the prospects of CIPSCO and Union Electric with senior executives of CIPSCO and Union Electric, respectively; (v) reviewed the reported prices and trading activity of both the CIPSCO Common Stock and the Union Electric Common Stock; (vi) compared the financial performance of CIPSCO and Union Electric and the prices and trading activity of CIPSCO Common Stock and Union Electric Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger or acquisition transactions; (viii) analyzed the pro forma financial impact of the Mergers on Holdings; (ix) participated in discussions and negotiations among representatives of CIPSCO and Union Electric and their respective financial and legal advisors; (x) reviewed drafts of the Merger Agreement and the Stock Option Agreements, and certain related documents; (xi) participated in discussions with CIPSCO and Union Electric and a third-party consultant to CIPSCO and Union Electric regarding estimates of cost savings expected to be derived from the Mergers and participated in a presentation by CIPSCO's nuclear advisor regarding Union Electric's nuclear operations; and
(xii) performed such other analyses and examinations and considered such other factors, which are described below, as it deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. In addition, Morgan Stanley assumed that the financial projections were reasonably prepared on bases reflecting the best current available estimates and judgments of the future financial performances of CIPSCO and Union Electric, respectively. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of CIPSCO and Union Electric; however, Morgan Stanley reviewed the presentation of CIPSCO, Union Electric and of the third party consultant to CIPSCO and Union Electric with respect to estimates of cost savings expected to be derived from the Mergers and relied without independent verification upon such estimates for purposes of its opinion. In addition, Morgan Stanley assumed that the Mergers would be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Mergers will be accounted for as a "pooling of interests" business combination in accordance with generally accepted accounting principles as in effect in the United States and that the Mergers will be treated as a tax-free reorganization and/or exchange, each pursuant to the Code. Morgan Stanley's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

  In arriving at its opinion, Morgan Stanley further assumed that in connection with the receipt of all the necessary regulatory and governmental approvals for the proposed Mergers, no restriction will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to a merger with or other business combination transaction involving CIPSCO or any of its assets.

  The following is a brief summary of the analyses and examinations performed by Morgan Stanley in preparation of its opinion letter dated August 11, 1995 and reviewed with the CIPSCO Board on August 8, 1995 and August 11, 1995:

  Peer Group Comparison. As part of its analysis, Morgan Stanley compared certain financial information of CIPSCO and Union Electric with that of a group of public utility companies, including CILCORP Inc., IPALCO Enterprises, Inc., Kansas City Power & Light Company, UtiliCorp United Inc., Western Resources Inc., WPL Holdings, Inc., and WPS Resources Corporation (collectively, the "Electric Utility Comparables"). Such financial information included price to earnings multiple, price to book value multiple, price to operating cash flow multiple, and dividend yield. In particular, such analyses indicated that as of August 4, 1995, based on a compilation of earnings projections by securities research analysts, CIPSCO and Union Electric traded at 12.1 and 12.3 times forecasted earnings for the calendar year 1995, respectively, 11.7 and 12.0 times forecasted earnings for the calendar year 1996, respectively, 1.57 and
1.63 times book value as of the most recent quarter end, 5.7 and 6.4 times operating cash flow for the latest reported 12-month period as derived from publicly available information, and a 6.9% and 6.8% dividend yield, respectively, compared to a range of 11.0 to 12.9 times 1995 earnings, 10.8 to
12.7 times 1996 earnings, 1.28 to 1.57 times book value, 4.0 to 6.6 times operating cash flow for the latest reported 12-month period, and 6.3% to 7.1% dividend yield, for the Electric Utility Comparables. Morgan Stanley noted that, as of August 4, 1995, both CIPSCO and Union Electric were generally trading within the range of the Electric Utility Comparables based on the above financial ratios.

  Historical Exchange Ratio Analysis. Morgan Stanley also reviewed the ratio of CIPSCO Common Stock to Union Electric Common Stock trading prices over the latest three years. This ratio ranged from approximately 0.73 to 0.86 times and, based on the closing price of CIPSCO Common Stock and Union Electric Common Stock on August 4, 1995, of $29.75 and $35.88, respectively, the ratio was 0.83 times. Based on the CIPSCO Ratio and the Union Electric Ratio, the Mergers represent a 24.2% premium to the ratio based on August 4, 1995 closing prices.

  Contribution Analysis. Morgan Stanley analyzed the pro forma contribution of each of CIPSCO and Union Electric to Holdings. Such analysis included, among other things, relative contributions of earnings before interest, taxes, depreciation and amortization, net income, book value, and asset value at or over various time periods. In particular, such analysis showed that CIPSCO would contribute approximately 21.0% of the earnings before interest, taxes, depreciation and amortization for the latest reported 12-month period, 21.9% and 22.1% of the projected earnings for calendar years 1995 and 1996, respectively, based on a compilation of earnings estimates by securities research analysts, and 22.3% and 21.1% of the book value and asset value, respectively, as of the most recent reported quarter end. Morgan Stanley observed that the aforementioned contribution percentages implied exchange ratios between CIPSCO Common Stock and Union Electric Common Stock in the range of 0.80 to 0.86, as compared to the CIPSCO Ratio of 1.03 (taking into account the Union Electric Ratio).

  Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of CIPSCO and Union Electric based on certain financial projections prepared by the respective management of each company for the fiscal years ended 1995 through 1999. Morgan Stanley discounted the unlevered free cash flows of each company (net income available to common shareholders plus preferred stock dividends plus depreciation and amortization plus deferred taxes plus after-tax net interest expense less capital expenditures less investment in working capital) over the forecast period at a range of discount rates of 7.3% to 8.3%, representing an estimated range of weighted average cost of capital range for CIPSCO and Union Electric. The sum of the present values of such free cash flows for each company was then added to the present value of each company's terminal value, computed using a forward multiple range of earnings of 11.5 to 12.5 times, representing an estimated range of forward price to earnings multiple range for CIPSCO and Union Electric, and discounted at the aforementioned range of discount rates. Based on this analysis, Morgan Stanley calculated per share values for CIPSCO ranging from approximately $31 to $35 and for Union Electric ranging from approximately $35 to $39.

  Discounted Dividend Analysis. Morgan Stanley performed a discounted dividend analysis of CIPSCO and Union Electric based on certain dividend projections prepared by the respective management of each company for the fiscal years ended 1995 through 1999. Morgan Stanley discounted the dividends of each company over the forecast period at a range of discount rates of 9.0% to 10.0%, representing an estimated range of cost of equity for CIPSCO and Union Electric. The sum of the present values of such dividends was then added to the present value of each company's terminal value, computed using a perpetual dividend growth rate range of 2.0% to 3.0%, representing an estimated range of long-term dividend growth rates for CIPSCO and Union Electric, and discounted at the aforementioned range of discount rates. Based on this analysis, Morgan Stanley calculated per share values for CIPSCO ranging from approximately $27 to $35 and for Union Electric ranging from approximately $33 to $42.

  Analysis of Selected Precedent Transactions. Morgan Stanley reviewed the following seven large proposed or completed electric utility merger transactions announced since 1985: the mergers of Northern States Power Company with Wisconsin Energy Corporation (pending), Iowa-Illinois Gas and Electric Company with Midwest Resources Inc. (pending), Sierra Pacific Resources with The Washington Water Power Company (pending), PSI Resources, Inc. with The Cincinnati Gas & Electric Company, Midwest Energy Company with Iowa Resources Inc., San Diego Gas & Electric Company with Tucson Electric Power Company (not consummated), and The Toledo Edison Company with The Cleveland Electric Illuminating Company (collectively, the "Electric Utility Mergers"). Morgan Stanley also reviewed the following nine large proposed or completed electric utility acquisition transactions announced since 1987: the acquisition of

PSI Resources, Inc. by IPALCO Enterprises, Inc. (not consummated), Gulf States Utilities Company by Entergy Corporation, Iowa Southern Inc. by IE Industries Inc., the electric utility operations of Centel Corporation by UtiliCorp United Inc., Kansas Gas and Electric Company by The Kansas Power and Light Company, Kansas Gas and Electric Company by Kansas City Power & Light Company (not consummated), San Diego Gas & Electric Company by SCEcorp (not consummated), Savannah Electric and Power Company by The Southern Company, and Utah Power & Light Company by PacifiCorp (collectively, the "Electric Utility Acquisitions"). Morgan Stanley compared certain financial and market statistics of these transactions with those for the Mergers. The analysis showed for the Electric Utility Mergers and the Electric Utility Acquisitions a median price to earnings multiple for the latest 12-month period of 12.0 and 12.1 times, respectively, a median price to book value multiple of 1.37 and 1.80 times, respectively, a median price to operating cash flow ratio for the latest 12-month period of 6.1 and 6.4 times, respectively, and a premium to market price one month prior to the announcement of the transaction of 4.3% and 34.5%, respectively. These statistics were compared with corresponding multiples of 15.2, 1.95, 7.0 times, and a premium of 24.2% for the Mergers, based on the CIPSCO Ratio and Union Electric Ratio and based on CIPSCO Common Stock and Union Electric Common Stock closing share prices on August 4, 1995. Morgan Stanley observed that the implied multiples and premium for the Mergers, based on CIPSCO Common Stock and Union Electric Common Stock closing share prices on August 4, 1995, were higher than all the corresponding median multiples and premiums for both the Electric Utility Mergers and the Electric Utility Acquisitions, with the exception of the median premium to market price one month prior to the announcement of a transaction for the Electric Utility Acquisitions.

  Pro Forma Analysis of the Mergers. Morgan Stanley analyzed the pro forma impact of the Mergers on Union Electric's earnings per share for the fiscal years ended 1997 through 2001. The first year of the analysis period is based on the assumption that 1997 constitutes the first full year after the Mergers. Such analysis was based on earnings estimates for fiscal years ended 1997 through 1999 for CIPSCO and Union Electric prepared by the respective company managements and further projected through to fiscal year ended 2001 based on the consensus long term earnings growth rate of securities research analysts for CIPSCO and Union Electric, and a portion of the estimates of cost savings expected to be derived from the Mergers presented by CIPSCO, Union Electric and the third party consultant to CIPSCO and Union Electric. Morgan Stanley observed that, based on the CIPSCO Ratio and Union Electric Ratio, and assuming that the Mergers would be treated as a pooling of interests for accounting purposes, the Mergers would result over the analysis period in a significant increase in pro forma earnings per share to holders of CIPSCO Common Stock (in the range of approximately 10.7% to 15.8%, depending on the year).

  In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley reviewed the analyses used to render its August 11, 1995 opinion by performing procedures to update certain such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create a misleading view of the processes underlying its opinion. The range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of CIPSCO or Union Electric.

  The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the CIPSCO Ratio (taking into account the Union Electric Ratio) to the holders of CIPSCO Common Stock and were provided to the CIPSCO Board in connection with the delivery of Morgan Stanley's opinion dated August 11, 1995. The analyses do not purport to be appraisals or to reflect the prices at which CIPSCO or Union Electric might actually be sold. In addition, as described above, Morgan Stanley's opinion and presentation to the CIPSCO Board was one of the many factors taken into consideration by the CIPSCO Board in making its determination to approve the Mergers. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the CIPSCO Board's or CIPSCO management's opinion with respect to the value of CIPSCO or of whether the CIPSCO Board or CIPSCO management would have been willing to agree to a different CIPSCO Ratio.

  The consideration to be received by the stockholders of CIPSCO pursuant to the Mergers was determined through negotiations between CIPSCO and Union Electric and was approved by the CIPSCO Board. Morgan Stanley provided advice to CIPSCO during the course of such negotiations; however, the decision to enter into the Merger Agreement and to accept to CIPSCO Ratio was solely that of the CIPSCO Board.

  CIPSCO retained Morgan Stanley because of its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell, securities of CIPSCO or Union Electric. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to CIPSCO and CIPS and have received customary fees in connection with these services.

  CIPSCO has agreed to pay Morgan Stanley a fee for its financial advisory services in connection with the transaction. CIPSCO has agreed to pay Morgan Stanley (i) a shareholder relations fee of $150,000, (ii) an advisory fee estimated to be between $100,000 and $250,000 (against which $75,000 of the shareholder relations fee previously paid will be credited) which is payable in the event that the Mergers are not consummated, (iii) an announcement fee of approximately $1.6 million which became payable upon the announcement of the Mergers, and (iv) if the Mergers are successfully consummated, a transaction fee of approximately $5.4 million, against which any advisory fee or announcement fee paid will be credited. In addition, CIPSCO has agreed to reimburse Morgan Stanley for its out-of-pocket expenses related to the engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities and expenses, including liabilities under federal securities laws, in connection with Morgan Stanley's engagement.

  Union Electric's Financial Advisor. On August 11, 1995, Goldman Sachs delivered its oral opinion to the Union Electric Board that, as of the date of such opinion, and in light of the CIPSCO Ratio, the Union Electric Ratio is fair to the holders of shares of Union Electric Common Stock. Goldman Sachs has delivered its written opinion to the Union Electric Board that, as of the date hereof, in light of the CIPSCO Ratio, the Union Electric Ratio is fair to holders of Union Electric Common Stock.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ATTACHED HERETO AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES OF UNION ELECTRIC COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. THE OPINION OF GOLDMAN SACHS IS DIRECTED ONLY TO THE FAIRNESS OF THE UNION ELECTRIC RATIO, IN LIGHT OF THE CIPSCO RATIO, TO HOLDERS OF SHARES OF UNION ELECTRIC COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF UNION ELECTRIC COMMON STOCK OR PREFERRED STOCK AS TO HOW TO VOTE AT THE UNION ELECTRIC MEETING. SHAREHOLDERS ARE URGED TO READ GOLDMAN SACHS' OPINION IN ITS ENTIRETY.

  In connection with their opinion, Goldman Sachs reviewed, among other things, the Merger Agreement; Annual Reports to shareholders and Annual Reports on Form 10-K of Union Electric and CIPSCO for the five years ended December 31, 1994; interim reports to shareholders and Quarterly Reports on Form

10-Q of Union Electric and CIPSCO; FERC Form 1 of Union Electric and CIPS; certain other communications from Union Electric and CIPSCO to their respective shareholders; and certain internal financial analyses and forecasts for Union Electric and CIPSCO prepared by their respective managements, including analyses and forecasts of certain operating efficiencies and financial synergies (the "Synergies") expected to be achieved as a result of the transactions contemplated by the Merger Agreement which were prepared jointly by the managements of Union Electric and CIPSCO, with the assistance of a third party consultant. Goldman Sachs also held discussions with members of the senior management of Union Electric and CIPSCO regarding the past and current business operations, financial condition and future prospects of their respective companies and their analyses of the strategic benefits of the merger, including, without limitation, the amount and timing of realization of the Synergies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Union Electric Common Stock and the CIPSCO Common Stock, compared certain financial and stock market information for Union Electric and CIPSCO with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electric utility industry and performed such other studies and analyses, which are described below, as Goldman Sachs considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of their opinion. In that regard, Goldman Sachs assumed that the analyses and forecasts of the Synergies provided to Goldman Sachs by Union Electric, have been reasonably determined on a basis reflecting the best currently available judgments and estimates of Union Electric and CIPSCO and that such Synergies will be realized in the amounts and at the times contemplated thereby. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Union Electric or CIPSCO or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed that the consummation of the transactions contemplated by the Merger Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. In addition, Goldman Sachs further assumed that obtaining any necessary regulatory or third-party approvals for the transactions contemplated by the Merger Agreement or the creation of a holding company and any possible divestitures which may be required in connection therewith will not have an adverse effect on Holdings, Union Electric or CIPSCO. Goldman Sachs is not expressing any opinion as to the prices at which the Holdings Common Stock may trade when the transaction is consummated.

  The opinions of Goldman Sachs do not consider the relative merits of the transactions contemplated by the Merger Agreement as compared to any other business plan or opportunity that might be available to Union Electric or the effect of any other arrangement in which Union Electric might engage.

  In connection with their opinions, Goldman Sachs performed certain financial analyses, which were reviewed with the Union Electric Board on August 8, 1995 and August 11, 1995. (The analyses reviewed on August 11 were substantially identical to the analyses reviewed on August 8, except that they reflected the CIPSCO Ratio and the Union Electric Ratio, which ratios had not been established as of August 8, and otherwise updated, where appropriate, the analyses reviewed on August 8.) The following is a summary of these analyses.

  Financial Comparison. Goldman Sachs reviewed and compared certain financial valuation statistics for Union Electric and CIPSCO. This comparison indicated that (i) estimated earnings per share (based upon a compilation of securities research analysts (such compilation, "IBES")) for Union Electric were projected to increase by 3.1% from 1995 to 1996 and those for CIPSCO were projected to increase by 3.3% from 1995 to 1996, (ii) as of August 4, 1995, estimated multiples of the market price per share to estimated earnings per share (based on IBES) for Union Electric Common Stock were approximately 12.4 times for 1995 and 12.0 times for 1996 and for CIPSCO Common Stock were approximately 12.1 times for 1995 and 11.6 times for 1996, (iii) the IBES five year projected earnings per share growth rate for Union Electric was approximately 3.0% and for CIPSCO was approximately 2.8%, (iv) the current dividend yields on Union Electric Common Stock and CIPSCO Common Stock were approximately 6.8% and 6.9%, respectively, (v) based on IBES estimated 1995 earnings, the dividend payout rates for Union Electric and CIPSCO were approximately

83.9% and 83.3%, respectively, (vi) as of August 4, 1995, the ratios of current market value to book value for each share of Union Electric Common Stock and CIPSCO Common Stock were approximately 1.63 and 1.58, respectively, and (vii) the current total return from ownership of Union Electric Common Stock and CIPSCO Common Stock from January 1, 1995 to August 4, 1995 was 1.1% and 7.7%, respectively.

  Historical Exchange Ratio Analysis. Goldman Sachs also reviewed the ratio of CIPSCO Common Stock to Union Electric Common Stock daily trading prices from January 3, 1994 through August 10, 1995. This ratio ranged from approximately
0.74 to 0.86 times with an average over this time period of approximately 0.80 times. A review of the ratio of CIPSCO Common Stock to Union Electric Common Stock monthly average trading prices for the months ending July 31, 1990 through July 31, 1995 indicated an average of approximately 0.79 times and a range from approximately 0.72 times to 0.85 times. (The ratio of the closing market price of CIPSCO Common Stock to Union Electric Common Stock on August 4, 1995 of $29.75 and $35.88, respectively, was approximately 0.83 times.)

  Selected Companies Analysis. Goldman Sachs reviewed and compared certain actual and estimated financial and stock market information of Union Electric and CIPSCO with that of a group of public utility companies comprised of CILCORP Inc., CINergy Corp., Illinova Corp., IPALCO Enterprises Inc., KU Energy Corp., Kansas City Power & Light Company, NIPSCO Industries Inc., UtiliCorp United Inc., WPL Holdings, Inc., and Western Resources Inc. (the "Utility Companies"). This analysis indicated that (i) price earnings multiples, based on estimates of 1996 earnings (based on Goldman Sachs Research estimates), were approximately 11.9 times and 12.0 times for CIPSCO and Union Electric, respectively, as compared to an average for the Utility Companies of approximately 11.6 times (with a range from 10.7 times to 12.4 times), (ii) return on equity for the latest twelve months was approximately 13.0% and 13.7% for CIPSCO and Union Electric, respectively, as compared to an average for the Utility Companies of approximately 11.5% (with a range from 10.1% to 14.0%),
(iii) dividend yield was approximately 6.9% and 6.8% for CIPSCO and Union Electric, respectively, as compared to an average for the Utility Companies of approximately 6.2% (with a range from 4.1% to 7.1%), (iv) the ratio of estimated dividends to be paid in 1995 to estimated earnings for 1995 was approximately 83.3% and 82.7% for CIPSCO and Union Electric, respectively, as compared to an average for the Utility Companies of approximately 76.2% (with a range from 45.5% to 86.7%), (v) the ratio of market value per share of common stock to book value per share was approximately 1.57 times and 1.65 times for CIPSCO and Union Electric, respectively, as compared to an average of approximately 1.48 times for the Utility Companies (with a range from 1.25 times to 1.84 times), and (vi) the ratio of market value to cash flow was approximately 5.5 times and 6.0 times for CIPSCO and Union Electric, respectively, as compared to an average of approximately 6.3 times for the Utility Companies (with a range from 4.5 times to 8.9 times).

  Contribution Analysis. Goldman Sachs analyzed and compared the respective contribution of each of Union Electric and CIPSCO to Holdings based on a comparison of certain actual and estimated stock market and financial information for each company as a separate entity on a stand alone basis. This analysis did not take into account any synergies realizable as a result of, or any other effects from, the Mergers. This analysis indicated that CIPSCO would contribute to Holdings approximately (i) 21.4% of aggregate market capitalization, (ii) 20.7% of aggregate 1994 net income, (iii) 23.8% of aggregate estimated 1995 net income (based on the internal forecasts of managements of each of Union Electric and CIPSCO), (iv) 21.9% of aggregate estimated 1995 net income based on IBES estimates, (v) 24.9% of aggregate 1995 cash flow based on forecasts by managements of each of CIPSCO and Union Electric, (vi) 22.2% of aggregate 1994 year-end book value, (vii) 21.2% of aggregate total assets at year-end 1994, and (viii) 29.1% of aggregate revenues for 1994. The Ratios will result in holders of CIPSCO Common Stock owning approximately 25.6% of Holdings immediately after consummation of the Mergers.

  Discounted Cash Flow Analysis. Based on projections prepared by CIPSCO's management, Goldman Sachs estimated the net present value of CIPSCO's future cash flows (after deducting estimated capital expenditures). In conducting this analysis, Goldman Sachs assumed discount rates ranging from 11% to 13% and a terminal value multiple of twelve for purposes of calculating the value of cash flows after 1999. This analysis indicated, based upon management's estimates, a range of approximately $39.72 to $40.79 for each share of CIPSCO Common Stock, representing a premium of between 34% and 37% to the closing market price of CIPSCO Common Stock on August 4, 1995 of $29.75, implying a CIPSCO Ratio of between approximately 1.11 and 1.14 (1.13 and 1.16, as of August 10, 1995), given a Union Electric Ratio of 1.0.

  Discounted Dividend Analysis. Goldman Sachs calculated the present value of the estimated hypothetical future dividends payable on CIPSCO Common Stock. In conducting this analysis, Goldman Sachs considered potential annual growth rates of 2%, 3% and 4% for the current dividend of $2.04 per share of CIPSCO Common Stock and applied discount rates of between 8% and 10%. Based on this analysis, implied per share values for a share of CIPSCO Common Stock ranging from approximately $25.50 to $51.00 were obtained. Given a Union Electric Ratio of 1.0, these values implied a CIPSCO Ratio of between approximately .72 and 1.45, with a midpoint of the range of 1.08 (based upon the closing CIPSCO Common Stock market price on August 10, 1995).

  Selected Transactions Analysis. Goldman Sachs reviewed and analyzed selected financial, operating and stock market information relating to five merger transactions involving electric utility companies in which at least 60% of the resulting combined company's common equity was held by the stockholders of one of the companies participating in the transaction. These transactions were the acquisition of Savannah Electric and Power Company by The Southern Company, the acquisition of Gulf States Utilities Company by Entergy Corporation, the acquisition of Iowa Southern Inc. by IE Industries Inc., the merger of The Cincinnati Gas & Electric Company with PSI Resources, Inc., and the merger of The Washington Water Power Company with Sierra Pacific Resources. This analysis indicated that the exchange ratio received by stockholders of the smaller company represented (i) a multiple ranging from 12.1 times to 29.2 times latest twelve months earnings per share, with a mean of 16.7 times and, given a Union Electric Ratio of 1.0, implying a CIPSCO Ratio of 1.06 based on this mean, (ii) a multiple of gross cash flow ranging from 5.6 times to 7.6 times, with a mean of 6.5 times and, given a Union Electric Ratio of 1.0, implying a CIPSCO Ratio of .92 based on this mean, (iii) a multiple of book value ranging from 1.2 times to 2.5 times, with a mean of 1.7 times and, given a Union Electric Ratio of 1.0, implying a CIPSCO Ratio of .93 based on this mean, and (iv) a premium to market value per common share ranging from 17.4% to 65.0%, with a mean of 44.1% and, given a Union Electric Ratio of 1.0, implying a CIPSCO Ratio of 1.21 based on this mean. The midpoint of the range of implied CIPSCO Ratios derived from these analyses was 1.07. (Goldman Sachs also reviewed five other public utility transactions, the mergers of The Kansas Power & Light Company with Kansas Gas and Electric Company, of PacificCorp. with Utah Power & Light Company, of Midwest Resources Inc. with Iowa--Illinois Gas and Electric Company, of Wisconsin Energy Corporation with Northern States Power Company, and of Midwest Energy Company with Iowa Resources Inc. These transactions indicated an exchange ratio received by stockholders of the smaller company representing a multiple ranging from 11.6 times to 20.6 times latest twelve months earnings per share, from 4.4 times to 7.5 times gross cash flow, from
1.2 times to 1.7 times book value and a premium to market ranging from 0.0% to 62.0%.)

  Pro Forma Combination Analysis. Goldman Sachs analyzed the pro forma impact of the Mergers on the earnings per share of common stock of each of Union Electric and CIPSCO stockholders for 1997, 1998 and 1999. The first year of the analysis period is based on the assumption that 1997 constitutes the first full fiscal year after the consummation of the Mergers. The analysis was based on earnings estimates for these years for Union Electric and CIPSCO prepared by their respective managements and includes ten percent per year of the total synergies expected to result from the Mergers as estimated by managements of Union Electric and CIPSCO with the assistance of a third party consultant to Union Electric and CIPSCO. Based on these forecasts and estimates and assuming the Merger will be accounted for as a pooling of interests, the Ratios would be slightly accretive to Union Electric stockholders (ranging from approximately 1% to 2.2%, depending upon the year). Based on the same forecasts and estimates, Goldman Sachs calculated that, given a Union Electric Ratio of 1.0, a CIPSCO Ratio ranging from 0.99 to 1.12 would result in a pro forma earnings per share accretion (after giving effect to the Mergers and a portion of the expected Synergies) for holders of Union Electric Common Stock of between 0% to 2% for the years 1997 and 1998.

  In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Goldman Sachs reviewed the analyses used to render their August 11, 1995 oral opinion to the Union Electric Board and the assumptions upon which such analyses were based and the factors considered in connection therewith.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at their fairness determination, Goldman Sachs considered the results of all such analyses and did not assign relative weights to any of the analyses.

  The analyses were prepared solely for the purpose of Goldman Sachs providing their opinion to the Union Electric Board as to the fairness of the Union Electric Ratio, in light of the CIPSCO Ratio, to holders of Union Electric Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. Any estimates incorporated in the analyses performed by Goldman Sachs are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than any such estimates. No public company utilized as a comparison is identical to Union Electric, CIPSCO or the business segment for which a comparison is being made, and none of the comparable acquisition transactions or other business combinations utilized as a comparison is identical to the transactions contemplated by the Merger Agreement. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared. Similarly, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Union Electric and CIPSCO or their respective advisors, none of Union Electric, CIPSCO, Goldman Sachs or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs. Shareholders are urged to read in its entirety the written opinion of Goldman Sachs set forth in Annex D to this Joint Proxy Statement/Prospectus.

  As described above, the opinion and presentation of Goldman Sachs to the Union Electric Board was only one of many factors taken into consideration by the Union Electric Board in making its determination to approve the Merger Agreement. In addition, the terms of the Mergers were determined through negotiations between Union Electric and CIPSCO and were approved by the Union Electric Board. Although Goldman Sachs provided advice to Union Electric during the course of these negotiations, the decision to enter into the Merger Agreement and to accept the Ratios was solely that of the Union Electric Board.

  Goldman Sachs, as part of their investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Union Electric, having provided certain investment banking services to Union Electric from time to time, including acting as managing underwriter of certain securities offerings of Union Electric, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger.

  Goldman Sachs provide a full range of financial, advisory and brokerage services and in the course of their normal trading activities may from time to time effect transactions and hold long or short positions in the securities or options on securities of Union Electric, CIPSCO, and their subsidiaries for their own account and for the account of customers.

  Pursuant to a letter agreement dated June 23, 1995, (the "Engagement Letter"), Union Electric engaged Goldman Sachs to act as its financial advisor with respect to a possible transaction with CIPSCO. Pursuant to the terms of the Engagement Letter, Union Electric has agreed to pay Goldman Sachs (i) monthly fees of $100,000 over a period commencing July 1, 1995 through the execution of a merger agreement with CIPSCO but not to exceed five months, (ii) $1,875,000 upon execution of the Merger Agreement (against which fee all monthly fees are creditable), (iii) $1,875,000 upon approval of the Merger Agreement by holders of Union Electric Common Stock, and (iv) $1,875,000 upon consummation of the Mergers. The Engagement Letter also provides for the payment by Union Electric to Goldman Sachs of 15% of any payment Union Electric might receive from CIPSCO or a third party if the Mergers are not consummated, not to exceed $5,000,000 and not including payments received by Union Electric as reimbursement for out-of-pocket expenses. In addition, Union Electric has agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including the fees and disbursements of their attorneys, plus any sales, use or similar taxes arising in connection with Goldman Sachs' engagement and to indemnify Goldman Sachs and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

POTENTIAL CONFLICTS OF INTERESTS OF CERTAIN PERSONS IN THE MERGERS

  In considering the recommendations of the Union Electric Board and the CIPSCO Board with respect to the Mergers, shareholders should be aware that certain members of Union Electric's and CIPSCO's management and Boards of Directors have certain interests in the Mergers which are in addition to the interests of shareholders of Union Electric and CIPSCO generally and which could potentially represent conflicts of interest. The Union Electric Board and the CIPSCO Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Employee Plans and Severance Arrangements. CIPSCO has Management Continuity Agreements with each of nine executives of CIPSCO and/or CIPS which provide that, in the event of a change in control of CIPSCO or CIPS, CIPSCO and/or CIPS or another subsidiary of CIPSCO will continue to employ the executive for a period of three years from the date of the change in control or to the executive's earlier death or attainment of age 65 (the "Period of Employment"). In the event of the executive's (i) involuntary termination of employment during the Period of Employment except by reason of death, disability, attainment of age 65 or cause (as defined in the Management Continuity Agreement), or (ii) resignation during the Period of Employment for good reason (as defined in the Management Continuity Agreement) the executive will be entitled to payment of severance compensation in an amount equal to the present value of the executive's base pay and incentive pay (determined as provided in the Management Continuity Agreement) that would have accrued if the executive remained employed until the end of the Period of Employment. The executive will also receive continued welfare benefits and service credits until the end of the Period of Employment, subject to offset for comparable welfare benefits. The severance compensation will be increased by an amount necessary to compensate the executive for any excise tax payable under federal, state or local tax law as a result of the payment and any other compensation paid by CIPSCO or any of its affiliates being contingent on a change in control. Entering into the Merger Agreement constitutes a "change in control" as defined in the Management Continuity Agreements. If the Mergers occurred on June 30, 1996 and all executives who are parties to a Management Continuity Agreement were terminated immediately thereafter, it is estimated that, based on current compensation levels and valuation factors, the aggregate after-tax cost of the severance benefits under the Management Continuity Agreements would be approximately $3.8 million.

  Certain supplemental retirement plans and an associated trust established by CIPS (in which senior executives participate) were amended August 8, 1995 to provide that a change in control as defined therein will not result from and shall not be deemed to have occurred by reason of any business combination or agreement to enter into a business combination with Union Electric approved by at least two-thirds of the directors of CIPSCO in office on August 8, 1995. The Merger Agreement was so approved by the CIPSCO Board and each participant of the plans who was required to consent to such amendment under the terms of the plans has done so. Consequently, the Mergers will not constitute a change in control under such plans and trust and the accelerated vesting or payment of certain benefits, which would have occurred upon a change in control, will not occur as a result of the Mergers or of entering into the Merger Agreement.

  CIPSCO and CIPS each maintain an unfunded deferred compensation plan under which directors may elect to defer directors' retainers and fees paid by that company. For each director who elects to participate in a plan, the amount of his or her director's retainer and fees is accrued in an unfunded account in the name of the director. Such amount is adjusted in value by an amount equivalent to the amount which would be available if the director's compensation were invested in CIPSCO Common Stock and dividends on such stock were reinvested. The aggregate value of each participant's accounts in the plans at November 1, 1995 (based on deferred directors' fees paid by CIPSCO and CIPS) was equivalent to investments in CIPSCO Common Stock as follows: Mr. Alley, 6,155 shares; Mr. Lohman, 5,468 shares; Mrs. Merriman, 3,842 shares; Mr. Shade, 3,098 shares; and Mr. Wogsland, 2,234 shares. Amounts accrued in a director's account will be paid in cash upon his or her retirement as a director either in a single payment or over a period not to exceed 20 calendar quarters, with interest. Because officers of CIPSCO or CIPS receive no compensation for services as directors, any director who is an officer is not eligible to participate in these plans. Such plans will be modified following the Merger to use Holdings Common Stock as the measure for the adjustment in value of the directors' accounts. See "THE MERGER AGREEMENT--Stock and Benefit Plans."

  Effective August 11, 1995, the Union Electric Board approved the adoption of the Union Electric Company Change of Control Severance Plan (the "Union Electric Severance Plan"), pursuant to which participants are entitled to receive certain severance benefits if their employment is terminated under certain circumstances within three years after the Mergers or another transaction that meets the definition of "change of control" under the plan. Terminations of employment that result in the payment of severance benefits under the Union Electric Severance Plan include a termination by the employer without "cause" (as defined in the plan) or by the participant for "good reason" (as defined in the plan, and including a significant diminution of responsibilities, an assignment to inappropriate duties, a material reduction in compensation or benefits, or a transfer of more than 50 miles).

  Severance benefits under the Union Electric Severance Plan are based upon a period of either two or three years (as designated by the Human Resources Committee of the Union Electric Board) (or, if less, the period remaining until the participant reaches mandatory retirement age) (the "Severance Period"). A participant who becomes entitled to severance will receive the following: a lump sum cash payment of salary and unpaid vacation pay through the date of termination, a pro rata bonus for the year of termination, and the participant's base salary and bonus for the Severance Period; continued employee welfare benefits for the Severance Period; a lump sum payment equal to the actuarial value of the additional benefits under Union Electric's qualified and supplemental retirement plans the participant would have received had he remained employed for the Severance Period; and outplacement services at a cost of not more than $30,000. In addition, the participant will receive an additional payment, if necessary, to make such participant whole for any excise tax on excess parachute payments imposed on the participant. However, such excise tax is not expected to be applicable to payments that become payable under the Union Electric Severance Plan because of terminations, if any, after the Mergers.

  The Union Electric Board has designated as participants in the plan Union Electric's chief executive officer, four senior vice presidents, 15 vice presidents and four other officers. The chief executive officer and four senior vice presidents have three-year Severance Periods and the other participants have two-year Severance Periods. If the Mergers occurred on June 30, 1996 and all participants in the plan were terminated immediately thereafter, it is estimated that the aggregate after-tax cost of the severance benefits under the plan would be approximately $10 million.

  Union Electric's Deferred Compensation Plan for Members of the General Executive Staff contains a provision that causes participants to be vested in a more favorable interest rate under the plan following a "change of control," as defined in the plan, which interest rate might not otherwise apply if the participant's employment had been terminated before the accrual of sufficient years of participation and/or before reaching retirement eligibility. The Mergers are likely to constitute a change of control for these purposes and, in any event, pursuant to the Union Electric Severance Plan, the Mergers will be deemed to constitute a change of control for these purposes with respect to participants in the Union Electric Severance Plan.

  All stock options to acquire Union Electric Common Stock under the Union Electric Long-Term Incentive Compensation Plan of 1995 (the "Union Electric LTIP") that are outstanding at the Effective Time will be converted into options to buy Holdings Common Stock, and the number of shares and exercise price under such options will be adjusted so as to preserve both the same aggregate gain or loss immediately after the Effective Time as existed immediately before the Effective Time and the ratio of the exercise price per share subject to the Union Electric stock option to the fair market value per underlying share. Each performance dividend unit under the Union Electric LTIP that is outstanding at the Effective Time will be converted into a performance dividend unit based upon the same number of shares of Holdings Common Stock as the holder of such Union Electric unit would have received pursuant to the Mergers if such holder had been the owner of the shares of Union Electric Common Stock on which such unit was based immediately before the Effective Time. Holdings will assume the obligation to honor such options and performance units under the Union Electric LTIP, and the terms and conditions of such options and units will otherwise remain the same as before the Effective Time after giving effect to the foregoing adjustments. No such awards under the Union Electric LTIP will vest or otherwise accelerate as a result of the Mergers. See "THE MERGER AGREEMENT--Stock and Benefit Plans."

  Board of Directors. As provided in the Merger Agreement, at the Effective Time, the Holdings Board will consist of 15 directors, comprised of ten individuals designated by Union Electric, including Charles W. Mueller, and five directors designated by CIPSCO, including Clifford L. Greenwalt and four non-management directors. See "HOLDINGS FOLLOWING THE MERGERS--Management of Holdings."

  Indemnification. Pursuant to the Merger Agreement, to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Holdings will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who, prior to the Effective Time, was an officer, director or employee of Union Electric or CIPSCO or any of their subsidiaries against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities or, subject to certain restrictions, amounts paid in settlement, (i) arising out of actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on, or arising out of, the fact that such person is or was a director, officer or employee of such party, or (ii) based on, arising out of or pertaining to the transactions contemplated by the Merger Agreement. CIPSCO has entered into indemnification agreements with each of its directors and CIPSCO and CIPS have entered into indemnification agreements with each of their executive officers. These indemnification agreements provide for indemnification consistent with the requirements of the By-laws of CIPSCO and CIPS and also provide for additional indemnification as provided in such indemnification agreements subject to the limitations on the maximum permissible indemnity which may exist under applicable law at the time of any request for indemnity. See "THE MERGER AGREEMENT-- Indemnification."

CERTAIN ARRANGEMENTS REGARDING THE DIRECTORS AND MANAGEMENT OF HOLDINGS FOLLOWING THE MERGERS

  In connection with the Mergers, the Holdings Board, at the Effective Time, will consist of 15 persons, ten of whom will be designated by Union Electric and five of whom will be designated by CIPSCO. See "HOLDINGS FOLLOWING THE MERGERS--Management of Holdings." In addition, the Merger

Agreement provides that during the three-year period commencing at the Effective Time, certain provisions thereof (including provisions relating to existing employee agreements, workforce matters, benefit plans, stock option and other plans and certain officer positions of Holdings) may be enforced on behalf of the officers, directors and employees of Union Electric and CIPSCO, as the case may be, by the directors of Holdings designated by Union Electric and CIPSCO, respectively (or their successors).

HOLDINGS PLANS

  Pursuant to the terms of the Merger Agreement, Holdings will implement a new annual bonus plan and a new stock compensation plan, subject to shareholder approval thereof and effective as of the Effective Time. See "HOLDINGS FOLLOWING THE MERGERS--Holdings Incentive Plans."

DIVIDEND REINVESTMENT PLAN

  It is anticipated that Holdings will adopt a dividend reinvestment plan and stock purchase plan substantially similar to the Union Electric DRIP Plan. Following the Effective Time, former common shareholders of Union Electric, and former common shareholders of CIPSCO, will be able to participate in the Holdings dividend reinvestment and stock purchase plan with respect to the shares of Holdings Common Stock that they receive in the Mergers, and to have their accounts under the Union Electric DRIP Plan or the CIPSCO Automatic Dividend Reinvestment and Stock Purchase Plan, as the case may be, transferred to the Holdings dividend reinvestment and stock purchase plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  General. The following is a summary description of the material federal income tax consequences of the Mergers. This summary is not a complete description of all of the consequences of the Mergers and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder that, at the Effective Time, is not a U.S. person or is a tax-exempt entity or an individual who acquired Union Electric or CIPSCO Common Stock pursuant to an employee stock option or otherwise as compensation. In addition, no information is provided with respect to the tax consequences of the Mergers under foreign, state or local laws. The discussion is based on the Code as in effect on the date of this Joint Proxy Statement/Prospectus without consideration of the particular facts or circumstances of any shareholder. No information is provided as to the tax consequences of the Mergers to any holder of CIPSCO Common Stock or Union Electric Common Stock or Union Electric Preferred Stock who exercises dissenters' rights. EACH SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGERS.

  The Mergers. Union Electric's obligation to effect the Union Electric Merger is conditioned on the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, counsel for Union Electric, to the effect that the Union Electric Merger will be treated as a tax-free reorganization under Section 368(a) of the Code and/or that the Mergers, taken together, will be treated as an exchange under
Section 351 of the Code. The obligation of CIPSCO to effect the CIPSCO Merger is conditioned on an opinion to CIPSCO from Jones, Day, Reavis & Pogue, counsel to CIPSCO, to the effect that the CIPSCO Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. Each such opinion will be dated as of the Closing Date, and will be based upon certain customary representations and assumptions set forth therein. It should be noted that rulings will not be sought from the IRS regarding the Mergers and the IRS may disagree with the conclusions expressed in the opinions of counsel referred to above.

  Based on the foregoing, the material federal income tax consequences of the Mergers will be as follows:

    (i) No gain or loss will be recognized by Union Electric, Merger Sub, Holdings or CIPSCO pursuant to the Mergers;

    (ii) No gain or loss will be recognized by holders of Union Electric Common Stock or CIPSCO Common Stock upon the conversion thereof into Holdings Common Stock pursuant to the Mergers. A holder of CIPSCO Common Stock that receives cash in lieu of a fractional share interest in Holdings Common Stock will recognize gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest;

    (iii) The tax basis of the Holdings Common Stock received will be the same as the exchanging shareholder's tax basis in the Union Electric Common Stock or CIPSCO Common Stock that was exchanged therefor pursuant to the Mergers, reduced by the tax basis allocable to any fractional share interest with respect to which cash is being received;

    (iv) The holding period of the Holdings Common Stock received in the Mergers will include the exchanging shareholder's holding period with respect to the Union Electric Common Stock or CIPSCO Common Stock that was cancelled pursuant to the Mergers (provided that such cancelled stock was held as a capital asset at the Effective Time); and

    (v) No gain or loss will be recognized by holders of Union Electric Preferred Stock as the result of the Union Electric Merger, and their tax basis and holding period in such stock will not be affected by the Union Electric Merger.

ACCOUNTING TREATMENT

  The Mergers are designed to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Union Electric and CIPSCO will be carried forward to the consolidated financial statements of Holdings at their recorded amounts; income of Holdings will include income of Union Electric and CIPSCO for the entire fiscal year in which the Mergers occur; and the reported income of the separate corporations for prior periods will be combined and restated as income of Holdings. The receipt by each of Union Electric and CIPSCO of a letter from their respective independent accountants, stating that the transaction will qualify as a pooling of interests, is a condition precedent to consummation of the Mergers. Representatives of Price Waterhouse LLP are expected to be present at the Union Electric Meeting and representatives of Arthur Andersen LLP are expected to be present at the CIPSCO Meeting and in each case be available to respond to questions, and will have an opportunity to make a statement if they desire to do so. See "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the Mergers" and "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

STOCK EXCHANGE LISTING OF HOLDINGS COMMON STOCK

  Application will be made for the listing on the NYSE of the shares of Holdings Common Stock to be issued pursuant to the terms of the Merger Agreement. The listing on the NYSE of such shares, subject to notice of issuance, is a condition precedent to the consummation of the Mergers. So long as Union Electric and CIPSCO continue to meet the requirements of the NYSE, Union Electric Common Stock and CIPSCO Common Stock, as the case may be, will continue to be listed on the NYSE until the Effective Time. So long as CIPSCO continues to meet the requirements of the CSE, the other national securities exchange which lists CIPSCO Common Stock, CIPSCO Common Stock will continue to be listed on the CSE until the Effective Time.

  With respect to the series of Union Electric Preferred Stock currently listed on the NYSE, for so long as Union Electric and such preferred stock continue to meet the requirements of the NYSE, the series of Union Electric Preferred Stock currently listed on the NYSE will continue to be listed on the NYSE after the Effective Time.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Holdings Common Stock received by shareholders of Union Electric and CIPSCO in the Mergers will be freely transferable, except that shares of Holdings Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Union Electric or CIPSCO prior to the Mergers may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of Holdings) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Union Electric, CIPSCO or Holdings generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Merger Agreement also requires each of Union Electric and CIPSCO to use all reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of (i) any shares of Union Electric, CIPSCO or Holdings during the period beginning 30 days prior to the Effective Time and continuing until such time as results covering at least 30 days of post-Effective Time operations of Holdings have been published or (ii) any of the shares of Holdings Common Stock issued to such affiliate in or pursuant to the Mergers in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

  This Joint Proxy Statement/Prospectus does not cover resales of Holdings Common Stock received by any person who may be deemed to be an affiliate of Union Electric, CIPSCO or Holdings.

MISSOURI DISSENTERS' RIGHTS

  Section 351.455 of the MGBCL entitles any holder of Union Electric Common Stock or Union Electric Preferred Stock who objects to the Union Electric Merger and who follows the procedures prescribed therein to receive, in lieu of the consideration proposed under the Merger Agreement, cash equal to the "fair value" (as defined below) of such shareholder's shares of Union Electric Common Stock or Union Electric Preferred Stock, as the case may be. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Section 351.455 of the MGBCL, which is reproduced in full as Annex H attached to this Joint Proxy Statement/Prospectus and to any amendments to such provisions as may be adopted after the date of this Joint Proxy Statement/Prospectus.

  ANY UNION ELECTRIC SHAREHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE MERGERS SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX H (PARTICULARLY THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT DISSENTERS' RIGHTS, WHICH ARE COMPLEX) AND SHOULD ALSO CONSULT SUCH SHAREHOLDER'S LEGAL COUNSEL. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 351.455 OF THE MGBCL ARE NOT FULLY AND PRECISELY SATISFIED.

  Under Section 351.455 of the MGBCL, any shareholder (for purposes of this section only, an "MGBCL Dissenting Shareholder") who (i) prior to or at the Special Meeting to which this Joint Proxy Statement/Prospectus relates, files with Union Electric a written objection to the Merger Agreement, (ii) does not vote in favor of approving and adopting the Merger Agreement, and (iii) within 20 days after the Effective Time makes written demand (a "Written Demand") upon Union Electric (as the surviving corporation in the Union Electric Merger) for payment of the fair value of his or her shares as of the day prior to the date of the Special Meeting (the "MGBCL Fair Value"), will be entitled, if the Mergers are approved and effected, to receive a payment from Union Electric equal to the MGBCL Fair Value. The Written Demand must state the number and class of the shares owned by the Dissenting Shareholder. Under the MGBCL, any shareholder failing to make demand within the 20-day period will be conclusively presumed to have consented to the Merger Agreement and will be bound by the terms thereof.

  In the event an MGBCL Dissenting Shareholder becomes entitled to receive MGBCL Fair Value pursuant to Section 351.455 of the MGBCL and within thirty days after the Effective Time the Dissenting Shareholder and Union Electric agree upon the MGBCL Fair Value, Union Electric will make payment to the Dissenting Shareholder within 90 days of the Effective Time. In the event the MGBCL Dissenting Shareholder and Union Electric do not agree upon the MGBCL Fair Value within 30 days of the Effective time, the MGBCL Dissenting Shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county in which Union Electric maintains its registered office, asking for a finding and determination of the MGBCL Fair Value, and shall be entitled to judgment against Union Electric for the amount of such MGBCL Fair Value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. In either case, payment will not be made by Union Electric until the MGBCL Dissenting Shareholder surrenders the certificate or certificates representing the shares owned by the MGBCL Dissenting Shareholder. Upon receipt of MGBCL Fair Value, the MGBCL Dissenting Shareholder will cease to have any interest in such shares or in Union Electric.

ILLINOIS DISSENTERS' RIGHTS

  Sections 11.65 and 11.70 of the IBCA, which are set forth in Annex I hereto, provide that any holder of CIPSCO Common Stock entitled to vote at the CIPSCO Meeting who objects to the CIPSCO Merger may demand payment from Holdings (as the surviving corporation in the CIPSCO Merger) for his or her shares. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections
11.65 and 11.70 of the IBCA which are set out in Annex I and to any amendments to such provisions as may be adopted after the date of this Joint Proxy Statement/Prospectus.

  ANY CIPSCO SHAREHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE CIPSCO MERGER SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX I AND SHOULD CONSULT WITH SUCH SHAREHOLDER'S LEGAL COUNSEL.

  In order to perfect dissenters' rights, a CIPSCO shareholder must (1) deliver to CIPSCO at the office of the corporate secretary, 607 East Adams Street, Springfield, Illinois 62739, prior to the taking of the vote of the shareholders upon the approval of the Merger Agreement a written demand for payment for his or her shares if the CIPSCO Merger is consummated; and (2) not vote his or her shares in favor of the proposed Merger Agreement.

  Within ten days after the CIPSCO Merger becomes effective or 30 days after delivery of the written demand for payment, whichever is later, Holdings will advise each former CIPSCO shareholder who perfects his or her right to dissent of Holdings' estimate of the fair value of the shareholder's shares (which will have been converted to Holdings Common Stock). At this time, Holdings must elect to (a) make a commitment to purchase such shares at such estimated fair value or (b) instruct such dissenting shareholder to sell his or her shares within ten days thereafter. Holdings may instruct the shareholder to sell shares only if there is a public market at which the shares may be readily sold. Such a market will exist for the Holdings Common Stock because it will be listed on the NYSE immediately following the effectiveness of the CIPSCO Merger. If Holdings elects to direct the dissenting shareholder to sell and the shareholder does not sell within that ten day period, the shareholder shall be deemed to have sold his or her shares at the average closing price of the Holdings Common Stock on the NYSE during that ten day period. "Fair value" means the value of the shares immediately before the Effective Time excluding any appreciation or depreciation in anticipation of the CIPSCO Merger, unless exclusion would be inequitable.

  A shareholder who has made a written demand for payment as described above will retain all other rights of a shareholder until those rights are cancelled or modified by the consummation of the CIPSCO Merger. At the Effective Time, Holdings shall pay to each dissenter who transmits to Holdings his or her stock certificates the amount Holdings estimates to be the fair value of the shares, plus accrued interest, less the amount of the proceeds of sale, or amount deemed to be proceeds of sale, if Holdings has directed the shareholder to sell his or her shares as described above. Any payment will be accompanied by a written explanation of how the interest was calculated. Interest will accrue from the Effective Time to the date of payment at the average rate currently paid by Holdings on its principal bank loans, or, if none, at a rate that is fair and equitable under all the circumstances.

  If the shareholder does not agree with Holdings' estimated fair value or the amount of interest due, within 30 days after delivery of Holdings' statement of fair value the shareholder must notify Holdings in writing of the shareholder's estimated fair value of such shares and the amount of interest due and demand payment of the difference between the shareholder's estimate of fair value and interest due and (a) the amount of payment by Holdings or (b) the proceeds (or the amount deemed to be proceeds) of the sale by the shareholder, which is applicable because of the option selected by Holdings, as described above. If, within 60 days after delivery to Holdings of the shareholder's notification of estimated fair value, Holdings and the shareholder have not agreed in writing on the fair value of the shares and interest due, Holdings shall either pay the shareholder the difference in the respective estimated fair values, with interest, or file a petition in the Circuit Court for the county in which Holdings has its registered office or principal office, requesting the Court to determine the fair value of the shares and interest due. If the Court determines that the fair value of the shares, plus interest, exceeds the amount paid by Holdings or the proceeds of the sale of shares, as the case may be, the dissenting shareholder shall be entitled to judgment for the amount of the excess. The Court may also allow the costs of the proceeding, including fees and expenses of counsel and experts, to be assessed against Holdings or the dissenter based on criteria set forth in the IBCA. See Annex I hereto.

  In connection with the CIPSCO Merger, Holdings intends to reserve the right to elect (a) to offer to pay to dissenting shareholders Holdings' original estimate of the fair value of such shares and to pay any additional amount agreed upon by Holdings and the shareholder or ordered by the Court to be paid by Holdings to the shareholder as provided in the IBCA, or (b) to direct a dissenting shareholder to sell his or her shares and to pay only that amount, if any, in excess of the proceeds of such sale (or the amount of proceeds deemed to have been received) as may be agreed upon by Holdings and the shareholder or ordered by the Court to be paid by Holdings to the shareholder as provided in the IBCA.

  In perfecting a shareholder's right to dissent, neither a vote against the proposed Merger Agreement nor a proxy directing such a vote will be deemed to satisfy the requirement that a written demand for payment be delivered to CIPSCO prior to the taking of the vote thereon. However, a shareholder who has delivered such written demand before the taking of the vote thereon will not be deemed to have waived his or her right to dissent either by failing to vote against the Merger Agreement or by failing to furnish a proxy directing such vote.

                               REGULATORY MATTERS

  As indicated below, consummation of the Mergers is subject to numerous regulatory approvals, which are presently anticipated to be received by the end of 1996. Set forth below is a summary of the material regulatory requirements affecting the Mergers.

STATE APPROVALS AND RELATED MATTERS

  CIPS, the electric utility subsidiary of CIPSCO, is subject to the jurisdiction of the Illinois Commission with respect to its electric and gas utility operations in Illinois. Union Electric is currently subject to the jurisdiction of the Missouri Commission and the Illinois Commission with respect to its operations in those states.

  In Illinois, CIPS and Union Electric will file a joint application seeking approval of the Illinois Commission for the Mergers and for CIPS' succession to Union Electric's Illinois operations. The initial rates to be charged to the former Union Electric customers to be served by CIPS and certain other matters related to the transfer of facilities, certificates of public convenience and necessity and similar matters must also be approved by the Illinois Commission. In Missouri, Union Electric will file an application seeking approval of the Missouri Commission for the Mergers and for the transfer of its retail electric and gas properties within the State of Illinois to CIPS.

  It is anticipated that applications for approval of the Mergers and related transactions will be filed no later than November, 1995 with the Missouri Commission and the Illinois Commission.

  As part of the regulatory approval process in Illinois, Union Electric will seek approval of the transfer of its retail electric and gas properties and the transfer of its related retail customers to CIPS. At that time, Union Electric will no longer serve any retail electric or gas customers in Illinois. Assuming the requisite regulatory approvals are obtained, CIPS' utility operations (including those received from Union Electric) will remain subject to regulation by the Illinois Commission. Union Electric's utility operations will remain subject to regulation by the Missouri Commission. Union Electric's utility operations, as such, will no longer be subject to regulation by the Illinois Commission.

  Under the Illinois PUA, approval of the Illinois Commission is required for any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of an Illinois public utility or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility. After the Mergers, Holdings will control a majority of the voting stock of CIPS, an Illinois public utility. Accordingly, any change in ownership or control, within the meaning of the Illinois PUA, of Holdings would require Illinois Commission approval. The Illinois PUA also requires approval of the Illinois Commission of certain transactions between an Illinois public utility and its "affiliated interests." After the Mergers, Holdings and its subsidiaries (including Union Electric and CIPS) will be "affiliated interests" and the designated transactions between CIPS, Holdings and Holdings' subsidiaries will require approval.

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

  An application for approval of the transactions related to the Mergers will be filed with the SEC pursuant to the 1935 Act early in 1996. Under the applicable standards of the 1935 Act, the SEC is directed to approve a proposed acquisition unless it finds that (1) the acquisition would tend towards detrimental interlocking relations or a detrimental concentration of control,
(2) the consideration to be paid in connection with the acquisition is not reasonable, (3) the acquisition would unduly complicate the capital structure of the applicant's holding company system or would be detrimental to the proper functioning of the applicant's holding company system, or (4) the acquisition would violate applicable state law. In order to approve a proposed acquisition, the SEC must also find that the acquisition would tend towards the development of an integrated public utility system and would otherwise conform to the 1935 Act's integration and corporate simplification standards.

  CIPSCO is a holding company under the 1935 Act by virtue of owning the common stock of CIPS. CIPS' and Union Electric are holding companies under the 1935 Act by virtue of owning 20% and 40%, respectively, of the common stock of EEI.

  CIPSCO is currently exempt from the registration and other requirements of the 1935 Act, other than from Section 9(a)(2) thereof, pursuant to an order of the SEC under Section 3(a)(1) of the 1935 Act. The basis of the exemption under
Section 3(a)(1) of the 1935 Act is that CIPSCO and its public utility subsidiaries are predominantly intrastate in character and carry on their businesses substantially in a single state in which they are organized (Illinois). CIPS is currently exempt from the registration and other requirements of the 1935 Act, other than from Section 9(a)(2) thereof, pursuant to Section 3(a)(2). The basis of the exemption under Section 3(a)(2) is that CIPS is predominantly a public utility which carries on its utility business only in the state of its incorporation (Illinois). Union Electric is currently exempt from the registration and other requirements of the 1935 Act, other than from Section 9(a)(2) thereof, and other than Section 11(b)(2) thereof with respect to concluding matters relating to the 1974 acquisition of the common stock of a former subsidiary, pursuant to an order of the SEC under Section 3(a)(2) of the 1935 Act. When the SEC approved such acquisition, it reserved jurisdiction to pass upon the right of Union Electric to retain its gas properties. The basis of the exemption under
Section 3(a)(2) of the 1935 Act is that Union Electric is predominantly a public utility which carries on its utility business only in the state of its incorporation (Missouri) and in states contiguous thereto. Neither the Section 3(a)(1) intrastate exemption nor the Section 3(a)(2) (predominantly an operating public utility) exemption will be available to Holdings after consummation of the Mergers. The Section 3(a)(1) exemption will not be available because Holdings will have a material public utility subsidiary
(CIPS) operating in a state other than the state in which Holdings is organized (Missouri). The Section 3(a)(2) exemption will not be available because Holdings will not be an operating public utility company.

  Accordingly, upon consummation of the Mergers, Holdings must register as a holding company under the 1935 Act. The 1935 Act imposes numerous restrictions on the operations of a registered holding company and its subsidiaries and affiliates. Subject to limited exceptions, SEC approval is required under the 1935 Act for a registered holding company or any of its subsidiaries to: (i) issue securities, (ii) acquire utility assets from a third person, (iii) acquire the stock of another public utility, (iv) amend its articles of incorporation or (v) acquire stock, extend credit, pay dividends, lend money or invest in any manner in any other businesses. SEC approval under the 1935 Act also will be required for certain transactions relating to the Mergers or proposed to occur shortly after the Effective Time. For example, SEC approval would be required for Holdings' issuance of securities pursuant to any employee benefit plan, the transfer by Union Electric of its Illinois electric and gas distribution properties to CIPS, any transfer by CIPS or Union Electric of their interest in EEI or in non-utility ventures to Holdings and any establishment of a service company to provide various administrative and support services to Holdings and certain of its subsidiaries if Holdings should decide to do so.

  As part of the SEC's approval process, the 1935 Act also limits the ability of registered holding companies to engage in non-utility ventures and regulates holding company system service companies and the rendering of services by holding company affiliates to the system's utilities.

  The SEC may require, as a condition to its approval of the Mergers, that Union Electric and CIPS divest their gas utility properties and possibly certain non-utility ventures of Union Electric and CIPSCO within a reasonable time after the Mergers. In a few cases, the SEC has allowed the retention of such properties or deferred the question of divestiture for a substantial period of time. In those cases in which divestiture has taken place, the SEC has usually allowed enough time to complete the divestiture so as to allow the applicant to avoid a "fire sale" of the divested assets. Union Electric and CIPS believe significant policy reasons and prior SEC decisions exist which support their retaining the existing gas utility properties and non-utility ventures, or, alternatively, which support deferring the question of divestiture for a substantial period of time. Accordingly, Union Electric and CIPS will request in their 1935 Act application that Holdings and its subsidiaries be allowed to retain, or, in the alternative, that the question of divestiture be deferred with respect to, the existing gas utility properties and non-utility ventures.

  On June 20, 1995, the SEC issued a series of new proposed regulations that are designed, among other things, to ease the restrictions on and regulation of the activities of registered holding companies. At the same time, the SEC's Division of Investment Management (the "Division") issued a report of legislative recommendations, including the Division's preferred recommendation that Congress repeal the 1935 Act, subject to the transfer of certain authority over the books and records of registered holding companies to state utility commissions and to the FERC. The report also recommended liberalizing the interpretation of the SEC's regulations to permit registered holding companies to own both electric and gas utility systems where the affected states agree. There is no assurance that the regulations proposed by the SEC will be implemented or that the suggestions made in the Division's report will be adopted. To the extent that some or all of the regulations and recommendations are implemented, however, restrictions on and regulation of Holdings' activities may be scaled back, and the probability of Holdings' being able to retain ownership of the gas utility properties and non-utility ventures currently operated by Union Electric, CIPSCO and CIPS would be enhanced.

  After the consummation of the Mergers, and assuming that CIPS and Union Electric continue to own the voting stock of EEI, CIPS and Union Electric will continue to be holding companies under the 1935 Act and will be subject to regulation by the SEC as such and as part of the Holdings registered holding company system.

FEDERAL POWER ACT

  Section 203 of the Federal Power Act provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the FERC. The approval of the FERC is required in order to consummate the Mergers. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds the merger "consistent with the public interest." In reviewing a merger, the FERC generally evaluates: (i) whether the merger will adversely affect competition, (ii) whether the merger will adversely affect operating costs and rates, (iii) whether the merger will impair the effectiveness of regulation, (iv) whether the purchase price is reasonable, (v) whether the merger is the result of coercion, and (vi) whether the accounting treatment is reasonable. Union Electric and CIPS will file a joint application with the FERC in 1995 requesting that the FERC approve the Mergers under Section 203 of the Federal Power Act (the "Union Electric/CIPS Application"). In connection with the Union Electric/CIPS Application, Union Electric and CIPS also will file a comparable transmission service tariff. In addition, the companies will file, pursuant to Section 205 of the Federal Power Act, a power purchase agreement between Union Electric and CIPS and agreements providing for the integrated operation (including joint dispatch) of Union Electric and CIPS, each of which is to become effective upon consummation of the Mergers.

ANTITRUST CONSIDERATIONS

  The HSR Act and the rules and regulations promulgated thereunder provide that certain transactions (including the Mergers) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and specified HSR Act waiting period requirements have been satisfied. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the Mergers on antitrust grounds. Neither CIPSCO nor Union Electric believes that the Mergers will violate federal antitrust laws. If the Mergers are not consummated within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, Union Electric and CIPSCO would be required to submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period would have to expire or be earlier terminated before the Mergers could be consummated. Union Electric and CIPSCO intend to file their premerger notifications pursuant to the HSR Act at such time as they believe will result in the expiration or termination of the waiting period thereunder within 12 months before the anticipated consummation of the Mergers. Union Electric and CIPSCO will also file premerger notifications with the Attorneys General of the States of Missouri and Illinois, respectively, pursuant to the voluntary premerger disclosure compact among the states. Neither Union Electric nor CIPSCO believes that the Mergers will violate Missouri or Illinois antitrust laws.

ATOMIC ENERGY ACT

  Union Electric holds an NRC operating license in connection with its ownership and operation of the Callaway nuclear generating facility. The operating license authorizes Union Electric to own and operate the facility. The Atomic Energy Act provides that such a license or any rights thereunder may not be transferred or in any manner disposed of, directly or indirectly, to any person through transfer of control unless the NRC finds that such transfer is in accordance with the Atomic Energy Act and consents to the transfer.

Pursuant to the Atomic Energy Act, Union Electric will seek approval from the NRC to reflect the fact that after the Mergers, Union Electric, although continuing to own and operate the Callaway facility, will become an operating company subsidiary of Holdings.

GENERAL

  Under the Merger Agreement, Union Electric and CIPSCO have agreed to use all reasonable efforts to obtain all necessary material permits, licenses, franchises and other governmental authorizations necessary or advisable to consummate or effect the transactions contemplated by the Merger Agreement. Various parties may seek intervention in these proceedings to oppose the Mergers or to have conditions imposed upon the receipt of necessary approvals. While Union Electric and CIPSCO believe that they will receive the requisite regulatory approvals for the Mergers, there can be no assurance as to the timing of such approvals or the ability of such parties to obtain such approvals on satisfactory terms or otherwise. It is a condition to the consummation of the Mergers that final orders approving the Mergers be obtained from the various federal and state commissions described above on terms and conditions which would not have, or would not be reasonably likely to have, a material adverse effect on the business, assets, financial condition or results of operations of Holdings and its prospective subsidiaries taken as a whole, or on Holdings' prospective utility subsidiaries located in the State of Missouri taken as a whole, or on its prospective utility subsidiaries located in the State of Illinois taken as a whole, or which would be materially inconsistent with the agreements of the parties contained in the Merger Agreement. There can be no assurance that any such approvals will not contain terms or conditions that cause such approvals to fail to satisfy such condition to the consummation of the Mergers. See "THE MERGERS--Certain Federal Income Tax Consequences."

                              THE MERGER AGREEMENT

  THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS JOINT PROXY
STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

THE MERGERS

  The Merger Agreement provides that, following the approval of the Merger Agreement by the requisite vote of the shareholders of Union Electric and CIPSCO, and the satisfaction or waiver of the other conditions to the Mergers, including obtaining the requisite regulatory approvals, Merger Sub will be merged with and into Union Electric in the Union Electric Merger, and CIPSCO will be merged with and into Holdings in the CIPSCO Merger.

  If the Merger Agreement is approved by the shareholders of Union Electric and CIPSCO, and if the other conditions to the Mergers are satisfied or waived, the closing of the Mergers (the "Closing") will take place on the second business day immediately following the date on which the last of the conditions referred to below under "--Conditions to Each Party's Obligation to Effect the Mergers" is fulfilled or waived, or at such other time and date as Union Electric and CIPSCO shall mutually agree (the "Closing Date"). On or after the Closing Date,
(i) the Union Electric Merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Missouri which will be the Union Electric Effective Time, and (ii) the CIPSCO Merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Missouri or upon the issuance of a certificate of merger by the Secretary of State of the State of Illinois, whichever occurs later, which will be the CIPSCO Effective Time. The "Effective Time" shall mean the time and date that the CIPSCO Merger becomes effective.

EFFECTS OF THE MERGERS

  Effect of the Mergers on Capital Stock. The Merger Agreement provides that at the Union Electric Effective Time:

    (a) each share of Merger Sub Common Stock shall be converted into one share of common stock of the surviving corporation in the Union Electric Merger;

    (b) each share of Union Electric Common Stock that is owned by Union Electric as treasury stock and all shares of Union Electric Common Stock that are owned, directly or indirectly, by Union Electric or CIPSCO or any of their respective wholly owned subsidiaries will be cancelled;

    (c) each issued and outstanding share of Union Electric Common Stock, other than Union Electric Dissenting Shares and shares cancelled pursuant to paragraph (b) above, will be converted into the right to receive one share of Holdings Common Stock; and

    (d) each issued and outstanding share of Union Electric Preferred Stock, other than Union Electric Dissenting Shares, shall remain outstanding and unchanged and shall continue to represent one fully paid and non-assessable share of preferred stock of Union Electric as the surviving corporation in the Union Electric Merger.

  The Merger Agreement further provides that at the CIPSCO Effective Time:

    (w) each share of CIPSCO Common Stock that is owned by CIPSCO as treasury stock, by subsidiaries of CIPSCO or by Union Electric, Holdings or any of their respective subsidiaries shall be cancelled;

    (x) each issued and outstanding share of Holdings Common Stock that is owned by CIPSCO, Union Electric or any of their wholly owned subsidiaries immediately prior to the CIPSCO Effective Time shall be cancelled;

    (y) each share of Holdings Common Stock issued in the Union Electric Merger will remain outstanding and shall continue to represent one share of Holdings Common Stock; and

    (z) each issued and outstanding share of CIPSCO Common Stock (other than shares cancelled pursuant to paragraph (w) above) will be converted into the right to receive 1.03 shares of Holdings Common Stock.

  Fractional Shares. If any holder of CIPSCO Common Stock would be entitled to receive a number of shares of Holdings Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive a cash payment in an amount determined by multiplying the fractional share interest by the average of the last reported sales price, regular way, per share of CIPSCO Common Stock on the NYSE Composite Tape for the ten business days prior to and including the last business day on which CIPSCO Common Stock was traded on the NYSE, without any interest thereon.

  Dissenting Shares. The Merger Agreement provides that Union Electric Dissenting Shares will not be converted into the right to receive Holdings Common Stock or remain outstanding as preferred stock of Union Electric, as the case may be, in the Union Electric Merger, but will be converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the MGBCL, unless and until the right of such holder to receive fair value for such Union Electric Dissenting Shares terminates in accordance with Section 351.455 of the MGBCL. See "THE MERGERS--Missouri Dissenters' Rights" and "--Certain Federal Income Tax Consequences."

  Pursuant to the Merger Agreement, CIPSCO Dissenting Shares will be converted into the right to receive shares of Holdings Common Stock in accordance with the Merger Agreement and will thereafter be subject to sale or purchase as provided in applicable provisions of the IBCA. See "THE MERGERS--Illinois Dissenters' Rights."

  Exchange. The Merger Agreement provides that as soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Common Stock Certificates that were converted in the Mergers into the right to receive shares of Holdings Common Stock (i) a letter of transmittal and (ii) instructions for effecting the surrender of the Common Stock Certificates in exchange for certificates representing shares of Holdings Common Stock. Upon surrender of a Common Stock Certificate to the Exchange Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may require, the holder of such Common Stock Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares which such holder has the right to receive pursuant to the Exchange Ratios.

  The letter of transmittal may, at the option of Holdings, provide for the ability of a holder of one or more Common Stock Certificates to elect that the shares of Holdings Common Stock to be received in exchange for such surrendered Common Stock Certificates be issued in uncertificated form or to elect that such shares be credited to an account established for such holder under a dividend reinvestment and stock purchase plan to be adopted by Holdings.

  Under the Merger Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Holdings Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Common Stock Certificate and no cash payment in lieu of fractional shares will be paid to any such holder until such Common Stock Certificate has been surrendered. After such surrender, subject to applicable law, there will be paid to such holder, without interest, the unpaid dividends and distributions, and any cash payment in lieu of a fractional share, to which such holder is entitled.

DIRECT SUBSIDIARIES AND UNRESTRICTED SUBSIDIARIES; INVESTMENTS IN CERTAIN SUBSIDIARIES

  The Merger Agreement designates the direct wholly-owned subsidiaries, general partnership interests and certain other specified interests of Union Electric and CIPSCO, respectively, as "Union Electric Subsidiaries" and "CIPSCO Subsidiaries" (which are collectively referred to as "Direct Subsidiaries"). The remaining subsidiaries, joint venture interests and investments of Union Electric are referred to as "Unrestricted Subsidiaries." As of the date of the Merger Agreement, CIPSCO had no Unrestricted Subsidiaries. The representations and warranties of Union Electric and CIPSCO in the Merger Agreement apply only to, and the covenants of Union Electric and CIPSCO in the Merger Agreement apply only to, the parties themselves and their Direct Subsidiaries. Union Electric has agreed to restrict to a certain dollar figure the amount of additional investments in, or loans or capital contributions, or guarantees or obligations that it can allocate to its Unrestricted Subsidiaries between the date of the Merger Agreement and the Effective Time. CIPSCO has agreed to limit the aggregate dollar amount of its investments in CIC during the period pending the Closing, and to cause CIC to conduct its business in accordance with its practice during the 24-month period preceding the date of the Merger Agreement. See "--Certain Covenants."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties by each of Union Electric and CIPSCO relating to, among other things: (a) their respective organizations, the organization of their respective Direct Subsidiaries and similar corporate matters; (b) their respective capital structures; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) required regulatory approvals; (e) their compliance with applicable laws and agreements;
(f) reports and financial statements filed with the SEC and the accuracy of information contained therein; (g) the absence of any material adverse effect on their business, assets, financial condition, results of operations, or prospects; (h) the absence of adverse material suits, claims, proceedings, or other litigation; (i) the accuracy of information supplied by each of Union Electric and CIPSCO for use in the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part; (j) tax matters; (k) retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

(l) compliance with all applicable environmental laws, possession of all material environmental, health, and safety permits and other environmental issues; (m) the regulation of Union Electric and CIPSCO and their subsidiaries as public utilities in specified states; (n) the shareholder vote required in connection with the Merger Agreement and the transactions contemplated thereby (as set forth in this Joint Proxy Statement/Prospectus) being the only vote required; (o) that neither Union Electric and CIPSCO nor any of their respective affiliates have taken or agreed to take any action that would prevent Holdings from accounting for the Mergers as a pooling of interests; (p) the non-applicability of certain provisions of Missouri and Illinois law relating to changes in control; (q) the delivery of fairness opinions by Goldman Sachs, in the case of Union Electric, and Morgan Stanley, in the case of CIPSCO; (r) insurance matters; and (s) the absence of any non-disclosed ownership of each other's stock. In addition, Union Electric has made a representation relating to the operation of its nuclear generating facility.

CERTAIN COVENANTS

  Pursuant to the Merger Agreement, each of Union Electric and CIPSCO has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement (including the disclosure schedules thereto) or the Stock Option Agreements, or as otherwise consented to in writing by the other parties, it will (and each of its Direct Subsidiaries will), subject to certain exceptions specified therein, among other things: (a) carry on its business in the ordinary course consistent with prior practice; (b) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than to such party or its wholly owned subsidiaries, regular quarterly dividends to be paid on Union Electric Common Stock and CIPSCO Common Stock not to exceed 104% of the dividends for the prior fiscal year, and regular quarterly dividends on CIPS Preferred Stock; (c) not split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;
(d) not redeem, repurchase or otherwise acquire any shares of its capital stock, other than in connection with a refunding of preferred stock at a lower cost of funds or for the purpose of funding certain Union Electric or CIPSCO stock plans; (e) not issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of its capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than pursuant to the Stock Option Agreements, other than intercompany issuances of capital stock, and other than issuances (1) in the case of CIPSCO and the CIPSCO Subsidiaries, in connection with refunding CIPS Preferred Stock with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis); and (2) in the case of Union Electric and the Union Electric Subsidiaries, (x) in connection with refunding of Union Electric Preferred Stock with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis); and (y) up to 500,000 shares of Union Electric Common Stock to be issued pursuant to the Union Electric LTIP; (f) not amend its articles of incorporation or by-laws, or those of its subsidiaries; (g) not engage in material acquisitions in excess of $50,000,000, in the case of Union Electric, or $15,000,000, in the case of CIPSCO, in the aggregate over the amounts budgeted in internal budgets prepared in the ordinary course by their respective managements; (h) not enter into any written commitments for the purchase of sulfur dioxide emission allowances as provided for by the Clean Air Act Amendments of 1990 in excess of an aggregate of $20,000,000, in the case of Union Electric, or $15,000,000, in the case of CIPSCO; (i) not make any capital expenditures in excess of $200,000,000, in the case of Union Electric, or $75,000,000 in the case of CIPSCO, in the aggregate over the amounts budgeted in internal budgets prepared in the ordinary course by their respective managements; (j) not sell, lease, encumber or otherwise dispose of material assets in an aggregate amount equalling or exceeding $50,000,000, in the case of Union Electric, or $15,000,000, in the case of CIPSCO, other than planned or ordinary course of business dispositions and encumbrances; (k) not incur indebtedness (or guarantees thereof), other than (i) short-term indebtedness in the ordinary course of business consistent with prior practice, (ii) arrangements between such party and its Direct Subsidiaries or among its Direct Subsidiaries, (iii) indebtedness not to exceed $200,000,000, in the case of Union Electric, or $75,000,000, in the case of CIPSCO, in the aggregate, (iv) in connection with the refunding of existing indebtedness at a lower cost of funds, or (v) in connection with any permitted refunding of preferred stock;

(l) not enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other agreement, commitment, arrangement, plan or policy, except for normal increases or actions in the ordinary course of business consistent with current industry practice that, in the aggregate, do not result in a material increase in benefits; (m) not engage in any activity which would cause a change in its status under the 1935 Act; (n) not commence construction of or obligate itself to purchase any additional generating, transmission or delivery capacity other than in the ordinary course of business consistent with past practice or pursuant to tariffs on file with the FERC or as budgeted; (o) not make any material changes in their accounting methods other than as required by law or in accordance with generally accepted accounting principles; (p) not take any action to prevent Holdings from accounting for the business combination to be effected by the Mergers as a pooling of interests; (q) not take any action that would adversely affect the status of the Mergers as a tax-free transaction; (r) not enter into agreements with affiliates (other than wholly-owned subsidiaries) other than on an arm's-length basis; (s) cooperate with the other parties, provide reasonable access to its books and records and notify the other parties of any significant changes; (t) discuss with the other parties any proposed changes in its rates or charges (other than automatic cost pass-through rate adjustment clauses) or standards of service or accounting; consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators; and not make any filing to change its rates on file with the FERC that would have a material adverse effect on the benefits associated with the Mergers; (u) use all commercially reasonable efforts to obtain certain third-party consents to the Mergers; (v) not take any action that is likely to jeopardize the qualification of Union Electric's or CIPSCO's outstanding revenue bonds as tax-exempt industrial revenue bonds; (w) create a joint transition management task force to examine alternatives to effect the integration of the parties after the Effective Time; (x) refrain from taking specified actions relating to tax matters; (y) not discharge or satisfy any claims, liabilities or obligations, other than discharges in the ordinary course of business or in accordance with their terms, of liabilities reflected in the most recent consolidated financial statements; (z) not, except in the ordinary course of business, change the status of any of its material contracts or agreements or waive or release or assign any material rights or claims; and
(aa) maintain adequate insurance and use reasonable efforts to maintain all existing governmental permits.

  In addition, Union Electric agreed that it will not make, and will not permit any of its Direct Subsidiaries to make, any additional investments in, or loans to, any Union Electric Unrestricted Subsidiary in excess of $50,000,000 (in addition to the amounts budgeted by Union Electric management in the ordinary course of preparing its internal budgets for capital expenditures and acquisitions relating to such Union Electric Unrestricted Subsidiary). CIPSCO also agreed to take all action necessary to ensure that (i) CIC makes investments in a manner consistent with its practice during the 24-month period preceding the date of the Merger Agreement and (ii) other than investments in marketable securities which are managed by third-party investment managers, the aggregate amount invested per annum by CIC (including funds borrowed for the purpose of funding such investments and including investments in the energy and leveraged leasing areas (but excluding funds borrowed without recourse to CIPSCO or any CIPSCO Subsidiary)) shall not exceed $15 million. CIPSCO also agreed that neither it nor any of its Direct Subsidiaries (other than CIC) will enter into any guarantee, keep-well or similar arrangements with respect to CIC, including guarantees of payment and performance.

INDEMNIFICATION

  The Merger Agreement provides that, to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Holdings will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who was at, or who had been at any time prior to, the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties thereto or any subsidiary (the "Indemnified Parties") against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the provision of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party, and all such indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Holdings shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Holdings, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by law and upon receipt of any affirmation and undertaking required by law, (ii) Holdings will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Missouri law and the Holdings Articles or the by-laws of Holdings shall be made by independent counsel mutually acceptable to Holdings and the Indemnified Party; provided, however, that Holdings shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Merger Agreement further provides that the Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

  In addition, the Merger Agreement requires that for a period of six years after the Effective Time, Holdings shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by CIPSCO and Union Electric for the benefit of those persons who were covered by such policies on the date of the Merger Agreement, on terms no less favorable than the terms of such insurance coverage, provided that Holdings shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by CIPSCO and Union Electric for such insurance and, if the annual premiums of such insurance coverage exceed such amount, Holdings shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Holdings Board, for a cost not exceeding such amount. Also, the Merger Agreement provides that to the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors and officers of Union Electric, CIPSCO and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date of the Merger Agreement, or otherwise in effect on the date of the Merger Agreement, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time. See "THE MERGERS--Potential Conflicts of Interests of Certain Persons in the Mergers."

EMPLOYMENT AND WORKFORCE MATTERS

  Employee Agreements. The Merger Agreement provides that Holdings will honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date thereof which apply to any current or former employee or current or former director of Union Electric or CIPSCO; provided, however, that Holdings will not be prevented from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

  Workforce Matters. Union Electric and CIPSCO agreed in the Merger Agreement that, subject to applicable collective bargaining agreements, for a period of three years following the Effective Time, any reductions in workforce in respect of employees of Holdings will be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, and qualifications, without regard to whether employment prior to the Effective Time was with CIPSCO or its subsidiaries or Union Electric or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by Holdings or any of its subsidiaries during such period will be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Holdings or any of its subsidiaries.

STOCK AND BENEFIT PLANS

  Benefit Plans. Except for the benefit plans referred to in the immediately following paragraph, each of the benefit plans of Union Electric and CIPSCO and any of their Direct Subsidiaries in effect as of the date of the Merger Agreement will be continued for the employees or former employees of Union Electric and CIPSCO and any of their Direct Subsidiaries who are covered by such plans immediately prior to the Closing Date, until Holdings otherwise determines after the Effective Time (subject to any reserved right contained in any such benefit plan to amend, modify, suspend, revoke or terminate such plan). To the extent such benefit plans are not continued, Holdings or its subsidiaries have agreed to provide, for at least one year following the Effective Time, benefits which are no less favorable in the aggregate than the benefits provided under benefit plans of Union Electric and CIPSCO and any of their Direct Subsidiaries in effect as of the date of the Merger Agreement with respect to current or former employees of Union Electric and its Direct Subsidiaries or CIPSCO and its Direct Subsidiaries, as the case may be. Any employee first hired after the Closing Date will be eligible to participate in any benefit plan maintained, or contributed to, by the subsidiary, division or operation employing such person, so long as such person meets the eligibility requirements of such plan.

  Adoption of Company Replacement Plans. The Merger Agreement provides that Holdings will adopt replacement plans (collectively, the "Holdings Replacement Plans"), with respect to the Union Electric Executive Incentive Plan (the "Union Electric EIP"), the Union Electric LTIP and the CIPSCO Management Incentive Plan (the "CIPSCO MIP"), subject in each case to shareholder approval. The Merger Agreement further provides that the Union Electric EIP and the CIPSCO MIP will be replaced by a new annual bonus plan under which cash bonuses, based on percentages of base salaries, are awarded based upon the achievement of performance goals determined in advance by the Human Resources Committee of the Holdings Board (the "Holdings Human Resources Committee"). With respect to those participants in the new plan who are, or who the Holdings Human Resources Committee determines are likely to be, "covered individuals" within the meaning of Section 162(m) of the Code, the performance goals shall be objective standards that are approved by shareholders in accordance with the requirements for exclusion from the limits of Section 162(m) of the Code as performance-based compensation. In addition, the Union Electric LTIP will be replaced by a stock compensation plan (the "Holdings Stock Plan") providing for the grant of stock options, stock appreciation rights, restricted stock, performance units and such other awards based upon the Holdings Common Stock as the Holdings Board may determine, subject to shareholder approval of the Holdings Stock Plan. Holdings will reserve four million shares for issuance pursuant to the Holdings Stock Plan. Holdings will seek shareholder approval of the Holdings Replacement Plans as soon as reasonably practicable following the Effective Time.

  The Merger Agreement provides that CIPSCO will cause the Special Executive Retirement Plan, the Excess Benefit Plan and any trusts associated with such plans to be amended so that the transactions contemplated by the Merger Agreement will not constitute a "change in control," subject to any required consents of participants therein, which CIPSCO has agreed to use its best efforts to obtain. See "THE MERGERS--Potential Conflicts of Interest of Certain Persons in the Mergers--Employee Plans and Severance Arrangements."

  Stock Options. The Merger Agreement provides that Union Electric will amend the Union Electric LTIP and use its best efforts to amend each underlying stock award agreement to provide that (i) none of the transactions contemplated by the Merger Agreement will constitute a change in control for purposes of the Union Electric LTIP, (ii) each outstanding option to purchase shares of Union Electric Common Stock (each, a "Union Electric Stock Option") will constitute an option to acquire shares of Holdings Common Stock, on the same terms and conditions as were applicable under such Union Electric Stock Option, based on the same number of shares of the Holdings Common Stock as the holder of such Union Electric Stock Option would have been entitled to receive pursuant to the Union Electric Merger in accordance with the Union Electric Ratio had such holder exercised such option in full immediately prior to the Effective Time, and (iii) each outstanding performance dividend unit under the Union Electric Stock Plan ("Union Electric Dividend Units") will constitute a performance dividend based upon the same number of shares of Holdings Common

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

Stock as the holder of such Union Electric Dividend Unit would have been entitled to receive pursuant to the Union Electric Ratio had such holder been the absolute owner, immediately before the Effective Time, of the shares of Union Electric Common Stock on which such Union Electric Dividend Unit is based, with such adjustments to the performance goals for such Union Electric Dividend Units as the Human Resources Committee of the Union Electric Board shall determine to be fair and equitable in light of the Mergers, and otherwise on the same terms and conditions as governed such Union Electric Dividend Unit immediately before the Effective Time.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that Union Electric and CIPSCO will not, and will cause their Direct Subsidiaries not to, and will not permit any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") or subsidiaries that are not Direct Subsidiaries to, and each such party will use its best efforts to cause such persons not to, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to, any Business Combination Proposal (as defined herein), or, in the event of an unsolicited Business Combination Proposal, except to the extent required by their fiduciary duties under applicable law if so advised in a written opinion of outside counsel, engage in negotiations or provide any information or data to any person relating to any Business Combination Proposal. As used in the Merger Agreement, "Business Combination Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party to the Merger Agreement or any of its material subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the shareholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of any party to the Merger Agreement or any of its material subsidiaries, other than pursuant to the transactions contemplated by the Merger Agreement.

ADDITIONAL AGREEMENTS

  Boards of Directors. The Merger Agreement provides that the Union Electric Board and the CIPSCO Board will take such action as may be necessary to cause the number of directors comprising the full Holdings Board at the Effective Time to be 15 persons, including Mr. Greenwalt and four non-management directors of CIPSCO to be designated by CIPSCO prior to the Effective Time, and Mr. Mueller and nine other directors of Union Electric designated by Union Electric prior to the Effective Time. If, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead, except that a replacement for the position of Chairman of the Holdings Board shall be chosen by the Union Electric Board. CIPSCO and Union Electric have agreed to take such action as may be necessary to cause the committees of the Holdings Board at the Effective Time to consist of (i) two representatives designated by CIPSCO and six representatives designated by Union Electric, in the case of the Executive Committee, (ii) one representative designated by CIPSCO and three representatives designated by Union Electric, in the case of the Human Resources Committee, (iii) one representative designated by CIPSCO and three representatives designated by Union Electric, in the case of the Nominating Committee, (iv) two representatives designated by CIPSCO and four representatives designated by Union Electric, in the case of the Auditing Committee and (v) two representatives designated by CIPSCO and four representatives designated by Union Electric, in the case of the Contributions Committee, with such persons in each case to be designated prior to the Effective Time. See "HOLDINGS FOLLOWING THE MERGERS."

  The Merger Agreement further provides that at the Effective Time, the Board of Directors of CIPS will be expanded to include three additional directorships, and will consist of (i) the directors serving immediately prior to the Effective Time and (ii) Mr. Mueller and two additional individuals designated by Union Electric, which two individuals, together with Mr. Mueller, shall fill the vacancies created by the expansion of the

Board of Directors of CIPS. At the Effective Time, the Union Electric Board, as the surviving corporation in the Union Electric Merger, will consist of Mr. Mueller, Mr. Greenwalt and such other nominees as shall be determined by Holdings. See "HOLDINGS FOLLOWING THE MERGERS."

  Holdings Officers. In the Merger Agreement, the parties have agreed that at the Effective Time, Mr. Mueller will be the Chairman of the Board of Directors, President and Chief Executive Officer of Holdings and Mr. Greenwalt will be Vice Chairman of the Holdings Board. The other officers of Holdings at the Effective Time will be such officers as may be designated by the Holdings Board. See "HOLDINGS FOLLOWING THE MERGERS."

  Post-Merger Operations. The parties have agreed in the Merger Agreement that following the Effective Time: (i) the principal corporate office of Holdings will be located in St. Louis, Missouri; (ii) from the Effective Time CIPS will maintain its principal corporate office in Springfield, Illinois; (iii) CIPS will continue its separate corporate existence, operating under the name "Central Illinois Public Service Company"; and (iv) Holdings will provide charitable contributions and community support within the service areas of the parties and each of their respective subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided by the parties and their respective subsidiaries within their service areas within the two-year period immediately prior to the Effective Time. See "HOLDINGS FOLLOWING THE MERGERS."

  Alternative Structures. The Merger Agreement provides that if the parties are unable to obtain any of the statutory approvals and other third-party consents which are necessary to effect the strategic combination of Union Electric and CIPSCO in the form contemplated by the Merger Agreement, and the adoption of an alternative structure (that otherwise substantially preserves for Union Electric and CIPSCO the economic benefits of the Mergers) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Mergers that so preserves such economic benefits.

  Transfer of Illinois Assets. In the Merger Agreement, Union Electric agreed to use reasonable efforts and take necessary actions to transfer substantially all of its electric and gas distribution assets located in Illinois to CIPS immediately subsequent to the Effective Time. To the extent that any of such assets cannot be conveyed to CIPS, the parties have agreed to use reasonable efforts to effect alternative arrangements (such as licensing arrangements) with respect to the non-conveyed assets.

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS

  The respective obligations of Union Electric and CIPSCO to effect the Mergers are subject to the following conditions: (a) the approval of the Merger Agreement by the requisite vote of shareholders of CIPSCO and by requisite vote of the shareholders of Union Electric shall have been obtained; (b) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect that prevents consummation of the Mergers; (c) the Registration Statement shall have become effective and shall not be subject to any stop order; (d) the shares of Holdings Common Stock issuable in connection with the Mergers shall have been authorized for listing on the NYSE, upon official notice of issuance; (e) the receipt of all material governmental authorizations, consents, orders or approvals which do not impose terms or conditions which could reasonably be expected to have a material adverse effect; (f) the receipt by each of Union Electric and CIPSCO of letters from their independent accountants stating that the Mergers will qualify as a pooling of interests transaction under generally accepted accounting principles and applicable SEC regulations; (g) the number of Union Electric Dissenting Shares not constituting in excess of five percent of the issued and outstanding shares of Union Electric Common Stock and Union Electric Preferred Stock, taken together; (h) with respect to each of CIPSCO and Union Electric, the performance in all material respects of all obligations of the other party required to be performed under the Merger Agreement and the Stock Option Agreements; (i) with respect to each of CIPSCO and Union Electric, the accuracy of the representations and warranties of the other party set forth in the Merger Agreement as of the date of the

Merger Agreement and as of the Closing Date (except as would not reasonably be likely to result in a material adverse effect); (j) Union Electric and CIPSCO each having received officers' certificates from each other stating that certain conditions set forth in the Merger Agreement have been satisfied; (k) with respect to each of CIPSCO and Union Electric, there having been no material adverse effect on the business, assets, financial condition, results of operations or prospects of the other party and its subsidiaries taken as a whole; (l) with respect to each of CIPSCO and Union Electric, the receipt by the other party of certain material third-party consents; (m) with respect to each of CIPSCO and Union Electric, the receipt by Holdings of letter agreements relating to trading in securities of CIPSCO, Union Electric and Holdings (substantially in the form attached as an exhibit to the Merger Agreement), duly executed by each affiliate of the other party; and (n) (A) in the case of Union Electric, the delivery of an opinion to Union Electric from counsel for Union Electric to the effect that (1) the Union Electric Merger will be treated as a tax-free reorganization under Section 368(a) of the Code and/or (2) the Mergers, taken together, will be treated as an exchange under Section 351 of the Code, and (B) in the case of CIPSCO, the delivery of an opinion to CIPSCO from counsel for CIPSCO to the effect that the CIPSCO Merger will be treated as a tax-free reorganization under Section 368(a) of the Code.

  In addition, the Merger Agreement provides that it shall be a condition to the obligation of CIPSCO to hold the CIPSCO Meeting that the opinion of Morgan Stanley attached hereto as Annex E shall not have been withdrawn, and it shall be a condition to the obligation of Union Electric to hold the Union Electric Meeting that the opinion of Goldman Sachs attached hereto as Annex D shall not have been withdrawn.

  At any time prior to the Effective Time, to the extent permitted by applicable law, any conditions to CIPSCO's or Union Electric's respective obligations to consummate the Mergers may be waived by the party entitled to the benefit of such condition. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's board of directors, exercising its fiduciary duties to such party and its shareholders. See "--Amendment and Waiver."

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Union Electric and
CIPSCO: (a) by mutual written consent of the Union Electric Board and the CIPSCO Board; (b) by any party thereto, if the Effective Time shall not have occurred on or before August 11, 1997 (which date shall be extended to February 11, 1998 if the required statutory approvals and consents have not been obtained by August 11, 1997, but all other conditions to Closing have been, or are capable of being, fulfilled); provided, however, that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before that date;
(c) by any party thereto, if any required shareholder approval shall not have been obtained at a duly held meeting of shareholders or at any adjournment thereof; (d) by any party thereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect of prohibiting either of the Mergers, or any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting either of the Mergers, and such order, judgment or decree shall have become final and nonappealable; (e) by either Union Electric or CIPSCO, upon two-days' prior notice to the other party, if, as a result of a tender offer by a person other than Union Electric or CIPSCO, or any of their affiliates, or any written offer or proposal with respect to a merger of such party, sale of a material portion of such party's assets or other business combination involving such party (each, a "Business Combination") by a person other than Union Electric or CIPSCO, or any of their affiliates, the board of directors of such party determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the board of directors of such party shall have been advised in writing by outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of the Merger Agreement entered into in the proper exercise of its applicable fiduciary duties and notwithstanding all concessions which may be offered by the other party, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, such party shall, and shall cause its respective financial and legal advisors to, negotiate with the other party to make such adjustments in the terms and conditions of the Merger Agreement as would enable such party to proceed with the transactions contemplated thereby on such adjusted terms;
(f) by either Union Electric on the one hand, or CIPSCO, on the other hand, by written notice to the other, if (x) there exist breaches of the representations and warranties made by the other in the Merger Agreement as of the date thereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a material adverse effect on the business, assets, financial condition, results of operations or prospects of such other party and its subsidiaries taken as a whole, and such breaches shall not have been remedied within 20 days after receipt by the breaching party of notice in writing from the non-breaching party, specifying the nature of such breaches and requesting that they be remedied, (y) the other party (and/or its appropriate subsidiaries) shall not have performed and complied in all respects with certain agreements and covenants relating to the absence of changes in capitalization or issuance of securities or shall have failed to perform and comply, in all material respects, with its other agreements and covenants under the Merger Agreement or under the Union Electric Stock Option Agreement or the CIPSCO Stock Option Agreement, as the case may be, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the breaching party of notice in writing from the non-breaching party, specifying the nature of such failure and requesting that it be remedied, or (z) the board of directors of the other party or any committee thereof (A) shall withdraw or modify in any manner adverse to such party its approval or recommendation of the Merger Agreement or the CIPSCO Merger, (B) shall fail to reaffirm such approval or recommendation upon such party's request, (C) shall approve or recommend any acquisition of the other party or a material portion of its assets or any tender offer for the other party's common stock, in each case by a party other than such party or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C); or (g) by either Union Electric or CIPSCO, by written notice to the other party, if (A) a third party acquires securities representing more than 50% of the voting power of the outstanding voting securities of such other party or (B) individuals who as of the date of the Merger Agreement constitute the board of directors of such other party (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of such party was approved by a vote of a majority of the directors of such party then still in office who are either directors as of the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of such party then in office.

  In the event of termination of the Merger Agreement by either Union Electric or CIPSCO as provided above, there shall be no liability or obligation on the part of either Union Electric or CIPSCO or their respective officers or directors thereunder other than: (i) to hold in strict confidence all documents furnished to the other in accordance with the Confidentiality Agreement, dated June 21, 1995, (the "Confidentiality Agreement"); (ii) to pay certain fees and expenses pursuant to certain specified provisions of the Merger Agreement described below under "--Termination Fees" and "--Expenses;" and (iii) to comply with certain other specified provisions of the Merger Agreement.

TERMINATION FEES

  The Merger Agreement provides that if the Merger Agreement is terminated at such time as it is terminable by either (but not both) of Union Electric or CIPSCO for breaches of any representations or warranties contained in the Merger Agreement as of the date thereof, or of agreements and covenants contained in the Merger Agreement or the Union Electric Stock Option Agreement or CIPSCO Stock Option Agreement, as the case may be, pursuant to the provisions of the Merger Agreement described in clauses (f)(x) and (f)(y) under "-- Termination" above, then, if such breach is not willful, the non-breaching party is entitled to reimbursement of its documented out-of-pocket expenses, not to exceed $10,000,000. In the event of a termination pursuant to such provisions as a result of a willful breach, the non-breaching party will be

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

entitled to its out-of-pocket expenses (which shall not be limited to $10,000,000) and any remedies it may have at law or in equity, provided that, if at the time of a breaching party's willful breach, there has been a third-party tender offer or proposal with respect to a Business Combination involving the breaching party or one of its affiliates which at the time of termination shall not have been rejected by the breaching party and withdrawn by the third party, and within two and one-half years of any termination by the non-breaching party, the breaching party accepts an offer to consummate or consummates a Business Combination with such third party, then such breaching party, upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed then at the closing of such Business Combination, will pay to the non-breaching party an additional fee equal to $30,000,000. The Merger Agreement also requires payment of an additional termination fee of $30,000,000 (and reimbursement of out-of-pocket expenses) by one party to the other in certain circumstances, if (i) the Merger Agreement is terminated (A) as a result of the acceptance by such party of a third-party tender offer or proposal with respect to a Business Combination pursuant to the provisions of the Merger Agreement described in clause (e) under "--Termination" above, (B) following a failure of the shareholders of such party to grant their approval to the Mergers or (C) as a result of such party's material breach of its obligations to convene a shareholder meeting, distribute proxy materials and, subject to its board of directors' fiduciary duties, recommend the Merger Agreement and the Mergers to its shareholders;
(ii) at the time of such termination or prior to the meeting of such party's shareholders there has been a third-party tender offer or proposal with respect to a Business Combination involving such party or any of its affiliates which has not been rejected by such party and withdrawn by the third party; and (iii) within two and one-half years of any such termination described in clause (i) above, such party or such affiliate accepts an offer to consummate or consummates a Business Combination with the third party. Such termination fee and out-of-pocket expenses referred to in the previous sentence shall be paid upon the signing of a definitive agreement between such party and the third party, or, if no such agreement is signed, then at the closing of such third-party Business Combination.

  In the event that the Merger Agreement becomes terminable under circumstances in which a $30,000,000 termination fee could be payable by one party (the "Payor") pursuant to the immediately preceding paragraph, or in the event the Merger Agreement becomes terminable pursuant to the provisions of the Merger Agreement described in clause (f)(z) under "--Termination" above (provided that at the time of such action or inaction by the Payor's board of directors or any committee thereof there has been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, the Payor which at the time of such action or inaction has not been rejected by the Payor's board of directors), such event will also constitute a "Trigger Event" under the Stock Option Agreement pursuant to which the Payor issued an Option to the other party, so as to entitle the other party to require the Payor to repurchase such Option or the Option Shares (as defined herein) issued upon exercise thereof. The aggregate amount payable by Union Electric or CIPSCO, as the case may be, pursuant to the provisions described in the immediately preceding paragraph and upon a required repurchase of an Option or Option Shares pursuant to the Union Electric Stock Option Agreement or the CIPSCO Stock Option Agreement, as the case may be, may not exceed $50,000,000 (including reimbursement of fees and expenses). See "THE STOCK OPTION AGREEMENTS."

  The Merger Agreement further provides that all termination fees constitute liquidated damages and not a penalty and, if one party should fail to pay any termination fee due, the defaulting party shall pay the cost and expenses in connection with any action taken to collect payment, together with interest on the amount of any unpaid termination fee.

EXPENSES

  The Merger Agreement provides that except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that those expenses incurred in connection with printing and filing of this Joint Proxy Statement/Prospectus will be shared equally by Union Electric and CIPSCO.

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

AMENDMENT AND WAIVER

  The Merger Agreement provides that the Merger Agreement may be amended by the directors of the parties thereto, at any time before or after approval thereof by the shareholders of Union Electric and CIPSCO and prior to the Effective Time, but after such approvals no such amendment shall alter or change the amount or kind of shares, rights or manner of conversion of such shares, alter or change any of the terms and conditions of the Merger Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Union Electric capital stock or CIPSCO capital stock, except for such alterations or changes that could otherwise be adopted by the Holdings Board without the further approval of such shareholders. The parties to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of the other parties thereto, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions contained in the Merger Agreement to the extent permitted by law.

STANDSTILL AGREEMENT

  Pursuant to the Confidentiality Agreement, Union Electric and CIPSCO have agreed, among other things, that for a period of two years from the date of the Confidentiality Agreement (the "Restricted Period"), except as requested in writing by the other party, neither party will propose or enter into or agree to enter into, directly or indirectly, (i) any form of business combination, acquisition or other transaction relating to the other party or (ii) any form of restructuring, recapitalization or similar transaction with respect to the other party. In addition, pursuant to the Confidentiality Agreement, Union Electric and CIPSCO have agreed that, during the Restricted Period, except as requested in writing by the other party, neither party will, singly or with any other person or directly or indirectly, (i) acquire, or offer, propose or agree to acquire any voting securities of the other party, (ii) make or participate in any solicitation of proxies with respect to such voting securities, (iii) become a participant in any election contest with respect to the other party,
(iv) seek to influence any person with respect to the voting or disposition of any such voting securities, (v) demand a copy of the other party's list of stockholders or its other books and records, (vi) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial owner ship of any such voting securities or that seeks to affect control of the other party or for the purpose of circumventing any provision of the Confidentiality Agreement or (vii) otherwise act (including by providing financing for another person) to seek or to offer to control or influence, in any manner, the management, board of directors or policies of the other party; provided, however, that the foregoing restrictions will cease to be binding as to a party if the other party becomes the subject of an Acquisition Proposal (as defined herein) from an entity not a party to the Confidentiality Agreement. In addition, subject to certain exceptions, until such time as a party has told the other party in writing that discussions with respect to the Mergers have terminated, neither party nor its representatives will (a) initiate, encourage or solicit, directly or indirectly, the making of any proposal or offer to acquire all or any material part of the business and properties or capital stock of such party, whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition Proposal"), or initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting or initiating any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, an Acquisition Proposal, or (c) initiate, encourage or solicit, directly or indirectly, the making of any proposal or offer to acquire all or any material part of the business and properties or capital stock of any person or group (other than the other party) engaged in a business that is competitive with the business of either party, whether by merger, purchase of assets, tender offer or otherwise. The restrictions in the immediately preceding sentence do not apply to a party if such party's board of directors determines, based as to legal matters on the written advice of outside counsel, that the failure to negotiate or share information with a third party (other than CIPSCO or Union Electric) would be inconsistent with the proper exercise of applicable fiduciary duties.

                          THE STOCK OPTION AGREEMENTS

  THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL TERMS OF THE STOCK OPTION AGREEMENTS, COPIES OF WHICH ARE ATTACHED AS ANNEX B AND ANNEX C AND WHICH ARE INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCK OPTION AGREEMENTS.

  The Stock Option Agreements are intended to increase the likelihood that the Mergers will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a business combination with, Union Electric or CIPSCO from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration to shareholders of Union Electric or CIPSCO, as the case may be, which had a higher value than the shares of Holdings Common Stock to be received per share of Union Electric Common Stock or CIPSCO Common Stock, as the case may be, pursuant to the Merger Agreement.

GENERAL

  Pursuant to mutual Stock Option Agreements entered into concurrently with the Merger Agreement, Union Electric has granted to CIPSCO the CIPSCO Option, and CIPSCO has granted to Union Electric the Union Electric Option. As holders of such Options (the "Option Holder"), CIPSCO and Union Electric have the right, under certain circumstances, to purchase, respectively, up to (i) with respect to the CIPSCO Option, 6,983,233 shares of Union Electric Common Stock, and (ii) with respect to the Union Electric Option, 6,779,838 shares of CIPSCO Common Stock (shares of common stock purchasable by the CIPSCO Option and the Union Electric Option are collectively referred to as the "Option Shares") at a price of $35.94 per share for Union Electric Common Stock and at a price of $37.02 per share for CIPSCO Common Stock, such prices being equal to the average of the daily closing sale prices for the Union Electric Common Stock on the NYSE during the ten NYSE trading days prior to the fifth NYSE trading day preceding the date of the Merger Agreement, multiplied, in the case of the Union Electric Option, by the CIPSCO Ratio. The exercise price is payable, at the Option Holder's option, in cash or, subject to any required governmental approvals, shares of common stock of the Option Holder.

  The Options may be exercised by the Option Holder, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by such Option Holder as a result of a Trigger Event (as defined in the Stock Option Agreements and described above under "THE MERGER AGREEMENT-- Termination Fees"), regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Business Combination. The Options will terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement pursuant to its terms (other than a termination upon or during the continuance of a Trigger Event), or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or, if at the expiration of such 180-day period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than August 11, 1998).

  Notwithstanding the foregoing, no Option may be exercised (a) if the Option Holder is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements contained in the applicable Stock Option Agreement or in the Merger Agreement, or (b) until all necessary regulatory approvals have been obtained for the acquisition of shares pursuant to such Option.

CERTAIN REPURCHASES

  Under the terms of the Stock Option Agreements, at any time during which the Option is exercisable (the "Repurchase Period"), the Option Holder has the right to require the issuer of the Option (the "Issuer") to repurchase from the Option Holder all or any portion of the Option or, at any time prior to August 11,

1997 (provided that such date shall be extended to February 11, 1998 under the circumstances where the date after which either party may terminate the Merger Agreement has been extended to February 11, 1998), all or any portion of the Option Shares purchased pursuant to the exercise of the Option. The amount that the Issuer will pay to the Option Holder to repurchase the Option is the difference between the Market/Offer Price (as defined below) for shares of Issuer common stock as of the date the Option Holder gives notice of its intent to exercise its repurchase rights (the "Notice Date") and the exercise price for the Option, multiplied by the number of Option Shares purchasable pursuant to the Option, or the portion thereof to be so repurchased, but only if the Market/Offer Price is greater than such exercise price. The amount that the Issuer will pay to the Option Holder to repurchase the Option Shares is the exercise price paid by the Option Holder for the Option Shares plus the difference between the Market/Offer Price and the exercise price paid by the Option Holder for the Option Shares (but only if the Market/Offer Price is greater than such exercise price), multiplied by the number of Option Shares to be so repurchased. The Stock Option Agreements define "Market/Offer Price" as the higher of (A) the price per share (the "Offer Price") offered as of the Notice Date pursuant to any tender or exchange offer or other business combination offer which was made prior to the Notice Date and not terminated or withdrawn as of such date or (B) the Fair Market Value of Issuer common stock as of the Notice Date (which is defined in the Stock Option Agreements as the average of the daily closing sale price for such shares on the NYSE during the 10 NYSE trading days prior to the fifth NYSE trading day preceding such date). The Offer Price for the repurchase by the Issuer of Option Shares purchased by the Option Holder pursuant to the Option is the highest price per share offered pursuant to a tender or exchange offer or other business combination offer which was made during the Repurchase Period prior to the Notice Date. At any time prior to August 11, 1997 (which date may be extended to February 11, 1998 under the circumstances described above), the Option Holder may also require the Issuer to sell to the Option Holder any shares of the Option Holder's common stock delivered by the Option Holder to the Issuer in payment for the exercise price of the Option, at the price attributed to such shares for such purpose plus interest at the rate of 7.5% per annum (from the date of the delivery of such shares through the date of such repurchase) less any dividends paid or declared and payable thereon.

VOTING

  Each party has agreed to vote, until August 11, 2000, any shares of the capital stock of the other party acquired pursuant to the Stock Option Agreements or otherwise beneficially owned by such party on each matter submitted to a vote of shareholders of such other party for and against such matter in the same proportion as the vote of all other shareholders of such other party is voted for and against such matter.

RESTRICTIONS ON TRANSFER

  The Stock Option Agreements provide that, until August 11, 2000, neither party may sell, assign, pledge or otherwise dispose of or transfer the shares it acquires pursuant to the Stock Option Agreements (collectively, the "Restricted Shares") except as specifically provided for in the Stock Option Agreements. In addition to the repurchase rights described above under "-- Certain Repurchases," subsequent to the termination of the Merger Agreement, the parties have the right to have such shares of the other party registered under the Securities Act for sale in a public offering. The Stock Option Agreements also provide that, following the termination of the Merger Agreement, either party may sell any Restricted Shares pursuant to a tender or exchange offer approved or recommended, or otherwise determined to be fair and in the best interests of such other party's shareholders, by a majority of the board of directors of such other party.

                     DESCRIPTION OF HOLDINGS CAPITAL STOCK

GENERAL

  The authorized capital stock of Holdings, as of the Effective Time, will consist of 400,000,000 shares of Holdings Common Stock, and 100,000,000 shares of preferred stock, par value $.01 per share ("Holdings Preferred Stock"). The description of Holdings capital stock set forth herein does not purport to be complete

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

and is qualified in its entirety by reference to the Holdings Articles and the by-laws of Holdings (the "Holdings By-laws"), attached hereto as Annexes F and G, respectively, as well as applicable statutory or other law.

HOLDINGS PREFERRED STOCK

  Under the Holdings Articles, subject to any approval of the SEC which may be required under the 1935 Act, the Holdings Board will be authorized to divide the Holdings Preferred Stock into series, to issue shares of any such series and, within the limitations set forth in the Holdings Articles or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established, including the dividend rate, redemption price and terms, amount payable upon liquidation, and any sinking fund provisions, conversion privileges and voting rights. There are no present plans to issue any Holdings Preferred Stock.

HOLDINGS COMMON STOCK

  The holders of Holdings Common Stock will be entitled to receive such dividends as the Holdings Board may from time to time declare, subject to any rights of holders of Holdings Preferred Stock, if any is issued. Each holder of Holdings Common Stock will be entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to any class or series voting rights of holders of any Holdings Preferred Stock. The holders of Holdings Common Stock will not be entitled to cumulate votes for the election of directors. In the event of any liquidation, dissolution or winding up of Holdings, the holders of Holdings Common Stock, subject to any rights of the holders of any Holdings Preferred Stock, will be entitled to receive the remainder, if any, of the assets of Holdings after the discharge of its liabilities. Holders of Holdings Common Stock will not be entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The Holdings Common Stock does not contain any redemption provisions or conversion rights.

  Holdings' ability to pay dividends will depend primarily upon the ability of its subsidiaries to pay dividends or otherwise transfer funds to it. Various financing arrangements, charter provisions and regulatory requirements will impose certain restrictions on the ability of Holdings' public utility subsidiaries to transfer funds to Holdings in the form of cash dividends, loans or advances.

  Whenever dividends on all outstanding shares of CIPS Preferred Stock of all series for all previous quarter-yearly dividend periods and the current quarter-yearly dividend period shall have been paid or declared and set apart for payment, and whenever all amounts required to be set aside for any sinking fund for the redemption or purchase of shares of the CIPS Preferred Stock for all previous periods or dates shall have been paid or set aside, and subject to the limitations summarized below, the Board of Directors of CIPS may declare dividends on the CIPS Common Stock out of any surplus or net profits of CIPS legally available for the purpose. The CIPS Mortgage Indenture securing outstanding first mortgage bonds of CIPS provides, in effect, that CIPS will not declare or pay any dividends (other than in stock) on its Common Stock, or make any other distribution on or purchase any CIPS Common Stock, unless the total amount charged or provided for maintenance, repairs and depreciation of the mortgaged properties subsequent to December 31, 1940, plus the surplus earned during the period and remaining after any such dividend, distribution or purchase, shall equal at least 15% of the total utility operating revenues of CIPS for the period, after deducting from such revenues the cost of electricity and gas purchased for resale. The CIPS Restated Articles of Incorporation provide in effect that, so long as any CIPS Preferred Stock is outstanding, the total amount of all dividends or other distributions on CIPS Common Stock (other than in stock) that may be paid, and purchases of CIPS Common Stock that may be made, during any 12-month period shall not exceed (a) 75% of the net income of CIPS (as defined) for the 12-month period next preceding each such dividend, distribution or purchase, if the ratio of "common stock equity" to "total capital" (as defined) is 20% to 25%, or (b) 50% of such net income if such ratio is less than 20%. If such ratio is in excess of 25%, no such dividends may be paid or distributions or purchases made that would reduce such ratio to less than 25% except to the extent permitted by clauses (a) and (b). At June 30, 1995, no amount of retained earnings was restricted as to the payment of dividends on CIPS Common Stock under the foregoing provisions of the CIPS Mortgage or the CIPS Restated Articles of Incorporation.

  So long as any of Union Electric's First Mortgage Bonds, 7.40% Series due 2020 are outstanding, as well as certain other series of bonds issued under the same indenture (as amended and supplemented to date, the "UE Mortgage Indenture") Union Electric may not declare any dividend on Union Electric Common Stock (other than dividends payable in Union Electric Common Stock), or make any other distribution on, or acquire for value any shares of, Union Electric Common Stock (except in exchange for Union Electric Common Stock) if, after giving effect thereto, the aggregate of all such dividends, distributions or acquisitions after June 30, 1961 and before the date on which such dividend or distribution or acquisition is to be made exceeds the sum of $22,700,000 plus the aggregate net income of Union Electric applicable to the Union Electric Common Stock (as defined in the UE Mortgage Indenture) during such period. At June 30, 1995, the free and unrestricted amount available for payments was approximately $989,374,000. Other series of bonds issued, or financing arrangements entered into, by Union Electric in the future could contain similar provisions which could place additional limits upon the ability of Union Electric to pay dividends to Holdings.

  In addition, the terms of the Union Electric Preferred Stock, as set forth in the Union Electric Articles, require that dividends (including accrued and unpaid dividends) payable in respect of shares of Union Electric Preferred Stock be paid or provided for prior to the payment of any dividends on Union Electric Common Stock.

  In addition, the SEC, under the 1935 Act, will have the power to preclude the payment of dividends by Union Electric and CIPS to Holdings. Under the 1935 Act, the SEC will also have the power to preclude the payment of dividends by Holdings. See "REGULATORY MATTERS."

  It is a condition to consummation of the Mergers that the Holdings Common Stock be approved for listing on the NYSE subject to official notice of issuance.

CERTAIN ANTITAKEOVER PROVISIONS

  The Holdings Articles and Holdings By-laws will contain provisions that may have the effect of discouraging persons from acquiring large blocks of Holdings stock or delaying or preventing a change in control of Holdings. The material provisions which may have such an effect include (i) authorization for the Holdings Board (subject to any required regulatory approval) to issue Holdings Preferred Stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters); (ii) advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by the Holdings Board; (iii) the prohibition of shareholder action by less than unanimous written consent and (iv) provisions specifying that only the chief executive officer of Holdings or the Holdings Board (by a majority vote of the entire Holdings Board) may call special meetings of stockholders, and that the chairman of the Holdings Board may adjourn a meeting of stockholders from time to time, whether or not a quorum is present. In addition, the MGBCL contains certain provisions, including business combination provisions that would be applicable to certain mergers, share exchanges or sales of substantially all assets involving Holdings or a subsidiary and a significant shareholder and which could have the effect of substantially increasing the cost to the acquiror and thus discourage any such transaction. See "COMPARISON OF SHAREHOLDER RIGHTS--Antitakeover Statutes."

  The MGBCL permits shareholders to adopt an amendment to the articles of incorporation opting out of the business combination provisions, and the Holdings Articles opt out of such provisions. See "COMPARISON OF SHAREHOLDER RIGHTS--Antitakeover Statutes."

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

  Under the Illinois PUA, approval of the Illinois Commission is required for any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of an Illinois public utility or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility. After the Mergers, Holdings will control a majority of the voting stock of CIPS, an Illinois public utility. Accordingly, any change in ownership or control, within the meaning of the Illinois PUA, of Holdings would require Illinois Commission approval.

  Certain acquisitions by any person of outstanding voting shares of Holdings would also require approval of the SEC under the 1935 Act.

  See "REGULATORY MATTERS" and "COMPARISON OF SHAREHOLDER RIGHTS."

                        COMPARISON OF SHAREHOLDER RIGHTS

  The rights of holders of Union Electric Common Stock are currently governed by the Union Electric Articles, the by-laws of Union Electric (the "Union Electric By-laws"), and the MGBCL. If the Mergers are consummated, the holders of Union Electric Common Stock will become holders of Holdings Common Stock, and their rights will be governed by the Holdings Articles, the Holdings By-laws, and the MGBCL.

  The material differences between the Union Electric Articles and the Union Electric By-laws, on the one hand, and the Holdings Articles and the Holdings By-laws, on the other, are described below under "--Comparison of Holdings Articles and By-laws to Union Electric Articles and By-laws." In addition, material similarities and differences which exist between the MGBCL and the IBCA with respect to stockholders' rights are summarized below under "-- Comparison of Illinois and Missouri Law."

  The rights of holders of CIPSCO Common Stock are currently governed by the CIPSCO Articles, the by-laws of CIPSCO (the "CIPSCO By-laws"), and the IBCA. If the Mergers are consummated, the holders of CIPSCO Common Stock will become holders of Holdings Common Stock, and their rights will be governed by the Holdings Articles, the Holdings By-laws, and the MGBCL. The material differences between the CIPSCO Articles and the CIPSCO By-laws, on the one hand, and the Holdings Articles and the Holdings By-laws, on the other, are described below under "--Comparison of Holdings Articles and By-laws to CIPSCO Articles and By-laws." In addition, material similarities and differences which exist between the IBCA and the MGBCL with respect to stockholders' rights are summarized below under "--Comparison of Illinois and Missouri Law."

  The following discussion is not intended to be complete and is qualified in its entirety by reference to the Holdings Articles and the Holdings By-laws, which are attached to this Joint Proxy Statement/Prospectus as Exhibits F and G, respectively, and to the MGBCL, the IBCA, the Union Electric Articles, the Union Electric By-laws, the CIPSCO Articles and the CIPSCO By-laws; however, all elements of such documents, of the MGBCL and of the IBCA which the managements of Union Electric and CIPSCO believe to be material to a decision by the shareholders of Union Electric and CIPSCO with respect to the Mergers are described herein. See "AVAILABLE INFORMATION."

COMPARISON OF HOLDINGS ARTICLES AND BY-LAWS TO CIPSCO ARTICLES AND BY-LAWS

  Board of Directors. The CIPSCO By-laws provide that the CIPSCO Board shall be composed of between seven and 12 members, as fixed from time to time by a majority vote of the CIPSCO Board. The CIPSCO Board currently consists of nine directors. The Holdings Articles provide that the number of directors will be fixed by the Holdings By-laws which, in turn, provide that the number of directors will be fixed from time to time by the Holdings Board, but will not be less than three and not more than 21. The Merger Agreement provides that the CIPSCO Board and the Union Electric Board will take such action as may be necessary to cause the number of directors comprising the full Holdings Board at the Effective Time to be 15 individuals, including Mr. Greenwalt and four non-management directors of CIPSCO to be designated by CIPSCO prior to the Effective Time, and Mr. Mueller and nine other directors of Union Electric designated by Union Electric prior to the Effective Time. If, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such individual shall designate another individual to serve in such individual's stead, except that a replacement for the position of Chairman of the Holdings Board shall be chosen by the Union Electric Board.

  Removal of Directors. Both the CIPSCO Articles and By-laws, on the one hand, and the Holdings Articles and By-laws on the other, are silent as to the procedure for removing directors. Both the IBCA and the MGBCL provide that the shareholders may vote to remove one or more directors, with or without cause, at any meeting of shareholders the notice of which stated that the purpose of the meeting was to remove directors, provided that if the company has cumulative voting, a director may not be removed from the board if the votes cast against such removal would have been sufficient to elect the director at an election of the entire board under cumulative voting. The provisions of the MGBCL are substantially similar to those of the IBCA with respect to the removal of directors, except that they are silent on the issue of removal by a court. See "--Comparison of Illinois and Missouri Law."

  Vacancies on the Board of Directors. Both the CIPSCO By-laws and the Holdings By-laws provide that vacancies, including vacancies created by newly created directorships, are to be filled by majority vote of the remaining directors.

  Preemptive Rights. The Holdings Articles expressly provide that Holdings shareholders do not have preemptive rights to acquire shares of capital stock of Holdings in connection with the issuance by Holdings of previously unissued shares of capital stock, except in the case of a series of Holdings Preferred Stock if the terms of such series of Holdings Preferred Stock expressly provide for preemptive rights.

  The CIPSCO Articles do not provide preemptive rights to CIPSCO shareholders, and the IBCA denies such preemptive rights except to the extent such rights are expressly granted in the articles of incorporation.

  Amendments to Articles of Incorporation. The CIPSCO Articles are silent as to amendment procedures. The IBCA generally requires that, unless a lesser proportion is required by the articles, amendments to the articles of incorporation must be approved by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote. In certain circumstances, a vote by class or series is required. Certain procedural amendments may be made by a majority of the board, without a vote of the shareholders. See "-- Comparison of Illinois and Missouri Law."

  The Holdings Articles are silent as to amendment procedures. The MGBCL provides, however, that amendments to the Holdings Articles require the affirmative vote of holders of shares representing a majority of the votes entitled to be cast.

  Amendments to By-laws. The CIPSCO By-laws provide, and the IBCA permits, that the CIPSCO Board shall have the authority to make, alter, and amend the CIPSCO By-laws, and the Holdings Articles provide, and the MGBCL permits, that the Holdings Board shall have the power to make, alter, and amend the Holdings By-laws. Under the IBCA, shareholders may also make, alter or amend by-laws.

  Special Meetings of Shareholders; Shareholder Action by Written Consent. The CIPSCO By-laws and the IBCA provide that special meetings of shareholders may be called by the President, the CIPSCO Board, the holders of one-fifth of the outstanding shares of CIPSCO Common Stock entitled to vote at such meeting, or as provided by the IBCA. The Holdings By-laws provide that the Chief Executive Officer or a majority of the Holdings Board (assuming no vacancies) may call a special meeting of the shareholders.

  The CIPSCO By-laws are silent as to whether shareholders may take action by unanimous written consent without a meeting. The IBCA provides that shareholders may take action without a meeting upon the written consent (i) of all the shareholders entitled to vote, or (ii) of holders of not less than the minimum number of votes that would be necessary to take such action at a duly called and held meeting of shareholders, provided that such consent becomes effective only if, at least five days prior to the execution of the consent, notice is delivered to all the shareholders entitled to vote with respect to such matter and that prompt notice of the taking of such action is delivered to those shareholders who have not consented in writing. The MGBCL provides that shareholders may act without a meeting only by unanimous written consent of the holders of shares entitled to vote upon the matter, and the Holdings Articles contain an express provision to the same effect.

  Written Notice of Shareholder Meetings. The CIPSCO By-laws require that shareholders be given notice of meetings no less than ten and no more than 60 days prior to such meeting, except that the IBCA requires that in the case of a meeting at which a merger, consolidation or sale of assets is to be acted upon, notice must be given no less than 20 and no more than 60 days prior to such meeting. The Holdings By-laws require that shareholders be given notice of meetings no less than ten and no more than 70 days prior to such meeting.

  Notice of Shareholder Proposals/Nominations. The Holdings By-laws require advance notice of the introduction by shareholders of business at annual meetings of shareholders. For any such proposal to be properly brought before an annual meeting, a shareholder must comply with the shareholder proposal requirements under the federal proxy rules or deliver a written notice to the Secretary of Holdings not less than 60 days nor more than 90 days prior to the anniversary of the annual meeting; provided that if the date of such meeting is more than 30 days before or 60 days after such anniversary, a shareholder notice will be timely delivered if received by the close of business on the tenth day following the day on which public disclosure of the meeting date occurred. The required notice from a shareholder must include (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Exchange Act;
(ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder and (B) the class and number of shares of Holdings which are owned beneficially and of record by such stockholder and such beneficial owner. The Holdings By-laws further provide that in the event the Holdings Board calls a special meeting of shareholders for the purpose of electing directors, shareholders may nominate a person to be a director by providing notice in the form described in the preceding sentence not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Holdings Board to be elected at such meeting.

  The CIPSCO Articles, the CIPSCO By-laws, and the IBCA are silent on the issue of shareholder proposals or nomination of directors.

  Cumulative Voting. The CIPSCO Articles, consistent with the IBCA, provide for cumulative voting in connection with the election of directors. The Holdings Articles do not permit cumulative voting.

  Indemnification of Directors and Officers. Both the Holdings By-laws and the CIPSCO By-laws, consistent with the applicable provisions of the MGBCL and the IBCA, respectively, provide that the corporation may indemnify a director or officer against liabilities and expenses if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of a criminal action, if the director or officer had no reason to believe his or her conduct was unlawful. Both the Holdings By-laws and the CIPSCO By-laws, consistent with the applicable provisions of the MGBCL and the IBCA, respectively, further provide that, in a proceeding brought on by or in the right of the corporation, no indemnification shall be made with respect to any claim as to which an officer or director has been adjudged to have been liable to the corporation, unless the court determines that such a person is reasonably and fairly entitled to indemnification for expenses. Indemnification shall be made by Holdings or CIPSCO, as the case may be, only if a determination has been made by a majority vote of a quorum of the disinterested directors or by the shareholders or by independent legal counsel, that the director or officer met the required standard of conduct. Both the Holdings By-laws and the CIPSCO By-laws, consistent with the applicable provisions of the MGBCL and the IBCA, respectively, provide that Holdings or CIPSCO, as the case may be, is authorized to purchase liability insurance on behalf of an officer or director whether or not the corporation would otherwise have the power to indemnify such a person.

  The Holdings By-laws, consistent with the applicable provisions of the MGBCL, provide that, in addition to the indemnities described in the preceding paragraph, Holdings will further indemnify its officers and directors to the maximum extent permitted by law, provided that no indemnity is given for conduct that is adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct. The CIPSCO By-laws do not contain a similar provision. See "--Comparison of Illinois and Missouri Law." The CIPSCO Articles, consistent with the IBCA, provide that, in addition to the indemnities provided in the preceding paragraph, CIPSCO will indemnify officers, directors and employees to the full extent permitted by the IBCA or any other applicable laws. Pursuant to this provision of the CIPSCO Articles, CIPSCO may enter into agreements with any person which provide for indemnification greater or different than provided in the CIPSCO Articles.

  Certain Share Acquisitions and Business Combinations. Certain provisions of the IBCA may have the effect of discouraging persons from acquiring large blocks of CIPSCO stock or delaying or preventing a change of control of CIPSCO. Under certain circumstances, these provisions could have the effect of, among other things, (i) prohibiting a 15% shareholder from engaging in a business combination with CIPSCO for three years following the date of acquisition of such 15% interest, and (ii) prohibiting a corporation from entering into a business combination with a 10% shareholder unless a fair price is paid for all shares acquired. See "--Comparison of Illinois and Missouri Law" below for a more complete discussion of such provisions, including the circumstances under which such provisions are triggered.

  The MGBCL contains provisions which may have the effect of discouraging persons from acquiring large blocks of Holdings stock or delaying or preventing a change of control of Holdings. Under certain circumstances, these provisions could have the effect of, among other things, (i) reducing the voting power of shares acquired by a 20% shareholder, and (ii) preventing a 20% shareholder from engaging in a business combination with the corporation for five years following the date of acquisition of such 20% interest. The Holdings Articles expressly provide that certain of such provisions do not apply to Holdings. See "--Antitakeover Statutes" below for a more complete discussion of such provisions, including the circumstances under which such provisions are triggered.

COMPARISON OF ILLINOIS AND MISSOURI LAW

  In general, as described below, the MGBCL and the IBCA provide shareholders with similar rights and protections. A comparison of certain provisions of the MGBCL as it applies to Holdings and the IBCA as it applies to CIPSCO is set forth below:

  Classified Board of Directors; Removal of Directors; Vacancies. Both the MGBCL and the IBCA allow the board of directors to be divided into classes. Under both the MGBCL and the IBCA, a director can be removed with or without cause by the affirmative vote of the majority of the shares of the class such director represents. Under the MGBCL, the articles of incorporation or by-laws may make other provisions for removal, while under the IBCA, a corporation with a classified board may provide in its articles of incorporation that directors are removable only for cause. The IBCA also provides for court removal of a director in a proceeding commenced either by the corporation or holders of 10% of the outstanding shares of any class if the court finds that the director is engaged in fraudulent or dishonest conduct or if the court finds removal of the director to be in the best interests of the corporation. Under both the MGBCL and the IBCA, in a corporation having cumulative voting, a director may not be removed from the board if there are cast against removal of such director the votes of a proportion of the voting power sufficient to elect such director at an election of the entire board under cumulative voting unless the entire board is removed simultaneously. The MGBCL also provides that a director may be removed for cause by a majority of the board of directors if the director to be removed fails to meet the qualifications for directors stated in the articles of incorporation or by-laws or if the director has breached any agreement between the director and the corporation relating to such director's services as a director or employee of the corporation.

  Under the MGBCL, absent provisions to the contrary in the articles of incorporation or by-laws, vacancies may be filled by a majority of the directors, even though less than a quorum. Under the IBCA, vacancies may be filled by election at an annual or special meeting of shareholders; unless the by-laws provide otherwise, the board of directors may fill vacancies arising between meetings.

  Interested Director Transactions. Under the IBCA, a transaction that is fair to a corporation may not be invalidated on the grounds that a director of the corporation is directly or indirectly a party to the transaction. The party asserting validity has the burden of proving fairness unless the material facts of the transaction and the director's interest are disclosed and the transaction is approved either by a majority of disinterested directors or by the shareholders without counting the vote of any shareholder who is an interested director.

  The MGBCL has similar provisions. The MGBCL provides that no contract or transaction in which one or more directors is interested shall be void or voidable solely because of such interest or because such director was present at the board meeting where such transaction was approved or because his vote is counted for such purpose if certain conditions are met. If the material facts of the transaction and the director's interest are disclosed and a vote is taken in good faith, such transactions may be approved by a majority vote of the disinterested directors or by shareholder vote. If the contract or transaction is fair as to the corporation at the time of authorization or approval, separate disinterested director or shareholder approval is not required.

  Indemnification of Directors and Officers. Both the IBCA and the MGBCL provide that a corporation may indemnify a director or officer against liabilities and expenses if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of a criminal action, if the director or officer had no reason to believe his or her conduct was unlawful. Under both the IBCA and the MGBCL, in a proceeding brought by or in the right of the corporation, no indemnification shall be made with respect to any claim as to which an officer or director has been adjudged to have been liable to the corporation, unless the court determines that such a person is reasonably and fairly entitled to indemnification for expenses. Indemnification shall be made by a corporation only if a determination has been made, by a majority vote of a quorum of the disinterested directors or by the shareholders or by independent legal counsel, that the director or officer met the required standard of conduct. Both the MGBCL and the IBCA provide that a corporation may purchase liability insurance on behalf of an officer or director whether or not the corporation would otherwise have the power to indemnify such a person. Both the MGBCL and the IBCA provide that a corporation may maintain insurance on behalf of officers and directors against liabilities asserted against the individual arising out of his or her status as an officer or director, regardless of whether the corporation would have the power to indemnify the individual against such liability under the relevant provisions of the MGBCL or the IBCA, as the case may be.

  The MGBCL provides that the articles of incorporation or by-laws of a corporation may authorize any further indemnity to an officer or director, provided that no indemnity is given for conduct that is adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct. The IBCA does not contain a similar provision.

  Elimination of Directors' Personal Liability for Monetary Damages. The IBCA provides that a corporation may eliminate or limit the personal liability of directors to the corporation or its shareholders for breach of the directors' fiduciary duties, provided that the corporation adopts a provision to do so in its articles of incorporation. The provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for the payment of improper dividends or certain corporate actions following dissolution, (iv) for transactions from which the director derived an improper personal benefit, or (v) for any act or omission occurring before the effective date of the articles provision. Neither CIPSCO nor CIPS has adopted the required provision in its articles of incorporation to limit the personal liability of directors, and the MGBCL contains no similar or corresponding provision permitting Missouri corporations to do so.

  Amendment of Articles. The MGBCL and IBCA provide that the board of directors may propose amendments to a corporation's articles of incorporation. Under the MGBCL, proposed amendments must be approved by the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote on the amendment, except with respect to an amendment which would have the effect of opting the company out of the control share acquisition procedures of the MGBCL, which amendment must be approved by a two-thirds vote.

  Under the IBCA, a proposed amendment is adopted if approved by two-thirds of the outstanding shares of each class entitled to vote unless the articles of incorporation provide otherwise (but in no event shall the vote needed for adoption be less than a majority). The IBCA provides that certain procedural amendments may be made by a majority of the board without a vote of the shareholders. In addition, both the MGBCL and IBCA require that certain amendments must be approved by a separate vote of a class or series of stock if such class or series is entitled to vote as a class or series.

  Amendment of By-laws. Under the MGBCL, the power to adopt, amend or repeal the by-laws is reserved to the shareholders unless vested by the articles in the board of directors.

  Under the IBCA, either the shareholders or the board of directors may make, amend or repeal by-laws, unless the articles reserve such power to the shareholders. If the by-laws so provide, no by-law adopted by the shareholders may be amended or repealed by the board of directors.

  Vote Required for Certain Reorganizations or Consolidations. The IBCA and the MGBCL both provide for a shareholder vote (except as indicated below and for certain mergers between a parent company and its 90% owned subsidiary) of: (i) each corporation that is party to a plan of merger or consolidation; (ii) a corporation that is dissolving; (iii) the selling corporation for the sale by the corporation of substantially all its assets if not in the usual course of business. The IBCA also provides for shareholder votes to approve an acquisition by share exchange. Under the MGBCL and the IBCA, the vote required to approve a plan of merger, consolidation, statutory share exchange (in the case of the IBCA), sale of substantially all assets not in the ordinary course of business or dissolution is two-thirds of the outstanding shares entitled to vote on the plan. The IBCA provides that the articles of incorporation may impose a higher or lower vote requirement (but in no event less than a majority) on any of these transactions. The MGBCL provides that, in the case of a dissolution, the board of directors or the articles of incorporation may require a greater vote.

  The IBCA does not require the vote of the shareholders of a surviving corporation in a merger or exchange if (i) the corporation's articles of incorporation will not be amended in the transaction, (ii) each share of the corporation outstanding immediately before the effective date of the transaction will have identical rights immediately after the effective date,
(iii) either no common shares of the surviving corporation, or securities convertible into such shares, are delivered under the plan of merger or exchange, or the common shares of the surviving corporation issued or delivered under the plan plus the common shares issuable upon the conversion of other securities to be issued under such plan, do not exceed 20% of the common shares of such corporation immediately prior to the effective date of such merger exchange. The MGBCL does not contain a similar provision.

  Class Vote for Certain Reorganizations. The IBCA provides that a class of shares of a corporation is entitled to vote on a plan of merger or statutory share exchange as a class or series if any provision of the plan would, if contained in a proposed amendment to the articles of incorporation, entitle the class of shares to vote as a class.

  The MGBCL does not contain such a provision.

  Special Meetings of Shareholders. Under both the MGBCL and the IBCA, a special meeting of shareholders may be called by the board of directors or by any person authorized by the articles of incorporation or by-laws to call a special meeting. The IBCA additionally provides that a special meeting may be called by the president of the corporation or by the holders of not less than 20% of the votes entitled to be cast at such a meeting.

  Shareholder Action by Consent. Both the IBCA and the MGBCL permit shareholders to take action without a meeting by unanimous written consent. Additionally, the IBCA allows a corporation to take such action by written consent of the holders of not less than the minimum number of shares that would be necessary to take such action at a meeting at which all shares entitled to vote were present; provided, however, that such consent will only be effective if notice is given to all shareholders prior to execution of the consent and if notice is delivered after the execution to all shareholders who have not consented in writing.

  Statutory Shareholder Liability. Both the MGBCL and the IBCA provide that a shareholder shall have no obligation to the corporation other than to pay to corporation the full consideration for which the shares were issued.

  Distributions. Under the IBCA, the board of directors may authorize and the corporation may make, subject to any restriction by the articles of incorporation, distributions to its shareholders unless after such distribution the corporation would be insolvent or its net assets would be less than zero or less than the amount needed, if the corporation were to be liquidated, to satisfy the preferential rights of shareholders.

  Under the MGBCL, the board of directors may declare and the corporation may make, subject to any restriction by the articles of incorporation, dividends unless the net assets of the corporation are less than stated capital or where the payment of the dividend would reduce the net assets below the stated capital. Additionally, if a dividend is declared out of paid-in surplus, no such dividend shall be paid unless all dividends accrued on shares entitled to preferential dividends have been fully paid.

  Dissenters' Rights. Both the MGBCL and IBCA entitle shareholders of a corporation to dissent from and obtain fair value for their shares in the event of certain corporate actions. Subject to certain exceptions, limitations and conditions, shareholders in both states may dissent from (i) a plan of merger or consolidation, (ii) a plan of share exchange, (iii) a sale of all or substantially all of the assets of the corporation, and (iv) in the event of any amendment to the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in certain specified ways. Under the MGBCL, a dissenting shareholder may also obtain fair value for their shares in the event of voting rights being accorded to control shares. Both the MGBCL and IBCA allow corporations to create additional dissenters' rights in connection with other corporate actions by affirmative provision in the articles or by-laws or by board resolution. See "THE MERGERS--Missouri Dissenters' Rights" and "THE MERGERS--Illinois Dissenters' Rights."

  Preemptive Rights. The MGBCL states that the preemptive right of a shareholder to acquire additional shares of a corporation may be limited or denied to the extent provided for in the articles of incorporation. The IBCA denies preemptive rights except to the extent such rights are expressly granted in the articles of incorporation.

  Director and Officer Discretion. The IBCA provides that, in discharging his or her duties to the corporation, a director or officer may, in considering the best long-term and short-term interest of the corporation, consider the effects of any action (including an action which may involve or relate to a change or potential change in control of the corporation) on employees, suppliers and customers of the corporation or its subsidiaries, communities in which the corporation or its subsidiaries operates, and all other pertinent factors. The MGBCL provides that, in exercising its business judgment concerning any acquisition proposal, the board may consider, among other factors, (i) the future value of the company as an independent entity, (ii) social, legal and economic effects on employees, suppliers and customers of the company, and the communities in which the company operates, and (iii) the financial condition, experience and integrity of the bidder.

COMPARISON OF THE UNION ELECTRIC ARTICLES AND BY-LAWS WITH THE HOLDINGS ARTICLES AND BY-LAWS

  The Union Electric Articles are substantially similar to the Holdings Articles, except as set forth in this paragraph. First, the authorized capital stock of Holdings consists of 400,000,000 shares of common stock, $.01 par value, and 100,000,000 shares of preferred stock, $.01 par value, whereas the authorized capital stock of Union Electric consists of 150,000,000 shares of common stock, $5.00 par value, 25,000,000 shares of preferred stock without par value and 7,500,000 shares of preference stock, $1.00 par value per share; at present, no shares of preferred stock of Holdings have been designated for issuance by the Holdings Board. Second, the Holdings Articles expressly provide that, except as expressly permitted by the terms of a series of preferred stock authorized by the Holdings Board with respect to such series of preferred stock, the holders of capital stock of Holdings are not entitled to preemptive or similar rights with respect to shares of capital stock of Holdings, whereas the Union Electric Articles provide holders of capital stock of Union Electric with preemptive or similar rights under certain specified conditions. Third, the Union Electric Articles provide for cumulative voting in elections of directors, whereas the Holdings Articles provide that shareholders will not be entitled to cumulative voting. Fourth, the Holdings Articles provide that the purpose of Holdings is to engage in any lawful activity for which corporations may be organized and incorporated under the laws of Missouri, whereas the Union Electric Articles contain a narrower and more specific purpose clause which is more closely related to activities traditionally conducted by utility companies. Fifth, the Holdings Articles, unlike the Union Electric Articles, specifically provide that the provisions of Section 351.407 of the MGBCL, relating to control share acquisitions, will not apply to Holdings. See "-- Antitakeover Statutes." Sixth, a provision of the MGBCL specifically provides that shareholders may act without a meeting only upon unanimous written consent of holders shares entitled to vote; the Holdings Articles contain an express provision to the same effect, whereas the Union Electric Articles do not.

  The Union Electric By-laws as are currently in effect are substantially identical to the Holdings By-laws, other than with respect to the current size of the respective companies' boards of directors.

ANTI-TAKEOVER STATUTES

  Business Combination Statutes. The MGBCL and the IBCA both restrict corporations from engaging in certain enumerated "business combinations" (generally defined to include a merger or statutory share exchange; sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 10% of the aggregate market value of all the assets or at least 10% of the aggregate market value of the outstanding stock or, under the MGBCL, at least 10% of the earning power or income; the issuance or transfer of stock to the interested shareholder (under the MGBCL, this restriction only applies to transactions with a market value equal to at least 5% of outstanding stock); under the MGBCL, the adoption of a plan or proposal of liquidation or dissolution, and certain other transactions) involving an "interested shareholder" (defined generally as a shareholder who beneficially owns at least 20% (15% under the IBCA) of the outstanding voting power or who is an affiliate or associate of the corporation and beneficially owned 20% (15% under the IBCA) of the voting power of the then outstanding voting stock within the preceding five years (three years under the IBCA) for a period of five years (three years under the IBCA) following the date that the person became an interested shareholder ("stock acquisition date").

  Under the MGBCL, this restriction applies unless the business combination or the acquisition of shares by the interested shareholder is approved by the board of directors prior to the stock acquisition date. The MGBCL provides that if the business combination was not approved prior to the interested shareholder's stock acquisition date, the interested shareholder may effect a business combination only after the five-year period and only if: (i) the business combination is approved, not earlier than five years after the stock acquisition date, by a majority of the voting stock not beneficially owned by the interested shareholder; or (ii) the consideration to be received by shareholders is at least equal to the higher of (A) the highest price per share paid by the interested shareholder while an interested shareholder during the five-year period prior to the announcement of the business combination or (B) the higher of the market price of the corporation's shares on the announcement date or on the interested shareholder's stock acquisition date.

  Under the IBCA, this restriction applies for three years unless: (i) the business combination or the acquisition of shares by the interested shareholder is approved by the board of directors prior to the share acquisition date; (ii) after the stock acquisition, the interested shareholder owns at least 85% of the outstanding voting shares, not including certain categories of employee owned stock; or (iii) on or after the stock acquisition date, the business combination is approved by the board of directors and authorized by the affirmative vote of 66 2/3% of the outstanding voting shares which are not owned by the interested shareholder. No provision of the articles of incorporation or by-laws may require a greater vote of shareholders than that specified in this section.

  Control Share Acquisition Statutes. The MGBCL restricts the voting rights of any person acquiring one-fifth, one-third or a majority of the voting power of the corporation, absent a shareholder approved plan of merger or certain other exceptions. Under the MGBCL, control shares only have voting rights to the extent granted by a resolution approved by the shareholders. Such a resolution must be approved by a majority vote of all outstanding voting shares and a majority vote of all outstanding voting shares, excluding interested shares. Under the MGBCL, the acquiring shareholder may demand that the corporation call a special meeting for the purpose of considering the voting rights to be accorded the control shares. The MGBCL permits a corporation to opt out of the foregoing provisions on control share acquisitions and the Holdings Articles expressly provide that the foregoing provisions of the MGBCL do not apply to Holdings.

  The IBCA does not contain such a provision.

  Fair Price Provisions. The IBCA provides that in addition to any approval otherwise required, certain mergers, share exchanges or sales, leases, exchanges or other dispositions involving a public corporation and a 10% holder or affiliate of the public corporation who was a 10% holder at any time within the preceding two years (an "interested shareholder") are subject to a supermajority vote of shareholders, unless certain fair price standards have been met, specifically, approval of (i) 80% of the total voting power of the corporation and (ii) a majority of the combined voting power of the then outstanding voting shares held by disinterested shareholders, unless the aggregate per share consideration is equal to the greatest of (A) the highest price paid by such interested shareholder within the prior two-year period, (B) the price paid by the interested shareholder in the transaction in which it became an interested shareholder, (C) the market value of the shares on the first trading day after the date the business combination was announced, or (D) the market value of the shares on the first trading day after the interested shareholder became an interested shareholder.

  As described above, the MGBCL provides that under certain circumstances, a corporation may engage in a business combination with a shareholder who owns 20% or more of the outstanding voting power of the corporation provided such business combination occurs at least five years after such interested shareholder became such; provided, further, that the consideration received by shareholders of the corporation in the business combination is at least equal to the higher of (A) the highest price per share paid by the interested shareholder while an interested shareholder during the five-year period prior to the announcement of the business combination or (B) the higher of the market price of the corporation's shares on the announcement date or on the interested shareholder's stock acquisition date.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The following unaudited pro forma financial information combines the historical balance sheets and statements of income of Union Electric and CIPSCO, including their respective subsidiaries, after giving effect to the Mergers. The unaudited pro forma combined condensed balance sheet at September 30, 1995 gives effect to the Mergers as if they had occurred at September 30, 1995. The unaudited pro forma combined condensed statements of income for each of the three years in the period ended December 31, 1994, the nine-month periods ended September 30, 1995 and 1994, and the 12-month period ended September 30, 1995 give effect to the Mergers as if they had occurred at January 1, 1992. These statements are prepared on the basis of accounting for the Mergers as a pooling of interests and are based on the assumptions set forth in the notes thereto. In addition, the pro forma financial information does not give effect to the expected synergies of the transaction.

  The following pro forma financial information has been prepared from, and should be read in conjunction with, the historical financial statements and related notes thereto of Union Electric and CIPSCO, incorporated by reference herein. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Mergers been consummated on the date, or at the beginning of the periods, for which the Mergers are being given effect nor is it necessarily indicative of future operating results or financial position. In addition, due to the effect of weather on sales and other factors which are characteristic of public utility operations, financial results for the nine-month periods ended September 30, 1995 and 1994 are not necessarily indicative of trends for any twelve-month period.

                               AMEREN CORPORATION

                     UNAUDITED PRO FORMA COMBINED CONDENSED

                                 BALANCE SHEET

                             AT SEPTEMBER 30, 1995
                             (THOUSANDS OF DOLLARS)

                                 AS REPORTED (NOTE 1)
                                 ---------------------  PRO FORMA
                                   UNION               ADJUSTMENTS    PRO FORMA
                                  ELECTRIC    CIPSCO   (NOTES 2, 10)  COMBINED
                                 ---------- ---------- ------------  -----------
ASSETS
------
Property and plant:
  Electric.....................  $8,441,276 $2,287,538  $ 374,294    $11,103,108
  Gas..........................     169,820    223,660         --        393,480
  Other........................      35,007         --         --         35,007
                                 ---------- ----------  ---------    -----------
                                  8,646,103  2,511,198    374,294     11,531,595
  Less accumulated depreciation
   and amortization............   3,454,662  1,115,529    246,430      4,816,621
                                 ---------- ----------  ---------    -----------
                                  5,191,441  1,395,669    127,864      6,714,974
Construction work in progress:
  Nuclear fuel in process......     109,353         --         --        109,353
  Other........................     100,187     51,940      1,389        153,516
                                 ---------- ----------  ---------    -----------
      Total property and plant,
       net.....................   5,400,981  1,447,609    129,253      6,977,843
Regulatory asset--deferred in-
 come taxes (Note 7)...........     726,788     45,589         --        772,377
Other assets:
  Unamortized debt expense.....      45,733     16,813        673         63,219
  Nuclear decommissioning trust
   fund........................      69,124         --         --         69,124
  Investments in nonregulated
   activities..................          --     98,539         --         98,539
  Other........................      22,635     41,332     (2,014)        61,953
                                 ---------- ----------  ---------    -----------
      Total other assets.......     137,492    156,684     (1,341)       292,835
Current assets:
  Cash and temporary invest-
   ments.......................      75,025      9,185        327         84,537
  Accounts receivable, net.....     270,534     78,261     21,665        370,460
  Unbilled revenue.............      58,983     16,993         --         75,976
  Materials and supplies, at
   average cost--
    Fossil fuel................      55,434     39,595      6,890        101,919
    Other......................      95,038     51,606      5,600        152,244
  Other........................      34,031     13,430      3,527         50,988
                                 ---------- ----------  ---------    -----------
      Total current assets.....     589,045    209,070     38,009        836,124
                                 ---------- ----------  ---------    -----------
Total Assets...................  $6,854,306 $1,858,952  $ 165,921    $ 8,879,179
                                 ========== ==========  =========    ===========
CAPITAL AND LIABILITIES:
------------------------
Capitalization:
  Common stock (Note 2)........  $  510,619 $  356,812  $(866,059)   $     1,372
  Other stockholders' equity
   (Note 2)....................   1,848,477    308,098    866,059      3,022,634
                                 ---------- ----------  ---------    -----------
      Total common stockhold-
       ers' equity.............   2,359,096    664,910         --      3,024,006
  Preferred stock of subsidi-
   ary.........................     219,147     80,000         --        299,147
  Long-term debt...............   1,764,343    478,850    130,000      2,373,193
                                 ---------- ----------  ---------    -----------
      Total capitalization.....   4,342,586  1,223,760    130,000      5,696,346
Minority interest in consoli-
 dated subsidiary..............          --         --      3,534          3,534
Accumulated deferred income
 taxes.........................   1,348,881    324,041     (5,842)     1,667,080
Accumulated deferred investment
 tax credits...................     168,068     53,074         --        221,142
Regulatory liability...........     219,525    114,569         --        334,094
Accumulated provision for nu-
 clear decommissioning.........      70,797         --         --         70,797
Other deferred credits and lia-
 bilities......................     160,417         --      5,613        166,030
Current liabilities:
  Current maturity of long-term
   debt........................      69,295         --         --         69,295
  Short-term debt..............          --         --      6,800          6,800
  Accounts payable.............     107,436     48,955     20,101        176,492
  Wages payable................      33,982     11,260         --         45,242
  Taxes accrued................     209,132     23,473         86        232,691
  Interest accrued.............      57,372      8,610      2,885         68,867
  Other........................      66,815     51,210      2,744        120,769
                                 ---------- ----------  ---------    -----------
      Total current liabili-
       ties....................     544,032    143,508     32,616        720,156
                                 ---------- ----------  ---------    -----------
Total Capital and Liabilities..  $6,854,306 $1,858,952  $ 165,921    $ 8,879,179
                                 ========== ==========  =========    ===========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                               AMEREN CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1995
           (THOUSANDS OF DOLLARS EXCEPT SHARES AND PER SHARE AMOUNTS)

                         UNION ELECTRIC    CIPSCO
                         --------------    ------
                         (AS REPORTED)                  PRO FORMA
                          (NOTES 1,5,   (AS REPORTED)  ADJUSTMENT    PRO FORMA
                              11)       (NOTES 1, 3)  (NOTES 2, 10)  COMBINED
                         -------------- ------------- ------------- -----------
OPERATING REVENUES:
  Electric..............  $ 1,613,570    $  544,886     $ 138,378   $ 2,296,834
  Gas...................       60,480        87,523            --       148,003
  Other.................          318         5,860           244         6,422
                          -----------    ----------     ---------   -----------
      Total operating
       revenues.........    1,674,368       638,269       138,622    2, 451,259
OPERATING EXPENSES:
  Operations
    Fuel and purchased
     power..............      280,690       189,447        74,097       544,234
    Gas costs...........       35,051        48,322            --        83,373
    Other...............      277,491       113,897        14,452       405,840
                          -----------    ----------     ---------   -----------
                              593,232       351,666        88,549     1,033,447
  Maintenance...........      163,342        46,690        14,038       224,070
  Depreciation and
   amortization.........      174,369        62,280        11,866       248,515
  Income taxes (Note 8).      188,492        41,826         6,208       236,526
  Other taxes...........      166,944        43,133         1,496       211,573
                          -----------    ----------     ---------   -----------
      Total operating
       expenses.........    1,286,379       545,595       122,157     1,954,131
OPERATING INCOME........      387,989        92,674        16,465       497,128
OTHER INCOME AND
 DEDUCTIONS:
  Allowance for equity
   funds used during
   construction.........        4,758           600            --         5,358
  Minority interest in
   consolidated
   subsidiary...........           --            --        (3,396)       (3,396)
  Miscellaneous, net....       (8,772)        1,915        (5,153)      (12,010)
                          -----------    ----------     ---------   -----------
      Total other income
       and deductions,
       net..............       (4,014)        2,515        (8,549)      (10,048)
INCOME BEFORE INTEREST
 CHARGES AND PREFERRED
 DIVIDENDS..............      383,975        95,189         7,916       487,080
INTEREST CHARGES AND
 PREFERRED DIVIDENDS:
 Interest...............      101,770        25,157         7,916       134,843
 Allowance for borrowed
  funds used during
  construction..........       (4,661)          (49)           --        (4,710)
 Preferred dividends of         9,938         2,896            --        12,834
  subsidiaries (Note 9).  -----------    ----------     ---------   -----------
      Net interest
       charges and
       preferred
       dividends........      107,047        28,004         7,916       142,967
NET INCOME..............  $   276,928    $   67,185     $      --   $   344,113
                          ===========    ==========     =========   ===========
EARNINGS PER SHARE OF
 COMMON STOCK
 (BASED ON AVERAGE              $2.71         $1.97                       $2.51
 SHARES OUTSTANDING)....  ===========    ==========                 ===========
AVERAGE COMMON SHARES     102,123,834    34,069,542     1,022,086   137,215,462
 OUTSTANDING (Note 2)...  ===========    ==========     =========   ===========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                               AMEREN CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1994
           (THOUSANDS OF DOLLARS EXCEPT SHARES AND PER SHARE AMOUNTS)

                          UNION ELECTRIC    CIPSCO
                          --------------    ------       PRO FORMA
                           (AS REPORTED) (AS REPORTED)  ADJUSTMENTS   PRO FORMA
                             (NOTE 1)      (NOTE 1)    (NOTES 2, 10)  COMBINED
                          -------------- ------------- -------------  ---------
OPERATING REVENUES:
  Electric..............   $ 1,586,088    $  537,013     $ 181,129   $ 2,304,230
  Gas...................        62,653       100,724           --        163,377
  Other.................           343         6,660           108         7,111
                           -----------    ----------     ---------   -----------
      Total operating
       revenues.........     1,649,084       644,397       181,237     2,474,718
OPERATING EXPENSES:
  Operations
    Fuel and purchased
     power..............       256,906       190,014       117,952       564,872
    Gas costs...........        45,928        61,835           --        107,763
    Other...............       280,216       109,795        14,380       404,391
                           -----------    ----------     ---------   -----------
                               583,050       361,644       132,332     1,077,026
  Maintenance...........       140,105        45,378        13,465       198,948
  Depreciation and amor-
   tization.............       168,135        60,610         9,035       237,780
  Income taxes (Note 8).       194,065        42,247         7,787       244,099
  Other taxes...........       165,299        42,972         1,480       209,751
                           -----------    ----------     ---------   -----------
      Total operating
       expenses.........     1,250,654       552,851       164,099     1,967,604
OPERATING INCOME               398,430        91,546        17,138       507,114
OTHER INCOME AND DEDUC-
 TIONS:
  Allowance for equity
   funds used during
   construction.........         4,340           504           --          4,844
  Minority interest in
   consolidated subsidi-
   ary..................           --            --         (4,110)       (4,110)
  Miscellaneous, net....         3,259         2,673        (6,193)         (261)
                           -----------    ----------     ---------   -----------
      Total other income
       and deductions,
       net..............         7,599         3,177       (10,303)          473
INCOME BEFORE INTEREST
 CHARGES
 AND PREFERRED DIVI-
  DENDS.................       406,029        94,723         6,835       507,587
INTEREST CHARGES AND PREFERRED
 DIVIDENDS:
  Interest..............       107,774        24,826         6,835       139,435
  Allowance for borrowed
   funds used during
   construction.........        (3,838)         (231)          --         (4,069)
  Preferred dividends of
   subsidiaries (Note
   9)...................         9,939         2,568           --         12,507
                           -----------    ----------     ---------   -----------
      Net interest
       charges and
       preferred
       dividends........       113,875        27,163         6,835       147,873
NET INCOME..............   $   292,154    $   67,560     $     --    $   359,714
                           ===========    ==========     =========   ===========
EARNINGS PER SHARE OF
 COMMON STOCK
(BASED ON AVERAGE SHARES         $2.86         $1.98                       $2.62
 OUTSTANDING)...........         =====         =====                       =====
AVERAGE COMMON SHARES
 OUTSTANDING (Note 2)...   102,123,834    34,107,706     1,023,231   137,254,771
                           ===========    ==========     =========   ===========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                               AMEREN CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                     TWELVE MONTHS ENDED SEPTEMBER 30, 1995
           (THOUSANDS OF DOLLARS EXCEPT SHARES AND PER SHARE AMOUNTS)

                          UNION ELECTRIC     CIPSCO
                          --------------     ------
                                                         PRO FORMA
                          (AS REPORTED)   (AS REPORTED) ADJUSTMENTS   PRO FORMA
                         (NOTES 1, 5, 11)  (NOTES 1, 3) (NOTES 2,10)  COMBINED
                         ---------------- ------------- -----------  -----------
OPERATING REVENUES:
  Electric..............   $ 1,997,016     $  705,300    $ 202,438   $ 2,904,754
  Gas...................        83,936        125,218          --        209,154
  Other.................           448          7,969          317         8,734
                           -----------     ----------    ---------   -----------
      Total operating
       revenues.........     2,081,400        838,487      202,755     3,122,642
OPERATING EXPENSES:
  Operations:
    Fuel and purchased
     power..............       353,345        251,300      113,763       718,408
    Gas costs...........        49,218         71,530          --        120,748
    Other...............       372,846        144,170       20,024       537,040
                           -----------     ----------    ---------   -----------
                               775,409        467,000      133,787     1,376,196
    Maintenance.........       220,997         66,488       19,649       307,134
    Depreciation and am-
     ortization.........       232,279         82,769       16,607       331,655
    Income taxes (Note
     8).................       200,848         48,661        8,160       257,669
    Other taxes.........       212,122         56,178        1,945       270,245
                           -----------     ----------    ---------   -----------
      Total operating
       expenses.........     1,641,655        721,096      180,148     2,542,899
OPERATING INCOME........       439,745        117,391       22,607       579,743
OTHER INCOME AND DEDUC-
 TIONS:
  Allowance for equity
   funds used during
   construction.........         6,186            726          --          6,912
  Minority interest in
   consolidated subsidi-
   ary..................           --             --        (4,840)       (4,840)
  Miscellaneous, net....       (11,629)         2,744       (7,257)      (16,142)
                           -----------     ----------    ---------   -----------
      Total other income
       and deductions,
       net..............        (5,443)         3,470      (12,097)      (14,070)
INCOME BEFORE INTEREST
 CHARGES AND PREFERRED
 DIVIDENDS..............       434,302        120,861       10,510       565,673
INTEREST CHARGES AND
 PREFERRED
 DIVIDENDS:
  Interest..............       135,108         33,551       10,510       179,169
  Allowance for borrowed
   funds used during
   construction.........        (6,336)          (107)         --         (6,443)
  Preferred dividends of
   subsidiaries (Note
   9)...................        13,250          3,838          --         17,088
                           -----------     ----------    ---------   -----------
      Net interest
       charges and pre-
       ferred
       dividends........       142,022         37,282       10,510       189,814
NET INCOME..............   $   292,280     $   83,579    $     --    $   375,859
                           ===========     ==========    =========   ===========
EARNINGS PER SHARE OF
 COMMON STOCK (BASED ON
 AVERAGE SHARES
 OUTSTANDING)...........         $2.86          $2.45                      $2.74
                           ===========     ==========                ===========
AVERAGE COMMON SHARES
 OUTSTANDING (Note 2)...   102,123,834     34,078,037    1,022,341   137,224,212
                           ===========     ==========    =========   ===========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                               AMEREN CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1994
           (THOUSANDS OF DOLLARS EXCEPT SHARES AND PER SHARE AMOUNTS)

                          UNION ELECTRIC    CIPSCO      PRO FORMA
                          --------------    ------     ADJUSTMENTS
                          (AS REPORTED)  (AS REPORTED)   (NOTES     PRO FORMA
                             (NOTE 1)      (NOTE 1)       2,10)     COMBINED
                          -------------- ------------- ----------- -----------
OPERATING REVENUES:
  Electric...............   $1,969,533      $697,427     $245,189   $2,912,149
  Gas....................       86,109       138,418           --      224,527
  Other..................          474         8,770          181        9,425
                           -----------    ----------    ---------  -----------
      Total operating
       revenues..........    2,056,116       844,615      245,370    3,146,101

OPERATING EXPENSES:
  Operations
    Fuel and purchased
     power...............      329,562       251,867      157,618      739,047
    Gas costs............       60,096        85,043          --       145,139
    Other................      375,570       140,068       19,952      535,590
                           -----------    ----------    ---------  -----------
                               765,228       476,978      177,570    1,419,776
  Maintenance............      197,760        65,176       19,076      282,012
  Depreciation and amor-
   tization..............      226,045        81,099       13,776      320,920
  Income taxes (Note 8)..      206,421        49,082        9,739      265,242
  Other taxes............      210,476        56,017        1,929      268,422
                           -----------    ----------    ---------  -----------
      Total operating ex-
       penses............    1,605,930       728,352      222,090    2,556,372
OPERATING INCOME               450,186       116,263       23,280      589,729
OTHER INCOME AND
 DEDUCTIONS:
  Allowance for equity
   funds used during
   construction..........        5,767           630          --         6,397
  Minority interest in
   consolidated subsidi-
   ary...................          --            --        (5,554)      (5,554)
  Miscellaneous, net.....          403         3,502       (8,297)      (4,392)
                           -----------    ----------    ---------  -----------
      Total other income
       and deductions,
       net...............        6,170         4,132      (13,851)      (3,549)
INCOME BEFORE INTEREST
 CHARGES AND PREFERRED
 DIVIDENDS...............      456,356       120,395        9,429      586,180
INTEREST CHARGES AND
 PREFERRED DIVIDENDS:
  Interest...............      141,112        33,220        9,429      183,761
  Allowance for borrowed
   funds used during
   construction..........       (5,513)         (289)         --        (5,802)
  Preferred dividends of
   subsidiaries (Note 9).       13,252         3,510          --        16,762
                           -----------    ----------    ---------  -----------
      Net interest
       charges and pre-
       ferred
       dividends.........      148,851        36,441        9,429      194,721
NET INCOME...............    $ 307,505      $ 83,954     $    --     $ 391,459
                           ===========    ==========    =========  ===========
EARNINGS PER SHARE OF
 COMMON STOCK (BASED ON
 AVERAGE SHARES
 OUTSTANDING)............        $3.01         $2.46                     $2.85
                           ===========    ==========               ===========
AVERAGE COMMON SHARES
 OUTSTANDING (Note 2)....  102,123,834    34,106,585    1,023,198  137,253,617
                           ===========    ==========    =========  ===========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                               AMEREN CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1993
           (THOUSANDS OF DOLLARS EXCEPT SHARES AND PER SHARE AMOUNTS)

                         UNION ELECTRIC    CIPSCO
                         --------------    ------       PRO FORMA
                         (AS REPORTED)  (AS REPORTED)  ADJUSTMENTS   PRO FORMA
                            (NOTE 1)      (NOTE 1)    (NOTES 2, 10)  COMBINED
                         -------------- ------------- ------------- -----------
OPERATING REVENUES:
  Electric..............   $1,965,980      $688,820      $228,178    $2,882,978
  Gas...................       99,552       145,702           --        245,254
  Other.................          472        10,238             2        10,712
                          -----------    ----------     ---------   -----------
      Total operating
       revenues.........    2,066,004       844,760       228,180     3,138,944
OPERATING EXPENSES:
  Operations
    Fuel and purchased
     power..............      413,054       247,119       136,332       796,505
    Gas costs...........       66,718        90,097           --        156,815
    Other...............      378,817       142,716        37,981       559,514
                          -----------    ----------     ---------   -----------
                              858,589       479,932       174,313     1,512,834
  Maintenance...........      190,097        61,218        18,378       269,693
  Depreciation and amor-
   tization.............      219,633        78,062         7,094       304,789
  Income taxes (Note 8).      179,475        51,861         8,315       239,651
  Other taxes...........      206,913        54,813         1,770       263,496
                          -----------    ----------     ---------   -----------
      Total operating
       expenses.........    1,654,707       725,886       209,870     2,590,463
OPERATING INCOME........      411,297       118,874        18,310       548,481
OTHER INCOME AND DEDUC-
 TIONS:
  Allowance for equity
   funds used during
   construction.........        6,418         1,459           --          7,877
  Minority interest in
   consolidated subsidi-
   ary..................          --            --         (5,204)       (5,204)
  Miscellaneous, net....        3,919         3,107        (7,089)          (63)
                          -----------    ----------     ---------   -----------
      Total other income
       and deductions,
       net..............       10,337         4,566       (12,293)        2,610
INCOME BEFORE INTEREST
 CHARGES AND PREFERRED
 DIVIDENDS..............      421,634       123,440         6,017       551,091
INTEREST CHARGES AND
 PREFERRED
 DIVIDENDS:
  Interest..............      129,600        35,024         6,017       170,641
  Allowance for borrowed
   funds used during
   construction.........       (5,126)         (800)          --         (5,926)
  Preferred dividends of
   subsidiaries (Note
   9)...................       14,087         3,718           --         17,805
                          -----------    ----------     ---------   -----------
      Net interest
       charges and
       preferred
       dividends........      138,561        37,942         6,017       182,520
NET INCOME..............   $  283,073      $ 85,498     $     --     $  368,571
                          ===========    ==========     =========   ===========
EARNINGS PER SHARE OF
 COMMON STOCK (BASED ON
 AVERAGE SHARES
 OUTSTANDING)...........        $2.77         $2.51                       $2.69
                          ===========    ==========                 ===========
AVERAGE COMMON SHARES
 OUTSTANDING (NOTE 2)...  102,123,834    34,107,706     1,023,231   137,254,771
                          ===========    ==========     =========   ===========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                               AMEREN CORPORATION

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1992
           (THOUSANDS OF DOLLARS EXCEPT SHARES AND PER SHARE AMOUNTS)

                          UNION ELECTRIC    CIPSCO      PRO FORMA
                          -------------- ------------- ADJUSTMENTS
                          (AS REPORTED)  (AS REPORTED)  (NOTES 2,   PRO FORMA
                           (NOTES 1, 4)     (NOTE 1)       10)      COMBINED
                          -------------- ------------- ----------- -----------
OPERATING REVENUES:
  Electric...............  $ 1,929,468    $  595,619    $ 242,683  $ 2,767,770
  Gas....................       84,159       133,756          --       217,915
  Other..................        1,494        10,502          --        11,996
                           -----------    ----------    ---------  -----------
      Total operating
       revenues..........    2,015,121       739,877      242,683    2,997,681
OPERATING EXPENSES:
  Operations
    Fuel and purchased
     power...............      407,067       193,638      176,821      777,526
    Gas costs............       53,108        82,553          --       135,661
    Other................      328,582       131,305       15,204      475,091
                           -----------    ----------    ---------  -----------
                               788,757       407,496      192,025    1,388,278
  Maintenance............      187,267        64,092       15,891      267,250
  Depreciation and
   amortization..........      246,320        74,170        5,823      326,313
  Income taxes (Note 8)..      179,691        40,751        7,898      228,340
  Other taxes............      201,069        51,133        1,838      254,040
                           -----------    ----------    ---------  -----------
      Total operating
       expenses..........    1,603,104       637,642      223,475    2,464,221
OPERATING INCOME.........      412,017       102,235       19,208      533,460
OTHER INCOME AND
 DEDUCTIONS:
  Gain on sales of
   electric property,
   net...................       18,099           --           --        18,099
  Allowance for equity
   funds used during
   construction..........        3,115         2,162          --         5,277
  Minority interest in
   consolidated
   subsidiary............          --            --        (5,334)      (5,334)
  Miscellaneous, net.....          (71)        7,579       (7,817)        (309)
                           -----------    ----------    ---------  -----------
      Total other income
       and deductions,
       net...............       21,143         9,741      (13,151)      17,733
INCOME BEFORE INTEREST
 CHARGES AND
 PREFERRED DIVIDENDS.....      433,160       111,976        6,057      551,193
INTEREST CHARGES AND
 PREFERRED DIVIDENDS:
  Interest...............      135,319        35,992        6,057      177,368
  Allowance for borrowed
   funds used during
   construction..........       (4,907)       (1,064)         --        (5,971)
  Preferred dividends of
   subsidiaries (Note 9).       14,058         4,549          --        18,607
                           -----------    ----------    ---------  -----------
      Net interest
       charges and
       preferred
       dividends.........      144,470        39,477        6,057      190,004
NET INCOME...............  $   288,690    $   72,499    $     --   $   361,189
                           ===========    ==========    =========  ===========
EARNINGS PER SHARE OF
 COMMON STOCK (BASED ON
 AVERAGE SHARES
 OUTSTANDING)............        $2.83         $2.13                     $2.63
                           ===========    ==========               ===========
AVERAGE COMMON SHARES
 OUTSTANDING (Note 2)....  102,123,834    34,107,706    1,023,231  137,254,771
                           ===========    ==========    =========  ===========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                               AMEREN CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
        (Ameren Corporation is referred to in these Notes as "Holdings")

 1. Reclassifications have been made to certain "as reported" account balances reflected in Union Electric's and CIPSCO's financial statements to conform to this reporting presentation (See Notes 7, 8 and 9). All other financial statement presentation and accounting policy differences are immaterial and have not been adjusted in the pro forma combined condensed financial statements.

 2. The pro forma combined condensed financial statements reflect the conversion of each share of Union Electric Common Stock ($5 par value) outstanding into one share of Holdings Common Stock ($.01 par value) and the conversion of each share of CIPSCO Common Stock (no par value) outstanding into 1.03 shares of Holdings Common Stock, as provided in the Merger Agreement. The pro forma combined condensed financial statements are presented as if the companies were combined during all periods included therein.

 3. Net income for the nine months and twelve months ended September 30, 1995 includes a pre-tax charge of $6.3 million for CIPSCO's voluntary separation program.

 4. Net income for the fiscal year ended December 31, 1992 includes a gain for Union Electric on sales of electric distribution properties of $18.1 million, net of income taxes, recorded in the fourth quarter of 1992.

 5. The allocation between Union Electric and CIPSCO and their customers of the estimated cost savings resulting from the Mergers, net of the costs incurred to achieve such savings, will be subject to regulatory review and approval. Transaction costs are currently estimated to be approximately $22 million (including fees for financial advisors, attorneys, accountants, consultants, filings and printing). None of these estimated cost savings or the costs to achieve such savings has been reflected in the pro forma combined condensed financial statements. However, net income for the nine months and twelve months ended September 30, 1995 includes a charge of $9 million, net of income taxes, for merger transaction costs.

 6. Intercompany transactions (including purchased and exchanged power transactions) between Union Electric and CIPSCO during the periods presented were not material and, accordingly, no pro forma adjustments were made to eliminate such transactions.

 7. CIPSCO's regulatory asset related to deferred income taxes was reclassified from the regulatory liability account balance to conform to this reporting presentation.

 8. CIPSCO's income taxes are reflected as operating expenses to conform to this reporting presentation.

 9. Currently, the Union Electric Preferred Stock is not issued by a subsidiary; subsequent to the Merger, the Union Electric Preferred Stock will be issued by a subsidiary of Holdings. As a result, Union Electric's preferred dividend requirements have been reclassified to conform to this reporting presentation.

10. Pro forma adjustments have been made to consolidate the financial results of EEI, which will, in substance, be a 60% owned subsidiary of Holdings subsequent to the Merger. Prior to the Merger, Union Electric and CIPSCO held 40% and 20% ownership interests, respectively, in EEI and accounted for these investments under the equity method of accounting. All intercompany transactions between Union Electric, CIPSCO and EEI have been eliminated.

11. Net income for the nine and twelve months ended September 30, 1995 includes a one-time credit to Missouri electric customers which reduced revenues and pre-tax income of Union Electric by $30 million.

           SELECTED INFORMATION CONCERNING CIPSCO AND UNION ELECTRIC

BUSINESS OF CIPSCO

  CIPSCO, through its utility subsidiary CIPS, supplies electricity and natural gas services in a 20,000-square-mile region of central and southern Illinois. A second subsidiary, CIC, manages CIPSCO's non-utility investments, including leveraged leases, marketable securities and energy projects. CIPS serves 317,000 retail electricity customers in 557 communities and distributes natural gas to nearly 166,000 customers in 267 communities. The utility service territory has an estimated population of 820,000 (about seven percent of Illinois' population) and contains about 35% of its surface area. Additional information concerning CIPSCO and its subsidiaries is included in the CIPSCO documents filed with the SEC which are incorporated by reference herein. See "INCORPORATION BY REFERENCE."

BUSINESS OF UNION ELECTRIC

  Union Electric, incorporated in Missouri in 1922, is the successor to a number of companies, the oldest of which was organized in 1881. It is the largest electric utility in the State of Missouri and supplies electric service in territories in Missouri and Illinois having an estimated population of 2,600,000 within an area of approximately 24,500 square miles, including the greater St. Louis area. Natural gas purchased by Union Electric or its customers from non-affiliated pipeline companies is distributed in 90 Missouri communities and in the City of Alton, Illinois and vicinity. At September 30, 1995, Union Electric had 1,127,000 retail electric customers and distributed natural gas to 118,000 customers. Additional information concerning Union Electric is included in the Union Electric documents filed with the SEC which are incorporated by reference herein. See "INCORPORATION BY REFERENCE."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Union Electric. The following table sets forth, as of November 1, 1995, as to each class of equity securities of Union Electric, all shares beneficially owned by (i) directors of Union Electric and certain executive officers of Union Electric and (ii) all directors and executive officers as a group:

   NAME                                                            COMMON STOCK*
   ----                                                            -------------
   Donald E. Brandt...............................................      1,576
   William E. Cornelius...........................................     18,126
   Thomas A. Hays.................................................      4,299
   Thomas H. Jacobsen.............................................      1,746
   Richard A. Liddy...............................................      1,435
   John Peters MacCarthy..........................................      2,699
   Paul L. Miller, Jr.............................................        922
   Charles W. Mueller.............................................      6,530
   Robert O. Piening..............................................      6,226
   Robert H. Quenon...............................................      1,634
   Harvey Saligman................................................      1,699
   Donald F. Schnell..............................................      7,501
   Charles J. Schukai.............................................      4,088
   Janet McAfee Weakley...........................................      2,427
   All directors and executive officers as a group................    121,358

--------
* Includes shares held jointly

  Reported shares include those for which a director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such nominee or executive officer does not claim beneficial ownership. Shares reported for Mr. Cornelius include 9,916 shares held in a trust account in his wife's name for which he serves as trustee. In addition to shares shown, 2,184 shares have been reported as beneficially owned by family members and/or household members of the parties.

  Shares beneficially owned by directors and executive officers as a group do not exceed one percent of any class of equity securities outstanding.

  Except for CEDE & Co., nominee for The Depository Trust Company, and Union Electric, as agent for the Union Electric DRIP, no person holds of record more than five percent of any class of the outstanding voting securities of Union Electric. To the knowledge of Union Electric, no person owns beneficially five percent or more of any class of the outstanding voting securities of Union Electric.

  CIPSCO. The following table sets forth, as of November 1, 1995, as to each class of equity securities of CIPSCO, all shares beneficially owned by (i) directors and certain executive officers of CIPSCO and (ii) all directors and executive officers as a group:

                                                                       CIPSCO
   DIRECTORS                                                        COMMON STOCK
   ---------                                                        ------------
   William J. Alley................................................     1,605
   Lowell A. Dodd..................................................       951
   Clifford L. Greenwalt...........................................    11,357
   John L. Heath...................................................     4,000
   Robert W. Jackson...............................................     6,999
   William A. Koertner.............................................     3,919
   Gordon R. Lohman................................................       200
   Richard A. Lumpkin..............................................     1,015
   Hanne M. Merriman...............................................     1,581
   Gilbert W. Moorman..............................................     1,092
   William R. Morgan...............................................     2,074
   Thomas L. Shade.................................................     2,633
   James W. Wogsland...............................................     1,000
   Directors and Executive Officers as a Group.....................    49,054

  Reported shares include all shares of which an officer or director is deemed to be the beneficial owner including joint or fiduciary ownership of shares, even if such officer or director does not claim beneficial ownership. Shares beneficially owned by directors and executive officers as a group do not exceed one percent of any class of equity securities outstanding. See "THE MERGERS-- Potential Conflicts of Interests of Certain Persons in the Mergers--Employee Plans and Severance Arrangements" for information regarding the CIPSCO unfunded director deferred compensation plan, under which deferred amounts are adjusted in value as if invested in CIPSCO Common Stock, and the equivalent share investments of certain CIPSCO directors. See "THE STOCK OPTION AGREEMENTS" with respect to the Union Electric Option. CIPSCO owns 100% of the outstanding common stock of CIPS.

  To CIPSCO's knowledge, the only beneficial owner of more than five percent of CIPSCO Common Stock as of November 1, 1995 is as set forth in the following table. This information is based solely upon information set forth in CIPSCO's shareholder records and in statements filed with the SEC pursuant to Section 13 of the Exchange Act.

                                                         AMOUNT AND
                                                          NATURE OF
                             NAME AND ADDRESS            BENEFICIAL        PERCENT
   TITLE OF CLASS          OF BENEFICIAL OWNER            OWNERSHIP        OF CLASS
   --------------          -------------------           ----------        --------
CIPSCO Common Stock     Franklin Resources, Inc.   2,139,400 shares         6.28%
                        777 Mariners Island        CIPSCO believes these
                        Boulevard                  shares may be held for
                        San Mateo, CA 94404        Franklin's mutual fund
                                                   affiliates

CERTAIN BUSINESS RELATIONSHIPS BETWEEN UNION ELECTRIC AND CIPSCO

  In the normal course of business, Union Electric and CIPS buy and sell electric power from and to each other in arm's-length transactions pursuant to filed rate schedules. At various times in the past, CIPS and Union Electric have assisted one another in service restoration following major storms. On December 31, 1992, CIPS acquired for $8.5 million certain electric distribution and transmission properties located in western Illinois and previously owned by Union Electric. The properties acquired serve approximately 4,200 customers. CIPS and Union Electric are joint owners of EEI and have cooperated, with EEI's other owners, in the operation of the 1,000 megawatt generating station owned by EEI located near Joppa, Illinois. EEI provides power to the uranium enrichment facility of the United States Department of Energy in Paducah, Kentucky. Available power is also sold by EEI to the utilities that own its stock. EEI is owned as follows: Union Electric, 40%, CIPS, 20%, Illinois Power Company, 20% and Kentucky Utilities Company, 20%.

                         HOLDINGS FOLLOWING THE MERGERS

  At the Effective Time, Holdings will become the parent of both Union Electric and the operating subsidiaries of CIPSCO, including CIPS. The headquarters of Holdings will be in St. Louis, Missouri. The utility subsidiaries of Holdings will serve approximately 1,442,000 electric customers and 284,000 natural gas customers, and its service territory will include portions of Missouri and Illinois. The business of Holdings will consist of owning utilities and various non-utility subsidiaries. Union Electric and CIPSCO recognize that the divestiture of their existing gas operations and certain non-utility operations is a possibility under the new registered holding company structure, but will seek approval from the SEC to maintain such businesses. See "REGULATORY MATTERS."

MANAGEMENT OF HOLDINGS

  Pursuant to the Merger Agreement, at the Effective Time, the Holdings Board will consist of 15 members, ten members of which will be designated by Union Electric and five members of which will be designated by CIPSCO. It is anticipated that, immediately prior to the Mergers, the existing members of the Holdings Board (which is currently composed of two officers of Union Electric and two officers of CIPSCO) will resign, and that Union Electric and CIPSCO, as the sole stockholders of Holdings, will elect ten persons designated by the Union Electric Board and five members designated by the CIPSCO Board to fill all 15 vacancies on the Holdings Board. As a result, stockholders of Union Electric and CIPSCO will not have the opportunity to vote on the initial composition of the Holdings Board. Mr. Mueller will be Chairman of the Holdings Board and Chief Executive Officer of Holdings and Mr. Greenwalt will be Vice Chairman of the Holdings Board. As of the date of this Proxy Statement/Prospectus, Messrs. Mueller and Greenwalt are the only persons to have been selected to serve on the Holdings Board following consummation of the Mergers. None of the other 13 designees is expected to be selected until shortly before consummation of the Mergers, which could occur a year or more from the date of the Union Electric Meeting and the CIPSCO Meeting.

OPERATIONS

  After the Mergers, Union Electric and CIPS will be the principal subsidiaries of Holdings. The headquarters of the two utilities will remain in their current locations, Union Electric's in St. Louis and CIPS' in Springfield, Illinois. Holdings' headquarters will be located in St. Louis.

  Except for the transfer of Union Electric's Illinois utility business to CIPS, the utility operations of CIPS and Union Electric will continue and will be unaffected by consummation of the Mergers. The Illinois utility business, including the electric and natural gas customers and all facilities except electric transmission facilities and the Venice generating station of Union Electric will be transferred to CIPS immediately after consummation of the Mergers. CIPS and Union Electric will enter into a power purchase agreement and agreements providing for the integrated operation (including joint dispatch) of their systems.

  Pursuant to the Merger Agreement, Holdings shall continue to provide charitable contributions and community support within the service areas of CIPS and Union Electric at comparable levels to those provided by such parties within the two-year period prior to the Effective Time.

DIVIDENDS

  It is anticipated that Holdings will adopt Union Electric's common share dividend payment level. Union Electric currently pays $2.50 per share annually, and CIPSCO's annual dividend rate is currently $2.04 per share. However, no assurance can be given that such dividend rate will be in effect or will remain unchanged, and Holdings reserves the right to increase or decrease its dividend as may be required by law or contract or as may be determined by the Holdings Board, in its discretion, to be advisable. Declaration and timing of dividends on Holdings Common Stock will be a business decision to be made by the Holdings Board from time to time based upon the results of operations and financial condition of Holdings and its subsidiaries and such other business considerations as the Holdings Board considers relevant in accordance with applicable laws. For a description of certain restrictions on Holding's ability to pay dividends on the Holdings Common Stock, see "DESCRIPTION OF HOLDINGS CAPITAL STOCK."

HOLDINGS INCENTIVE PLANS

  As described above in "THE MERGER AGREEMENT--Holdings Plans," the Merger Agreement provides that Holdings will adopt the Holdings Replacement Plans, subject in each case, if applicable, to shareholder approval. The Holdings Replacement Plans will include a new annual bonus plan and a new stock compensation plan. Under the new annual bonus plan, cash bonuses, based on percentages of base salaries, will be awarded based upon the achievement of performance goals determined in advance by the Holdings Human Resources Committee. With respect to those participants in this plan who are, or who the Holdings Human Resources Committee determines are likely to be, "covered individuals" within the meaning of Section 162(m) of the Code, the performance goals will be objective standards that are approved by shareholders in accordance with the requirements for exclusion from the limits of Section 162(m) of the Code as performance-based compensation. The new stock compensation plan will provide for the grant of stock options, stock appreciation rights, restricted stock, performance units and such other awards based upon the Holdings Common Stock as the Holdings Board may determine, subject to shareholder approval. Holdings will reserve four million shares for issuance pursuant to the Holdings Stock Plan. Holdings will seek shareholder approval of the Holdings Replacement Plans as soon as reasonably practicable following the Effective Time.

                                    EXPERTS

  The consolidated financial statements of CIPSCO Incorporated, as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in CIPSCO's 1994 Annual Report on Form 10-K incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

  The financial statements incorporated in this Joint Proxy
Statement/Prospectus by reference to the Annual Report on Form 10-K of Union Electric for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  William E. Jaudes, Esq., Vice President and General Counsel of Union Electric, and Secretary and Assistant Treasurer of Holdings, will pass upon the legality of the shares of Holdings Common Stock to be issued in connection with the Mergers. Mr. Jaudes owns an aggregate of approximately 5,030 shares of Union Electric Common Stock.

                             SHAREHOLDER PROPOSALS

  To be considered for inclusion in the proxy statement for the 1996 annual meeting of shareholders of Union Electric, a proposal by a shareholder must be received by the Secretary of Union Electric at 1901 Chouteau Avenue, P.O. Box 149, St. Louis, Missouri 63166, not later than the close of business on November 17, 1995. Proposals received by that date will be included in the 1996 Proxy Statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

  For a proposal to be properly brought before an annual meeting by a shareholder, the Union Electric By-laws provide that the Secretary of Union Electric must have received written notice thereof not less than 60 nor more than 90 days prior to the meeting. The notice must contain (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on Union Electric's books, and of such beneficial owner and (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

  Any proposal by a shareholder for the CIPSCO annual shareholder meeting in 1996 must have been received by the Secretary of CIPSCO at 607 East Adams Street, Springfield, Illinois 62739, not later than the close of business on November 6, 1995. Proposals received by that date will be included in the 1996 Proxy Statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            UNION ELECTRIC COMPANY,

                              CIPSCO INCORPORATED,

                              ARCH HOLDING CORP.,*

                                      AND

                                ARCH MERGER INC.

                          DATED AS OF AUGUST 11, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* NOTE: ARCH HOLDING CORP. HAS BEEN RENAMED AMEREN CORPORATION SINCE THE EXECUTION OF THIS AGREEMENT.

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----

                                   ARTICLE I

                                  THE MERGERS

SECTION 1.1   The Mergers..........................................................   A-1
SECTION 1.2   Effects of the Mergers...............................................   A-1
SECTION 1.3   Effective Time of the Mergers........................................   A-2

                                   ARTICLE II

                              TREATMENT OF SHARES

SECTION 2.1   Effect of the Mergers on Capital Stock...............................   A-2
SECTION 2.2   Dissenting Shares....................................................   A-3
SECTION 2.3   Exchange of Certificates.............................................   A-4

                                  ARTICLE III

                                  THE CLOSING

SECTION 3.1   Closing..............................................................   A-5

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF CIPSCO

SECTION 4.1   Organization and Qualification.......................................   A-5
SECTION 4.2   Subsidiaries.........................................................   A-6
SECTION 4.3   Capitalization.......................................................   A-6
SECTION 4.4   Authority; Non-Contravention; Statutory Approvals; Compliance........   A-7
SECTION 4.5   Reports and Financial Statements.....................................   A-8
SECTION 4.6   Absence of Certain Changes or Events.................................   A-8
SECTION 4.7   Litigation...........................................................   A-9
SECTION 4.8   Registration Statement and Proxy Statement...........................   A-9
SECTION 4.9   Tax Matters..........................................................   A-9
SECTION 4.10  Employee Matters; ERISA..............................................  A-11
SECTION 4.11  Environmental Protection.............................................  A-12
SECTION 4.12  Regulation as a Utility..............................................  A-14
SECTION 4.13  Vote Required........................................................  A-14
SECTION 4.14  Accounting Matters...................................................  A-14
SECTION 4.15  Non-applicability of Certain Illinois Law............................  A-14
SECTION 4.16  Opinion of Financial Advisor.........................................  A-15
SECTION 4.17  Insurance............................................................  A-15
SECTION 4.18  Ownership of Union Electric Common Stock.............................  A-15

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF UNION ELECTRIC

SECTION 5.1   Organization and Qualification.......................................  A-15
SECTION 5.2   Subsidiaries.........................................................  A-15
SECTION 5.3   Capitalization.......................................................  A-16
SECTION 5.4   Authority; Non-Contravention; Statutory Approvals; Compliance........  A-16
SECTION 5.5   Reports and Financial Statements.....................................  A-17
SECTION 5.6   Absence of Certain Changes or Events.................................  A-18
SECTION 5.7   Litigation...........................................................  A-18
SECTION 5.8   Registration Statement and Proxy Statement...........................  A-18
SECTION 5.9   Tax Matters..........................................................  A-18
SECTION 5.10  Employee Matters; ERISA..............................................  A-19
SECTION 5.11  Environmental Protection.............................................  A-21
SECTION 5.12  Regulation as a Utility..............................................  A-22
SECTION 5.13  Vote Required........................................................  A-22
SECTION 5.14  Accounting Matters...................................................  A-22
SECTION 5.15  Non-applicability of Certain Missouri Law............................  A-22
SECTION 5.16  Opinion of Financial Advisor.........................................  A-22
SECTION 5.17  Insurance............................................................  A-22
SECTION 5.18  Ownership of CIPSCO Common Stock.....................................  A-23
SECTION 5.19  Operations of Nuclear Power Plant....................................  A-23

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1   Covenants of the Parties.............................................  A-23

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

SECTION 7.1   Access to Information................................................  A-28
SECTION 7.2   Joint Proxy Statement and Registration Statement.....................  A-29
SECTION 7.3   Regulatory Matters...................................................  A-29
SECTION 7.4   Shareholder Approval.................................................  A-30
SECTION 7.5   Directors' and Officers' Indemnification.............................  A-30
SECTION 7.6   Disclosure Schedules.................................................  A-31
SECTION 7.7   Public Announcements.................................................  A-32
SECTION 7.8   Rule 145 Affiliates..................................................  A-32
SECTION 7.9   Employee Agreements and Workforce Matters............................  A-32
SECTION 7.10  Employee Benefit Plans...............................................  A-32
SECTION 7.11  Stock Option and Other Stock Plans...................................  A-34
SECTION 7.12  No Solicitations.....................................................  A-35
SECTION 7.13  Company Board of Directors...........................................  A-35
SECTION 7.14  Company Officers.....................................................  A-35
SECTION 7.15  Boards of Directors of Subsidiaries..................................  A-36
SECTION 7.16  Post-Merger Operations...............................................  A-36
SECTION 7.17  Expenses.............................................................  A-36
SECTION 7.18  Further Assurances...................................................  A-36
SECTION 7.19  Charter and By-Law Amendments........................................  A-36
SECTION 7.20  Transfers of Illinois Assets.........................................  A-37

                                  ARTICLE VIII

                                   CONDITIONS

SECTION 8.1   Conditions to Each Party's Obligation to Effect the Mergers..........  A-37
SECTION 8.2   Conditions to Obligation of Union Electric to Effect the Mergers.....  A-38
SECTION 8.3   Conditions to Obligation of CIPSCO to Effect the Mergers.............  A-38

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1   Termination..........................................................  A-39
SECTION 9.2   Effect of Termination................................................  A-41
SECTION 9.3   Termination Fee; Expenses............................................  A-41
SECTION 9.4   Amendment............................................................  A-42
SECTION 9.5   Waiver...............................................................  A-42

                                   ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.1  Non-Survival; Effect of Representations and Warranties...............  A-43
SECTION 10.2  Brokers..............................................................  A-43
SECTION 10.3  Notices..............................................................  A-43
SECTION 10.4  Miscellaneous........................................................  A-44
SECTION 10.5  Interpretation.......................................................  A-44
SECTION 10.6  Counterparts; Effect.................................................  A-44
SECTION 10.7  Parties in Interest..................................................  A-44
SECTION 10.8  Waiver of Jury Trial and Certain Damages.............................  A-45
SECTION 10.9  Enforcement..........................................................  A-45
Exhibit A     Form of CIPSCO Stock Option Agreement (omitted)
Exhibit B     Form of Union Electric Stock Option Agreement (omitted)
Exhibit 7.8   Form of Affiliate Agreement (omitted)

  AGREEMENT AND PLAN OF MERGER, dated as of August 11, 1995 (this "Agreement"), by and among Union Electric Company, a Missouri corporation ("Union Electric"), CIPSCO Incorporated, an Illinois corporation ("CIPSCO"), Arch Holding Corp., a Missouri corporation (the "Company") and Arch Merger Inc., a Missouri corporation and a wholly owned subsidiary of the Company ("Merger Sub").

  WHEREAS, Union Electric and CIPSCO have determined to engage in a business combination transaction on the terms stated herein;

  WHEREAS, in furtherance thereof, Union Electric and CIPSCO have formed the Company, the capital stock of which is owned equally by Union Electric and CIPSCO, the Company has formed Merger Sub, and the respective Boards of Directors of Union Electric, CIPSCO, the Company and Merger Sub have approved this Agreement and the transactions contemplated hereby on the terms and conditions set forth in this Agreement (such transactions referred to herein collectively as the "Mergers");

  WHEREAS, the Board of Directors of Union Electric and the Board of Directors of CIPSCO have approved and CIPSCO has executed an agreement with Union Electric in the form of Exhibit A (the "CIPSCO Stock Option Agreement") whereby CIPSCO has granted Union Electric an option to purchase shares of its common stock upon the terms and conditions provided in such agreement;

  WHEREAS, the Board of Directors of Union Electric and the Board of Directors of CIPSCO has approved and Union Electric has executed an agreement with CIPSCO in the form of Exhibit B (the "Union Electric Stock Option Agreement") whereby Union Electric has granted CIPSCO an option to purchase shares of its common stock upon the terms and conditions provided in such agreement; and

  WHEREAS, for federal income tax purposes, it is intended that the parties hereto and their respective stockholders will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Mergers;

  NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  THE MERGERS

  Section 1.1 The Mergers. Upon the terms and subject to the conditions of this
Agreement:

    (a) At the Union Electric Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Union Electric (the "Union Electric Merger") in accordance with the laws of the State of Missouri. Union Electric shall be the surviving corporation in the Union Electric Merger and shall continue its corporate existence under the laws of the State of Missouri. The effects and the consequences of the Union Electric Merger shall be as set forth in Section 1.2(a). Throughout this Agreement, the term "Union Electric" shall refer to Union Electric prior to the Union Electric Merger or to Union Electric in its capacity as the surviving corporation in the Union Electric Merger, as the context requires.

    (b) At the Company Effective Time (as defined in Section 1.3), CIPSCO shall be merged with and into the Company (the "Company Merger") in accordance with the laws of the State of Missouri and the State of Illinois. The Company shall be the surviving corporation in the Company Merger and shall continue its corporate existence under the laws of the State of Missouri. The effects and the consequences of the Company Merger shall be as set forth in Section 1.2(b).

  Section 1.2 Effects of the Mergers.

    (a) At the Union Electric Effective Time, (i) the articles of incorporation of Union Electric, as in effect immediately prior to the Union Electric Effective Time, shall be the articles of incorporation of the surviving corporation in the Union Electric Merger until thereafter amended as provided by law and such articles of incorporation, and (ii) the by-laws of Union Electric, as in effect immediately prior to the Union Electric Effective Time, shall be the by-laws of the surviving corporation in the Union Electric Merger until thereafter amended as provided by law, the articles of incorporation of the surviving corporation in the Union Electric Merger and such by-laws. Subject to the foregoing, the additional effects of the Union Electric Merger shall be as provided in the applicable provisions of the General and Business Corporation Law of the State of Missouri (the "MGBCL").

    (b) At the Company Effective Time, (i) the articles of incorporation of the Company, as in effect immediately prior to the Company Effective Time (which shall be amended and restated in a form agreed to by Union Electric and CIPSCO pursuant to Section 7.19) shall be the articles of incorporation of the surviving corporation in the Company Merger (the "Articles of Incorporation") until thereafter amended as provided by law and the Articles of Incorporation, and (ii) the by-laws of the Company shall be amended and restated in a form agreed to by Union Electric and CIPSCO and, as so amended and restated, shall be the by-laws of the surviving corporation in the Company Merger (the "By-laws") until thereafter amended as provided by law, the Articles of Incorporation and the By-laws. Subject to the foregoing, the additional effects of the Company Merger shall be as provided in the applicable provisions of the MGBCL and the Business Corporation Act of 1983 of the State of Illinois (the "IBCL").

  Section 1.3 Effective Time of the Mergers. On the Closing Date (as defined in
Section 3.1), (a) with respect to the Union Electric Merger, articles of merger complying with the requirements of the MGBCL shall be filed with the Secretary of State of the State of Missouri and (b) with respect to the Company Merger, articles of merger complying with the requirements of the MGBCL and the IBCL shall be filed with the Secretary of State of the State of Missouri and the Secretary of State of the State of Illinois. The Union Electric Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Missouri (the "Union Electric Effective Time"). The Company Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Missouri or upon the issuance of a certificate of merger by the Secretary of State of the State of Illinois, whichever occurs later (the "Company Effective Time" or the "Effective Time"). The Union Electric Effective Time shall be immediately prior to the Company Effective Time.

                                   ARTICLE II

                              TREATMENT OF SHARES

  Section 2.1 Effect of the Mergers on Capital Stock.

    (a) At the Union Electric Effective Time, by virtue of the Union Electric Merger and without any action on the part of any holder of any capital stock of Union Electric or Merger Sub:

      (i) Conversion of Merger Sub Stock. Each share of Common Stock, par value $5.00 per share, of Merger Sub (the "Merger Sub Common Stock") shall be converted into one share of common stock of the surviving corporation in the Union Electric Merger.

      (ii) Cancellation of Union Electric Treasury Stock. Each share of Union Electric Common Stock that is owned by Union Electric as treasury stock and all shares of Union Electric Common Stock that are owned, directly or indirectly, by Union Electric or CIPSCO or any of their respective wholly owned subsidiaries shall be cancelled and shall cease to exist and no stock of the Company or other consideration shall be delivered in exchange therefor.

      (iii) Conversion of Union Electric Common Stock. Each issued and outstanding share of Common Stock, par value $5.00 per share, of Union Electric (the "Union Electric Common Stock"), other than Union Electric Dissenting Shares (as defined in Section 2.2) and shares cancelled pursuant to Section 2.1(a)(ii) of this Agreement, shall be converted into the right to receive one (the "Union Electric Exchange Ratio") fully paid and non-assessable share of Common Stock, par value $5.00 per share, of the Company ("Company Common Stock"). Upon such conversion, each holder of a certificate formerly representing any such shares of Union Electric Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.3.

      (iv) No Change in Union Electric Preferred Stock. Each issued and outstanding share of Preferred Stock, without par value, of Union Electric (the "Union Electric Preferred Stock"), other than Union Electric Dissenting Shares, shall remain outstanding and shall continue to represent one fully paid and non-assessable share of preferred stock of the surviving corporation with identical rights (including dividend rates) and designations as were applicable to such share of Union Electric Preferred Stock immediately prior to the Union Electric Merger.

    (b) At the Company Effective Time, by virtue of the Company Merger and without any action on the part of any holder of any capital stock of CIPSCO or the Company:

      (i) Cancellation of Certain CIPSCO Stock. Each share of Common Stock, without par value, of CIPSCO (the "CIPSCO Common Stock") that is owned by CIPSCO as treasury stock, by subsidiaries of CIPSCO or by Union Electric, the Company or any of their respective subsidiaries shall be cancelled and cease to exist.

      (ii) Cancellation of Certain Company Common Stock. Each issued and outstanding share of Company Common Stock that is owned by CIPSCO, Union Electric or any of their wholly owned subsidiaries immediately prior to the Company Effective Time shall be cancelled and cease to exist.

      (iii) Treatment of Certain Company Common Stock. Each share of Company Common Stock issued pursuant to Section 2.1(a)(iii) hereof shall remain outstanding and shall continue to represent one share of Company Common Stock.

      (iv) Conversion of CIPSCO Common Stock. Each issued and outstanding share of CIPSCO Common Stock (other than shares cancelled pursuant to Section 2.1(b)(i)) shall be converted into the right to receive 1.03 (the "CIPSCO Exchange Ratio", and together with the Union Electric Exchange Ratio, the "Exchange Ratios") fully paid and non-assessable shares of Company Common Stock. Upon such conversion, each holder of a certificate formerly representing any such shares of CIPSCO Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.3.

  Section 2.2 Dissenting Shares.

    (a) Shares of Union Electric Common Stock and Union Electric Preferred Stock held by any holder entitled to relief as a dissenting shareholder under Section 351.455 of the MGBCL (the "Union Electric Dissenting Shares") shall not be converted into the right to receive Company Common Stock or remain outstanding as preferred stock of the surviving corporation, as the case may be, in the Union Electric Merger, but shall be converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the MGBCL, unless and until the right of such holder to receive fair value for such Union Electric Dissenting Shares terminates in accordance with Section 351.455 of the MGBCL. If such right is terminated otherwise than by the purchase of such shares by Union Electric, then such shares shall cease to be Union Electric Dissenting Shares and shall be converted into and represent the right to receive Company Common Stock or preferred stock of the surviving corporation in the Union Electric Merger, as provided in Section 2.1(a).

    (b) Shares of CIPSCO Common Stock held by any holder entitled to relief as a dissenting shareholder under Section 5/11.65 of the IBCL (the "CIPSCO Dissenting Shares") shall be converted into the right to receive shares of Company Common Stock in accordance with
  Section 2.1(b)(iv) of this Agreement and shall thereafter be subject to sale or purchase as provided in applicable provisions of the IBCL.

  Section 2.3 Exchange of Certificates.

    (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Company shall deposit with a bank or trust company mutually agreeable to CIPSCO and Union Electric (the "Exchange Agent"), certificates representing shares of Company Common Stock required to effect the exchanges referred to in Section 2.1, together with cash payable in respect of fractional shares pursuant to Section 2.3(d).

    (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Union Electric Effective Time represented outstanding shares of Union Electric Common Stock or CIPSCO Common Stock (the "Certificates") that were converted (the "Converted Shares") into the right to receive shares of Company Common Stock (the "Company Shares") pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of Union Electric and CIPSCO), together with a duly executed letter of transmittal and such other documents as the Exchange Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Company Shares which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Converted Shares which is not registered in the transfer records of Union Electric or CIPSCO, as the case may be, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this
  Section 2.3.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.3(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares.

    (d) No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. A holder of CIPSCO Common Stock who would otherwise have been entitled to a fractional share of Company Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per share of CIPSCO Common Stock on the New York Stock Exchange ("NYSE") Composite Tape for the ten business days prior to and including the last business day on which such stock was traded on the NYSE, without any interest thereon.

  (e) Closing of Transfer Books. From and after the Union Electric Effective Time or the Company Effective Time, as the case may be, the stock transfer books of Union Electric and CIPSCO shall be closed and no transfer of any capital stock of Union Electric or CIPSCO shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of Company Shares as provided in Section 2.1 and in this Section 2.3.

  (f) Termination of Exchange Agent. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.3(a) and not exchanged within one year after the Effective Time pursuant to this Section 2.3 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Company, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                                  THE CLOSING

  Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Union Electric, 1901 Chouteau Avenue, St. Louis, Missouri, at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and date and place as Union Electric and CIPSCO shall mutually agree (the "Closing Date").

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF CIPSCO

  CIPSCO represents and warrants to Union Electric as follows:

  Section 4.1 Organization and Qualification. Except as set forth in Section
4.1 of the CIPSCO Disclosure Schedule (as defined in Section 7.6(ii)), CIPSCO and each CIPSCO Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement, (a) the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person, (b) the term "CIPSCO Subsidiary" shall mean those of the subsidiaries, joint ventures or general partnership interests of CIPSCO identified as CIPSCO Subsidiaries in Section
4.2 of the CIPSCO Disclosure Schedule and (c) the term "Direct Subsidiary" shall be deemed to mean CIPSCO Subsidiaries or Union Electric Subsidiaries (as defined in Section 5.1), as the case may be.

  Section 4.2 Subsidiaries. Section 4.2 of the CIPSCO Disclosure Schedule sets forth a description as of the date hereof, of all subsidiaries and joint ventures of CIPSCO, including (a) the name of each such entity and CIPSCO's interest therein, and (b) as to each CIPSCO Subsidiary and CIPSCO Joint Venture (as defined below), a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the CIPSCO Disclosure Schedule, none of the CIPSCO Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively. Except as set forth in Section 4.2 of the CIPSCO Disclosure Schedule, all of the issued and outstanding shares of capital stock of each CIPSCO Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by CIPSCO free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such CIPSCO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, (a) the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity and (b) the term "CIPSCO Joint Venture" shall mean those of the joint ventures of CIPSCO or any CIPSCO Subsidiary identified as a CIPSCO Joint Venture in Section 4.2 of the CIPSCO Disclosure Schedule. CIPSCO has no subsidiaries, joint ventures, or general or limited partnership interests other than those listed as CIPSCO Subsidiaries on Section 4.2 of the CIPSCO Disclosure Schedule.

  Section 4.3 Capitalization. (a) The authorized capital stock of CIPSCO consists of 100,000,000 shares of CIPSCO Common Stock, and 4,600,000 shares of CIPSCO Preferred Stock. As of the close of business on August 11, 1995, there were issued and outstanding 34,069,542 shares of CIPSCO Common Stock and no shares of CIPSCO Preferred Stock. All of the issued and outstanding shares of the capital stock of CIPSCO are, and any shares of CIPSCO Common Stock issued pursuant to the CIPSCO Stock Option Agreement will be, validly issued, fully paid, non assessable and free of preemptive rights. Except as set forth in
Section 4.3 of the CIPSCO Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating CIPSCO or any of the CIPSCO Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of CIPSCO, or obligating CIPSCO to grant, extend or enter into any such agreement or commitment, other than under the CIPSCO Stock Option Agreement. There are no outstanding stock appreciation rights of CIPSCO which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of CIPSCO.

    (b) The authorized capital stock of Central Illinois Public Service Company, an Illinois corporation and a wholly owned subsidiary of CIPSCO ("CIPS") consists of 45,000,000 shares of common stock without par value ("CIPS Common Stock"), 2,000,000 shares of Cumulative Preferred Stock, par value $100 per share ("CIPS Preferred Stock"), and 2,600,000 shares of Preferred Stock without par value

  ("CIPS No-Par Preferred Stock"). As of the close of business on August 11, 1995, there were issued and outstanding 25,452,373 shares of CIPS Common Stock (all of which were owned by CIPSCO), 800,000 shares of CIPS Preferred Stock (consisting of 150,000 shares of the 4% series, 50,000 shares of the 4.25% series, 75,000 shares of the 4.90% series, 50,000 shares of the 4.92% series, 50,000 shares of the 5.16% series, 125,000 shares of the 6.625% series, and 300,000 shares of the 1993 Auction A series), and no shares of CIPS No-Par Preferred Stock.

  Section 4.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

    (a) Authority. CIPSCO has all requisite corporate power and authority to enter into this Agreement and the CIPSCO Stock Option Agreement, and, subject to the applicable Shareholders' Approval (as defined in Section 4.13) and the applicable CIPSCO Required Statutory Approvals (as defined in
  Section 4.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the CIPSCO Stock Option Agreement and the consummation by CIPSCO of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CIPSCO, subject, in the case of this Agreement, to obtaining the applicable CIPSCO Shareholders' Approval. Each of this Agreement and the CIPSCO Stock Option Agreement has been duly and validly executed and delivered by CIPSCO and, assuming the due authorization, execution and delivery hereof and thereof by the other signatories hereto and thereto, constitutes the valid and binding obligation of CIPSCO enforceable against it in accordance with its terms.

    (b) Non-Contravention. Except as set forth in Section 4.4(b) of the CIPSCO Disclosure Schedule, the execution and delivery of this Agreement and the CIPSCO Stock Option Agreement by CIPSCO do not, and the consummation of the transactions contemplated hereby or thereby will not, in any material respect, violate, conflict with, or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of CIPSCO or any of the CIPSCO Subsidiaries or CIPSCO Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to CIPSCO, such term when used in Article V having a correlative meaning with respect to Union Electric) pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of CIPSCO or any of the CIPSCO Subsidiaries or the CIPSCO Joint Ventures, (ii) subject to obtaining the CIPSCO Required Statutory Approvals and the receipt of the CIPSCO Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to CIPSCO or any of the CIPSCO Subsidiaries or the CIPSCO Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the CIPSCO Disclosure Schedule (the "CIPSCO Required Consents") any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which CIPSCO or any of the CIPSCO Subsidiaries or CIPSCO Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected.

    (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement or the CIPSCO Stock Option Agreement by CIPSCO or the consummation by CIPSCO of the transactions contemplated hereby or thereby, except as described in Section 4.4(c) of the CIPSCO Disclosure Schedule (the "CIPSCO Required Statutory Approvals", it being understood that references in this Agreement to "obtaining" such CIPSCO Required Statutory Approvals shall mean making such declarations, filings or registrations;

  giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

    (d) Compliance. Except as set forth in Section 4.4(d), Section 4.10 or
  Section 4.11 of the CIPSCO Disclosure Schedule, or as disclosed in the CIPSCO SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither CIPSCO nor any of the CIPSCO Subsidiaries nor, to the knowledge of CIPSCO, any CIPSCO Joint Venture is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 4.4(d) of the CIPSCO Disclosure Schedule or in Section 4.11 of the CIPSCO Disclosure Schedule, CIPSCO and the CIPSCO Subsidiaries and CIPSCO Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in Section 4.4(d) of the CIPSCO Disclosure Schedule, CIPSCO and each of the CIPSCO Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its articles of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

  Section 4.5 Reports and Financial Statements. The filings required to be made by CIPSCO and the CIPSCO Subsidiaries since January 1, 1990 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act, the Federal Power Act, as amended (the "Power Act"), the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission ("NRC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. CIPSCO has made available to Union Electric a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CIPSCO with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended, the "CIPSCO SEC Reports"). As of their respective dates, the CIPSCO SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of CIPSCO included in the CIPSCO SEC Reports (collectively, the "CIPSCO Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of CIPSCO as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. True, accurate and complete copies of the articles of incorporation and by-laws of CIPSCO and of CIPS, as in effect on the date hereof, have been made available to Union Electric.

  Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the CIPSCO SEC Reports filed prior to the date hereof or as set forth in Section
4.6 of the CIPSCO Disclosure Schedule, from December 31, 1994, CIPSCO and each of the CIPSCO Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of CIPSCO and its subsidiaries taken as a whole (a "CIPSCO Material Adverse Effect").

  Section 4.7 Litigation. Except as disclosed in the CIPSCO SEC Reports filed prior to the date hereof or as set forth in Section 4.7, Section 4.9 or Section
4.11 of the CIPSCO Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of CIPSCO, threatened, nor are there, to the knowledge of CIPSCO, any material investigations or reviews pending or threatened against, relating to or affecting CIPSCO or any of the CIPSCO Subsidiaries, (ii) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and
(iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to CIPSCO or any of the CIPSCO Subsidiaries.

  Section 4.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of CIPSCO for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Company Common Stock in the Mergers (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement, in definitive form, relating to the meetings of Union Electric and CIPSCO shareholders to be held in connection with the Merger (the "Proxy Statement") will not, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as they relate to CIPSCO or any CIPSCO Subsidiary, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 4.9 Tax Matters. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes CIPSCO or any of its subsidiaries, or Union Electric or any of its subsidiaries, as the case may be.

  Except as set forth in Section 4.9 of the CIPSCO Disclosure Schedule:

    (a) Filing of Timely Tax Returns. CIPSCO and each of the CIPSCO Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

    (b) Payment of Taxes. CIPSCO and each of the CIPSCO Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

    (c) Deferred Taxes. CIPSCO and the CIPSCO Subsidiaries have accounted for deferred income taxes in accordance with GAAP.

    (d) Tax Liens. There are no Tax liens upon the assets of CIPSCO or any of the CIPSCO Subsidiaries except liens for Taxes not yet due.

    (e) Withholding Taxes. CIPSCO and each of the CIPSCO Subsidiaries have complied in all material respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

    (f) Extensions of Time for Filing Tax Returns. Neither CIPSCO nor any of the CIPSCO Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

    (g) Waivers of Statute of Limitations. Neither CIPSCO nor any of the CIPSCO Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of CIPSCO and each of the CIPSCO Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against CIPSCO or any of the CIPSCO Subsidiaries that has not been resolved and paid in full.

    (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of CIPSCO or any of the CIPSCO Subsidiaries.

    (j) Powers of Attorney. No power of attorney currently in force has been granted by CIPSCO or any of the CIPSCO Subsidiaries concerning any Tax matter.

    (k) Tax Rulings. Neither CIPSCO nor any of the CIPSCO Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

    (l) Availability of Tax Returns. CIPSCO has made available to Union Electric complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by CIPSCO or any of the CIPSCO Subsidiaries since January 1, 1992, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by CIPSCO or any of the CIPSCO Subsidiaries and (iii) any Closing Agreements entered into by CIPSCO or any of the CIPSCO Subsidiaries with any taxing authority.

    (m) Tax Sharing Agreements. Neither CIPSCO nor any CIPSCO Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

    (n) Code Section 280G. Neither CIPSCO nor any of the CIPSCO Subsidiaries is a party to any agreement, contract or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (o) Liability for Others. Neither CIPSCO nor any of the CIPSCO Subsidiaries has any liability for Taxes of any person other than CIPSCO and the CIPSCO Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract or (iii) otherwise.

  Section 4.10 Employee Matters; ERISA. Except as set forth in Section 4.10 of the CIPSCO Disclosure Schedule:

    (a) Benefit Plans. Section 4.10(a) of the CIPSCO Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees, directors or former directors of CIPSCO and each of the CIPSCO Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any severance or change in control agreement (collectively, the "CIPSCO Benefit Plans"). No CIPSCO Benefit Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA.

    (b) Contributions. All material contributions and other payments required to be made for any period through the date to which this representation speaks, by CIPSCO or any of the CIPSCO Subsidiaries to any CIPSCO Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or paid in full, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been reflected in the CIPSCO Financial Statements.

    (c) Qualification; Compliance. Each of the CIPSCO Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified or an application for such a determination, which was filed before the expiration of the applicable remedial amendment period, is pending, and, to the best knowledge of CIPSCO, no circumstances exist that are reasonably expected by CIPSCO to result in the revocation of any such determination. CIPSCO and each of its subsidiaries is in compliance in all material respects with, and each of the CIPSCO Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each CIPSCO Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. There are no pending or, to the knowledge of CIPSCO, threatened or anticipated claims under or in respect of any CIPSCO Benefit Plan by or on behalf of any employee, former employee, director, former director, or beneficiary thereof, or otherwise involving any CIPSCO Benefit Plan (other than routine claims for benefits).

    (d) Liabilities. With respect to the CIPSCO Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of CIPSCO, there does not now exist any condition or set of circumstances, that could subject CIPSCO or any of the CIPSCO Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which CIPSCO or any subsidiary thereof is a party, excluding liability for benefit claims, administrative expenses and funding obligations payable in the ordinary course. No event has occurred, and, to the best knowledge of CIPSCO, there does not now exist any condition or set of circumstances, that could give rise to any material liability of CIPSCO or any ERISA Affiliate (as hereinafter defined) of CIPSCO under (i) Title IV of ERISA (other than for PBGC premium payments), (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code (other than the payment of benefits required thereby), that would be a liability of the Company or any of its ERISA Affiliates following the Closing. The term "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA or other applicable laws.

    (e) Welfare Plans. Except as set forth in the CIPSCO Financial Statements, none of the CIPSCO Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under
  Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable laws.

    (f) Documents Made Available. CIPSCO has made available to Union Electric a true and correct copy of each collective bargaining agreement to which CIPSCO or any of the CIPSCO Subsidiaries is a party or under which CIPSCO or any of the CIPSCO Subsidiaries has obligations and, with respect to each CIPSCO Benefit Plan, where applicable, (i) such plan and the most recent summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such CIPSCO Benefit Plan, and (v) the most recent actuarial report or valuation.

    (g) Payments Resulting from the Merger. (i) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from CIPSCO or any of the CIPSCO Subsidiaries to any officer, employee, former employee, director or former director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any CIPSCO Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither CIPSCO nor any of the CIPSCO Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of CIPSCO, or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

    (h) Labor Agreements. As of the date hereof, neither CIPSCO nor any of the CIPSCO Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of CIPSCO, as of the date hereof, there is no current union representation question involving employees of CIPSCO or any of the CIPSCO Subsidiaries, nor does CIPSCO know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the CIPSCO SEC Reports filed prior to the date hereof or in Section 4.10(h) of the CIPSCO Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other material complaint against CIPSCO or any of the CIPSCO Subsidiaries pending or, to the best knowledge of CIPSCO, threatened, (ii) there is no strike or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of CIPSCO, threatened, against or involving CIPSCO, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of CIPSCO, threatened, in respect of which any director, officer, employee or agent of CIPSCO or any of the CIPSCO Subsidiaries is or may be entitled to claim indemnification from CIPSCO or such CIPSCO Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 4.10(h) of the CIPSCO Disclosure Schedule.

  Section 4.11 Environmental Protection. Except as set forth in Section 4.11 of the CIPSCO Disclosure Schedule or in the CIPSCO SEC Reports filed prior to the date hereof:

    (a) Compliance. CIPSCO and each of the CIPSCO Subsidiaries is in material compliance with all applicable Environmental Laws (as defined in Section 4.11(g)(ii)); and neither CIPSCO nor any of the CIPSCO Subsidiaries has received any communication (written or oral) from any person or Governmental Authority that alleges that CIPSCO or any of the CIPSCO Subsidiaries is not in material compliance with applicable Environmental Laws.

    (b) Environmental Permits. CIPSCO and each of the CIPSCO Subsidiaries has obtained or has applied for all material environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and CIPSCO and the CIPSCO Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, and CIPSCO reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Company Merger can be accomplished in the ordinary course of business.

    (c) Environmental Claims. To the best knowledge of CIPSCO, there is no material Environmental Claim (as defined in Section 4.11(g)(i)) pending (i) against CIPSCO or any of the CIPSCO Subsidiaries or CIPSCO Joint Ventures, or (ii) against any real or personal property or operations which CIPSCO or any of the CIPSCO Subsidiaries owns, leases or manages, in whole or in part.

    (d) Releases. CIPSCO has no knowledge of any material Releases (as defined in Section 4.11(g)(iv)) of any Hazardous Material (as defined in
  Section 4.11(g)(iii)) that would be reasonably likely to form the basis of any material Environmental Claim against CIPSCO or any of the CIPSCO Subsidiaries.

    (e) Predecessors. CIPSCO has no knowledge of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of CIPSCO or any of the CIPSCO Subsidiaries) whose liability CIPSCO or any of the CIPSCO Subsidiaries has or may have retained or assumed either contractually or by operation of law or against any real or personal property which CIPSCO or any of the CIPSCO Subsidiaries formerly owned, leased or managed, in whole or in part.

    (f) Disclosure. To CIPSCO's best knowledge, CIPSCO has disclosed to Union Electric all material facts which CIPSCO reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of CIPSCO pollution control equipment currently required or known to be required in the future; (ii) the cost that CIPSCO reasonably expects to incur to comply with the requirements of the Clean Air Act Amendments of 1990; (iii) current CIPSCO remediation costs or CIPSCO remediation costs known to be required in the future (including, without limitation, any payments to resolve any threatened or asserted Environmental Claim for remediation costs); or (iv) any other environmental matter affecting CIPSCO.

    (g) As used in this Agreement:

      (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by CIPSCO or any of the CIPSCO Subsidiaries or CIPSCO Joint Ventures (for purposes of this Section 4.11), or by Union Electric or any of the Union Electric Subsidiaries or Union Electric Joint Ventures (for purposes of Section 5.11); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

      (ii) "Environmental Laws" means all federal, state, local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which CIPSCO or any of the CIPSCO Subsidiaries or CIPSCO Joint Ventures operates (for purposes of this Section 4.11) or in which Union Electric or any of the Union Electric Subsidiaries or Union Electric Joint Ventures operates (for purposes of Section 5.11).

      (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

  Section 4.12 Regulation as a Utility. CIPSCO is an exempt public utility holding company under Section 3(a)(1) of the 1935 Act. CIPS is regulated as a public utility in the State of Illinois and in no other state and is an exempt public utility holding company under Sections 3(a)(1) and 3(a)(2) of the 1935 Act. Except as set forth in the preceding sentence and in Section 4.12 of the CIPSCO Disclosure Schedule, neither CIPSCO nor any "subsidiary company" or "affiliate" (as those terms are defined in the 1935 Act) of CIPSCO is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

  Section 4.13 Vote Required. The approval of the Merger by two-thirds of the votes entitled to be cast by all holders of CIPSCO Common Stock (the "CIPSCO Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of CIPSCO or any of its subsidiaries required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

  Section 4.14 Accounting Matters. Neither CIPSCO, any CIPSCO Subsidiary nor, to CIPSCO's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the transactions to be effected pursuant to this Agreement from being accounted for as a pooling of interests in accordance with GAAP and applicable SEC regulations. As used in this Agreement (except as specifically otherwise defined), the term "affiliate", except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

  Section 4.15 Non-applicability of Certain Illinois Law. Assuming the representation and warranty of Union Electric made in Section 5.18 is correct, and except as set forth in Section 4.15 of the CIPSCO Disclosure Schedule, none of the business combination or fair price provisions of Sections 5/11.75 or 5/11.85 of the IBCL or any similar provisions of the IBCL (or, to the best knowledge of CIPSCO, any other similar state statute) are applicable to the transactions contemplated by this Agreement, including the granting of the CIPSCO Stock Option pursuant to the CIPSCO Stock Option Agreement or the exercise thereof.

  Section 4.16 Opinion of Financial Advisor. CIPSCO has received the oral opinion of Morgan Stanley & Co. Incorporated, to the effect that, as of August 11, 1995, in light of the Union Electric Exchange Ratio, the CIPSCO Exchange Ratio is fair from a financial point of view to the holders of CIPSCO Common Stock.

  Section 4.17 Insurance. Except as set forth in Section 4.17 of the CIPSCO Disclosure Schedule, CIPSCO and each of the CIPSCO Subsidiaries is, and has been continuously since January 1, 1990, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by CIPSCO and the CIPSCO Subsidiaries during such time period. Except as set forth in Section 4.17 of the CIPSCO Disclosure Schedule, neither CIPSCO nor any of the CIPSCO Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of CIPSCO or any of the CIPSCO Subsidiaries. The insurance policies of CIPSCO and each of the CIPSCO Subsidiaries are valid and enforceable policies in all material respects.

  Section 4.18 Ownership of Union Electric Common Stock. Except pursuant to the terms of the Union Electric Stock Option Agreement and as set forth in Section
4.18 of the CIPSCO Disclosure Schedule, CIPSCO does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Union Electric Common Stock or Union Electric Preferred Stock.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF UNION ELECTRIC

  Union Electric represents and warrants to CIPSCO as follows:

  Section 5.1 Organization and Qualification. Except as set forth in Section
5.1 of the Union Electric Disclosure Schedule (as defined in Section 7.6(i)), each of Union Electric and each Union Electric Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement, the term: (a) "Union Electric Subsidiary" shall mean those of the subsidiaries and general partnership interests of Union Electric identified as Union Electric Subsidiaries in Section 5.2 of the Union Electric Disclosure Schedule; and (b) "Union Electric Joint Venture" shall mean those of the joint ventures of Union Electric or any Union Electric Subsidiary identified as a Union Electric Joint Venture in Section 5.2 of the Union Electric Disclosure Schedule.

  Section 5.2 Subsidiaries. Section 5.2 of the Union Electric Disclosure Schedule sets forth a description as of the date hereof of all subsidiaries and joint ventures of Union Electric, including (a) the name of each such entity and Union Electric's interest therein, and (b) as to each Union Electric Subsidiary and Union Electric Joint Venture, a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 5.2 of the Union Electric Disclosure Schedule, none of the Union Electric Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. Except as set forth in Section 5.2 of the Union Electric Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Union Electric Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Union Electric free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Union Electric Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. With respect to the subsidiaries and joint ventures of Union Electric that are not Union Electric Subsidiaries (the "Union Electric Unrestricted Subsidiaries"): (i) except as set forth in Section 5.2 of the Union Electric Disclosure Schedule, neither Union Electric nor any Union Electric Subsidiary is liable for any obligations or liabilities of any Union Electric Unrestricted Subsidiary; (ii) neither Union Electric nor any Union Electric Subsidiary is obligated to make any loans or capital contributions to, or to undertake any guarantees or other obligations with respect to, Union Electric Unrestricted Subsidiaries, except for loans, capital contributions, guarantees and other obligations not in excess of $20 million in the aggregate to all such Union Electric Unrestricted Subsidiaries; and (iii) the aggregate book value as of December 31, 1994, of Union Electric's investment in the Union Electric Unrestricted Subsidiaries (other than Electric Energy, Inc., an Illinois corporation) was not in excess of $10 million.

  Section 5.3 Capitalization. The authorized capital stock of Union Electric consists of 150,000,000 shares of Union Electric Common Stock, 25,000,000 shares of Union Electric Preferred Stock and 7,500,000 shares of preference stock, par value $1.00 per share ("Union Electric Preference Stock"). As of the close of business on August 11, 1995, there were issued and outstanding 102,123,834 shares of Union Electric Common Stock, 3,434,596 shares of Union Electric Preferred Stock and no shares of Union Electric Preference Stock. All of the issued and outstanding shares of the capital stock of Union Electric are, and any shares of Union Electric Common Stock issued pursuant to the Union Electric Stock Option Agreement will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Union Electric Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Union Electric or any of the Union Electric Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Union Electric, or obligating Union Electric to grant, extend or enter into any such agreement or commitment, other than under the Union Electric Stock Option Agreement. Other than in connection with the Union Electric Stock Option, there are no outstanding stock appreciation rights of Union Electric which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of Union Electric.

  Section 5.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

    (a) Authority. Union Electric has all requisite corporate power and authority to enter into this Agreement and the Union Electric Stock Option Agreement, and, subject to the applicable Union Electric Shareholders' Approval (as defined in Section 5.13) and the applicable Union Electric Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Union Electric Stock Option Agreement and the consummation by Union Electric of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Union Electric, subject, in the case of this Agreement, to obtaining the applicable Union Electric Shareholders' Approval. Each of this Agreement and the Union Electric Stock Option Agreement has been duly and validly executed and delivered by Union Electric and, assuming the due authorization, execution and delivery hereof and thereof by the other signatories hereto and thereto, constitutes the valid and binding obligation of Union Electric enforceable against it in accordance with its terms.

    (b) Non-Contravention. Except as set forth in Section 5.4(b) of the Union Electric Disclosure Schedule, the execution and delivery of this Agreement and the Union Electric Stock Option Agreement by Union Electric does not, and the consummation of the transactions contemplated hereby or thereby will not, result in a material violation pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of Union Electric or any of the Union Electric Subsidiaries or the

  Union Electric Joint Ventures, (ii) subject to obtaining the Union Electric Required Statutory Approvals and the receipt of the Union Electric Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Union Electric or any of the Union Electric Subsidiaries or the Union Electric Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the Union Electric Disclosure Schedule (the "Union Electric Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Union Electric or any of the Union Electric Subsidiaries or Union Electric Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected.

    (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement or the Union Electric Stock Option Agreement by Union Electric or the consummation by Union Electric of the transactions contemplated hereby, except as described in Section 5.4(c) of the Union Electric Disclosure Schedule (the "Union Electric Required Statutory Approvals", it being understood that references in this Agreement to "obtaining" such Union Electric Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

    (d) Compliance. Except as set forth in Section 5.4(d), Section 5.10 or
  Section 5.11 of the Union Electric Disclosure Schedule, or as disclosed in the Union Electric SEC Reports (as defined in Section 5.5) filed prior to the date hereof, neither Union Electric nor any of the Union Electric Subsidiaries nor, to the knowledge of Union Electric, any Union Electric Joint Venture, is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 5.4(d) of the Union Electric Disclosure Schedule or in Section 5.11 of the Union Electric Disclosure Schedule, Union Electric and the Union Electric Subsidiaries and Union Electric Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in Section 5.4(d) of the Union Electric Disclosure Schedule, Union Electric and each of the Union Electric Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its articles of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

  Section 5.5 Reports and Financial Statements. The filings required to be made by Union Electric and the Union Electric Subsidiaries since January 1, 1990 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act, the Atomic Energy Act and applicable state public utility laws and regulations have been filed with the SEC, the FERC, the NRC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Union Electric has made available to CIPSCO a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Union Electric with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended, the "Union Electric SEC Reports"). As of their respective dates, the Union Electric SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Union Electric included in the Union Electric SEC Reports (collectively, the "Union Electric Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Union Electric as of the dates thereof and the results of its operations and cash flows for the periods then ended. True, accurate and complete copies of Union Electric's Restated Articles of Incorporation and by-laws of Union Electric as in effect on the date hereof have been made available to CIPSCO.

  Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Union Electric SEC Reports filed prior to the date hereof or as set forth in
Section 5.6 of the Union Electric Disclosure Schedule, from December 31, 1994, Union Electric and each of the Union Electric Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of Union Electric and its subsidiaries taken as a whole (an "Union Electric Material Adverse Effect").

  Section 5.7 Litigation. Except as disclosed in the Union Electric SEC Reports filed prior to the date hereof or as set forth in Section 5.7, Section 5.9 or
Section 5.11 of the Union Electric Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of Union Electric, threatened, nor are there, to the knowledge of Union Electric, any material investigations or reviews pending or threatened against, relating to or affecting Union Electric or any of the Union Electric Subsidiaries, (ii) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Union Electric or any of the Union Electric Subsidiaries.

  Section 5.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Union Electric for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will not, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as they relate to Union Electric or any Union Electric Subsidiary, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 5.9 Tax Matters. Except as set forth in Section 5.9 of the Union Electric Disclosure Schedule:

    (a) Filing of Timely Tax Returns. Union Electric and each of the Union Electric Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

    (b) Payment of Taxes. Union Electric and each of the Union Electric Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

    (c) Deferred Income Taxes. Union Electric and the Union Electric Subsidiaries have accounted for deferred income taxes in accordance with GAAP.

    (d) Tax Liens. There are no Tax liens upon the assets of Union Electric or any of the Union Electric Subsidiaries except liens for Taxes not yet due.

    (e) Withholding Taxes. Union Electric and each of the Union Electric Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

    (f) Extensions of Time for Filing Tax Returns. Neither Union Electric nor any of the Union Electric Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

    (g) Waivers of Statute of Limitations. Neither Union Electric nor any of the Union Electric Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Union Electric and each of the Union Electric Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Union Electric or any of the Union Electric Subsidiaries that has not been resolved and paid in full.

    (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Union Electric or any of the Union Electric Subsidiaries.

    (j) Powers of Attorney. No power of attorney currently in force has been granted by Union Electric or any of the Union Electric Subsidiaries concerning any Tax matter.

    (k) Tax Rulings. Neither Union Electric nor any of the Union Electric Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

    (l) Availability of Tax Returns. Union Electric has made available to CIPSCO complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Union Electric or any of the Union Electric Subsidiaries since January 1, 1992, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Union Electric or any of the Union Electric Subsidiaries and (iii) any Closing Agreements entered into by Union Electric or any of the Union Electric Subsidiaries with any taxing authority.

    (m) Tax Sharing Agreements. Neither Union Electric nor any Union Electric Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

    (n) Code Section 280G. Neither Union Electric nor any of the Union Electric Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (o) Liability for Others. Neither Union Electric nor any of the Union Electric Subsidiaries has any liability for Taxes of any person other than Union Electric and the Union Electric Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

  Section 5.10 Employee Matters; ERISA. Except as set forth in Section 5.10 of the Union Electric Disclosure Schedule:

    (a) Benefit Plans. Section 5.10(a) of the Union Electric Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees, directors or former directors of Union Electric and each of the Union Electric Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "Union Electric Benefit Plans"). No Union Electric Benefit Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA.

    (b) Contributions. All material contributions and other payments required to be made for any period through the date to which this representation speaks, by Union Electric or any of the Union Electric Subsidiaries to any Union Electric Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or paid in full, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been reflected in the Union Electric Financial Statements.

    (c) Qualification; Compliance. Each of the Union Electric Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified or an application for such a determination, which was filed before the expiration of the applicable remedial amendment period, is pending, and, to the best knowledge of Union Electric, no circumstances exist that are reasonably expected by Union Electric to result in the revocation of any such determination. Union Electric and each of its subsidiaries is in compliance in all material respects with, and each of the Union Electric Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Union Electric Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. There are no pending or, to the knowledge of Union Electric, threatened or anticipated claims under or in respect of any Union Electric Benefit Plan by or on behalf of any employee, former employee, director, former director, or beneficiary thereof, or otherwise involving any Union Electric Benefit Plan (other than routine claims for benefits).

    (d) Liabilities. With respect to the Union Electric Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of Union Electric, there does not now exist any condition or set of circumstances, that could subject Union Electric or any of the Union Electric Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which Union Electric or any subsidiary thereof is a party, excluding liability for benefit claims, administrative expenses and funding obligations payable in the ordinary course. No event has occurred, and, to the best knowledge of Union Electric, there does not now exist any condition or set of circumstances, that could give rise to any material liability of Union Electric or any ERISA Affiliate of Union Electric under
  (i) Title IV of ERISA (other than for PBGC premium payments), (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code (other than for the payment of benefits required thereby), that would be a liability of the Company or any of its ERISA Affiliates following the Closing.

    (e) Welfare Plans. Except as set forth in the Union Electric Financial Statements, none of the Union Electric Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable laws.

    (f) Documents Made Available. Union Electric has made available to CIPSCO a true and correct copy of each collective bargaining agreement to which Union Electric or any of the Union Electric Subsidiaries is a party or under which Union Electric or any of the Union Electric Subsidiaries has obligations and, with respect to each Union Electric Benefit Plan, where applicable, (i) such plan and the most recent summary plan description,
  (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such Union Electric Benefit Plan, and
  (v) the most recent actuarial report or valuation.

    (g) Payments Resulting from Merger. (i) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Union Electric or any of the Union Electric Subsidiaries to any officer, employee, former employee, director or former director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Union Electric Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither Union Electric nor any of the Union Electric Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Union Electric, or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

    (h) Labor Agreements. As of the date hereof, neither Union Electric nor any of the Union Electric Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of Union Electric, as of the date hereof, there is no current union representation question involving employees of Union Electric or any of the Union Electric Subsidiaries, nor does Union Electric know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Union Electric SEC Reports filed prior to the date hereof or in Section 5.10(h) of the Union Electric Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other material complaint against Union Electric or any of the Union Electric Subsidiaries pending or, to the best knowledge of Union Electric, threatened, (ii) there is no strike, or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of Union Electric, threatened, against or involving Union Electric, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Union Electric, threatened, in respect of which any director, officer, employee or agent of Union Electric or any of the Union Electric Subsidiaries is or may be entitled to claim indemnification from Union Electric or such Union Electric Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 5.10(h) of the Union Electric Disclosure Schedule.

    Section 5.11 Environmental Protection. Except as set forth in Section
  5.11 of the Union Electric Disclosure Schedule or in the Union Electric SEC Reports filed prior to the date hereof:

    (a) Compliance. Union Electric and each of the Union Electric
  Subsidiaries is in material compliance with all applicable Environmental Laws; and neither Union Electric nor any of the Union Electric Subsidiaries has received any communication (written or oral) from any person or Governmental Authority that alleges that Union Electric or any of the Union Electric Subsidiaries is not in material compliance with applicable Environmental Laws.

    (b) Environmental Permits. Union Electric and each of the Union Electric Subsidiaries has obtained or has applied for all the Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Union Electric and the Union Electric Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, and Union Electric reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Union Electric Merger can be accomplished in the ordinary course of business.

    (c) Environmental Claims. To the best knowledge of Union Electric, there is no material Environmental Claim pending (i) against Union Electric or any of the Union Electric Subsidiaries or

  Union Electric Joint Ventures, or (ii) against any real or personal property or operations which Union Electric or any of the Union Electric Subsidiaries owns, leases or manages, in whole or in part.

    (d) Releases. Union Electric has no knowledge of any material Releases of any Hazardous Material that would be reasonably likely to form the basis of any material Environmental Claim against Union Electric or any of the Union Electric Subsidiaries.

    (e) Predecessors. Union Electric has no knowledge of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of Union Electric or any of the Union Electric Subsidiaries) whose liability Union Electric or any of the Union Electric Subsidiaries has or may have retained or assumed either contractually or by operation of law or against any real or personal property which Union Electric or any of the Union Electric Subsidiaries formerly owned, leased or managed, in whole or in part.

    (f) Disclosure. To Union Electric's best knowledge, Union Electric has disclosed to CIPSCO all material facts which Union Electric reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of Union Electric pollution control equipment currently required or known to be required in the future; (ii) the cost that Union Electric reasonably expects to incur to comply with the requirements of the Clean Air Act Amendments of 1990; (iii) current Union Electric remediation costs or Union Electric remediation costs known to be required in the future (including, without limitation, any payments to resolve any threatened or asserted Environmental Claim for remediation costs); or (iv) any other environmental matter affecting Union Electric.

  Section 5.12 Regulation as a Utility. Union Electric is regulated as a public utility in the States of Missouri and Illinois and in no other state. Neither Union Electric nor any "subsidiary company" or "affiliate" of Union Electric is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

  Section 5.13 Vote Required. The approval of the Mergers by two-thirds of the votes entitled to be cast by the holders of the shares of Union Electric Common Stock and Union Electric Preferred Stock, voting together as a single class (the "Union Electric Shareholders' Approval"), is the only vote of the holders of any class or series of the capital stock of Union Electric or any of its subsidiaries required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

  Section 5.14 Accounting Matters. Neither Union Electric nor, to Union Electric's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.

  Section 5.15 Non-applicability of Certain Missouri Law. Assuming that the representation and warranty of CIPSCO made in Section 4.18 is correct, and except as set forth in Section 5.15 of the Union Electric Disclosure Schedule, none of the control share acquisition provisions of Sections 351.407 and
351.015 of the MGBCL or the business combination provisions of Section 351.459 of the MGBCL or any similar provisions of the MGBCL (or, to the best knowledge of Union Electric, any other similar state statute) are applicable to the transactions contemplated by this Agreement including the granting of the Union Electric Stock Option pursuant to the Union Electric Stock Option Agreement or the exercise thereof.

  Section 5.16 Opinion of Financial Advisor. Union Electric has received the oral opinion of Goldman, Sachs & Co. to, the effect that, as of August 11, 1995, the Exchange Ratios are fair from a financial point of view to the holders of Union Electric Common Stock.

  Section 5.17 Insurance. Except as set forth in Section 5.17 of the Union Electric Disclosure Schedule, Union Electric and each of the Union Electric Subsidiaries is, and has been continuously since January 1,

1990, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Union Electric and the Union Electric Subsidiaries during such time period. Except as set forth in Section 5.17 of the Union Electric Disclosure Schedule, neither Union Electric nor any of the Union Electric Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Union Electric or any of the Union Electric Subsidiaries. The insurance policies of Union Electric and each of the Union Electric Subsidiaries are valid and enforceable policies in all material respects.

  Section 5.18 Ownership of CIPSCO Common Stock. Except pursuant to the terms of the CIPSCO Stock Option Agreement, Union Electric does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange
Act) any shares of CIPSCO Common Stock.

  Section 5.19. Operations of Nuclear Power Plant. Except as set forth in
Section 5.18 of the Union Electric Disclosure Schedule, the operations of the nuclear power facility owned by Union Electric ("Callaway") have at all times been conducted in material compliance with applicable health, safety, regulatory and other legal requirements. Union Electric maintains emergency plans designed to respond to an unplanned release from Callaway of radioactive materials into the environment. Union Electric currently maintains (i) customary liability insurance consistent with industry practice and consistent with Union Electric's view of the risks inherent to the operation of a nuclear power facility and (ii) plans for the decommissioning of Callaway and for the short-term storage of spent nuclear fuel, which plans have at all times been funded consistent with budget projections for such plans.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

  Section 6.1 Covenants of the Parties. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Union Electric and CIPSCO each agree as follows, each as to itself and to each of the Union Electric Subsidiaries and the CIPSCO Subsidiaries, as the case may be, except as expressly contemplated or permitted in this Agreement, the Union Electric Stock Option Agreement or the CIPSCO Stock Option Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

    (a) Ordinary Course of Business. Each party hereto shall, and shall cause its Direct Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Except as set forth in Section 6.1(a) of the Union Electric Disclosure Schedule or the CIPSCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Direct Subsidiaries to, enter into a new line of business, or make any change in the line of business it engages in as of the date hereof involving any material investment of assets or resources or any material exposure to liability or loss, in the case of CIPSCO, to CIPSCO and its subsidiaries taken as a whole, and in the case of Union Electric, to Union Electric and its subsidiaries taken as a whole.

    (b) Dividends. No party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly owned subsidiaries, regular quarterly dividends on Union Electric Common Stock with usual record and payment dates not, during any fiscal year, in excess of 104% of the dividends for the prior fiscal year, regular quarterly dividends on Union Electric Preferred Stock with usual record and payment dates, regular quarterly dividends on CIPSCO Common Stock with usual record and payment dates not, during any fiscal year, in excess of 104% of the dividends for the prior fiscal year and regular quarterly dividends on CIPS Preferred Stock with usual record and payment dates; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than (A) in connection with refunding of CIPS Preferred Stock or Union Electric Preferred Stock with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis), (B) in connection with intercompany purchases of capital stock or (C) for the purpose of funding the Union Electric Dividend Reinvestment and Stock Purchase Plan, the CIPSCO Automatic Dividend Reinvestment and Stock Purchase Plan, the CIPS Employee Long-Term Savings Plan, Employee Long-Term Savings Plan IBEW-702, and Employee Long-Term Savings Plan IUOE-148 (the "CIPS 401(k) Plans"), the Union Electric Savings Investment Plan, and/or the Union Electric Long-Term Incentive Plan of 1995 ("Union Electric LTIP"). The last record date of each of Union Electric and CIPSCO on or prior to the Effective Time which relates to a regular quarterly dividend on Union Electric Common Stock or CIPSCO Common Stock, as the case may be, shall be agreed to by the parties in advance and shall be the same date and shall be prior to the Effective Time.

    (c) Issuance of Securities. No party shall, nor shall any party permit any of its Direct Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than pursuant to the CIPSCO Stock Option Agreement or the Union Electric Stock Option Agreement, other than intercompany issuances of capital stock, and other than issuances (i) in the case of CIPSCO and the CIPSCO Subsidiaries, in connection with refunding CIPS Preferred Stock with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis); and (ii), in the case of Union Electric and the Union Electric Subsidiaries (x) in connection with refunding of Union Electric Preferred Stock with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis); and (y) up to 500,000 shares of Union Electric Common Stock to be issued pursuant to the Union Electric Long-Term Incentive Plan of 1995. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with issuance of securities as contemplated by this
  Section 6.1(c), subject to obtaining customary indemnities.

    (d) Charter Documents. No party shall, and no party shall permit any of its subsidiaries to, amend or propose to amend its respective articles of incorporation, by-laws or regulations, or similar organic documents, except as contemplated herein.

    (e) No Acquisitions. Except as set forth in Section 6.1(bb) or 6.1(e) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, other than (i) acquisitions by CIPSCO and its Direct Subsidiaries not in excess of $15 million, singularly or in the aggregate and (ii) acquisitions by Union Electric and its Direct Subsidiaries not in excess of $50 million, singularly or in the aggregate, no party shall, nor shall any party permit any of its Direct Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire a material amount of assets other than in the ordinary course of business consistent with past practice.

    (f) Capital Expenditures and Emission Allowances. Except as set forth in
  Section 6.1(f) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule or as required by law, no party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) (x) in the case of CIPSCO, make capital expenditures in excess of $75 million over the amount budgeted by CIPSCO or its Direct

  Subsidiaries for capital expenditures as set forth in such Section 6.1(f) of the CIPSCO Disclosure Schedule and (y) in the case of Union Electric, make capital expenditures in excess of $200 million over the amount budgeted by Union Electric or its Direct Subsidiaries for capital expenditures as set forth in such Section 6.1(f) of the Union Electric Disclosure Schedule or (ii) enter into written commitments for the purchase of sulfur dioxide emission allowances as provided for by the Clean Air Act Amendments of 1990, (x) in the case of CIPSCO, in excess of $15 million and
  (y) in the case of Union Electric, in excess of $20 million, in each case singularly or in the aggregate.

    (g) No Dispositions. Except as set forth in Section 6.1(g) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, other than
  (i) dispositions by CIPSCO and its Direct Subsidiaries of less than $15 million, singularly or in the aggregate and (ii) dispositions by Union Electric and its Direct Subsidiaries of less than $50 million, singularly or in the aggregate, no party shall, nor shall any party permit any of its Direct Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice.

    (h) Indebtedness. Except as contemplated by this Agreement, no party shall, nor shall any party permit any of its Direct Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities); (ii) arrangements between such party and its Direct Subsidiaries or among its Direct Subsidiaries; (iii) indebtedness in an amount not to exceed in the aggregate $75 million, in the case of CIPSCO, and indebtedness in an amount not to exceed in the aggregate $200 million, in the case of Union Electric; or (iv) in connection with the refunding of existing indebtedness at a lower cost of funds or the refunding of Preferred Stock as permitted by
  Section 6.1(b).

    (i) Compensation, Benefits. Except as set forth in Section 6.1(i) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, as may be required by applicable law, as may be required to facilitate or obtain a determination from the IRS that a plan is "qualified" within the meaning of Section 401(a) of the Code or as contemplated by this Agreement, no party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy covering employees, former employees, directors or former directors or their beneficiaries or providing benefits to such persons that is maintained by, contributed to or entered into by such party or any of its Direct Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of, or take any other action or grant any benefit (including, without limitation, any stock options or stock option plan) not required under the terms of any existing employee benefit plan, or other contract, agreement, commitment, arrangement, plan or policy to or with any director, officer or other employee of such party or any of its Direct Subsidiaries, except for normal increases or grants or actions in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its Direct Subsidiaries or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with current industry practice.

    (j) 1935 Act. Except as set forth in Section 6.1(j) of the CIPSCO Disclosure Schedule or Union Electric Disclosure Schedule, and except as required or contemplated by this Agreement, no party shall, nor shall any party permit any of its Direct Subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

    (k) Transmission, Generation. Except as permitted pursuant to Section 6.1(f) and except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, or as set forth in Section 6.1(k) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, no party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) commence construction of any additional generating, transmission or delivery capacity, or (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery capacity owned by Union Electric or CIPS except as set forth in the budgets of CIPSCO and Union Electric.

    (l) Accounting. Except as set forth in Section 6.1(l) of the CIPSCO Disclosure Schedule or Union Electric Disclosure Schedule, no party shall, nor shall any party permit any of its Direct Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

    (m) Pooling. No party shall, nor shall any party permit any of its subsidiaries to, take any action which would, or would be reasonably likely to, prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations, and each party hereto shall use all reasonable efforts to achieve such result (including taking such actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).

    (n) Tax-Free Status. No party shall, nor shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Mergers as a tax-free transaction (except as to dissenters' rights and fractional shares) under
  Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

    (o) Affiliate Transactions. Except as set forth in Section 6.1(o) of each of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, no party shall, nor shall any party permit any of its Direct Subsidiaries to, enter into any material agreement or arrangement with any of their respective affiliates (other than wholly owned subsidiaries) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

    (p) Cooperation, Notification. Each party shall, and shall cause its Direct Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of CIPSCO, a CIPSCO Material Adverse Effect or, in the case of Union Electric, a Union Electric Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its Direct Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

    (q) Rate Matters. Each of CIPSCO and Union Electric shall, and shall cause its Direct Subsidiaries to, discuss with the other any changes in its or its Direct Subsidiaries' rates or charges (other than automatic cost pass-through rate adjustment clauses), standards of service or accounting from those in effect on the date hereof and consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and no party will make any filing to change its rates on file with the FERC that would have a material adverse effect on the benefits associated with the business combination provided for herein.

    (r) Third-Party Consents. CIPSCO shall, and shall cause its Direct Subsidiaries to, use all commercially reasonable efforts to obtain all CIPSCO Required Consents. CIPSCO shall promptly notify Union Electric of any failure or prospective failure to obtain any such consents and, if requested by Union Electric, shall provide copies of all CIPSCO Required Consents obtained by CIPSCO to Union Electric. Union Electric shall, and shall cause its Direct Subsidiaries to, use all commercially reasonable efforts to obtain all Union Electric Required Consents. Union Electric shall promptly notify CIPSCO of any failure or prospective failure to obtain any such consents and, if requested by CIPSCO, shall provide copies of all Union Electric Required Consents obtained by Union Electric to CIPSCO.

    (s) No Breach, Etc. No party shall, nor shall any party permit any of its Direct Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement, the Union Electric Stock Option Agreement or the CIPSCO Stock Option Agreement, as the case may be, or in any of its representations and warranties set forth in this Agreement, the Union Electric Stock Option Agreement or the CIPSCO Stock Option Agreement, as the case may be, being untrue on and as of the Closing Date.

    (t) Tax-Exempt Status. No party shall, nor shall any party permit any Direct Subsidiary to, take any action that would likely jeopardize the qualification of any outstanding revenue bonds of Union Electric, CIPSCO or of their Direct Subsidiaries which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

    (u) Transition Management. As soon as practicable after the date hereof, the parties shall create a special transition management task force (the "Task Force"), the co-chairmen of which shall be Mr. Charles W. Mueller and Mr. Clifford L. Greenwalt. The Task Force shall examine various alternatives regarding the manner in which to best organize and manage the business of the Company after the Effective Time, subject to applicable law. Mr. Charles W. Mueller will manage and be responsible for the day-to-day activities and operations of the Task Force. Each party will cause the Company to take only those actions, from the date hereof until the Effective Time, that are required or contemplated by this Agreement to be so taken by the Company, or as may otherwise be mutually agreed upon.

    (v) Tax Matters. Except as set forth in Section 6.1(v) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, no party shall make or rescind any material express or deemed election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1993, except as may be required by applicable law.

    (w) Discharge of Liabilities. No party shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

    (x) Contracts. No party shall, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Direct Subsidiary of such party is a party or waive, release or assign any material rights or claims.

    (y) Insurance. Each party shall, and shall cause its Direct Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or its Direct Subsidiaries.

    (z) Permits. Each party shall, and shall cause its Direct Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which such party or its Direct Subsidiaries operate.

    (aa) Limitation on Investments in Unrestricted Subsidiaries. From and after the date hereof, (i) except pursuant to Section 6.1(bb), CIPSCO will not make, and will not permit any CIPSCO Subsidiary to make, any additional investments in, or loans or capital contributions to, or to undertake any guarantees or other obligations with respect to, any CIPSCO Unrestricted Subsidiary; and (ii) Union Electric will not make, and will not permit any Union Electric Subsidiary to make, any additional investments in, or loans or capital contributions to, or to undertake any guarantees or other obligations with respect to, any Union Electric Unrestricted Subsidiary in excess of $50 million (which number shall be in addition to the amounts budgeted for capital expenditures and acquisitions as set forth in Section 6.1(e) and (f) of the Union Electric Disclosure Schedule).

    (bb) Limitation on Investments by CIPSCO Investment Company. From and after the date hereof, CIPSCO shall take all action necessary to ensure that (i) CIPSCO Investment Company, an Illinois corporation and a wholly owned CIPSCO Subsidiary ("CIC"), makes investments in a manner consistent with its practice during the 24 month period preceding the date hereof and
  (ii) other than investments in marketable securities which are managed by third party investment managers, the aggregate amount invested per annum by CIC (such investments, including funds borrowed for the purpose of funding such investments and including investments in the energy and leveraged leasing areas (but excluding funds borrowed without recourse to CIPSCO or any CIPSCO Subsidiary), the "Restricted Investments"), shall not exceed $15 million. In addition, CIPSCO agrees that neither it nor any of its Direct Subsidiaries (other than CIC) shall enter into any guarantee, keep-well or similar arrangements with respect to CIC, including guarantees of payment and performance. For the purposes of this Section 6.1(bb), references to CIC shall include references to direct and indirect subsidiaries, partnerships and joint ventures of CIC.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  Section 7.1 Access to Information. Upon reasonable notice, each party shall, and shall cause its Direct Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns and environmental or worker health and safety audits, reports, studies and investigations, whether draft or final, relating to the party, its Direct Subsidiaries or any property currently or formerly owned, leased or operated by the party or its Direct Subsidiaries) and, during such period, each party shall, and shall cause its Direct Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Direct Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the Missouri Public Service Commission, the Illinois Commerce Commission or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall provide access to those premises, documents, reports and in formation described above of subsidiaries of such party that are not Direct Subsidiaries to the extent such party has or is able to obtain such access. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Information (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of June 21, 1995, between CIPSCO and Union Electric, as it may be amended from time to time (the "Confidentiality Agreement").

  Section 7.2 Joint Proxy Statement and Registration Statement.

    (a) Preparation and Filing. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "Joint Proxy/Registration Statement"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Company Common Stock issuable in connection with the Mergers to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Mergers, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Company Common Stock issuable in the Mergers to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

    (b) Letter of CIPSCO's Accountants. CIPSCO shall use best efforts to cause to be delivered to Union Electric a letter of Arthur Andersen LLP dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Union Electric, in form and substance reasonably satisfactory to Union Electric and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

    (c) Letter of Union Electric's Accountants. Union Electric shall use best efforts to cause to be delivered to CIPSCO a letter of Price Waterhouse LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to CIPSCO, in form and substance reasonably satisfactory to CIPSCO and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

    (d) Fairness Opinions. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the shareholders of CIPSCO and Union Electric that (i) CIPSCO shall have received an opinion from Morgan Stanley & Co. Incorporated, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Exchange Ratios are fair, from a financial point of view, to the holders of CIPSCO Common Stock and (ii) Union Electric shall have received an opinion from Goldman, Sachs & Co., dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Exchange Ratios are fair from a financial point of view to the holders of Union Electric Common Stock.

  Section 7.3 Regulatory Matters.

    (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the Hart-Scott-

  Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

    (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the CIPSCO Required Statutory Approvals and the Union Electric Required Statutory Approvals.

  Section 7.4 Shareholder Approval.

    (a) Approval of Union Electric Shareholders. Subject to the provisions of
  Section 7.4(c) and Section 7.4(d), Union Electric shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "Union Electric Special Meeting") for the purpose of securing the Union Electric Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Restated Articles of Incorporation and by-laws,
  (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with CIPSCO with respect to each of the foregoing matters.

    (b) Approval of CIPSCO Shareholders. Subject to the provisions of Section 7.4(c) and Section 7.4(d), CIPSCO shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "CIPSCO Special Meeting") for the purpose of securing the CIPSCO Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Amended and Restated Articles of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and
  (iv) cooperate and consult with Union Electric with respect to each of the foregoing matters.

    (c) Meeting Date. The Union Electric Special Meeting for the purpose of securing the Union Electric Shareholders' Approval and the CIPSCO Special Meeting for the purpose of securing the CIPSCO Shareholders' Approval shall be held on such dates as CIPSCO and Union Electric shall mutually determine.

    (d) Fairness Opinions Not Withdrawn. It shall be a condition to the obligation of CIPSCO to hold the CIPSCO Special Meeting that the opinion of Morgan Stanley & Co. Incorporated, referred to in Section 7.2(d), shall not have been withdrawn, and it shall be a condition to the obligation of Union Electric to hold the Union Electric Special Meeting that the opinion of Goldman, Sachs & Co., referred to in Section 7.2(d), shall not have been withdrawn.

  Section 7.5 Directors' and Officers' Indemnification.

    (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or any subsidiary (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Missouri law and the Articles of Incorporation or By-laws shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

    (b) Insurance. For a period of six years after the Effective Time, the Company shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by CIPSCO and Union Electric for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that the Company shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by CIPSCO or Union Electric, as the case may be, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Company, for a cost not exceeding such amount.

    (c) Successors. In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.

    (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of CIPSCO, Union Electric and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

    (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

  Section 7.6 Disclosure Schedules. On the date hereof, (i) Union Electric has delivered to CIPSCO a schedule (the "Union Electric Disclosure Schedule"), accompanied by a certificate signed by the chief financial officer of Union Electric stating the Union Electric Disclosure Schedule is being delivered pursuant to this Section 7.6(i) and (ii) CIPSCO has delivered to Union Electric a schedule (the "CIPSCO Disclosure Schedule"), accompanied by a certificate signed by the chief financial officer of CIPSCO stating the CIPSCO Disclosure
Schedule is being delivered pursuant to this Section 7.6(ii). The CIPSCO Disclosure Schedule and the Union Electric Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

  Section 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, CIPSCO and Union Electric will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

  Section 7.8 Rule 145 Affiliates. Within 30 days after the date of this Agreement, CIPSCO shall identify in a letter to Union Electric, and Union Electric shall identify in a letter to CIPSCO, all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of CIPSCO and Union Electric, respectively, as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment). Each of CIPSCO and Union Electric shall use all reasonable efforts to cause their respective affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 7.8 (each, an "Affiliate Agreement").

  Section 7.9 Employee Agreements and Workforce Matters.

    (a) Certain Employee Agreements. Subject to Section 7.10, Section 7.14 and Section 7.15, the Company and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof which apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

    (b) Workforce Matters. Subject to applicable collective bargaining agreements, for a period of three years following the Effective Time, any reductions in workforce in respect of employees of the Company shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, and qualifications, without regard to whether employment prior to the Effective Time was with CIPSCO or its subsidiaries or Union Electric or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by the Company or any of its subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Company or any of its subsidiaries. Any workforce reductions carried out following the Effective Time by the Company and its subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

  Section 7.10 Employee Benefit Plans.

    (a) Maintenance of CIPSCO and Union Electric Benefit Plans. Subject to
  Section 7.10(b), Section 7.10(c) and Section 6.1(i), each of the CIPSCO Benefit Plans and Union Electric Benefit Plans in effect at the date hereof shall be maintained in effect with respect to the employees or former employees of

  CIPSCO and any of its Direct Subsidiaries, on the one hand, and of Union Electric and any of its Direct Subsidiaries, on the other hand, respectively, who are covered by any such benefit plan immediately prior to the Closing Date (the "Affiliated Employees") until the Company otherwise determines after the Effective Time; provided, however, that nothing herein contained shall limit any reserved right contained in any such CIPSCO Benefit Plan or Union Electric Benefit Plan to amend, modify, suspend, revoke or terminate any such plan; provided, further, however, that the Company or its subsidiaries shall provide benefits to the Affiliated Employees for a period of not less than one year following the Effective Time, other than with respect to plans referred to in Section 7.10(b) and
  Section 7.11, which are no less favorable in the aggregate than those provided under the CIPSCO Benefit Plans (with respect to employees and former employees of CIPSCO and its Direct Subsidiaries), or the Union Electric Benefit Plans (with respect to employees or former employees of Union Electric and its Direct Subsidiaries), as the case may be. Without limitation of the foregoing, each participant in any such CIPSCO Benefit Plan or Union Electric Benefit Plan shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit or cause any such CIPSCO Benefit Plan or Union Electric Benefit Plan to fail to comply with the applicable provisions of the Code or ERISA. Any person hired by the Company or any of its subsidiaries after the Closing Date who was not employed by any party hereto or its subsidiaries immediately prior to the Closing Date shall be eligible to participate in such benefit plans maintained, or contributed to, by the subsidiary, division or operation by which such person is employed, provided that such person meets the eligibility requirements of the applicable plan.

    (b) Adoption of Company Replacement Plans. With respect to the Union Electric Executive Incentive Plan (the "Union Electric EIP"), the Union Electric LTIP and the CIPSCO Management Incentive Plan (the "CIPSCO MIP"), the Company and its subsidiaries shall adopt replacement plans as set forth in this Section 7.11(b) (collectively, the "Company Replacement Plans"), subject in each case to shareholder approval prior to the Effective Time and subject to the shareholder approvals described below, which approvals shall be sought by the Company as soon as reasonably practicable following the Effective Time. Each Company Replacement Plan shall amend and supersede the corresponding Union Electric or CIPSCO plan and such corresponding plan shall, as of the Effective Time, be merged with and into the appropriate Company Replacement Plan. The Union Electric EIP and the CIPSCO MIP shall be replaced by a new annual bonus plan under which cash bonuses, based on percentages of base salaries, are awarded based upon the achievement of performance goals determined in advance by the Human Resources Committee of the Board of Directors of the Company (the "Committee"). With respect to those participants in the new plan who are, or who the Committee determines are likely to be, "covered individuals" within the meaning of Section 162(m) of the Code, the performance goals shall be objective standards that are approved by shareholders in accordance with the requirements for exclusion from the limits of Section 162(m) of the Code as performance-based compensation. The Union Electric LTIP shall be replaced by a stock compensation plan (the "Company Stock Plan") providing for the grant of stock options, stock appreciation rights, restricted stock, performance units and such other awards based upon the Company Common Stock as the Board of Directors may determine, subject to shareholder approval of the Company Stock Plan. The Company shall reserve 4.0 million shares for issuance under the Company Stock Plan.

    (c) CIPSCO Action. Before the Effective Time, CIPSCO shall take all steps necessary to amend (i) the CIPSCO Special Executive Retirement Plan, (ii) the CIPSCO Excess Benefit Plan and (iii) all trusts associated with such plans, so that none of the transactions contemplated by this Agreement shall constitute a "change in control" for purposes of said arrangements, subject to any required consents of participants therein, which CIPSCO shall use its best efforts to obtain. Prior to or as soon as practicable after the date hereof, Union Electric shall adopt a severance plan substantially in the form previously provided to CIPSCO.

  Section 7.11 Stock Option and Other Stock Plans.

    (a) Amendment of Union Electric LTIP. Effective as of the Effective Time, Union Electric shall amend the Union Electric LTIP and use its best efforts to amend each underlying stock award agreement, in each case to the extent necessary to provide that (i) none of the transactions contemplated by this Agreement shall constitute a Change in Control for purposes of the Union Electric LTIP, (ii) each outstanding option to purchase shares of Old Union Electric Common Stock (each, an "Union Electric Stock Option") shall constitute an option to acquire shares of Company Common Stock, on the same terms and conditions as were applicable under such Union Electric Stock Option, based on the same number of shares of the Company Common Stock as the holder of such Union Electric Stock Option would have been entitled to receive pursuant to the Mergers in accordance with Article II had such holder exercised such option in full immediately prior to the Effective Time; provided that the number of shares, the option price, and the terms and conditions of exercise of such option, shall be determined in a manner that preserves both (A) the aggregate gain (or loss) on the Union Electric Stock Option immediately prior to the Effective Time and (B) the ratio of the exercise price per share subject to the Union Electric Stock Option to the fair market value (determined immediately prior to the Effective Time) per share subject to such option; and provided, further, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and (iii) each outstanding performance dividend unit under the Union Electric Stock Plan ("Union Electric Dividend Units") shall constitute a performance dividend based upon the same number of shares of Company Common Stock as the holder of such Union Electric Dividend Unit would have been entitled to receive pursuant to the Union Electric Merger in accordance with Article II had such holder been the absolute owner, immediately before the Effective Time, of the shares of Union Electric Common Stock on which such Union Electric Dividend Unit is based, with such adjustments to the performance goals for such Union Electric Dividend Units as the Union Electric Human Resources Committee shall determine to be fair and equitable in light of the Merger, and otherwise on the same terms and conditions as governed such Union Electric Dividend Unit immediately before the Effective Time. At the Effective Time, the Company shall assume each agreement relating to Union Electric Stock Options and Union Electric Dividend Units under the Union Electric Stock Plan, each as amended as previously provided. As soon as practicable after the Effective Time, the Company shall deliver to the holders of Union Electric Stock Options and Union Electric Stock Awards appropriate notices setting forth such holders' rights pursuant to the Company Stock Plan and each underlying stock award agreement, each as assumed by the Company.

    (b) Company Action. With respect to each of the Union Electric LTIP, the Savings Investment Plan, the CIPS Employee Stock Ownership Plan, the CIPS 401(k) Plans, and any other plans under which the delivery of Union Electric or CIPSCO Common Stock is required upon payment of benefits, grant of awards or exercise of options (the "Stock Plans"), the Company shall take all corporate action necessary or appropriate to (i) provide for the issuance or purchase in the open market of Company Common Stock rather than Union Electric Common Stock or CIPSCO Common Stock, as applicable, pursuant thereto, and otherwise to amend such stock plans to reflect this Agreement and the Mergers, (ii) obtain shareholder approval with respect to such Stock Plan to the extent such approval is required for purposes of the Code or other applicable law, or to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act, (iii) reserve for issuance under such plan or otherwise provide a sufficient number of shares of Company Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such Stock Plan and (iv) as soon as practicable after the Effective Time, file registration statements on Form S-3 or Form S-8 or amendments on such forms to the Form S-4 Registration Statement, as the case may be (or any successor or other appropriate forms), with respect to the shares of Company Common Stock subject to such Stock Plan to the extent such registration statement is required under applicable law, and the Company shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

  Section 7.12 No Solicitations. Each party hereto shall not, and shall cause its Direct Subsidiaries not to, and shall not permit any of its Representatives or subsidiaries that are not Direct Subsidiaries to, and shall use its best efforts to cause such persons not to, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to, any Business Combination Proposal (as defined below), or, in the event of an unsolicited Business Combination Proposal, except to the extent required by their fiduciary duties under applicable law if so advised in a written opinion of outside counsel, engage in negotiations or provide any information or data to any person relating to any Business Combination Proposal. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Business Combination Proposal. As used in this
Section 7.12, "Business Combination Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party to this Agreement or any of its material subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the stockholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of any party to this Agreement or any of its material subsidiaries, other than pursuant to the transactions contemplated by this Agreement. Nothing contained herein shall prohibit a party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a Business Combination Proposal by means of a tender offer.

  Section 7.13 Company Board of Directors. CIPSCO's and Union Electric's respective Boards of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of the Company at the Effective Time to be 15 persons, including Mr. Clifford L. Greenwalt and four non-management directors of CIPSCO to be designated by CIPSCO prior to the Effective Time, and Mr. Charles W. Mueller and nine other directors of Union Electric designated by Union Electric prior to the Effective Time. If, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead, except that a replacement for the position of Chairman of the Board of Directors of the Company shall be chosen by the Board of Directors of Union Electric. CIPSCO's and Union Electric's respective Boards of Directors will also take such action as may be necessary to cause the committees of the Board of Directors of the Company at the Effective Time to consist of (i) two representatives designated by CIPSCO and six representatives designated by Union Electric, in the case of the Executive Committee, (ii) one representative designated by CIPSCO and three representatives designated by Union Electric, in the case of the Human Resources Committee, (iii) one representative designated by CIPSCO and three representatives designated by Union Electric, in the case of the Nominating Committee, (iv) two representatives designated by CIPSCO and four representatives designated by Union Electric, in the case of the Audit Committee and (v) two representatives designated by CIPSCO and four representatives designated by Union Electric, in the case of the Contributions Committee, with such persons in each case to be designated prior to the Effective Time.

  Section 7.14 Company Officers. Mr. Charles W. Mueller shall be the Chairman of the Board of Directors, President and Chief Executive Officer of the Company at the Effective Time and Mr. Clifford L.

Greenwalt shall be Vice Chairman of the Company's Board of Directors. The other officers of the Company at the Effective Time shall be such officers as may be designated by the Board of Directors of the Company.

  Section 7.15 Boards of Directors of Subsidiaries. At the Effective Time, the Board of Directors of CIPS shall be expanded to include three additional directorships, and shall initially consist of (i) the directors serving immediately prior to the Effective Time and (ii) Mr. Charles W. Mueller and two additional persons designated by Union Electric, which two persons, together with Mr. Charles W. Mueller, shall fill the vacancies created by the expansion of the Board of Directors of CIPS. At the Effective Time, the Board of Directors of Union Electric, as the surviving corporation in the Union Electric Merger, shall initially consist of Mr. Charles W. Mueller, Mr. Clifford L. Greenwalt and such other nominees as shall be determined by the Company.

  Section 7.16 Post-Merger Operations. Following the Effective Time, the Company shall conduct its operations in accordance with the following:

    (a) Principal Corporate Offices. The principal corporate office of the Company shall be located in St. Louis, Missouri. From the Effective Time CIPS shall maintain its principal corporate office in Springfield, Illinois.

    (b) Maintenance of Separate Existence. CIPS shall continue its separate corporate existence, operating under the name "Central Illinois Public Service Company".

    (c) Charities. After the Effective Time, the Company shall provide charitable contributions and community support within the service areas of the parties and each of their respective subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided by the parties and their respective subsidiaries within their service areas within the two-year period immediately prior to the Effective Time.

  Section 7.17 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by CIPSCO and Union Electric.

  Section 7.18 Further Assurances. Each party will, and will cause its Direct Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Mergers in accordance with the terms hereof. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination among themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in
Section 8.1(e), Section 8.2(e), and Section 8.3(e). Accordingly, if the only conditions to the parties' obligations to consummate the Mergers which are not satisfied or waived are receipt of any one or more of the CIPSCO Required Consents, CIPSCO Required Statutory Approvals, Union Electric Required Consents or Union Electric Required Statutory Approvals, and the adoption of an alternative structure (that otherwise substantially preserves for CIPSCO and Union Electric the economic benefits of the Mergers) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Mergers that so preserves such benefits; provided that, prior to closing any such restructured transaction, all material third-party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Mergers, as applied to such alternative business combination, shall have been satisfied or waived.

  Section 7.19 Charter and By-Law Amendments. Prior to the mailing of the Joint Proxy Statement/Prospectus, Union Electric and CIPSCO shall agree upon amendments to be effected to the articles of incorporation of the Company, and the by-laws of the Company, and the Company shall take all actions necessary so that such amendments become effective no later than the Effective Time.

  Section 7.20 Transfers of Illinois Assets. Prior to the Closing and subject to the next sentence of this Section 7.20, Union Electric shall use reasonable efforts and shall have taken such action as is necessary to effect the transfer of the assets set forth on Schedule 7.20 of this Agreement to CIPS, which transfers shall be effected immediately subsequent to the Company Merger. To the extent any of such assets set forth in Schedule 7.20 cannot be conveyed to CIPS, the parties hereto shall use reasonable efforts to implement alternative arrangements (such as licensing arrangements) with respect to such non-conveyed assets as shall be mutually agreed upon by Union Electric and CIPSCO.

                                  ARTICLE VIII

                                   CONDITIONS

  Section 8.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

    (a) Shareholder Approvals. The Union Electric Shareholders' Approval and the CIPSCO Shareholders' Approval shall have been obtained.

    (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Mergers shall have been issued and be continuing in effect, and the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

    (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

    (d) Listing of Shares. The shares of Company Common Stock issuable in the Mergers pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

    (e) Statutory Approvals. The CIPSCO Required Statutory Approvals and the Union Electric Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its prospective subsidiaries taken as a whole or on the Company prospective utility subsidiaries located in the State of Missouri taken as a whole, or on its prospective utility subsidiaries located in the State of Illinois taken as a whole or which would be materially inconsistent with the agreements of the parties contained herein. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

    (f) Pooling. Each of CIPSCO and Union Electric shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory, in each case, to CIPSCO and Union Electric, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests transaction under GAAP and applicable SEC regulations.

    (g) Dissenters' Rights. The number of Union Electric Dissenting Shares shall not constitute more than 5% of the number of issued and outstanding shares of Union Electric Common Stock and Union Electric Preferred Stock, taken together as a single class for this purpose.

  Section 8.2 Conditions to Obligation of Union Electric to Effect the
Mergers. The obligation of Union Electric to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Union Electric in writing pursuant to
Section 9.5:

    (a) Performance of Obligations of CIPSCO. CIPSCO (and/or its appropriate subsidiaries) shall have performed its agreements and covenants contained in Sections 6.1(b) and 6.1(c) and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement and the CIPSCO Stock Option Agreement required to be performed by it at or prior to the Effective Time.

    (b) Representations and Warranties. The representations and warranties of CIPSCO set forth in this Agreement and the CIPSCO Stock Option Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a CIPSCO Material Adverse Effect.

    (c) Closing Certificates. Union Electric shall have received a certificate signed by the chief financial officer of CIPSCO, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

    (d) CIPSCO Material Adverse Effect. No CIPSCO Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a CIPSCO Material Adverse Effect.

    (e) CIPSCO Required Consents. The CIPSCO Required Consents the failure of which to obtain would have a CIPSCO Material Adverse Effect shall have been obtained.

    (f) Affiliate Agreements. The Company shall have received Affiliate Agreements, duly executed by each "affiliate" of CIPSCO, substantially in the form of Exhibit 7.8, as provided in Section 7.8.

    (g) Tax Opinion. Union Electric shall have received an opinion of Wachtell, Lipton, Rosen & Katz satisfactory in form and substance to Union Electric, dated as of the Closing Date, to the effect that (i) the Union Electric Merger will be treated as a tax-free reorganization under Section 368(a) of the Code, and/or (ii) the Mergers, taken together, will be treated as an exchange under Section 351 of the Code.

  Section 8.3 Conditions to Obligation of CIPSCO to Effect the Mergers. The obligation of CIPSCO to effect the CIPSCO Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by CIPSCO in writing pursuant to Section 9.5:

    (a) Performance of Obligations of Union Electric. Union Electric (and/or its appropriate subsidiaries) will have performed its agreements and covenants contained in Sections 6.1(b) and 6.1(c) and will have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement and the Union Electric Stock Option Agreement required to be performed at or prior to the Effective Time.

    (b) Representations and Warranties. The representations and warranties of Union Electric set forth in this Agreement and the Union Electric Stock Option Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Union Electric Material Adverse Effect.

    (c) Closing Certificates. CIPSCO shall have received a certificate signed by the chief financial officer of Union Electric, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

    (d) Union Electric Material Adverse Effect. No Union Electric Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Union Electric Material Adverse Effect.

    (e) Union Electric Required Consents. The Union Electric Required Consents the failure of which to obtain would have a Union Electric Material Adverse Effect shall have been obtained.

    (f) Affiliate Agreements. The Company shall have received Affiliate Agreements, duly executed by each "affiliate" of Union Electric substantially in the form of Exhibit 7.8, as provided in Section 7.8.

    (g) Tax Opinion. CIPSCO shall have received an opinion of Jones, Day, Reavis & Pogue satisfactory in form and substance to CIPSCO, dated as of the Closing Date, to the effect that the Company Merger will be treated as a tax-free reorganization under Section 368(a) of the Code.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

  Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

    (a) by mutual written consent of the Boards of Directors of CIPSCO and Union Electric;

    (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the second anniversary of the date hereof (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(e), 8.2(e) and/or 8.3(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the thirty month anniversary of the date hereof;

    (c) by any party hereto, by written notice to the other parties, if the Union Electric Shareholders' Approval shall not have been obtained at a duly held Union Electric Special Meeting, including any adjournments thereof, or the CIPSCO Shareholders' Approval shall not have been obtained at a duly held CIPSCO Special Meeting, including any adjournments thereof;

    (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

    (e) by Union Electric, upon two days' prior notice to CIPSCO, if, as a result of a tender offer by a party other than CIPSCO or any of its affiliates or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than CIPSCO or any of its affiliates, the Board of Directors of Union Electric determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of Union Electric shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by CIPSCO in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Union Electric shall, and shall cause its respective financial and legal advisors to, negotiate with CIPSCO to make such adjustments in the terms and conditions of this Agreement as would enable Union Electric to proceed with the transactions contemplated herein on such adjusted terms;

    (f) by CIPSCO, upon two days' prior notice to Union Electric, if, as a result of a tender offer by a party other than Union Electric or any of its affiliates or any written offer or proposal with respect to a Business Combination by a party other than Union Electric or any of its affiliates, the Board of Directors of CIPSCO determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of CIPSCO shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by Union Electric in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, CIPSCO shall, and shall cause its respective financial and legal advisors to, negotiate with Union Electric to make such adjustments in the terms and conditions of this Agreement as would enable CIPSCO to proceed with the transactions contemplated herein on such adjusted terms;

    (g) by CIPSCO, by written notice to Union Electric, if (i) there exist breaches of the representations and warranties of Union Electric made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Union Electric Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Union Electric of notice in writing from CIPSCO, specifying the nature of such breaches and requesting that they be remedied, (ii) Union Electric (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder or under the Union Electric Stock Option Agreement and such failure to perform or comply shall not have been remedied within 20 days after receipt by Union Electric of notice in writing from CIPSCO, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of Union Electric or any committee thereof
  (A) shall with draw or modify in any manner adverse to CIPSCO its approval or recommendation of this Agreement or the Union Electric Merger, (B) shall fail to reaffirm such approval or recommendation upon CIPSCO's request, (C) shall approve or recommend any acquisition of Union Electric or a material portion of its assets or any tender offer for shares of capital stock of Union Electric, in each case, by a party other than CIPSCO or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C);

    (h) by Union Electric, by written notice to CIPSCO, if (i) there exist material breaches of the representations and warranties of CIPSCO made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a CIPSCO Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by CIPSCO of notice in writing from Union Electric, specifying the nature of such breaches and requesting that they be remedied, (ii) CIPSCO (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder or under the CIPSCO Stock Option Agreement, and such failure to perform or comply shall not have been remedied within 20 days after receipt by CIPSCO of notice in writing from Union Electric, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of CIPSCO or any committee thereof (A) shall withdraw or modify in any manner adverse to Union Electric its approval or recommendation of this Agreement or the CIPSCO Merger, (B) shall fail to reaffirm such approval or recommendation upon Union Electric's request, (C) shall approve or recommend any acquisition of CIPSCO or a material portion of its assets or any tender offer for the shares of capital stock of CIPSCO, in each case by a party other than Union Electric or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C); or

    (i) by either Union Electric or CIPSCO, by written notice to the other party, if (A) a third party acquires securities representing greater than 50% of the voting power of the outstanding voting securities of such other party or (B) individuals who as of the date hereof constitute the board of directors of such other party (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of such party was approved by a vote of a majority of the directors of such party then still in office who are either directors as of the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of such party then in office.

  Section 9.2 Effect of Termination. Subject to Section 10.1(b), in the event of termination of this Agreement by either CIPSCO or Union Electric pursuant to
Section 9.1 there shall be no liability on the part of either CIPSCO or Union Electric or their respective officers or directors hereunder, except that
Section 7.17 and Section 9.3, the agreement contained in the last sentence of
Section 7.1, Section 10.2 and Section 10.8 shall survive the termination.

  Section 9.3 Termination Fee; Expenses.

    (a) Termination Fee upon Breach or Withdrawal of Approval. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) Section 9.1(g)(i) or (ii) or (y)
  Section 9.1(h)(i) or (ii), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $10 million; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $10 million), be entitled to retain such additional amounts as such non-breaching party may be entitled to receive at law or in equity; and (ii) if (x) at the time of the breaching party's willful breach of this Agreement, there shall have been a third-party tender offer for shares of, or a third party offer or proposal with respect to a Business Combination involving, such party or any of its affiliates which at the time of such termination shall not have been rejected by such party and its board of directors and withdrawn by the third party, and (y) within two and one-half years of any termination by the non-breaching party, the breaching party or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or an affiliate thereof, then such breaching party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such breaching party becoming such a subsidiary or of such Business Combination, will pay to the non-breaching party an additional fee equal to $30 million in cash.

    (b) Additional Termination Fee. If (i) this Agreement (x) is terminated by any party pursuant to Section 9.1(e) or Section 9.1(f), (y) is terminated following a failure of the shareholders of any one of the parties to grant the necessary approvals described in Section 4.13 and
  Section 5.13 or (z) is terminated as a result of such party's material breach of Section 7.4, and (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, such party or any of its affiliates which at the time of such termination or of the meeting of such party's shareholders shall not have been (A) rejected by such party and its board of directors and (B) withdrawn by the third-party, and (iii) within two and one-half years of any such termination described in clause (i) above, the party or its affiliate which is the subject of the tender offer or offer or proposal with respect to a Business Combination (the "Target Party") becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or affiliate thereof, then such Target Party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Target Party becoming such a subsidiary or of such Business Combination, will pay to the other party a termination fee equal to $30 million in cash plus the out-of-pocket fees and expenses incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement).

    (c) Expenses. The parties agree that the agreements contained in this
  Section 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

    (d) Limitation of Termination Fees. Notwithstanding anything herein to the contrary, the aggregate amount payable to Union Electric and its affiliates pursuant to Section 9.3(a), Section 9.3(b) and the terms of the CIPSCO Stock Option Agreement shall not exceed $50 million and the aggregate amount payable to CIPSCO and its affiliates pursuant to Section 9.3(a), Section 9.3(b) and the terms of the Union Electric Stock Option Agreement shall not exceed $50 million (including, in each case, reimbursement for fees and expenses payable pursuant to this Section 9.3). For purposes of this Section 9.3(d), the amount payable pursuant to the terms of the CIPSCO Stock Option Agreement, as the case may be, shall be the amount paid pursuant to Section 7(a)(i) and 7(a)(ii) thereof.

  Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of CIPSCO and Union Electric and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under Article II, or (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of CIPSCO capital stock or Union Electric capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

  Section 10.1 Non-Survival; Effect of Representations and Warranties. (a) All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1 and in Article II, Section 7.5,
Section 7.9, Section 7.10, Section 7.11, Section 7.14, Section 7.15, Section 7.16, Section 7.17 and Section 10.7.

    (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the cancellation of this Agreement pursuant to Section 9.1(g)(i) or Section 9.1(h)(i) (or pursuant to any other subsection of Section 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(g)(i) or
  Section 9.1(h)(i)).

  Section 10.2 Brokers. CIPSCO represents and warrants that, except for Morgan Stanley & Co., Inc. whose fees have been disclosed to Union Electric prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CIPSCO. Union Electric represents and warrants that, except for Goldman, Sachs & Co., whose fees have been disclosed to CIPSCO prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Union Electric.

  Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or
(iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to CIPSCO, to:

    CIPSCO Incorporated
    607 East Adams Street
    Springfield, IL 62739
    Attention: Craig D. Nelson, Treasurer
    Telephone: (217) 525-5315
    Telecopy: (217) 535-5067

    with a copy to:

    Jones, Day, Reavis & Pogue
    77 West Wacker Drive
    Chicago, Illinois 60601
    Attention: Robert A. Yolles, Esq.
    Telephone: (312) 782-3939
    Telecopy: (312) 782-8585

    (b) If to Union Electric, to:

    Union Electric Company
    1901 Chouteau Avenue
    P.O. Box 149
    St. Louis, MO 63166
    Attention: Donald E. Brandt,
    Chief Financial Officer
    Telephone: (314) 554-2473
    Telecopy: (314) 554-3066

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: Seth A. Kaplan, Esq.
    Telephone: (212) 403-1000
    Telecopy: (212) 403-2000

  Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the MGBCL or the IBCA.

  Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Company
(a) a majority of the directors (or their successors) serving on the Board of Directors of the Company who are designated by Union Electric pursuant to
Section 7.13 shall be entitled during the three year period commencing at the Effective Time (the "Three Year Period") to enforce the provisions of Section 7.9, Section 7.10, Section 7.11 and Section 7.14 on behalf of the Union Electric officers, directors and employees, as the case may be, and (b) a majority of the directors (or their successors) serving on the Board of Directors of the Company who are designated by CIPSCO pursuant to Section 7.13 shall be entitled during the Three Year Period to enforce the provisions of, Sections 7.9, Section 7.10, Section 7.11, and Section 7.14 on behalf of the CIPSCO officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section 10.7 be deemed to impose any additional duties on any such directors. The Company shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section 10.7.

  Section 10.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (ii) without limitation to Section 9.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

  Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

                                   SIGNATURES

  IN WITNESS WHEREOF, UNION ELECTRIC AND CIPSCO HAVE CAUSED THIS AGREEMENT TO BE SIGNED BY THEIR RESPECTIVE OFFICERS THEREUNTO DULY AUTHORIZED AS OF THE DATE FIRST WRITTEN ABOVE.

                                          UNION ELECTRIC COMPANY

                                              /s/ Charles W. Mueller
                                          By:
                                            -----------------------------------
                                            Name: Charles W. Mueller
        /s/ James C. Thompson               Title: President
Attest:
   --------------------------------
              Secretary

                                          CIPSCO INCORPORATED

                                              /s/ Clifford L. Greenwalt
                                          By:
                                            -----------------------------------
                                            Name: Clifford L. Greenwalt
       /s/ William A. Koertner              Title: President
Attest:
   --------------------------------
              Secretary

                                          ARCH HOLDING CORP.

                                              /s/ Donald E. Brandt
                                          By:
                                            -----------------------------------
                                            Name: Donald E. Brandt
        /s/ William E. Jaudes               Title: President
Attest:
   --------------------------------
              Secretary

                                          ARCH MERGER INC.

                                              /s/ Donald E. Brandt
                                          By:
                                            -----------------------------------
                                            Name: Donald E. Brandt
        /s/ William E. Jaudes               Title: President
Attest:
   --------------------------------
              Secretary

                             INDEX OF DEFINED TERMS

1935 Act...................................................................  A-6
Affiliate Agreement........................................................ A-32
Affiliated Employees....................................................... A-33
Agreement..................................................................  A-1
Articles of Incorporation..................................................  A-2
Atomic Energy Act..........................................................  A-8
Business Combination....................................................... A-40
Business Combination Proposal.............................................. A-35
By-Laws....................................................................  A-2
Callaway................................................................... A-23
Certificates...............................................................  A-4
CIPS.......................................................................  A-6
CIPS 401(k) Plans.......................................................... A-24
CIPS Common Stock..........................................................  A-6
CIPS No-Par Preferred Stock................................................  A-7
CIPS Preferred Stock.......................................................  A-6
CIPSCO.....................................................................  A-1
CIPSCO Benefit Plans....................................................... A-11
CIPSCO Common Stock........................................................  A-3
CIPSCO Disclosure Schedule................................................. A-31
CIPSCO Dissenting Shares...................................................  A-3
CIPSCO Exchange Ratio......................................................  A-3
CIPSCO Financial Statements................................................  A-8
CIPSCO Joint Venture.......................................................  A-6
CIPSCO Material Adverse Effect.............................................  A-9
CIPSCO MIP................................................................. A-33
CIPSCO Required Consents...................................................  A-7
CIPSCO Required Statutory Approval.........................................  A-7
CIPSCO Shareholders' Approval.............................................. A-14
CIPSCO SEC Reports.........................................................  A-8
CIPSCO Special Meeting..................................................... A-30
CIPSCO Stock Option Agreement..............................................  A-1
CIPSCO Subsidiary..........................................................  A-6
Closing....................................................................  A-5
Closing Agreement.......................................................... A-10
Closing Date...............................................................  A-5
Code....................................................................... A-10
Committee.................................................................. A-33
Company....................................................................  A-1
Company Common Stock.......................................................  A-3
Company Effective Time.....................................................  A-2
Company Merger.............................................................  A-1
Company Replacement Plans.................................................. A-33
Company Shares.............................................................  A-4
Company Stock Plan......................................................... A-33
Confidentiality Agreement.................................................. A-29
Converted Shares...........................................................  A-4
Direct Subsidiary..........................................................  A-6
Disclosure Schedules....................................................... A-31
Effective Time.............................................................  A-2

Environmental Claim........................................................ A-13
Environmental Laws......................................................... A-14
Environmental Permits...................................................... A-13
ERISA...................................................................... A-11
ERISA Affiliate............................................................ A-11
Exchange Act...............................................................  A-8
Exchange Agent.............................................................  A-4
Exchange Ratios............................................................  A-3
FERC.......................................................................  A-8
Final Order................................................................ A-37
GAAP.......................................................................  A-8
Governmental Authority.....................................................  A-7
Hazardous Material......................................................... A-14
HSR Act.................................................................... A-30
IBCL.......................................................................  A-2
Indemnified Liabilities.................................................... A-31
Indemnified Parties........................................................ A-30
Indemnified Party.......................................................... A-30
Initial Termination Date................................................... A-39
IRS........................................................................ A-11
Joint Proxy/Registration Statement......................................... A-29
joint venture..............................................................  A-6
Liens......................................................................  A-7
Merger Sub.................................................................  A-1
Merger Sub Common Stock....................................................  A-2
Mergers....................................................................  A-1
MGBCL......................................................................  A-2
NRC........................................................................  A-8
NYSE.......................................................................  A-5
PBCG....................................................................... A-11
PCBs....................................................................... A-14
Power Act..................................................................  A-8
Proxy Statement............................................................  A-9
Registration Statement.....................................................  A-9
Release.................................................................... A-14
Representatives............................................................ A-28
Restricted Investments..................................................... A-28
SEC........................................................................  A-8
Securities Act.............................................................  A-8
Stock Plans................................................................ A-34
subsidiary.................................................................  A-5
Target Party............................................................... A-42
Task Force................................................................. A-27
Tax Return.................................................................  A-9
Tax Ruling................................................................. A-10
Taxes......................................................................  A-9
Three Year Period.......................................................... A-44
Union Electric.............................................................  A-1
Union Electric Benefit Plans............................................... A-20
Union Electric Common Stock................................................  A-2
Union Electric Disclosure Schedule......................................... A-31
Union Electric Dissenting Shares...........................................  A-3

Union Electric Dividend Units.............................................. A-34
Union Electric Effective Time..............................................  A-2
Union Electric EIP......................................................... A-33
Union Electric Exchange Ratio..............................................  A-3
Union Electric Financial Statements........................................ A-18
Union Electric Joint Venture............................................... A-15
Union Electric LTIP........................................................ A-24
Union Electric Material Adverse Effect..................................... A-18
Union Electric Merger......................................................  A-1
Union Electric Preference Stock............................................ A-16
Union Electric Preferred Stock.............................................  A-3
Union Electric Required Consents........................................... A-17
Union Electric Required Statutory Approvals................................ A-17
Union Electric SEC Reports................................................. A-17
Union Electric Shareholders' Approval...................................... A-22
Union Electric Special Meeting............................................. A-30
Union Electric Stock Option Agreement......................................  A-1
Union Electric Stock Option................................................ A-34
Union Electric Subsidiary.................................................. A-15
Union Electric Unrestricted Subsidiaries................................... A-16
Violation..................................................................  A-7

                                                                         ANNEX B

                         CIPSCO STOCK OPTION AGREEMENT*

  * NOTE: THE ENTITY REFERRED TO IN THIS AGREEMENT AS "ARCH HOLDING CORP." HAS BEEN RENAMED "AMEREN CORPORATION" SINCE THE DATE OF THIS AGREEMENT.

  STOCK OPTION AGREEMENT, dated as of August 11, 1995 by and between Union Electric Company, a Missouri corporation ("Union Electric"), and CIPSCO Incorporated, an Illinois corporation ("CIPSCO").

  WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Union Electric, CIPSCO, Arch Holding Corp., a Missouri corporation ("Holdings") and Arch Merger Inc., a Missouri corporation ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into Union Electric and the merger of CIPSCO with and into Holdings (the "Mergers"); and

  WHEREAS, as a condition to Union Electric's willingness to enter into the Merger Agreement, Union Electric has requested that CIPSCO agree, and CIPSCO has so agreed, to grant to Union Electric an option with respect to certain shares of CIPSCO' common stock, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, to induce Union Electric to enter into the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. Grant of Option. CIPSCO hereby grants Union Electric an irrevocable option (the "CIPSCO Option") to purchase up to 6,779,838 shares, subject to adjustment as provided in Section 11 (such shares being referred to herein as the "CIPSCO Shares") of common stock, no par value, of CIPSCO (the "CIPSCO Common Stock") (being 19.9% of the number of shares of CIPSCO Common Stock outstanding on the date hereof) in the manner set forth below at a price (the "Exercise Price") per CIPSCO Share of $37.02 (which is equal to the product of (x) the Fair Market Value (as defined below) of a share of Common Stock, par value $5.00 per share, of Union Electric (such shares being referred to herein as the "Union Electric Shares") on the date hereof and (y) the Exchange Ratio), payable, at Union Electric's option,
  (a) in cash or (b) subject to the receipt of the approvals of any Governmental Authority required for the CIPSCO to acquire the Union Electric Shares from Union Electric, and for Union Electric to issue the Union Electric Shares to CIPSCO, which approvals CIPSCO and Union Electric shall use their respective best efforts to obtain, in Union Electric Shares, in either case in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of CIPSCO Shares for which the CIPSCO Option is exercisable exceed 19.9% of the number of issued and outstanding shares of CIPSCO Common Stock. As used herein, the "Fair Market Value" of any share shall be the average of the daily closing sales price for such share on the New York Stock Exchange (the "NYSE") during the 10 NYSE trading days prior to the fifth NYSE trading day preceding the date such Fair Market Value is to be determined. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

    2. Exercise of Option. The CIPSCO Option may be exercised by Union Electric, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by Union Electric under circumstances which could entitle Union Electric to termination fees under either Section 9.3(a) of the Merger Agreement (provided that the events specified in Section 9.3(a)(ii)(x) of the Merger Agreement shall have occurred, although the events specified in Section 9.3(a)(ii)(y) thereof need not have occurred) or Section 9.3(b) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Business Combination involving a Target Party or a closing by which a Target Party becomes a subsidiary), or which could entitle Union Electric to terminate the Merger Agreement under Section 9.1(h)(iii) thereof (provided that at the time of such action or inaction by the Board of Directors of CIPSCO or any committee thereof there shall have been a third-party tender offer for shares of, or a third party offer or proposal with respect to a Business Combination involving, CIPSCO which at the time of such action or inaction shall not have been rejected by the Board of Directors of CIPSCO), any such event by which the Merger Agreement becomes so terminable by Union Electric being referred to herein as a "Trigger Event." CIPSCO shall notify Union Electric promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by CIPSCO shall not be a condition to the right of Union Electric to exercise the CIPSCO Option. In the event Union Electric wishes to exercise the CIPSCO Option, Union Electric shall deliver to CIPSCO a written notice (an "Exercise Notice") specifying the total number of CIPSCO Shares it wishes to purchase. Each closing of a purchase of CIPSCO Shares (a "Closing") shall occur at a place, on a date and at a time designated by Union Electric in an Exercise Notice delivered at least two business days prior to the date of the Closing. The CIPSCO Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to
  Section 9.1 thereof (other than upon or during the continuance of a Trigger Event); or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180 day period the CIPSCO Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause
  (iii) later than the third anniversary of the date hereof). Notwithstanding the foregoing, the CIPSCO Option may not be exercised if Union Electric is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement. Upon the giving by Union Electric to CIPSCO of the Exercise Notice and the tender of the applicable aggregate Exercise Price, Union Electric shall be deemed to be the holder of record of the CIPSCO Shares issuable upon such exercise, notwithstanding that the stock transfer books of CIPSCO shall then be closed or that certificates representing such CIPSCO Shares shall not then be actually delivered to Union Electric.

    3. Conditions to Closing. The obligation of CIPSCO to issue the CIPSCO Shares to Union Electric hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by CIPSCO in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the CIPSCO Shares hereunder shall have expired or have been terminated; (ii) the CIPSCO Shares, and any Union Electric Shares which are issued in payment of the Exercise Price, shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal state or local Governmental Authority, if any, required in connection with the issuance of the CIPSCO Shares hereunder shall have been obtained or made, as the case may be, including, without limitation, the approval of, if applicable, the issuance of Union Electric Shares to CIPSCO and the acquisition by CIPSCO of the Union Electric Shares constituting the Exercise Price hereunder, and approval of the SEC under the 1935 Act of the acquisition of the CIPSCO Shares by Union Electric; and (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

    4. Closing. At any Closing, (a) CIPSCO will deliver to Union Electric or its designee a single certificate in definitive form representing the number of the CIPSCO Shares designated by Union Electric in its Exercise Notice, such certificate to be registered in the name of Union Electric and to bear the legend set forth in Section 12, and (b) Union Electric will deliver to CIPSCO the aggregate Exercise Price for the CIPSCO Shares so designated and being purchased by (i) wire transfer of immediately available funds or certified check or bank check or (ii) subject to the condition in Section 1(b), a certificate or certificates representing the number of Union Electric Shares being issued by Union Electric in consideration thereof, as the case may be. For the purposes of this Agreement, the number of Union Electric Shares to be delivered to CIPSCO shall be equal to the quotient obtained by dividing (i) the product of (x) the number of CIPSCO Shares with respect to which the CIPSCO Option is being exercised and (y) the Exercise Price by (ii) the Fair Market Value of the Union Electric Shares on the date immediately preceding the date the Exercise Notice is delivered to CIPSCO. CIPSCO shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of Union Electric or such of its designees as shall have obtained appropriate regulatory approval.

    5. Representations and Warranties of CIPSCO. CIPSCO represents and warrants to Union Electric that (a) except as set forth in Section 4.1 of the CIPSCO Disclosure Schedule, CIPSCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by CIPSCO and the consummation by CIPSCO of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CIPSCO and no other corporate proceedings on the part of CIPSCO are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) such corporate action (including the approval of the Board of Directors of CIPSCO) is intended to render inapplicable to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, the provisions of the IBCL referred to in Section 4.15 of the Merger Agreement (other than the provisions described in Section 4.15 of the CIPSCO Disclosure Schedule),
  (d) this Agreement has been duly executed and delivered by CIPSCO, constitutes a valid and binding obligation of CIPSCO and, assuming this Agreement constitutes a valid and binding obligation of Union Electric, is enforceable against CIPSCO in accordance with its terms, (e) CIPSCO has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the CIPSCO Option, and at all times from the date hereof through the expiration of the CIPSCO Option will have reserved, 6,779,838 authorized and unissued CIPSCO Shares, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (f) upon delivery of the CIPSCO Shares to Union Electric upon the exercise of the CIPSCO Option in accordance with its terms, Union Electric will acquire the CIPSCO Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (g) except as described in Section 4.4(b) of the Merger Agreement, the execution and delivery of this Agreement by CIPSCO does not, and the consummation by CIPSCO of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of CIPSCO or any of its subsidiaries, pursuant to, (A) any provision of the Articles of Incorporation or by-laws of CIPSCO, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, CIPSCO benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CIPSCO or its properties or assets, which Violation, in the case of each of clauses (B) and (C), could reasonably be expected to have a material adverse effect on CIPSCO and its subsidiaries taken as a whole,
  (h) except as described in Section 4.4(c) of the Merger Agreement or
  Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by CIPSCO does not, and the performance of this Agreement by CIPSCO will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (i) none of CIPSCO, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of CIPSCO to any person under circumstances that would cause the issuance and sale of the CIPSCO Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of Union Electric contained in Section 6(h) hereof are true and correct, the issuance, sale and delivery of the CIPSCO Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and CIPSCO shall not take any action which would cause the issuance, sale and delivery of the CIPSCO Shares hereunder not to be exempt from such requirements), and (j) any Union Electric Shares acquired pursuant to this Agreement will be acquired for CIPSCO's own account, for investment purposes only and will not be acquired by CIPSCO with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

  6. Representations and Warranties of Union Electric. Union Electric represents and warrants to CIPSCO that (a) Union Electric is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Union Electric and the consummation by Union Electric of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Union Electric and no other corporate proceedings on the part of Union Electric are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Union Electric and constitutes a valid and binding obligation of Union Electric, and, assuming this Agreement constitutes a valid and binding obligation of CIPSCO, is enforceable against Union Electric in accordance with its terms, (d) prior to any delivery of Union Electric Shares in consideration of the purchase of CIPSCO Shares pursuant hereto, Union Electric will have taken all necessary corporate action to authorize for issuance and to permit it to issue such Union Electric Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and to render inapplicable to the receipt by CIPSCO of the Union Electric Shares the provisions of the MGBCL referred to in Section 5.15 of the Merger Agreement (other than the provisions described in Section 5.15 of the Union Electric Disclosure Schedule), (e) upon any delivery of such Union Electric Shares to CIPSCO in consideration of the purchase of CIPSCO Shares pursuant hereto, CIPSCO will acquire the Union Electric Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever,
(f) except as described in Section 5.4(b) of the Merger Agreement, the execution and delivery of this Agreement by Union Electric does not, and the consummation by Union Electric of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in any Violation by Union Electric or any of its subsidiaries, pursuant to (A) any provision of the Restated Articles of Incorporation or By-laws of Union Electric, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Union Electric benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or
(C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Union Electric or its properties or assets, which Violation, in the case of each of clauses (B) and/or (C), would have a material adverse effect on Union Electric and its subsidiaries taken as a whole, (g) except as described in Section 5.4(c) of the Merger Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by Union Electric does not, and the consummation by Union Electric of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority and (h) any CIPSCO Shares acquired upon exercise of the CIPSCO Option will be acquired for Union Electric's own account, for investment purposes only and will not be, and the CIPSCO Option is not being, acquired by Union Electric with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

  7. Certain Repurchases.

    (a) Union Electric Put. At the request of Union Electric by written notice at any time during which the CIPSCO Option is exercisable pursuant to Section 2 (the "Repurchase Period"), CIPSCO (or any successor entity thereof) shall repurchase from Union Electric all or any portion of the CIPSCO Option, at the price set forth in subparagraph (i) below, or, at the request of Union Electric by written notice at any time prior to August 11, 1997 (provided that such date shall be extended to February 11,

  1998 under the circumstances where the date after which either party may terminate the Merger Agreement pursuant to Section 9.1(b) of the Merger Agreement has been extended to February 11, 1998), CIPSCO (or any successor entity thereof) shall repurchase from Union Electric all or any portion of the CIPSCO Shares purchased by Union Electric pursuant to the CIPSCO Option, at the price set forth in subparagraph (ii) below:

      (i) the difference between (x) the "Market/Offer Price" for shares of CIPSCO Common Stock as of the date Union Electric gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination which was made prior to such date and not terminated or withdrawn as of such date (the "Offer Price") and (B) the Fair Market Value of CIPSCO Common Stock as of such date (the "Market Price")) and the (y) Exercise Price, multiplied by the number of CIPSCO Shares purchasable pursuant to the CIPSCO Option (or portion thereof with respect to which Union Electric is exercising its rights under this
    Section 7), but only if the Market/Offer Price is greater than the Exercise Price;

      (ii) the product of (x) the sum of (A) the Exercise Price paid by Union Electric per CIPSCO Share acquired pursuant to the CIPSCO Option and (B) the difference between the Market/Offer Price and the Exercise Price, but only if the Market/Offer Price is greater than the Exercise Price, and (y) the number of CIPSCO Shares so to be repurchased pursuant to this Section 7. For purposes of this clause (ii), the Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer during the Repurchase Period prior to the delivery by Union Electric of a notice of repurchase.

    (b) Redelivery of Union Electric Shares. If Union Electric elected to purchase CIPSCO Shares pursuant to the exercise of the CIPSCO Option by the issuance and delivery of Union Electric Shares, then CIPSCO shall, if so requested by Union Electric, in fulfillment of its obligation pursuant to clause (A) of Section 7(a)(ii)(x) (that is, with respect to the Exercise Price only and without limitation to its obligation to pay additional consideration under clause (B) of Section 7(a)(ii)(x)), redeliver the certificate for such Union Electric Shares to Union Electric, free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever; provided, however, that if less than all of the CIPSCO Shares purchased by Union Electric pursuant to the CIPSCO Option are to be repurchased pursuant to this Section 7, then Union Electric shall issue to CIPSCO a new certificate representing those Union Electric Shares which are not due to be redelivered to Union Electric pursuant to this
  Section 7 as they constituted payment of the Exercise Price for the CIPSCO Shares not being repurchased.

    (c) Payment and Redelivery of CIPSCO Option or Shares. In the event Union Electric exercises its rights under this Section 7, CIPSCO shall, within 10 business days thereafter, pay the required amount to Union Electric in immediately available funds and Union Electric shall surrender to CIPSCO the CIPSCO Option or the certificates evidencing the CIPSCO Shares purchased by Union Electric pursuant thereto, and Union Electric shall warrant that it owns the CIPSCO Option or such shares and that the CIPSCO Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

    (d) Union Electric Call. If Union Electric has elected to purchase CIPSCO Shares pursuant to the exercise of the CIPSCO Option by the issuance and delivery of Union Electric Shares, notwithstanding that Union Electric may no longer hold any such CIPSCO Shares or that Union Electric elects not to exercise its other rights under this Section 7, Union Electric may require, at any time or from time to time prior to August 11, 1997 (provided that such date shall be extended to February 11, 1998 under the circumstances where the date after which either party may terminate the Merger Agreement pursuant to Section 9.1(b) of the Merger Agreement has been extended to February 11, 1998), CIPSCO to sell to Union Electric any such Union Electric Shares at the price attributed to such Union Electric Shares pursuant to Section 4 plus interest at the rate of 7.5% per annum on such amount from the Closing Date relating to the exchange of such Union Electric Shares pursuant to Section 4 to the closing date under this Section 7(d) less any dividends on such Union Electric Shares paid during such period or declared and payable to stockholders of record on a date during such period.

  8. Voting of Shares. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement, including any Union Electric Shares issued pursuant to
Section 1(b) ("Restricted Shares") or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by such party on each matter submitted to a vote of shareholders of such other party for and against such matter in the same proportion as the vote of all other shareholders of such other party are voted (whether by proxy or otherwise) for and against such matter.

  9. Restrictions on Transfer.

    (a) Restrictions on Transfer. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 7, or
  (ii) in accordance with Section 9(b) or Section 10.

    (b) Permitted Sales. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party, which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

  10. Registration Rights. Following the termination of the Merger Agreement, each party hereto (a "Designated Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Registrant (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

  If the Registrant does not elect to exercise its option pursuant to this
Section 10 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

  The registration rights set forth in this Section 10 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

  A registration effected under this Section 10 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree
(i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

  The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

  11. Adjustment Upon Changes in Capitalization. Without limitation to any restriction on CIPSCO contained in this Agreement or in the Merger Agreement, in the event of any change in CIPSCO Common Stock by reason of stock dividends, splitups, mergers (other than the Mergers), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the CIPSCO Option, and the purchase price per share provided in
Section 1, shall be adjusted appropriately to restore to Union Electric its rights hereunder, including the right to purchase from CIPSCO (or its successors) shares of CIPSCO Common Stock representing 19.9% of the outstanding CIPSCO Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

  12. Restrictive Legends. Each certificate representing shares of CIPSCO Common Stock issued to Union Electric hereunder, and Union Electric Shares, if any, delivered to CIPSCO at a Closing, shall include a legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD

ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF AUGUST 11, 1995, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Union Electric or CIPSCO, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act;
(ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

  13. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

  14. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

  15. Entire Agreement. This Agreement, the Confidentiality Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

  16. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that Union Electric is not permitted to acquire, or CIPSCO is not permitted to repurchase pursuant to Section 7, the full number of shares of CIPSCO Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of CIPSCO to allow Union Electric to acquire or to require CIPSCO to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

  18. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    A. If to Union Electric, to:

    Union Electric Company
    1901 Chouteau Avenue
    P.O. Box 149
    St. Louis, MO 63166
    Attention: Donald E. Brandt
    Telephone: (314) 554-2473
    Telecopy: (314) 554-3066

    and a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019

    Attention: Seth A. Kaplan, Esq.
    Telephone: (212) 403-1000
    Telecopy: (212) 403-2000

    B. If to CIPSCO, to:

    CIPSCO Incorporated
    607 East Adams Street
    Springfield, IL 62739

    Attention: Craig D. Nelson
    Telephone: (217) 525-5315
    Telecopy: (217) 535-5067

    with a copy to:

    Jones, Day, Reavis & Pogue
    77 West Wacker Drive
    Chicago, IL 60601-1692

    Attention: Robert A. Yolles
    Telephone: (312) 782-3939
    Telecopy: (312) 782-8585

  19. Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

  20. Interpretation. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

  22. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  23. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  24. Extension of Time Periods. The time periods for exercise of certain rights under Sections 2, 6 and 7 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

  25. Replacement of CIPSCO Option. Upon receipt by CIPSCO of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, CIPSCO will execute and deliver a new Agreement of like tenor and date.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          UNION ELECTRIC COMPANY

                                              /s/ Charles W. Mueller
                                          By:
                                            -----------------------------------
                                            Name: Charles W. Mueller
                                            Title: President

                                          CIPSCO INCORPORATED

                                              /s/ Clifford L. Greenwalt
                                          By:
                                            -----------------------------------
                                            Name: Clifford L. Greenwalt
                                            Title: President

                                                                         ANNEX C

                 UNION ELECTRIC COMPANY STOCK OPTION AGREEMENT*

  * NOTE: THE ENTITY REFERRED TO IN THIS AGREEMENT AS "ARCH HOLDING CORP." HAS BEEN RENAMED "AMEREN CORPORATION" SINCE THE DATE OF THIS AGREEMENT.

  STOCK OPTION AGREEMENT, dated as of August 11, 1995 by and between Union Electric Company, a Missouri corporation ("Union Electric"), and CIPSCO Incorporated, an Illinois corporation ("CIPSCO").

  WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Union Electric, CIPSCO, Union Electric Holding Corp., a Missouri corporation ("Holdings") and Union Electric Merger Inc., a Missouri corporation ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into Union Electric and the merger of Holdings with and into CIPSCO (the "Mergers"); and

  WHEREAS, as a condition to CIPSCO's willingness to enter into the Merger Agreement, CIPSCO has requested that Union Electric agree, and Union Electric has so agreed, to grant to CIPSCO an option with respect to certain shares of Union Electric's common stock, on the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, to induce CIPSCO to enter into the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. Grant of Option. Union Electric hereby grants CIPSCO an irrevocable option (the "Union Electric Option") to purchase up to 6,983,233 shares, subject to adjustment as provided in Section 11 (such shares being referred to herein as the "Union Electric Shares") of common stock, par value $5.00 per share, of Union Electric (the "Union Electric Common Stock") (being 6.84% of the number of shares of Union Electric Common Stock outstanding on the date hereof) in the manner set forth below at a price (the "Exercise Price") per Union Electric Share of $35.94 (which is equal to the Fair Market Value (as defined below) of a share of Union Electric Common Stock on the date hereof), payable, at CIPSCO's option, (a) in cash or (b) subject to the receipt of approvals of any Governmental Authority required for Union Electric to acquire shares of common stock, no par value per share, of CIPSCO ("CIPSCO Shares") from CIPSCO, and for CIPSCO to issue the CIPSCO Shares to Union Electric, which approvals Union Electric and CIPSCO shall use their respective best efforts to obtain, in CIPSCO Shares, in either case in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of Union Electric Shares for which the Union Electric Option is exercisable exceed 5.48% of the number of issued and outstanding shares of Union Electric Common Stock. As used herein, the "Fair Market Value" of any share shall be the average of the daily closing sales price for such share on the New York Stock Exchange (the "NYSE") during the 10 NYSE trading days prior to the fifth NYSE trading day preceding the date such Fair Market Value is to be determined. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

    2. Exercise of Option. The Union Electric Option may be exercised by CIPSCO, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by CIPSCO under circumstances which could entitle CIPSCO to termination fees under either Section 9.3(a) of the Merger Agreement (provided that the events specified in Section 9.3(a)(ii)(x) of the Merger Agreement shall have occurred, although the events specified in Section 9.3(a)(ii)(y) thereof need not have occurred) or Section 9.3(b) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Business Combination involving a Target Party or a closing by which a Target Party becomes a subsidiary), or which could entitle CIPSCO to terminate the Merger Agreement under Section 9.1(g)(iii) thereof (provided that at the time of such action or inaction by the Board of Directors of Union Electric or any committee thereof there shall have been a third-party tender offer for shares of, or a third party offer or proposal with respect to a Business Combination involving, Union Electric which at the time of such action or inaction shall not have been rejected by the Board of Directors of Union Electric), any such event by which the Merger Agreement becomes so terminable by CIPSCO being referred to herein as a "Trigger Event." Union Electric shall notify CIPSCO promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by Union Electric shall not be a condition to the right of CIPSCO to exercise the Union Electric Option. In the event CIPSCO wishes to exercise the Union Electric Option, CIPSCO shall deliver to Union Electric a written notice (an "Exercise Notice") specifying the total number of Union Electric Shares it wishes to purchase. Each closing of a purchase of Union Electric Shares (a "Closing") shall occur at a place, on a date and at a time designated by CIPSCO in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Union Electric Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 9.1 thereof (other than upon or during the continuance of a Trigger Event); or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180 day period the Union Electric Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause
  (iii) later than the third anniversary of the date hereof). Notwithstanding the foregoing, the Union Electric Option may not be exercised if CIPSCO is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement. Upon the giving by CIPSCO to Union Electric of the Exercise Notice and the tender of the applicable aggregate Exercise Price, CIPSCO shall be deemed to be the holder of record of the Union Electric Shares issuable upon such exercise, notwithstanding that the stock transfer books of Union Electric shall then be closed or that certificates representing such Union Electric Shares shall not then be actually delivered to CIPSCO.

    3. Conditions to Closing. The obligation of Union Electric to issue the Union Electric Shares to CIPSCO hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by Union Electric in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Union Electric Shares hereunder shall have expired or have been terminated; (ii) the Union Electric Shares, and any CIPSCO Shares which are issued in payment of the Exercise Price, shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal state or local Governmental Authority, if any, required in connection with the issuance of the Union Electric Shares hereunder shall have been obtained or made, as the case may be, including, without limitation, the approval of, if applicable, the issuance of the CIPSCO Shares to Union Electric and the acquisition by Union Electric of the CIPSCO Shares constituting the Exercise Price hereunder, and approval of the SEC under the 1935 Act of the acquisition of the Union Electric Shares by CIPSCO; and (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

    4. Closing. At any Closing, (a) Union Electric will deliver to CIPSCO or its designee a single certificate in definitive form representing the number of the Union Electric Shares designated by CIPSCO in its Exercise Notice, such certificate to be registered in the name of CIPSCO and to bear the legend set forth in Section 12, and (b) CIPSCO will deliver to Union Electric the aggregate Exercise Price for the Union Electric Shares so designated and being purchased by (i) wire transfer of immediately available funds or certified check or bank check or (ii) subject to the condition in Section 1(b), a certificate or certificates representing the number of CIPSCO Shares being issued by CIPSCO in consideration thereof, as the case may be. For the purposes of this Agreement, the number of CIPSCO Shares to be delivered to Union Electric shall be equal to the quotient obtained by dividing (i) the product of (x) the number of Union Electric Shares with respect to which the Union Electric Option is being exercised and (y) the Exercise Price by (ii) the Fair Market Value of the CIPSCO Shares on the date immediately preceding the date the Exercise Notice is delivered to Union Electric. Union Electric shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of CIPSCO or such designees of CIPSCO as shall have obtained appropriate regulatory approval.

    5. Representations and Warranties of Union Electric. Union Electric represents and warrants to CIPSCO that (a) except as set forth in Section
  5.1 of the Union Electric Disclosure Schedule, Union Electric is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Union Electric and the consummation by Union Electric of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Union Electric and no other corporate proceedings on the part of Union Electric are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) such corporate action (including the approval of the Board of Directors of Union Electric) is intended to render inapplicable to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, the provisions of the MGBCL referred to in Section 5.15 of the Merger Agreement (other than the provisions described in Section 5.15 of the Union Electric Disclosure Schedule), (d) this Agreement has been duly executed and delivered by Union Electric, constitutes a valid and binding obligation of Union Electric and, assuming this Agreement constitutes a valid and binding obligation of CIPSCO, is enforceable against Union Electric in accordance with its terms,
  (e) Union Electric has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Union Electric Option in accordance with its terms, and at all times from the date hereof through the expiration of the Union Electric Option will have reserved, 6,983,233 authorized and unissued Union Electric Shares, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (f) upon delivery of the Union Electric Shares to CIPSCO upon the exercise of the Union Electric Option in accordance with its terms, CIPSCO will acquire the Union Electric Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (g) except as described in Section 5.4(b) of the Merger Agreement, the execution and delivery of this Agreement by Union Electric does not, and the consummation by Union Electric of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of Union Electric or any of its subsidiaries, pursuant to, (A) any provision of the Restated Articles of Incorporation or by-laws of Union Electric, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Union Electric benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Union Electric or its properties or assets, which Violation, in the case of each of clauses (B) and (C), could reasonably be expected to have a material adverse effect on Union Electric and its subsidiaries taken as a whole, (h) except as described in Section 5.4(c) of the Merger Agreement or
  Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by Union Electric does not, and the performance of this Agreement by Union Electric will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority,
  (i) none of Union Electric, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of Union Electric to any person under circumstances that would cause the issuance and sale of the Union Electric Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of CIPSCO contained in
  Section 6(h) hereof are true and correct, the issuance, sale and delivery of the Union Electric Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Union Electric shall not take any action which would cause the issuance, sale and delivery of the Union Electric Shares hereunder not to be exempt from such requirements), and (j) any CIPSCO Shares acquired pursuant to this Agreement will be acquired for Union Electric's own account, for investment purposes only and will not be acquired by Union Electric with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

  6. Representations and Warranties of CIPSCO. CIPSCO represents and warrants to Union Electric that (a) CIPSCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by CIPSCO and the consummation by CIPSCO of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CIPSCO and no other corporate proceedings on the part of CIPSCO are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by CIPSCO and constitutes a valid and binding obligation of CIPSCO, and, assuming this Agreement constitutes a valid and binding obligation of Union Electric, is enforceable against CIPSCO in accordance with its terms, (d) prior to any delivery of CIPSCO Shares in consideration of the purchase of Union Electric Shares pursuant hereto, CIPSCO will have taken all necessary corporate action to authorize for issuance and to permit it to issue such CIPSCO Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and to render inapplicable to the receipt by Union Electric of the CIPSCO Shares the provisions of the MGBCL referred to in Section 4.15 of the Merger Agreement (other than the provisions described in Section 4.15 of the CIPSCO Disclosure Schedule), (e) upon any delivery of such CIPSCO Shares to Union Electric in consideration of the purchase of Union Electric Shares pursuant hereto, Union Electric will acquire the CIPSCO Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in Section 4.4(b) of the Merger Agreement, the execution and delivery of this Agreement by CIPSCO does not, and the consummation by CIPSCO of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in any Violation by CIPSCO or any of its subsidiaries, pursuant to (A) any provision of the Articles of Incorporation or By-laws of CIPSCO, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, CIPSCO benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CIPSCO or its properties or assets, which Violation, in the case of each of clauses (B) and/or (C), would have a material adverse effect on CIPSCO and its subsidiaries taken as a whole, (g) except as described in Section 4.4(c) of the Merger Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by CIPSCO does not, and the consummation by CIPSCO of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority and (h) any CIPSCO Shares acquired upon exercise of the Union Electric Option will be acquired for CIPSCO's own account, for investment purposes only and will not be, and the Union Electric Option is not being, acquired by CIPSCO with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

  7. Certain Repurchases.

    (a) CIPSCO Put. At the request of CIPSCO by written notice at any time during which the Union Electric Option is exercisable pursuant to Section 2 (the "Repurchase Period"), Union Electric (or any successor entity thereof) shall repurchase from CIPSCO all or any portion of the Union Electric Option, at the price set forth in subparagraph (i) below, or, at the request of CIPSCO by written notice at any time prior to August 11, 1997 (provided that such date shall be extended to February 11, 1998 under the circumstances where the date after which either party may terminate the Merger Agreement pursuant to Section 9.1(b) of the Merger Agreement has been extended to February 11, 1998), Union Electric (or any successor entity thereof) shall repurchase from CIPSCO all or any portion of the Union

  Electric Shares purchased by CIPSCO pursuant to the Union Electric Option, at the price set forth in subparagraph (ii) below:

      (i) the difference between (x) the "Market/Offer Price" for shares of Union Electric Common Stock as of the date CIPSCO gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination which was made prior to such date and not terminated or withdrawn as of such date (the "Offer Price") and (B) the Fair Market Value of Union Electric Common Stock as of such date (the "Market Price")) and the (y) Exercise Price, multiplied by the number of Union Electric Shares purchasable pursuant to the Union Electric Option (or portion thereof with respect to which CIPSCO is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price;

      (ii) the product of (x) the sum of (A) the Exercise Price paid by CIPSCO per Union Electric Share acquired pursuant to the Union Electric Option and (B) the difference between the Market/Offer Price and the Exercise Price, but only if the Market/Offer Price is greater than the Exercise Price, and (y) the number of Union Electric Shares so to be repurchased pursuant to this Section 7. For purposes of this clause
    (ii), the Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer during the Repurchase Period prior to the delivery by CIPSCO of a notice of repurchase.

    (b) Redelivery of CIPSCO Shares. If CIPSCO elected to purchase Union Electric Shares pursuant to the exercise of the Union Electric Option by the issuance and delivery of CIPSCO Shares, then Union Electric shall, if so requested by CIPSCO, in fulfillment of its obligation pursuant to clause
  (A) of Section 7(a)(ii)(x) (that is, with respect to the Exercise Price only and without limitation to its obligation to pay additional consideration under clause (B) of Section 7(a)(ii)(x)), redeliver the certificate for such CIPSCO Shares to CIPSCO, free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever; provided, however, that if less than all of the Union Electric Shares purchased by CIPSCO pursuant to the Union Electric Option are to be repurchased pursuant to this Section 7, then CIPSCO shall issue to Union Electric a new certificate representing those CIPSCO Shares which are not due to be redelivered to CIPSCO pursuant to this Section 7 as they constituted payment of the Exercise Price for the Union Electric Shares not being repurchased.

    (c) Payment and Redelivery of Union Electric Option or Shares. In the event CIPSCO exercises its rights under this Section 7, Union Electric shall, within 10 business days thereafter, pay the required amount to CIPSCO in immediately available funds and CIPSCO shall surrender to Union Electric the Union Electric Option or the certificates evidencing the Union Electric Shares purchased by CIPSCO pursuant thereto, and CIPSCO shall warrant that it owns the Union Electric Option or such shares and that the Union Electric Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

    (d) CIPSCO Call. If CIPSCO has elected to purchase CIPSCO Shares pursuant to the exercise of the Union Electric Option by the issuance and delivery of CIPSCO Shares, notwithstanding that CIPSCO may no longer hold any such Union Electric Shares or that CIPSCO elects not to exercise its other rights under this Section 7, CIPSCO may require, at any time or from time to time prior to August 11, 1997 (provided that such date shall be extended to February 11, 1998 under the circumstances where the date after which either party may terminate the Merger Agreement pursuant to Section 9.1(b) of the Merger Agreement has been extended to February 11, 1998), Union Electric to sell to CIPSCO any such CIPSCO Shares at the price attributed to such CIPSCO Shares pursuant to Section 4 plus interest at the rate of 7.5% per annum on such amount from the Closing Date relating to the exchange of such CIPSCO Shares pursuant to Section 4 to the closing date under this Section 7(d) less any dividends on such CIPSCO Shares paid during such period or declared and payable to stockholders of record on a date during such period.

  8. Voting of Shares. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement, including any CIPSCO Shares issued pursuant to Section 1(b) ("Restricted Shares") or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by such party on each matter submitted to a vote of shareholders of such other party for and against such matter in the same proportion as the vote of all other shareholders of such other party are voted (whether by proxy or otherwise) for and against such matter.

  9. Restrictions on Transfer.

    (a) Restrictions on Transfer. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 7, or
  (ii) in accordance with Section 9(b) or Section 10.

    (b) Permitted Sales. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party, which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

  10. Registration Rights. Following the termination of the Merger Agreement, each party hereto (a "Designated Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Registrant (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

  If the Registrant does not elect to exercise its option pursuant to this
Section 10 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time;
(B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

  The registration rights set forth in this Section 10 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

  A registration effected under this Section 10 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree
(i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

  The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

  11. Adjustment Upon Changes in Capitalization. Without limitation to any restriction on Union Electric contained in this Agreement or in the Merger Agreement, in the event of any change in Union Electric Common Stock by reason of stock dividends, splitups, mergers (other than the Mergers), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Union Electric Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to CIPSCO its rights hereunder, including the right to purchase from Union Electric (or its successors) shares of Union Electric Common Stock representing 6.84% of the outstanding Union Electric Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

  12. Restrictive Legends. Each certificate representing shares of Union Electric Common Stock issued to CIPSCO hereunder, and CIPSCO Shares, if any, delivered to Union Electric at a Closing, shall include a legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF AUGUST 11, 1995, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if CIPSCO or Union Electric, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act;
(ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

  13. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

  14. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

  15. Entire Agreement. This Agreement, the Confidentiality Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

  16. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that CIPSCO is not permitted to acquire, or Union Electric is not permitted to repurchase pursuant to Section 7, the full number of shares of Union Electric Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of Union Electric to allow CIPSCO to acquire or to require Union Electric to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

  18. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    A. If to Union Electric, to:

    Union Electric Company
    1901 Chouteau Avenue
    P.O. Box 149
    St. Louis, MO 63166
    Attention: Donald E. Brandt
    Telephone: (314) 554-2473
    Telecopy: (314) 554-3066

    and a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention: Seth A. Kaplan, Esq.
    Telephone: (212) 403-1000
    Telecopy: (212) 403-2000

    B. If to CIPSCO, to:

    CIPSCO Incorporated
    607 East Adams Street
    Springfield, IL 62739
    Attention: Craig D. Nelson
    Telephone: (217) 525-5315

    Telecopy: (217) 535-5067

    with a copy to:

    Jones, Day, Reavis & Pogue
    77 West Wacker Drive
    Chicago, IL 60601-1692
    Attention: Robert A. Yolles
    Telephone: (312) 782-3939
    Telecopy: (312) 782-8585

  19. Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

  20. Interpretation. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

  22. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  23. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  24. Extension of Time Periods. The time periods for exercise of certain rights under Sections 2, 6 and 7 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

  25. Replacement of Union Electric Option. Upon receipt by Union Electric of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Union Electric will execute and deliver a new Agreement of like tenor and date.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          UNION ELECTRIC COMPANY

                                              /s/ Charles W. Mueller
                                          By:
                                            -----------------------------------
                                            Name: Charles W. Mueller
                                            Title: President

                                          CIPSCO INCORPORATED

                                              /s/ Clifford L. Greenwalt
                                          By:
                                            -----------------------------------
                                            Name: Clifford L. Greenwalt
                                            Title: President

                                                                         ANNEX D


                      [LETTERHEAD OF GOLDMAN SACHS & CO]

November 13, 1995

Board of Directors
Union Electric Company
1901 Chouteau Avenue
St. Louis, MO 63103

Gentlemen and Madame:

  You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $5.00 per share (the "Common Stock"), of Union Electric Company (the "Company") of the exchange ratio to be received by holders of Common Stock in the merger involving the Company contemplated by the Agreement and Plan of Merger (the "Agreement"), dated as of August 11, 1995, by and among the Company, CIPSCO Incorporated ("CIPSCO"), Ameren Corporation (formerly known as Arch Holding Corp.) ("Holding"), and Arch Merger Inc. ("Merger Sub"), in light of the CIPSCO Exchange Ratio (as defined below). Pursuant to the Agreement, the Company will merge with Merger Sub and each outstanding share of Common Stock will be converted into the right to receive one share of the common stock, par value $.01, of Holding ("Holding Common Stock") (the "Company Exchange Ratio") and CIPSCO will merge with Holding and each share of common stock, no par value, of CIPSCO (the "CIPSCO Common Stock") will be converted into the right to receive 1.03 shares of Holding Common Stock (the "CIPSCO Exchange Ratio"). As a result of the mergers, the Company and the operating subsidiaries of CIPSCO will become wholly-owned subsidiaries of Holding. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement.

  Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including acting as managing underwriter of certain securities offerings of the Company, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to CIPSCO from time to time, including acting as managing underwriter of certain securities offerings of CIPSCO, and as a dealer in its commercial paper program.

  In the ordinary course of the trading activities of Goldman Sachs, the Firm actively trades the debt and equity securities of the Company and CIPSCO for its own account and for the accounts of customers of Goldman Sachs and may, therefore, at any time hold a long or short position in such securities.

Union Electric Company
November 13, 1995
Page Two

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to shareholders and Annual Reports on Form 10-K of the Company and CIPSCO for the five years ended December 31, 1994; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and CIPSCO; certain FERC Forms 1 of the Company and Central Illinois Public Service Company; certain other communications from the Company and CIPSCO to their respective shareholders; and certain internal financial analyses and forecasts for the Company and CIPSCO prepared by their respective managements, including analyses and forecasts of certain operating efficiencies and financial synergies (the "Synergies") expected to be achieved as a result of the Mergers, which were prepared jointly by the managements of the Company and CIPSCO, with the assistance of a third party consultant. We also have held discussions with members of the senior management of the Company and CIPSCO regarding the past and current business operations, financial condition and future prospects of their respective companies and their analyses of the strategic benefits of the mergers, including, without limitation, the amount and timing of realization of the Synergies. In addition, we have reviewed the reported price and trading activity for the Common Stock and the CIPSCO Common Stock, compared certain financial and stock market information for the Company and CIPSCO with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electric utility industry and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the analyses and forecasts of the Synergies, which were provided to us by the Company, have been reasonably determined on a basis reflecting the best currently available judgements and estimates of the Company and CIPSCO and that such Synergies will be realized in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or CIPSCO or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the consummation of the transactions contemplated by the Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. In addition, we have further assumed that obtaining any necessary regulatory or third party approvals for the transactions contemplated by the Agreement or the creation of a holding company and any possible divestitures which may be required in connection therewith will not have an adverse effect on Holdings, the Company or CIPSCO. We are not expressing any opinion herein as to the prices at which the Holding Common Stock may trade when the transaction is consummated.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof, in light of the CIPSCO Exchange Ratio, the Company Exchange Ratio is fair to the holders of the Common Stock.

Very truly yours,

/s/  Goldman, Sachs & Co.
Goldman, Sachs & Co.

                                                                         ANNEX E

                      [LETTERHEAD OF MORGAN STANLEY & CO]


                                                               November 13, 1995

Board of Directors
CIPSCO Incorporated
607 East Adams Street
Springfield, Illinois 62739

Members of the Board of Directors:

We understand that CIPSCO Incorporated ("CIPSCO" or the "Company"), Union Electric Company ("UE"), Ameren Corporation ("Holdings") and Arch Merger Inc., a wholly owned subsidiary of Holdings ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of August 11, 1995 (the "Merger Agreement"), which provides, among other things, for (i) the merger of the Company with and into Holdings and (ii) the merger of Merger Sub with and into UE (collectively, the "Merger"). Pursuant to the Merger, Holdings will be the surviving corporation and each issued and outstanding share of common stock, without par value, of the Company (the "Company Common Stock"), other than shares held in treasury or held by UE or the subsidiaries or affiliates of the Company or UE, will be converted into the right to receive 1.03 shares (the "Company Exchange Ratio") of common stock, par value $5.00 per share, of Holdings (the "Holdings Common Stock") and UE will become a wholly owned subsidiary of Holdings and each issued and outstanding share of common stock, par value $5.00 per share, of UE (the "UE Common Stock"), other than shares held in treasury or held by the Company or the subsidiaries or affiliates of UE or the Company or as to which dissenters' rights have been perfected, will be converted into the right to receive one share (the "UE Exchange Ratio") of Holdings Common Stock. It is also our understanding that the Company and UE have entered into Stock Option Agreements, each dated as of August 11, 1995 (the "Option Agreements"), which provide, among other things, for the grant by the Company to UE of an option to acquire certain shares of Company Common Stock and the grant by UE to the Company of an option to acquire certain shares of UE Common Stock upon the terms and conditions provided in such agreements (collectively, the "Options"). The terms and conditions of the Merger and the Options are more fully set forth in the Merger Agreement and Option Agreements, respectively.

You have asked for our opinion as to whether the Company Exchange Ratio, taking into account the UE Exchange Ratio, is fair from a financial point of view to the holders of shares of the Company Common Stock.

  For purposes of the opinion set forth herein, we have:

    (i) analyzed certain publicly available financial statements and other information of the Company and UE, respectively;

    (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company and UE prepared by their respective managements;

    (iii) analyzed certain financial projections of the Company and UE prepared by their respective managements;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company and UE with senior executives of the Company and UE, respectively;

    (v) reviewed the reported prices and trading activity of both the Company Common Stock and UE Common Stock;

    (vi) compared the financial performance of the Company and UE and the prices and trading activity of the Company Common Stock and UE Common Stock with that of certain other comparable publicly traded companies and their securities;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger or acquisition transactions;

Board of Directors CIPSCO Incorporated
Page 2

    (viii) analyzed the pro forma financial impact of the Merger on Holdings;
    (ix) participated in discussions and negotiations among representatives of the Company and UE and their respective financial and legal advisors;
    (x) reviewed the Merger Agreement, the Option Agreements and certain related documents;
    (xi) participated in discussions with the Company, UE and a third party consultant to the Company and UE regarding estimates of cost savings expected to be derived from the Merger and participated in a presentation by the Company's nuclear advisor regarding UE's nuclear operations; and
    (xii) performed such other analyses and examinations and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and UE, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or UE; however, we have reviewed the presentation of the Company, UE and the third party consultant to the Company and UE with respect to estimates of cost savings expected to be derived from the Merger and have relied without independent verification upon such estimates for purposes of this opinion. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with US GAAP and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we have assumed that in connection with the receipt of all the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. In addition, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger with or other business combination transaction involving the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger and the transaction related thereto. In addition, we express no recommendation as to how the shareholders of the Company should vote at the shareholders' meetings held in connection with the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the Company Exchange Ratio, taking into account the UE Exchange Ratio, is fair from a financial point of view to the holders of shares of the Company Common Stock.

                                        Very truly yours,

                                        Morgan Stanley & Co. Incorporated

                                            /s/ Robert W. Jones
                                        By: ____________________________________
                                          Robert W. Jones
                                          Managing Director

                                                                         ANNEX F
                                    RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                               AMEREN CORPORATION

  Pursuant to the provisions of Section 351.107, R.S.Mo. 1986, as amended, the undersigned Corporation, with the consent of holders of all of the outstanding shares of the Corporation's capital stock, restates its Articles of Incorporation as follows:

                                     FIRST

  That the name of the Corporation shall be AMEREN CORPORATION.

                                     SECOND

  That the registered office of the Corporation in the State of Missouri shall be 1901 Chouteau Avenue, St. Louis, Missouri 63103, and the name of the registered agent at such address shall be William E. Jaudes.

                                     THIRD

  That the aggregate number of shares which the Corporation has the authority to issue is 500,000,000 classified into 400,000,000 shares of Common Stock, $.01 par value per share, and 100,000,000 shares of Preferred Stock, $.01 par value per share.

    (a) Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (hereinafter referred to as the "Board") is hereby authorized to fix the voting rights, if any, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The number of shares of Preferred Stock may be increased without the consent of the holders of any class or series of Preferred Stock unless the resolution creating such class or series of Preferred Stock specifically provides to the contrary.

    (b) Except as otherwise provided by law or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote on all matters, including the election of directors, and the Common Stock shall vote together as a single class. The holders of Common Stock (and, unless specifically provided to the contrary, the holders of any class or series of Preferred Stock permitted to vote for the election of directors) will not be entitled to cumulate votes for the election of directors.

    (c) Except as provided by law or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the holders of Preferred Stock shall not be entitled to any preemptive or preferential right to subscribe to or purchase shares of any class or series of stock of the Corporation, now or hereafter authorized, or any series convertible into, or warrants or other evidences of optional rights to purchase, or subscribe to, shares of any class or series of stock of the Corporation now or hereafter authorized. The holders of Common Stock shall not be entitled to any preemptive or preferential right to subscribe to or purchase shares of any class or series of stock of the Corporation, now or hereafter authorized, or any series convertible into, or warrants or other evidences of optional rights to purchase, or subscribe to, shares of any class or series of stock of the Corporation now or hereafter authorized.

                                     FOURTH

  That the name and place of residence of the incorporator is:

            NAME                                     MAILING ADDRESS
            ----                                     ---------------
      Mark Gordon, Esq.                     c/o Wachtell, Lipton, Rosen & Katz
                                                   51 West 52nd Street
                                                 New York, New York 10010

                                     FIFTH

  That, except as otherwise provided by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the number of the Board shall be fixed at fifteen or at the number and in the manner provided by the By-laws of the Corporation, as amended, and written notice shall be given to the Secretary of State of Missouri of the number of the Board within thirty (30) calendar days of the fixing of such number. The Board shall have the power to make, alter, amend or repeal the By-laws of the Company. Vacancies in the Board, including vacancies created by newly created directorships, shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

                                     SIXTH

  That the Corporation shall have perpetual existence.

                                    SEVENTH

  That the purpose of the Corporation shall be to engage in any lawful activity for which corporations may be organized and incorporated under laws of Missouri.

                                     EIGHTH

  That the provisions of Missouri General and Business Corporation Law Section 351.407, "Control Shares Acquisitions Procedures--Exception", shall not apply to the Corporation.

                                     NINTH

  That any action required to be taken by stockholders at any meeting of stockholders of the Corporation, or any action which may be taken by stockholders at any such meeting, may be taken without a meeting, provided that consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

                                     TENTH

  That the Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended, and supercede the original Articles of Incorporation and all amendments thereto.

Dated: October 17, 1995

                                          Ameren Corporation

                                                /s/ Donald E. Brandt
                                          By: _________________________________
                                                      President

                                                /s/ William E. Jaudes
                                          And: ________________________________
                                                       Secretary

STATE OF MISSOURI    SS
CITY OF ST. LOUIS

  On this 17th day of October, 1995, before me appeared Donald E. Brandt, to me personally known, who, being by me duly sworn, did say that he is President of Ameren Corporation, and that said instrument was signed on behalf of said Corporation by authority of its Board of Directors, and said Donald E. Brandt acknowledged said instrument to be the free act and deed of said corporation.

                                                  /s/ William E. Jaudes
                                          _____________________________________
                                                    William E. Jaudes

                                                                         ANNEX G

                               AMEREN CORPORATION

                               ----------------

                                    BY-LAWS

                      AS AMENDED AS OF SEPTEMBER 20, 1995

                               ----------------

                                   ARTICLE I

                                  STOCKHOLDERS

  Section 1. The annual meeting of the stockholders of the Company, beginning with the year 1996, shall be held on the fourth Tuesday of April in each year (or if said day be a legal holiday, then on the next succeeding day not a legal holiday), at the registered office of the Company in the City of St. Louis, State of Missouri, or on such other date and at such other place within or without the state of Missouri as may be stated in the notice of meeting, for the purpose of electing directors and of transacting such other business as may properly be brought before the meeting.

  Section 2. Special meetings of the stockholders may be called by the Chief Executive Officer or, if one has not been appointed, by the President, or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies.

  Section 3. Written or printed notice of each meeting of stockholders stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered or given not less than ten nor more than seventy days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote thereat, at his address as it appears, if at all, on the records of the Company. Such further notice shall be given by mail, publication or otherwise as may be required by law. Meetings may be held without notice if all the stockholders entitled to vote thereat are present or represented at the meeting, or if notice is waived by those not present or represented.

  Section 4. The holders of record of a majority of the shares of the capital stock of the Company issued and outstanding, entitled to vote thereat, present in person or represented by proxy, shall, except as otherwise provided by law, constitute a quorum at all meetings of the stockholders. If at any meeting there be no such quorum, such holders of a majority of the shares so present or represented may successively adjourn the meeting to a specified date not longer than ninety days after such adjournment, without notice other than announcement at the meeting, until such quorum shall have been obtained, when any business may be transacted which might have been transacted at the meeting as originally notified. The chairman of the meeting or a majority of shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum.

  Section 5. Meetings of the stockholders shall be presided over by the Chief Executive Officer or, if he is not present, or if one has not been appointed, by the Chairman of the Board of Directors or by the President or, if neither the Chairman nor the President is present, by such other officer of the Company as shall be selected for such purpose by the Board of Directors. The Secretary of the Company or, if he is not present, an Assistant Secretary of the Company or, if neither the Secretary nor an Assistant Secretary is present, a secretary pro tem to be designated by the presiding officer shall act as secretary of the meeting.

  Section 6. At all meetings of the stockholders every holder of record of the shares of the capital stock of the Company, entitled to vote thereat, may vote either in person or by proxy.

  Section 7. At all elections for directors the voting shall be by written ballot. If the object of any meeting be to elect directors or to take a vote of the stockholders on any proposition of which notice shall have been given in the notice of the meeting, the person presiding at such meeting shall appoint not less than two persons, who are not directors, inspectors to receive and canvass the votes given at such meeting. Any inspector, before he shall enter on the duties of his office, shall take and subscribe an oath, in the manner provided by law, that he will execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall take charge of the polls and after the balloting shall make a certificate of the result of the vote taken.

  Section 8. (a) (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Company who was a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

  (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (a)(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 60th day or earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

  (3) Notwithstanding anything in the second sentence of paragraph (a)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

  (b) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company's notice of meeting. Nominations of persons for election to the

Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company's notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Company who is a stockholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such positions(s) as specified in the Company's notice of meeting, if the stockholder's notice required by paragraph (a)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

  (c) (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Articles of Incorporation of the Company (such articles, as they may be amended and/or restated from time to time being referred to herein as the "Articles of Incorporation") or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

  (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

  (3) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

                                   ARTICLE II

                                   DIRECTORS

  Section 1. The property and business of the Company shall be controlled and managed by its Board of Directors. The number of directors to constitute the Board of Directors shall be four; provided, however, that such number may be fixed by the Board of Directors, from time to time, at not less than a minimum of three nor more than a maximum of twenty-one (21) (subject to the rights of the holders of shares of Preferred Stock, if any, as set forth in the Articles of Incorporation). Any such change shall be reported to the Secretary of State of the State of Missouri within thirty (30) calendar days of such change. Except as otherwise provided in the Articles of Incorporation, the directors shall hold office until the next annual election and until their successors shall be elected and qualified. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such quorum shall have been obtained, when any business may be transacted which might have been transacted at the original meeting had a quorum been present.

  Section 2. Vacancies in the Board of Directors, including vacancies created by newly created directorships, shall be filled in the manner provided in the Articles of Incorporation, as amended, and, except as otherwise provided therein, the directors so elected shall hold office until their successors shall be elected and qualified.

  Section 3. Meetings of the Board of Directors shall be held at such time and place within or without the State of Missouri as may from time to time be fixed by resolution of the Board, or as may be stated in the notice of any meeting. Regular meetings of the Board shall be held at such time as may from time to time be fixed by resolution of the Board, and notice of such meetings need not be given. Special meetings of the Board may be held at any time upon call of the Chief Executive Officer or, if one has not been appointed, by the President, or by the Executive Committee, if one shall have been appointed, by oral, telegraphic or written notice, duly given or sent or mailed to each director not less than two (2) days before any such meeting. The notice of any meeting of the Board need not specify the purposes thereof except as may be otherwise required by law. Meetings may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting, in writing.

  Section 4. The Board of Directors, by the affirmative vote of a majority of the whole Board may appoint an Executive Committee, to consist of two or more directors, as the Board may from time to time determine. The Executive Committee shall have and may exercise to the extent permitted by law, when the Board is not in session, all of the powers vested in the Board, except the power to fill vacancies in the Board, the power to fill vacancies in or to change the membership of said Committee, and the power to make or amend By-Laws of the Company. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve, the Executive Committee. The Executive Committee may make rules for the conduct of its business and may appoint such committees and assistants as it shall from time to time deem necessary. A majority of the members of the Executive Committee shall constitute a quorum.

  Section 5. The Board of Directors may also appoint one or more other committees to consist of such number of the directors and to have such powers as the Board may from time to time determine. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve, any such committee. A majority of any such committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide.

                                  ARTICLE III

                                    OFFICERS

  Section 1. As soon as is practicable after the election of directors at the annual meeting of stockholders, the Board of Directors shall elect one of its members President of the Company, and shall elect a Secretary. The Board may also elect from its members a Chairman of the Board of Directors (which office may be held by the President) and one or more Vice Chairmen of the Board of Directors. The Board shall designate either the Chairman, if any, or the President as the Chief Executive Officer of the Company. In addition, the Board may elect one or more Vice Presidents (any one or more of whom may be designated as Senior or Executive Vice Presidents), and a Treasurer, and from time to time may appoint such Assistant Secretaries, Assistant Treasurers and other officers, agents, and employees as it may deem proper. The offices of Secretary and Treasurer may be held by the same person, and a Vice President of the Company may also be either the Secretary or the Treasurer.

  Section 2. Between annual elections of officers, the Board of Directors may effect such changes in Company offices as it deems necessary or proper.

  Section 3. Subject to such limitations as the Board of Directors may from time to time prescribe, the officers of the Company shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors of the Executive Committee. The Treasurer and the Assistant Treasurers may be required to give bond for the faithful discharge of their duties, in such sum and of such character as the Board of Directors may from time to time prescribe.

                                   ARTICLE IV

                                INDEMNIFICATION

  Each person who now is or hereafter becomes a director (which term as used in this Article shall include an advisor to the Board of Directors), officer, employee or agent of the Company, or who now is or hereafter becomes a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company, shall be entitled to indemnification as provided by law. Such right of indemnification shall include, but not be limited to, the following:

  Section 1. (a) The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  (b) The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (c) To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

  (d) Any indemnification under subsections (a) and (b) above, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Section. The determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

  Section 2. (a) In addition to the indemnity authorized or contemplated under other Sections of this Article, the Company shall further indemnify to the maximum extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding (including appeals), whether civil, criminal, investigative (including private Company investigations), or administrative, including an action by or in the right of the Company, by reason of the fact that the person is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, for and against any and all expenses incurred by such person, including, but not limited to, attorneys' fees, judgments, fines (including any excise taxes or penalties assessed on a person with respect to an employee benefit plan), and amounts paid in settlement actually or reasonably incurred by him in connection with such action, suit or proceeding, provided that the Company shall not indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

  (b) Where full and complete indemnification is prohibited by law or public policy, any person referred to in subsection (a) above who would otherwise be entitled to indemnification nevertheless shall be entitled to partial indemnification to the extent permitted by law and public policy. Furthermore, where full and complete indemnification is prohibited by law or public policy, any person referred to in subsection (a) above who would otherwise be entitled to indemnification nevertheless shall have a right of contribution to the extent permitted by law and public policy in cases where said party is held jointly liable with the Company.

  Section 3. The indemnification provided by Sections 1 and 2 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or By-Laws or any agreement, vote of stockholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and the Company is hereby specifically authorized to provide such indemnification by any agreement, vote of stockholders or disinterested directors or otherwise. The indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Section 4. The Company is authorized to purchase and maintain insurance on behalf of, or provide another method or methods of assuring payment to, any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

  Section 5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit, or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article.

  Section 6. This Article may be hereafter amended or repealed; provided, however, that no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person who is or was a director, officer, employee or agent to obtain indemnification with respect to an action, suit, or proceeding that pertains to or arises out of actions or omissions that occur prior to the effective date of such amendment or repeal.

                                   ARTICLE V

                             CERTIFICATES OF STOCK

  Section 1. The interest of each stockholder shall be evidenced by certificates for shares of stock of the Company, in such form as the Board of Directors may from time to time prescribe. The certificates for shares of stock of the Company shall be signed by the Chairman, if any, or the President or a Vice President (including Senior or Executive Vice Presidents) and by the Secretary or Treasurer or an Assistant Secretary or an Assistant Treasurer of the Company and sealed with the seal of the Company and shall be countersigned and registered in such manner, if any, as the Board of Directors may from time to time prescribe. Any or all of the signatures on the certificate may be facsimile and the seal may be facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may nevertheless be issued by the Company with the same effect as if the person were an officer, transfer agent or registrar at the date of issue.

  Section 2. The shares of stock of the Company shall be transferable only on the books of the Company by the holders thereof in person or by duly authorized attorney, upon surrender for cancellation of certificates for the same number of shares of the same class of stock, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signatures as the Company or its agents may reasonably require.

  Section 3. No certificate for shares of stock of the Company shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction, and upon the Company being indemnified to such extent and in such manner as the Board of Directors in its discretion may require.

                                   ARTICLE VI

             CLOSING OF STOCK TRANSFER BOOKS OR FIXING RECORD DATE

  The Board of Directors shall have power to close the stock transfer books of the Company for a period not exceeding seventy days preceding the date of any meeting of stockholders or the date of payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of shares shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding seventy days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or entitled to any such allotment of rights, or entitled to exercise the rights in respect of any such change, conversion or exchange of shares. In such case such stockholders and only such stockholders as shall be stockholders of record on the date of closing the stock transfer books or on the record date so fixed shall be entitled to notice of, and to vote at, such meeting, and any adjournments thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Company after such date of closing of the transfer books or such record date fixed as aforesaid.

                                  ARTICLE VII

                              CHECKS, NOTES, ETC.

  All checks and drafts on the Company's bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be thereunto authorized from time to time by the Board of Directors. The Board of Directors may authorize any such officer or agent to sign and, when the Company's seal is on the instrument, to attest any of the foregoing instruments by the use of a facsimile signature, engraved or printed or otherwise affixed thereto. In case any officer or agent who has signed or whose facsimile signature has been placed upon any such instrument for the payment of money shall have ceased to be such officer or agent before such instrument is issued, such instrument may nevertheless be issued by the Company with the same effect as if such officer or agent had not ceased to be such officer or agent at the date of its issue.

                                  ARTICLE VIII

                                  FISCAL YEAR

  The fiscal year of the Company shall begin on the first day of January in each year and shall end on the thirty-first day of December following until otherwise changed by resolution of the Board, and the Board is authorized at any time by resolution to adopt and fix a different fiscal year for the Company.

                                   ARTICLE IX

                                 CORPORATE SEAL

  The corporate seal shall have inscribed thereon the name of the Company and the words "Corporate Seal, Missouri".

                                   ARTICLE X

                                   AMENDMENTS

  The By-Laws of the Company may be made, altered, amended, or repealed by the Board of Directors.

                                                                         ANNEX H

      SECTION 351.455 OF THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW

  351.455 SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN.--
1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or con solidation and shall be bound by the terms thereof.

  2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

  3. If within such period of thirty days the share holder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

  4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                                                         ANNEX I

   SECTIONS 11.65 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT OF 1983

  5/11.65 RIGHT TO DISSENT.--(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

      (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

      (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

      (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        (i) alters or abolishes a preferential right of such shares;

        (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

        (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

      (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

    (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

    (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

  5/11.70 PROCEDURE TO DISSENT.--(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

    (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

    (c) Within 10 days after the date on which the corporation action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

    (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

    (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

    (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

  (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

  (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

  (i) the court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection
(g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

    (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

    (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

  (j) As used in this Section:

    (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

    (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article IV of the Registrant's Bylaws, consistent with the applicable provisions of the Missouri General and Business Corporation Law (the "MGBCL"), provides for indemnification of directors and officers. These provisions provide that any person shall be indemnified for expenses and liabilities imposed upon such person in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  In a proceeding brought by or in the right of the Registrant, no indemnification shall be made with respect to any claim as to which an officer or director has been adjudged to have been liable to the Registrant, unless the court determines that such a person is reasonably and fairly entitled to indemnification for expenses. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  The By-laws, consistent with the applicable provisions of the MGBCL, provide that indemnification shall be made by the Registrant only if a determination has been made by a majority vote of a quorum of the disinterested directors or by the shareholders or by independent legal counsel, that the director or officer met the required standard of conduct. The Registrant is authorized to purchase liability insurance on behalf of an officer or director whether or not the corporation would otherwise have the power to indemnify such a person.

  The By-laws, consistent with the applicable provisions of the MGBCL, further provide that, in addition to the indemnities described in the preceding paragraphs, the Registrant will further indemnify its officers and directors to the maximum extent permitted by law, provided that no indemnity may be given for conduct that is adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. The following is a list of Exhibits to this Registration
Statement:

  2 Agreement and Plan of Merger, dated as of August 11, 1995, by and among Union Electric Company ("UEC"), CIPSCO Incorporated ("CIPSCO"), the
        Registrant and Arch Merger Inc. (included in Part I hereof as Annex A to the Joint Proxy Statement/Prospectus)
  3(i)  Restated Certificate of Incorporation of the Registrant (included in
        Part I hereof as Annex F to the Joint Proxy Statement/Prospectus)
  3(ii) By-laws of the Registrant (included in Part I hereof as Annex G to the
        Joint Proxy Statement/Prospectus)
  4.01 Reference is made to Article III of the Restated Certificate of Incorporation of the Registrant (Exhibit 3(i) hereof)

 4.02  Instrument defining the rights of security holders, including indentures (the
       Registrant has no instruments defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The
       Registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request)
 5     Opinion of William E. Jaudes as to legality of securities being issued
 8.01  Opinion of Wachtell, Lipton, Rosen & Katz as to federal income tax matters
 8.02  Opinion of Jones, Day, Reavis & Pogue as to federal income tax matters
12     Computation of ratio of earnings to fixed changes
21     Subsidiaries of the Registrant
23.01  Consent of Price Waterhouse LLP
23.02  Consent of Arthur Andersen LLP
23.03  Consent of Goldman, Sachs & Co.
23.04  Consent of Morgan, Stanley & Co.
23.05  Consent of William E. Jaudes (included in Exhibit 5 hereof)
23.06  Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.01 hereof)
23.07  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.02 hereof)
23.08  Consent of Synergy Consulting Services Corporation
24     Powers of Attorney
99.01  Form of Proxy for UEC
99.02  Form of Proxy for CIPSCO
99.03  Stock Option Agreement, dated as of August 11, 1995, by and between UEC and CIPSCO
       (included in Part I hereof as Annex B to the Joint Proxy Statement/Prospectus)
99.04  Stock Option Agreement, dated as of August 11, 1995, by and between CIPSCO and UEC
       (included in Part I hereof as Annex C to the Joint Proxy Statement/Prospectus)
99.05  Consent of Charles W. Mueller
99.06  Consent of Clifford L. Greenwalt

ITEM 22. UNDERTAKINGS.

  Each undersigned registrant hereby undertakes as follows:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, and State of Missouri, on November 13, 1995.

                                                  AMEREN CORPORATION

                                                      /s/ Donald E. Brandt
                                                  By:--------------------------
                                                          Donald E. Brandt
                                                          Chairman and
                                                          President

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

             SIGNATURES                         TITLE                 DATE

                  *                     Chairman and             November 13,
-------------------------------------   President (principal         1995
          DONALD E. BRANDT              executive and
                                        financial officer)

                  *                     Vice President and
                                        Director
                                        (principal accounting officer)
                                                                 November 13,
-------------------------------------                                1995
           CRAIG D. NELSON

                  *                     Secretary and            November 13,
-------------------------------------   Director                     1995
          WILLIAM E. JAUDES

                  *                     Treasurer and            November 13,
-------------------------------------   Director                     1995
           LOWELL A. DODD

        /s/ Donald E. Brandt
*By _________________________________
            Donald E. Brandt
           Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT NO.                  DOCUMENT DESCRIPTION                    PAGE NO.
 -----------                  --------------------                   ----------
  2          Agreement and Plan of Merger, dated as of August 11,
             1995, by and among Union Electric Company ("UEC"),
             CIPSCO Incorporated ("CIPSCO"), the Registrant and
             Arch Merger Inc. (included in Part I hereof as Annex
             A to the Joint Proxy Statement/Prospectus)
  3(i)       Restated Certificate of Incorporation of the
             Registrant (included in Part I hereof as Annex F to
             the Joint Proxy Statement/Prospectus)
  3(ii)      By-laws of the Registrant (included in Part I hereof
             as Annex G to the Joint Proxy Statement/Prospectus)
  4.01       Reference is made to Article III of the Restated
             Certificate of Incorporation of the Registrant
             (Exhibit 3(i) hereof)
  4.02       Instruments defining the rights of security holders,
             including indentures (the Registrant has no
             instruments defining the rights of holders of equity
             or debt securities where the amount of securities
             authorized thereunder exceeds 10% of the total assets
             of the Registrant and its subsidiaries on a
             consolidated basis. The Registrant hereby agrees to
             furnish a copy of any such instrument to the
             Commission upon request)
  5          Opinion of William E. Jaudes as to legality of
             securities being issued
  8.01       Opinion of Wachtell, Lipton, Rosen & Katz as to
             federal income tax matters
  8.02       Opinion of Jones, Day, Reavis & Pogue as to federal
             income tax matters
 12          Computation of ratio of earnings to fixed charges
 21          Subsidiaries of the Registrant
 23.01       Consent of Price Waterhouse LLP
 23.02       Consent of Arthur Andersen LLP
 23.03       Consent of Goldman, Sachs & Co.
 23.04       Consent of Morgan, Stanley & Co.
 23.05       Consent of William E. Jaudes (included in Exhibit 5
             hereof)
 23.06       Consent of Wachtell, Lipton, Rosen & Katz (included
             in Exhibit 8.01 hereof)
 23.07       Consent of Jones, Day, Reavis & Pogue (included in
             Exhibit 8.02 hereof)
 23.08       Consent of Synergy Consulting Services Corporation
 24          Powers of Attorney
 99.01       Form of Proxy for UEC
 99.02       Form of Proxy for CIPSCO
 99.03       Stock Option Agreement, dated as of August 11, 1995,
             by and between UEC and CIPSCO (included in Part I
             hereof as Annex B to the Joint Proxy Statement-
             Prospectus)
 99.04       Stock Option Agreement, dated as of August 11, 1995,
             by and between CIPSCO and UEC (included in Part I
             hereof as Annex C to the Joint Proxy Statement-
             Prospectus)
 99.05       Consent of Charles W. Mueller
 99.06       Consent of Clifford C. Greenwalt